                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /   Preliminary Proxy Statement             / /   Confidential, For Use of the
      /X/   Definitive Proxy Statement                    Commission Only (as permitted by Rule
      / /   Definitive Additional Materials               14a-6(e)(2))
      / /   Soliciting Material Under Rule 14a-12
                                         GENERAL MILLS, INC.
      ------------------------------------------------------------------------------------------
                           (Name of Registrant as Specified in Its Charter)
      ------------------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): [  ]

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $1,887,000,000*
         -----------------------------------------------------------------------
         *The filing fee is calculated by multiplying 1/50 of 1% times the book value, as of June 30, 2000 (the latest practicable date before the date of this filing) of the businesses being acquired plus the net amount of debt, as of June 30, 2000, of the businesses being acquired that will be eliminated as of the time of the acquisition.
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         $1,887,000,000
         -----------------------------------------------------------------------
     5)  Total fee paid:
         $377,400
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials:
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1)  Amount previously paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         Preliminary Proxy Statement on Schedule 14A
         -----------------------------------------------------------------------
     3)  Filing Party:
         General Mills, Inc.
         -----------------------------------------------------------------------
     4)  Date Filed:
         August 22, 2000
         -----------------------------------------------------------------------

                              [GENERAL MILLS LOGO]

                                 P.O. BOX 1113
                          MINNEAPOLIS, MINNESOTA 55440
                                 (763) 764-2311

                                November 3, 2000

Dear General Mills Stockholder:

    As you may already be aware, we have agreed to a transaction in which we will acquire Pillsbury's worldwide businesses from Diageo plc. We are extremely excited about the addition of Pillsbury's businesses which provide new opportunities to accelerate our sales and earnings growth. Virtually all of Pillsbury's leadership brands compete in growing market categories, several of which we believe represent dynamic new growth platforms for General Mills. We also plan to leverage the Pillsbury presence in fast-growing foodservice channels, which will quadruple our business there. In international markets, Pillsbury's manufacturing, distribution and sales infrastructure will help expand our participation and build global food brands. We also see lots of opportunities for cost savings through consolidation of supply chain and other activities.

    For Pillsbury's businesses, Diageo will receive 141 million shares of General Mills common stock, which will be approximately 33% of the outstanding General Mills common stock after completion of the transaction. Diageo will establish an escrow fund at the time we complete the transaction that will pay General Mills up to $642 million, plus interest, on the first anniversary of the completion of the transaction depending on General Mills' average common stock price around that time and the amount of General Mills stock Diageo continues to hold. In addition, at the time we acquire Pillsbury, Pillsbury will have total debt of approximately $5.14 billion, most of which will be new debt. Pillsbury will distribute the proceeds of the new debt to Diageo, either as a dividend and/or by repaying intercompany obligations, before we complete the acquisition.

    The holders of a majority of shares of General Mills common stock casting votes must vote in favor of issuing the additional shares of our common stock necessary to complete the transaction. In addition, the holders of at least 51% of the outstanding shares of our common stock must vote in favor of eliminating the provisions in General Mills' charter that restrict specified transactions with holders of 10% or more of our common stock. Our transaction agreement with Diageo requires us to eliminate those provisions to facilitate future transactions by Diageo involving General Mills common stock which are permitted or required by the transaction agreement or the stockholders agreement that we plan to sign with Diageo. We have scheduled a Special Meeting of Stockholders for these votes, which we will hold at:

                            Friday, December 8, 2000
                             8:00 a.m. (local time)
                                The Grand Hotel
                         The Royal Ballroom--5th Floor
                            615 Second Avenue South
                          Minneapolis, Minnesota 55402

    YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION AND RECOMMENDS THAT YOU APPROVE EACH OF THE TRANSACTION PROPOSALS BEING SUBMITTED TO YOU FOR APPROVAL.

    YOUR VOTE IS VERY IMPORTANT. Please take the time to vote by completing and mailing the enclosed proxy card or by following the Internet or telephone voting instructions set forth on the proxy card. We describe the Internet and telephone arrangements in greater detail on the proxy card. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet instructions on your proxy card. Please follow the instructions on the proxy card you receive. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy card. If your shares are held by a bank or broker, you must request a legal proxy from your bank or broker to vote at the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary of General Mills at the address above.

                                          Sincerely,

                                          /s/ Stephen W. Sanger

                                          Stephen W. Sanger
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                              GENERAL MILLS, INC.
                                 P.O. BOX 1113
                          MINNEAPOLIS, MINNESOTA 55440
                                 (763) 764-2311

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 2000

                            ------------------------

To the Stockholders of GENERAL MILLS, INC.:

    We will hold a Special Meeting of Stockholders of General Mills, Inc. on Friday, December 8, 2000 at 8:00 a.m., local time, at The Grand Hotel, The Royal Ballroom--5th Floor, 615 Second Avenue South, Minneapolis, Minnesota 55402, for the purpose of considering and voting upon the following matters:

    1. To approve the issuance of 141 million shares of General Mills common stock to subsidiaries of Diageo plc under the Agreement and Plan of Merger, dated as of July 16, 2000, among General Mills, General Mills North American Businesses, Inc., Diageo and The Pillsbury Company. This approval will include any additional shares that we may have to issue to Diageo under the operating working capital purchase price adjustment and indemnification provisions of the agreement.

    2. To approve an amendment to the Restated Certificate of Incorporation of
General Mills to eliminate Article V.   Article V generally requires a
stockholder vote to authorize specified transactions between General Mills and a holder of 10% or more of our common stock. Please note that we will not go forward with the amendment eliminating Article V of General Mills' Restated Certificate of Incorporation unless we complete the Pillsbury acquisition.

    3. To transact such other business as may properly come before the special meeting or any adjournment.

We describe these matters more fully in the Proxy Statement accompanying this Notice.

    Your Board of Directors has fixed the close of business on October 16, 2000 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. You can vote at the special meeting if you held General Mills common stock at the close of business on that date or on that date still held shares of Ralcorp Holdings, Inc. common stock that can be exchanged for General Mills common stock as a result of the 1997 acquisition of the Ralcorp branded cereal and snack businesses by General Mills.

                                          By Order of the Board of Directors

                                          /s/ Siri S. Marshall

                                          Siri S. Marshall
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

--------------------------------------------------------------------------------

WE INVITE ALL STOCKHOLDERS TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU DO NOT NEED TO PUT A STAMP ON THE ENVELOPE IF YOU MAIL IT IN THE UNITED STATES. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY ALSO VOTE BY TELEPHONE BY CALLING (800) 240-6326 OR ON THE INTERNET AT HTTP://WWW.EPROXY.COM/GIS/. TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT NOON EST ON THURSDAY, DECEMBER 7, 2000. EACH PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE SPECIAL MEETING. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER HOLDER OF RECORD, THERE MAY BE DIFFERENT TELEPHONE AND INTERNET INSTRUCTIONS ON YOUR PROXY CARD. PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD YOU RECEIVE.
--------------------------------------------------------------------------------

    This notice and the proxy statement are dated November 3, 2000. We are first mailing these documents to stockholders on or about November 8, 2000.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
QUESTIONS AND ANSWERS ABOUT THE
  TRANSACTION AND THE SPECIAL
  MEETING.............................      1
SUMMARY...............................      3
  The Companies and Pillsbury.........      3
  Recommendations to Stockholders.....      3
  The Transaction.....................      4
  Special Meeting Proposals...........      6
  Markets and Market Prices...........      7
SELECTED HISTORICAL FINANCIAL DATA OF
  GENERAL MILLS.......................      8
SELECTED HISTORICAL FINANCIAL DATA OF
  PILLSBURY...........................      9
SELECTED PRO FORMA FINANCIAL
  INFORMATION OF GENERAL MILLS........     10
THE SPECIAL MEETING...................     11
  Matters to Be Considered............     11
  Date, Time and Place of Meeting.....     11
  Record Date, Shares Outstanding and
    Entitled to Vote..................     11
  Voting and Revocation of Proxies....     11
  Vote Required.......................     12
  Quorum; Broker Nonvotes.............     12
  Solicitation of Proxies and
    Expenses..........................     13
  Discussion of Charter Amendment
    Proposal..........................     13
  Attendance of General Mills'
    Independent Certified Public
    Accountants.......................     14
THE TRANSACTION.......................     15
  Background of the Transaction.......     15
  Reasons for the Transaction.........     18
  Recommendations of the Board of
    Directors.........................     20
  Factors Considered by the Board of
    Directors.........................     20
  Opinions of General Mills' Financial
    Advisors..........................     22
  Certain Projected Business
    Information.......................     36
  United States Federal Income Tax
    Consequences......................     37
  Accounting Treatment................     37
  Regulatory Matters..................     37
  Absence of Appraisal Rights.........     39
RISK FACTORS..........................     40
  The presence of a significant
    stockholder may affect the ability
    of a third party to acquire
    control of General Mills..........     40
  Existing General Mills stockholders
    will own a smaller share of
    General Mills following completion
    of the transaction................     40

                                          PAGE
                                        --------
  General Mills' increased debt may
    impair its financial and operating
    flexibility.......................     40
DESCRIPTION OF THE TRANSACTION........     42
  Description of the Transaction......     42
  The Merger Agreement................     42
  The Stockholders Agreement..........     49
  Interests of Certain Persons in the
    Transaction.......................     53
FINANCIAL AND BUSINESS INFORMATION....     54
  Pillsbury...........................     54
  General Mills' Integration and
    Divestiture Plans.................     58
  Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations.....................     58
  Qualitative and Quantitative
    Disclosures about Market Risks....     62
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION.........................     63
SECURITY OWNERSHIP BY CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT....     69
BACKGROUND INFORMATION REGARDING
  DIAGEO DESIGNEES TO THE GENERAL
  MILLS BOARD OF DIRECTORS............     70
DESCRIPTION OF CAPITAL STOCK OF
  GENERAL MILLS.......................     70
  Capital Stock.......................     70
  Preference Share Purchase Rights....     71
ADDITIONAL INFORMATION................     74
  Cautionary Statement Concerning
    Forward-Looking Statements........     74
  Stockholder Proposals...............     74
  Where You Can Find More
    Information.......................     75
INDEX TO FINANCIAL
  STATEMENTS..........................    F-1

               APPENDICES
APPENDIX A  Agreement and Plan of Merger
APPENDIX B  Form of Stockholders
              Agreement
APPENDIX C  Fairness Opinion of Evercore
              Partners
APPENDIX D  Fairness Opinion of Merrill
              Lynch

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
                            AND THE SPECIAL MEETING

Q: WHY IS GENERAL MILLS ACQUIRING PILLSBURY?

A: Your Board of Directors believes that combining General Mills and Pillsbury will create significant long-term value for General Mills stockholders by providing opportunities for accelerated sales and earnings growth. We believe that the combined company's more balanced product portfolio and greater scale and scope will enhance our current growth strategy through:

    - the addition of faster-growing retail categories,

    - growth opportunities through product and marketing innovation,

    - enhanced growth opportunities in the foodservice channel,

    - expanded opportunities in international markets, and

    - significant opportunities for cost savings through consolidation of supply chain and other activities.

Q: WHAT HAS BEEN PILLSBURY'S HISTORICAL PROFIT PERFORMANCE?

A: Pillsbury brands hold leading positions in attractive market categories, and have delivered consistently strong earnings before interest and taxes over the last five fiscal years (see page 9), although its net results have been materially affected by significant intercompany debt as a subsidiary of Diageo. All of Pillsbury's current debt is intercompany debt, other than approximately $200 million of third party debt. Pillsbury and Diageo will settle Pillsbury's intercompany debt before we complete the acquisition. When we acquire Pillsbury, Pillsbury's debt will consist only of its existing third party debt plus up to approximately $4.94 billion of new debt that Pillsbury will incur, for a total of approximately $5.14 billion. The net result of the new debt that Pillsbury will incur and the settlement of intercompany indebtedness to Diageo as described above, is a debt reduction of approximately $2.5 billion from the $7.7 billion balance at June 30, 2000. This will result in substantially lower interest expense. See in particular the pro forma combined balance sheet on page 65 and footnote (d) to the pro forma combined statements of earnings on page 68. Pillsbury's historical financial data can be found on pages F-1 through F-24 of this proxy statement.

Q: HOW WILL THE TRANSACTION AFFECT ME?

A: You will continue to own the same number of shares of General Mills common stock that you owned immediately before the transaction. Each share of General Mills common stock, however, will represent a smaller ownership percentage of a significantly larger company. In other words, current shareholders' 100% ownership of General Mills will become approximately 67% of the significantly larger General Mills after the transaction, with Diageo owning the other approximately 33%.

Q: WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION?

A: We are working to complete the transaction as soon as possible. We currently expect to complete the transaction in late calendar 2000.

Q: WHAT STOCKHOLDER APPROVALS DO YOU NEED TO APPROVE THE TRANSACTION?

A: We must obtain approval from the General Mills stockholders, as we describe in this proxy statement. Diageo's shareholders approved the transaction at a shareholder meeting held on October 2, 2000.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. You will have no right under Delaware law to seek appraisal of the value of your General Mills shares in connection with the transaction.

Q: WHAT DO I NEED TO DO NOW?

A: Just sign and mail your proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the special meeting. If you are a stockholder of record, you may also vote by telephone by calling
    (800) 240-6326 or on the Internet at HTTP://WWW.EPROXY.COM/GIS/. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet voting instructions on your proxy card that you must follow. The meeting will take place on Friday, December 8, 2000. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL BEING SUBMITTED TO YOU FOR APPROVAL.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD OR VOTED BY
   TELEPHONE OR ON THE INTERNET?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of four ways. First, you can send a written notice stating that you would like to revoke your proxy to us at the address given below. Second, you can complete a new proxy card and send it to us at the address given below. If you choose either of these two methods, you must submit your notice of revocation or new proxy before the special meeting. Third, you can submit your new vote by telephone or on the Internet. Fourth, you can attend the special meeting and vote in person.

    You should send any revocation notice or new proxy card to the Corporate Secretary of General Mills at the following address: General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440. You may request a new proxy card by calling Georgeson Shareholder Communications Inc., our proxy solicitor, at the telephone numbers listed below.

    If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q: HOW WILL YOU VOTE MY DIVIDEND REINVESTMENT AND GENERAL MILLS SAVINGS PLAN
   SHARES?

A: If you are a participant in General Mills' dividend reinvestment plan (including employee payroll deduction), we have added your shares held under the plan to your other holdings on your proxy card. If you have shares in a General Mills Savings Plan account, your proxy also serves as voting instructions to the plan trustee. The plan trustee, Boston Safe Deposit and Trust Company, votes allocated shares of common stock for which it has not received voting instructions, as well as shares not allocated to individual participant accounts, in the same proportions as the shares for which it has received instructions.

Q: WHAT IF I DON'T VOTE?

A: Except as described in the preceding Q & A, if you fail to respond, it will have no effect on the proposal to issue General Mills common stock in the transaction and will have the same effect as a vote against the charter amendment proposal. If you respond and do not indicate your voting preference on a proposal, we will count your proxy as a vote in favor of the proposal. If you respond and abstain from voting, your proxy will have no effect on the proposal to issue General Mills common stock in the transaction and will have the same effect as a vote against the charter amendment proposal.

    If you hold your shares through an account at a brokerage firm or bank and do not provide voting instructions to that brokerage firm or bank, the firm or bank may not vote your shares on the proposals to be considered at the special meeting.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all your shares.

Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the transaction or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

    Georgeson Shareholder Communications Inc.
    17 State Street, 10th Floor
    New York, NY 10004
    Bankers & Brokers Call Collect:
    (212) 440-9800
    All Others Call Toll Free: (800) 223-2064
    General Mills, Inc.
    P.O. Box 1113
    Minneapolis, Minnesota 55440
    Attention: Investor Relations
    Telephone: (763) 764-2607

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "ADDITIONAL INFORMATION--WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 75.

THE COMPANIES AND PILLSBURY

GENERAL MILLS

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(763) 764-2311
Website: http://www.generalmills.com

    General Mills is a leading manufacturer and marketer of consumer foods products, with fiscal 2000 worldwide sales of $7.5 billion (which includes General Mills' $0.8 billion share of non-consolidated joint venture sales). Major U.S. businesses include: Big G ready-to-eat cereals, Betty Crocker dessert, baking and dinner mix products, snack products, and Yoplait and Colombo yogurt. General Mills' expanding international operations include a worldwide cereal joint venture (outside of the United States and Canada) with Nestle and a snacks joint venture in continental Europe with PepsiCo, as well as company-owned businesses in Canada, Mexico and China. General Mills' international operations accounted for approximately 5% of its overall operations (based on total sales and excluding its proportionate share of joint venture sales) for the year ended May 28, 2000.

    For more information relating to General Mills, you should read the documents that we reference in "Additional Information--Where You Can Find More Information" on page 75.

PILLSBURY (PAGES 54 AND F-1)

    If we complete the transaction, General Mills will acquire through a merger all of the outstanding shares of The Pillsbury Company and General Mills subsidiaries will acquire the stock and/or assets of the Diageo subsidiaries and investments that conduct those non-U.S. Pillsbury businesses that The Pillsbury Company does not directly or indirectly own. The financial statements and the other financial data of Pillsbury in this proxy statement include financial data of all of these businesses, taken together.

    Pillsbury produces and distributes leading food brands including Pillsbury refrigerated dough and baked goods, Green Giant canned and frozen vegetables, Old El Paso Mexican foods, Progresso soups, Totino's frozen pizza products and a wide range of foodservice products. Pillsbury had sales of $6.1 billion in its fiscal year ended June 30, 2000.

DIAGEO

Diageo plc
8 Henrietta Place
London WlM 9AG
England
011-44-20-7927-5200
Website: http://www.diageo.com

    Diageo is one of the world's leading consumer goods companies. Formed in December 1997 through the merger of GrandMet and Guinness, Diageo's portfolio of consumer brands includes Smirnoff, Johnnie Walker, Guinness, J&B, Gordon's, Tanqueray, Pillsbury and Burger King. Diageo's shares trade on the London Stock Exchange and trade as American Depositary Shares on the New York Stock Exchange.

THE COMBINED BUSINESS

    If we complete the transaction, General Mills will become the largest publicly-traded U.S. food company based on market capitalization, will rank third in the food industry based on North American food sales and will rank fifth based on global food sales.

RECOMMENDATIONS TO STOCKHOLDERS

    Your Board of Directors recommends that you vote FOR the proposals we describe in this proxy statement. Although stockholders will vote on the proposals separately, approval of both proposals is a condition to completing the transaction.

THE TRANSACTION

MERGER AGREEMENT (PAGE 42)

    The merger agreement is the main legal document that governs the transaction. We have attached a copy as Appendix A and we encourage you to read it. The merger agreement provides that:

    - The Pillsbury Company will merge with a newly formed acquisition subsidiary of General Mills, and, as a result, will become a subsidiary of General Mills. At the same time as the merger, other subsidiaries of General Mills will purchase the stock and/or assets of the Diageo subsidiaries (and the equity interests owned by Diageo subsidiaries in other related entities) that conduct the non-U.S. Pillsbury businesses that The Pillsbury Company does not directly or indirectly own.

    - General Mills will issue a total of 141 million shares of General Mills common stock to the Diageo subsidiary that owns The Pillsbury Company and the Diageo subsidiaries that conduct those non-U.S. Pillsbury businesses. We refer to these Diageo subsidiaries throughout this proxy statement as the Diageo stockholder group. References throughout this proxy statement to "Pillsbury" refer to the worldwide Pillsbury operations and product lines that General Mills will acquire. If we complete the transaction, the Diageo stockholder group will own approximately 33% of the outstanding shares of General Mills common stock as of the closing date.

    - Before the acquisition, Pillsbury will incur new third party debt and will distribute the proceeds to Diageo, either as a dividend and/or by repaying intercompany obligations. When we acquire Pillsbury, it will have a total of up to $5.142 billion of debt.

    - The purchase price may be adjusted upward or downward following the closing of the transaction based on the amount of operating working capital that Pillsbury has as of the closing date. General Mills will make any payment it owes under this provision by issuing additional shares of General Mills common stock, while Diageo will pay any adjustment it owes in cash.

    - Diageo will establish an escrow fund at the time we complete the transaction that will pay General Mills up to $642 million, plus interest, on the first anniversary of the closing. The amount paid will depend on General Mills' average common stock price around that time and on the number of shares the Diageo stockholder group continues to hold on the first anniversary. If the Diageo stockholder group still holds all of the shares acquired by it in the transaction, we will receive only the interest earned by the escrow fund if our average stock price is $38.00 per share or below, and we will receive the full amount of the fund if our average stock price is $42.55 per share or above. If our average stock price is between $38.00 and $42.55, we will receive a portion of the fund--$4.55 for each share that the Diageo stockholder group has disposed of before the first anniversary and up to $4.55 for each share it continues to own on the anniversary, depending on the average stock price. Under all circumstances, General Mills will receive the full amount of interest earned on the escrow fund.

    - General Mills will pay Diageo a $105 million termination fee if either General Mills or Diageo terminates the merger agreement because the General Mills stockholders fail to approve the transaction proposals described in this proxy statement. That fee will increase to $315 million if there is a pending publicly announced takeover proposal involving General Mills at the time the General Mills stockholders fail to approve the proposals. General Mills also will pay

      Diageo a $315 million termination fee if Diageo terminates the merger agreement based on the General Mills board of directors withdrawing or adversely modifying its recommendation to approve the transaction proposals.

    - Diageo would have been required to pay General Mills a $105 million termination fee if either Diageo or General Mills terminated the merger agreement because the Diageo shareholders failed to approve the transaction, however Diageo's shareholders approved the transaction on October 2, 2000. That fee would have increased to $315 million if there had been a pending publicly announced competing proposal for Pillsbury or a takeover proposal involving Diageo at the time the Diageo shareholders failed to approve the transaction.

    - General Mills will not solicit or participate in any takeover discussions involving General Mills before it acquires Pillsbury. Diageo will not solicit or participate in discussions concerning any competing transaction involving Pillsbury.

STOCKHOLDERS AGREEMENT (PAGE 49)

    At the closing of the transaction, General Mills, Diageo and the Diageo stockholder group will enter into a stockholders agreement. We have attached a copy of the agreed form of the stockholders agreement as Appendix B, and we encourage you to read it carefully.

    The stockholders agreement will:

    - prohibit Diageo and the Diageo stockholder group from acquiring any shares of General Mills common stock in addition to the 141 million they will receive in the transaction or under the purchase price adjustment or indemnification provisions of the merger agreement (other than acquisitions through any stock splits, combinations or similar transactions);

    - require the Diageo stockholder group to dispose of at least 75% of its General Mills shares by the tenth anniversary of the closing date;
    - require Diageo to vote its General Mills shares on most matters in proportion to the vote of the other General Mills stockholders;

    - give Diageo a right to designate two individuals to the General Mills Board of Directors (or more, if the size of the General Mills Board of Directors is increased to 16 or more directors) so long as the Diageo stockholder group continues to own at least 50% of the shares of General Mills common stock that it will receive in the transaction. Diageo's right to designate two directors is based on continued ownership of those General Mills shares, and not on the percentage of outstanding General Mills shares owned by the Diageo stockholder group. If the Diageo group's ownership drops below that 50% threshold, Diageo will still have the right to designate one individual so long as the Diageo stockholder group's shares represent at least 5% of the outstanding General Mills common stock;

    - restrict the transfer of General Mills common stock owned by the Diageo stockholder group;

    - permit the Diageo stockholder group to participate on a pro rata basis in General Mills' share repurchase programs; and

    - give the Diageo stockholder group the right to have its General Mills common stock registered so that it can be sold to the public.

OPINIONS OF FINANCIAL ADVISORS (PAGE 22)

    In deciding to approve the transaction, your Board of Directors considered, among other matters, advice from Evercore Partners Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, General Mills' financial advisors. The Board received independent opinions from both Evercore and Merrill Lynch, on July 16, 2000, that as of that date and considering the factors and assumptions set forth in the opinions, the consideration to be paid by General Mills in the transaction was fair from a financial point of view to General Mills. We have attached Evercore's opinion as Appendix C and Merrill Lynch's opinion as Appendix D. We encourage you to read them thoroughly. THESE OPINIONS ARE DIRECTED TO THE GENERAL MILLS BOARD OF DIRECTORS AND ARE NOT RECOMMENDATIONS TO STOCKHOLDERS ON ANY MATTER RELATING TO THE TRANSACTION.

ACCOUNTING TREATMENT (PAGE 37)

    We expect to account for the transaction as a purchase business combination in accordance with accounting principles generally accepted in the United States.

REGULATORY MATTERS (PAGE 37)

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the transaction until we furnish information and documents for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice and we satisfy the required waiting periods. After submitting their required notification and report forms, General Mills and Diageo each received a request for more information from the Federal Trade Commission on August 31, 2000. As a result, the waiting period under the Hart-Scott-Rodino Act will expire 20 days after both companies have substantially complied with the requests.

    The transaction is also subject to review under the competition laws of the European Union and other jurisdictions. We filed our notification with the European Commission on September 13, 2000, and received clearance from the European Commission on October 13, 2000. We are not required to complete the merger unless the closing conditions relating to regulatory approvals are satisfied.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 37)

    For U.S. federal income tax purposes, the stockholders of General Mills will recognize no income, gain or loss in connection with the transaction.

RISK FACTORS (PAGE 40)
    For a description of various other factors you should consider in connection with the proposed transaction, please see "Risk Factors."

SPECIAL MEETING PROPOSALS

PROPOSAL TO APPROVE THE ISSUANCE OF GENERAL MILLS COMMON STOCK (PAGE 42)

    Because the number of shares of General Mills common stock to be issued in the transaction will exceed 20% of the number of shares of General Mills common stock outstanding before the transaction, the rules of the New York Stock Exchange require stockholder approval of the issuance of the General Mills common stock.

PROPOSAL TO ELIMINATE ARTICLE V OF GENERAL MILLS' RESTATED CERTIFICATE OF INCORPORATION (PAGE 13)

    At the special meeting, we will also ask you to approve a proposal to eliminate Article V of General Mills' charter. Article V generally requires a stockholder vote to authorize specified transactions between General Mills and a holder of 10% or more of General Mills' common stock. Article V could require time-consuming and expensive stockholder votes to approve the issuance of General Mills common stock under the purchase price adjustment and indemnification provisions of the merger agreement and any repurchases by General Mills of the Diageo stockholder group's shares permitted or required under the stockholders agreement. We are asking you to approve the elimination of Article V in order to eliminate that burden and expense, which we believe outweighs any takeover protections Article V may provide as a result of generally requiring a General Mills stockholder vote to approve specified transactions between General Mills and holders of 10% or more of our common stock. However, we will not go forward with the amendment eliminating Article V unless we complete the Pillsbury acquisition.

RECORD DATE; VOTES REQUIRED FOR GENERAL MILLS STOCKHOLDER APPROVAL OF THE PROPOSALS (PAGE 11)

    Only holders of record of General Mills common stock (and holders of Ralcorp

Holdings, Inc. common stock that can be exchanged for General Mills common stock as a result of General Mills' 1997 acquisition of the Ralcorp branded cereal business) at the close of business on October 16, 2000 are entitled to receive notice of and to vote at the special meeting. If you hold unexchanged Ralcorp Holdings common stock (these are the green certificates), please contact Wells Fargo Shareowner Services, N.A., 161 North Concord Exchange, P.O. Box 64854, St. Paul, MN 55164-0854, Phone: 800-670-4763, e-mail: stocktransfer@WellsFargo.com for assistance in obtaining your General Mills shares. Each share of General Mills common stock entitles the holder to one vote per share on each proposal.

    The holders of a majority of shares of General Mills common stock casting votes on the proposal must approve the proposal to issue General Mills common stock in connection with the transaction.

    The holders of at least 51% of the outstanding shares of General Mills common stock must approve the proposal to eliminate Article V of General Mills' charter.

MARKETS AND MARKET PRICES

    General Mills common stock trades on the New York Stock Exchange and Chicago Stock Exchange under the symbol "GIS."

    On July 14, 2000, the last trading day prior to the public announcement of the proposed transaction, General Mills common stock closed at $36.31 per share. On November 2, 2000, the last trading day before the printing of this proxy statement, General Mills common stock closed at $40.50 per share.

              SELECTED HISTORICAL FINANCIAL DATA OF GENERAL MILLS

    We are providing the following historical financial information for General Mills to aid you in your analysis of the financial aspects of the transaction. We derived the information for the fiscal years 1996 through 2000 from the audited consolidated financial statements of General Mills for those periods. We derived the information for the 13-week periods ended August 27, 2000 and August 29, 1999 from the unaudited consolidated financial statements of General Mills for those periods. The information is only a summary and you should read it together with the historical financial statements and related notes of General Mills contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "Additional Information--Where You Can Find More Information."

                              13 WEEKS ENDED                       FISCAL YEAR ENDED
                           --------------------   ----------------------------------------------------
                            AUG 27,    AUG 29,    MAY 28,    MAY 30,    MAY 31,    MAY 25,    MAY 26,
                             2000        1999       2000       1999       1998       1997       1996
                           ---------   --------   --------   --------   --------   --------   --------
                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Sales....................  $ 1,674.9   $1,573.6   $6,700.2   $6,246.1   $6,033.0   $5,609.3   $5,416.0
Net earnings.............      158.9      158.5      614.4      534.5      421.8      445.4      476.4
Net earnings per share--
  Basic..................        .56        .52       2.05       1.74       1.33       1.41       1.50
Net earnings per share--
  Diluted................        .55        .50       2.00       1.70       1.30       1.38       1.47
Dividends declared per
  share..................       .275       .275       1.10       1.08       1.06      1.015       .955
Average common shares
  outstanding:
  Basic..................      283.7      304.2      299.1      306.5      316.3      316.4      317.8
  Diluted................      290.5      314.2      307.3      314.7      324.6      323.3      324.1

BALANCE SHEET DATA (AS OF
  THE END OF THE PERIOD):
Total assets.............  $ 4,769.2   $4,504.3   $4,573.7   $4,140.7   $3,861.4   $3,902.4   $3,294.7
Long-term debt, excluding
  current portion........    1,917.9    1,687.3    1,760.3    1,702.4    1,640.4    1,530.4    1,220.9
Stockholders' equity.....     (302.0)     216.3     (288.8)     164.2      190.2      494.6      307.7

                SELECTED HISTORICAL FINANCIAL DATA OF PILLSBURY

    The following table presents selected historical financial data of Pillsbury. We derived this information from the audited combined financial statements of The Pillsbury Company and related affiliates as of June 30, 2000 and 1999, for each of the years in the two-year period ended June 30, 2000 and for the nine-month period ended June 30, 1998. Pillsbury changed its fiscal year end in 1998 from September 30 to June 30. We derived the historical selected financial data of Pillsbury as of June 30, 1998, September 30, 1997 and September 30, 1996, and for each of the years in the two-year period ended September 30, 1997 from the unaudited combined financial information of The Pillsbury Company and related affiliates for those periods. The unaudited combined financial information (which we have not presented in this proxy statement) reflects all adjustments which, in the opinion of Pillsbury's management, are necessary for a fair statement of the combined financial condition and results of operations as of and for the periods presented.

                                                                         NINE
                                                  FISCAL YEAR ENDED     MONTHS          FISCAL YEAR ENDED
                                                 -------------------    ENDED     -----------------------------
                                                 JUNE 30,   JUNE 30,   JUNE 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   2000       1999       1998         1997            1996
                                                 --------   --------   --------   -------------   -------------
                                                                         (IN MILLIONS)
EARNINGS STATEMENT DATA:
Net sales......................................   $6,078     $6,137     $4,502       $6,103          $5,812
Amortization of intangibles....................      206        201        150          196             199
Unusual expense items..........................       63         93         60           --              13
Earnings before interest, taxes and earnings
  from joint ventures..........................      533        398        272          492             374
Interest expense, net, factoring and other
  charges from affiliated companies............      700        621        459          639             569
Net (loss).....................................     (141)      (230)      (164)        (128)           (132)

BALANCE SHEET DATA (AS OF THE END OF THE
  PERIOD):
Total assets...................................   $9,464     $9,388     $9,130       $9,306          $9,838
Long-term debt, excluding current portion......    7,647      7,460      6,647        6,550           7,041
Stockholders' equity (deficit).................     (618)      (595)       (19)          88             206

   THE INFORMATION IS ONLY A SUMMARY AND YOU SHOULD READ IT TOGETHER WITH THE HISTORICAL COMBINED FINANCIAL STATEMENTS OF PILLSBURY AND RELATED NOTES FOUND ON PAGES F-1 THROUGH F-24 IN THIS PROXY STATEMENT AND "FINANCIAL AND BUSINESS INFORMATION--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PILLSBURY" ON PAGES 58 THROUGH 62. PLEASE SEE "FINANCIAL AND BUSINESS INFORMATION--UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" ON PAGES 63 THROUGH 68 FOR A DESCRIPTION OF THE PRO FORMA ADJUSTMENTS TO THE HISTORICAL FINANCIAL INFORMATION OF PILLSBURY AND GENERAL MILLS SHOWING THE EFFECT OF THE TRANSACTION.

           SELECTED PRO FORMA FINANCIAL INFORMATION OF GENERAL MILLS

    The following table presents unaudited pro forma combined financial information of General Mills giving effect to the transaction. We derived the unaudited pro forma combined financial data from, and you should read the data with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement. See "Financial and Business Information--Unaudited Pro Forma Combined Financial Information" on page 63. The unaudited pro forma combined balance sheet data illustrate the effect of the transaction as if it had occurred on August 27, 2000. The unaudited pro forma combined statements of earnings and other data for the 13 weeks ended
August 27, 2000 and the fiscal year ended May 28, 2000, illustrate the effect of the transaction as if it had occurred on May 31, 1999. We present the unaudited pro forma combined financial data for informational purposes only, and the information is not necessarily indicative of the actual or future results had we completed the transaction on the dates indicated.

                                                                  13 WEEKS
                                                                   ENDED         FISCAL YEAR ENDED
                                                              AUGUST 27, 2000       MAY 28, 2000
                                                              ----------------   ------------------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Sales.......................................................      $ 2,982             $12,778
Interest expense, net.......................................          145                 512
Net earnings................................................          149                 638

Basic net earnings per share................................          .35                1.45
Diluted net earnings per share..............................          .35                1.42

Dividends declared per share................................         .275                1.10

BALANCE SHEET DATA (AS OF THE END OF THE PERIOD):
Total assets................................................      $16,334
Long-term debt, excluding current portion...................        7,060
Stockholders' equity........................................        4,749

   PLEASE SEE "FINANCIAL AND BUSINESS INFORMATION--UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" ON PAGES 63 THROUGH 68 FOR A DESCRIPTION OF THE PRO FORMA ADJUSTMENTS TO THE HISTORICAL FINANCIAL INFORMATION OF PILLSBURY AND GENERAL MILLS SHOWING THE EFFECT OF THE TRANSACTION.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    We are furnishing this proxy statement to holders of General Mills common stock in connection with the solicitation of proxies by the General Mills Board of Directors for use at a special meeting of General Mills stockholders. We are enclosing a form of proxy for use at the special meeting with each copy of the proxy statement that we mail. There are two transaction proposals that we will ask General Mills stockholders to approve at the special meeting:

    - The issuance of 141 million shares of General Mills common stock in connection with the transaction. This approval will include any additional shares that we must issue to Diageo under the purchase price adjustment and indemnification provisions of the merger agreement.

    - An amendment to the Restated Certificate of Incorporation of General Mills to eliminate Article V of that document. See "Discussion of Charter Amendment Proposal" below.

    We will not go forward with the amendment eliminating Article V of General Mills' Restated Certificate of Incorporation unless we complete the Pillsbury acquisition.

DATE, TIME AND PLACE OF MEETING

    We will hold the special meeting on Friday, December 8, 2000 at 8:00 a.m., local time, at The Grand Hotel, The Royal Ballroom--5th Floor, 615 Second Avenue South, Minneapolis, Minnesota 55402.

RECORD DATE, SHARES OUTSTANDING AND ENTITLED TO VOTE

    Only holders of record of General Mills common stock (and holders of Ralcorp Holdings, Inc. common stock that can be exchanged for General Mills common stock as a result of General Mills' 1997 acquisition of the Ralcorp branded cereal business) at the close of business on October 16, 2000 are entitled to notice of and will be entitled to vote at the special meeting. Each share of General Mills common stock entitles the holder to one vote on each proposal. At the close of business on the record date, there were 281,158,106 shares of General Mills common stock, including 25,998 shares of General Mills common stock set aside for the exchange of 88,852 shares of Ralcorp common stock, outstanding and entitled to vote, held of record by 39,387 stockholders.

VOTING AND REVOCATION OF PROXIES

    We are soliciting the proxy accompanying this proxy statement on behalf of the General Mills Board of Directors for use at the special meeting. Please complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to General Mills. If you are a stockholder of record, you may also vote by telephone by calling (800) 240-6326 or on the Internet at HTTP://WWW.EPROXY.COM/GIS/. We describe the Internet and telephone arrangements in greater detail on your proxy card. Telephone and Internet voting facilities will close at noon EST on Thursday, December 7, 2000. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet instructions on your proxy card. Please follow the instructions on the proxy card you receive.

    We will vote all proxies that are properly executed and returned, and that are not revoked, at the special meeting in accordance with the instructions indicated on the proxy cards. If you do not indicate any instructions, we will vote these proxies FOR each of the proposals described in this proxy statement.

    The General Mills Board of Directors does not currently intend to bring any business before the special meeting other than the specific proposals referred to in this proxy statement and specified in the notice. General Mills' bylaws provide that no matters may be brought before any special meeting of stockholders except as set forth in the notice of meeting.

    A stockholder who has given a proxy may revoke it at any time before we exercise it at the special meeting by (1) delivering to General Mills a written notice, bearing a date later than the proxy, stating that the proxy is revoked,
(2) signing and so delivering a proxy relating to the same shares and bearing a later date, (3) submitting a new vote by telephone or on the Internet or
(4) attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy. If you choose either of the first two methods, you must submit your notice of revocation or new proxy before the special meeting. You should send any written notice or new proxy card to General Mills at the following address: Corporate Secretary, P. O. Box 1113, Minneapolis, Minnesota 55440. You may request a new proxy card by calling Georgeson Shareholder Communications, our proxy solicitor, at (800) 223-2064.

    If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

VOTE REQUIRED

    The New York Stock Exchange rules require a stockholder vote for a listed company to issue common stock if the number of shares of common stock to be issued is 20% or more of the number of shares of common stock outstanding before the issuance. Therefore, the proposal to issue 141 million shares of General Mills common stock in connection with the transaction must be approved by the affirmative vote of the holders of a majority of shares of General Mills common stock casting votes on the proposal, whether present in person or represented by proxy. In addition, the total votes cast on the proposal must represent over 50% of the shares of General Mills common stock entitled to vote on the proposal.

    Under General Mills' Restated Certificate of Incorporation, the proposal to eliminate Article V of the certificate of incorporation must be approved by the affirmative vote of holders of 51% of the outstanding shares of General Mills common stock.

QUORUM; BROKER NONVOTES

    The required quorum for the transaction of business at the special meeting is a majority of shares of General Mills common stock (including those shares set aside for the exchange of shares of Ralcorp common stock), or 140,579,054 shares, issued and outstanding on the record date. These shares must be present in person or represented by proxy at the special meeting for there to be a valid quorum. We will count both abstentions and broker nonvotes as present for purposes of determining whether there is a quorum at the special meeting. A broker nonvote occurs when shares held of record by a broker on behalf of the beneficial owner are present by proxy but the broker does not vote them on a proposal according to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The New York Stock Exchange has determined that brokers will not have discretionary authority to vote on the proposals to be considered at the special meeting.

    If we do not obtain a quorum, we expect to postpone or adjourn the special meeting in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, we will vote all proxies in the same manner as we would have voted these proxies at the original convening of the special meeting, except for any proxies that the holder has effectively revoked or withdrawn.

    With respect to voting, our bylaws provide that we must treat abstentions as not having voted for or against a proposal, and broker nonvotes as if the broker did not vote on the proposal. Therefore, abstentions and broker nonvotes will have the same effect as "no" votes on the proposal to eliminate

Article V of General Mills' Restated Certificate of Incorporation (since the number of shares outstanding determines the required vote), but will have no effect on the proposal concerning the issuance of shares of General Mills common stock (since the number of votes cast for or against determines the required vote) so long as holders of over 50% of the shares of General Mills common stock entitled to vote on the proposal actually cast votes on the proposal.

    General Mills has a policy of confidential voting; Wells Fargo Bank Minnesota, our transfer agent, tabulates the votes received.

SOLICITATION OF PROXIES AND EXPENSES

    General Mills will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, the officers and employees of General Mills may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, General Mills will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of General Mills common stock and to request authority for the exercise of proxies. Upon the request of these record holders, General Mills will reimburse the holders for their reasonable expenses.

    General Mills has retained Georgeson Shareholder Communications to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in soliciting proxies from General Mills stockholders. We estimate the fee for this firm's services will not exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.

DISCUSSION OF CHARTER AMENDMENT PROPOSAL

    DESCRIPTION OF ARTICLE V OF GENERAL MILLS' RESTATED CERTIFICATE OF
     INCORPORATION

    Article V of General Mills' Restated Certificate of Incorporation requires the affirmative vote of not less than 51% of the voting stock of General Mills, excluding the voting stock of an interested stockholder (defined generally as a holder of 10% or more of the outstanding shares of General Mills common stock), to authorize a proposed business combination transaction between General Mills and the interested stockholder. For these purposes, business combinations include issuances of capital stock to the interested stockholder, dispositions of assets of the interested stockholder to General Mills and mergers or consolidations with the interested stockholder. Article V would not, however, require a stockholder vote if,

    - the interested stockholder owns more than 80% of the General Mills voting stock, or

    - the business combination involves payment to the General Mills stockholders of consideration equal to or greater than the consideration paid by the interested stockholder to acquire the General Mills shares owned by the interested stockholder.

    In the event of any required vote of holders of voting stock of General Mills, we must mail an information statement describing the applicable business combination to all stockholders of General Mills. The statement must contain, among other information, an opinion of an investment banking firm as to the fairness of the terms of the business combination.

    REASON FOR ELIMINATION OF ARTICLE V

    The merger agreement will require General Mills to issue additional shares of General Mills common stock to Diageo in the event General Mills must make payments under the merger agreement's operating working capital purchase price adjustment or indemnification provisions. See "Description of the Transaction--The Merger Agreement." In addition, under the stockholders agreement, General Mills has the right to repurchase shares of General Mills common stock from the

Diageo stockholder group under specified circumstances. General Mills must, if Diageo so elects, repurchase shares from the Diageo stockholder group in connection with any General Mills share repurchase program. See "Description of the Transaction--The Stockholders Agreement." Each of these transactions generally would require a time-consuming and expensive stockholder vote under
Article V.

    In order to eliminate that burden and expense, which we believe outweighs any takeover protections Article V may provide, we are asking General Mills stockholders to approve the elimination of Article V. Obtaining stockholder approval to eliminate Article V is a condition to completing the transaction. We do not intend to go forward with the amendment eliminating Article V unless we complete the transaction.

ATTENDANCE OF GENERAL MILLS' INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We expect representatives of KPMG LLP, General Mills' independent certified public accountants, to attend the special meeting, where they will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.

                                THE TRANSACTION

BACKGROUND OF THE TRANSACTION

    In the Spring of 1998, General Mills conducted an independent study of high potential growth areas that might create shareholder value. The study reviewed a broad range of products and companies that General Mills might add value to, including refrigerated product categories where Pillsbury is a significant participant. Similar studies also led to General Mills' acquisition of Lloyd's Barbecue and Small Planet Foods. Additionally, General Mills from time to time reviews various possible acquisitions in the ordinary course of its business activities in order to assess opportunities to create shareholder value.

    Early in calendar 2000, during the regular course of their investment banking activities with food industry participants, representatives of Merrill Lynch and representatives of UBS Warburg separately arranged meetings with members of General Mills senior management. At the meetings, the General Mills executives and the representatives of Merrill Lynch and UBS Warburg discussed General Mills' ongoing interest in exploring potential acquisition opportunities that might create value for General Mills shareholders. During the discussions, the representatives from each of the investment banking firms informed the General Mills executives that, in their view, Diageo might have an interest in selling Pillsbury. The General Mills executives expressed their view that Pillsbury would be an attractive acquisition candidate in light of the companies' complementary product lines. Following the meetings, however, General Mills neither engaged Merrill Lynch or UBS Warburg nor requested either firm to contact any other party on General Mills' behalf.

    On February 21, 2000, at a regularly scheduled meeting of the General Mills Board of Directors, a representative of senior management of General Mills reviewed with the General Mills Board a number of potential strategic acquisitions across a range of food industry participants. Pillsbury was among the potential acquisition candidates discussed at the meeting. None of the other companies discussed was viewed as being available on terms that would be acceptable to General Mills.

    On March 9, 2000, Paul S. Walsh, Diageo's Chief Operating Officer, telephoned Stephen W. Sanger, General Mills' Chairman and Chief Executive Officer, and stated that Diageo would be interested in exploring a possible business combination involving Pillsbury and General Mills. Mr. Sanger agreed to meet with Mr. Walsh on March 15, 2000. On March 10, 2000, a representative of UBS Warburg informed representatives of General Mills senior management that Diageo had retained UBS Warburg as financial advisor to Diageo in connection with a possible sale of Pillsbury.

    Messrs. Sanger and Walsh met on March 15, 2000. At the meeting, the executives discussed on a preliminary basis the general terms of a possible acquisition of Pillsbury by General Mills. Messrs. Walsh and Sanger spoke on several occasions during the following week and agreed that representatives of General Mills' and Diageo's managements would meet as the next step in evaluating a potential transaction. In preparation for the follow-on meeting, Mr. Sanger and several other General Mills executives sought preliminary advice on a possible acquisition of Pillsbury from representatives of Evercore Partners, a firm with which General Mills had an ongoing investment banking relationship and which was then under a general consulting retainer to General Mills, and from representatives of Merrill Lynch.

    In late March 2000, representatives of General Mills and Diageo began negotiating a confidentiality agreement concerning the exchange of nonpublic information between the companies. On April 12, 2000, General Mills and Diageo executed a customary confidentiality agreement.

    On April 28, 2000, Diageo sent to General Mills background information on Pillsbury as well as a draft of a presentation prepared by McKinsey & Co., consultants to Diageo, relating to a possible combination involving Pillsbury and General Mills. Representatives of General Mills senior management met with representatives of Diageo senior management and McKinsey & Co. on April 30,

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2000. At the meeting, the parties discussed the general terms of a possible acquisition of Pillsbury by General Mills and the strategic merits to General Mills and Diageo of a potential transaction.

    At a regularly scheduled meeting of the General Mills Board of Directors on May 1, 2000, a representative of General Mills senior management discussed with the Board the contacts that management had had with Diageo and the potential terms of an acquisition of Pillsbury by General Mills. At the conclusion of the discussion, the General Mills Board of Directors authorized General Mills senior management to continue its discussions with Diageo.

    On May 8, 2000, General Mills and Diageo exchanged business plan information. During late May and early June 2000, representatives of General Mills and Diageo and their financial advisors met and spoke by telephone on several occasions to exchange business information about General Mills and Pillsbury, explore the possible bases for cost savings that might be achievable by combining General Mills and Pillsbury and discuss potential transaction terms. During this period, Merrill Lynch informed General Mills that Merrill Lynch was unable to participate in the discussions between General Mills and Diageo due to a potential conflict of interest. Prior to any discussions with General Mills regarding a transaction with Pillsbury, Merrill Lynch had entered into a general strategic advisory engagement with another client in the food industry. In April 2000, in connection with such client's evaluation of various strategic alternatives, it began considering a possible transaction with Pillsbury.

    In early June 2000, General Mills' legal advisors provided Diageo's legal advisors with a preliminary term sheet for a proposed transaction, which contemplated payment by General Mills to Diageo of a fixed number of General Mills shares, in an amount to be determined, as consideration for Pillsbury. The term sheet also contemplated the incurrence of debt by Pillsbury prior to the completion of the transaction up to an aggregate amount that would not result in General Mills' post-transaction credit rating falling below investment grade. Subject to this cap, the term sheet contemplated that Pillsbury would incur this new debt to refinance a portion of the intercompany debt between Pillsbury and Diageo, allowing Diageo to receive cash from Pillsbury prior to the closing of the merger. In addition, the term sheet included proposed terms for a stockholders agreement that would provide Diageo certain post-transaction governance and registration rights, limit Diageo's voting and transfer of General Mills shares and restrict Diageo from taking specified actions for a period of time following the transaction. During this period, the parties were not able to reach agreement on the financial terms of a possible transaction or the terms of the proposed stockholders agreement. The parties' inability to agree on financial terms resulted from General Mills' unwillingness to issue more than one-third of its post-transaction shares to Diageo and its view that General Mills' stock was more valuable than reflected in its then-current trading price, and Diageo's desire to measure the value of the General Mills shares to be issued in the transaction based on then-current trading prices.

    On June 22, 2000, representatives of Evercore Partners, financial advisors to General Mills, proposed to representatives of Greenhill & Co. and UBS Warburg, both financial advisors to Diageo, a contingent payment on the first anniversary of the transaction that would depend on the trading price of General Mills' shares around the anniversary and the number of General Mills shares that Diageo continued to hold, as a possible approach to bridging the parties' valuation differences. Such a contingent payment would allow General Mills to provide more upfront value to Diageo, but give General Mills credit for an increase in its stock price over the first year following completion of the transaction.

    On June 24, 2000, representatives of senior management of General Mills and Diageo and their financial advisors met to discuss the financial terms of the proposed transaction. At the meeting, the parties discussed the contingent payment proposal that General Mills' advisors had earlier made to bridge the parties' valuation differences. The representatives preliminarily agreed to recommend certain basic economic terms of the transaction, subject to obtaining necessary board approvals and negotiation of definitive transaction agreements. These terms consisted of the issuance of 141 million shares of

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
General Mills common stock to Diageo, the incurrence of debt by Pillsbury, the proceeds of which would be paid out as a dividend or to repay intercompany debt, and the contingent payment at the first anniversary as discussed by the parties' financial advisors. The 141 million shares represented approximately 33% of the then-expected 426 million basic common shares outstanding at completion of the transaction, an amount consistent with General Mills' objective to limit the percentage of the post-transaction shares represented by Diageo's shares to one-third or less.

    On June 26, 2000, at a regularly scheduled meeting of the General Mills Board of Directors, members of General Mills senior management and representatives of General Mills' legal and financial advisors reviewed with the General Mills Board the transaction terms that had been discussed with Diageo. After discussion and consideration, the General Mills Board of Directors authorized General Mills management to continue negotiations with Diageo based on the terms discussed at the meeting. The Board of Directors of General Mills determined to engage Merrill Lynch, which had advised General Mills that it no longer had a potential conflict of interest, to provide a fairness opinion to the Board in light of Merrill Lynch's earlier involvement in the proposed transaction and to provide the General Mills board of directors additional comfort regarding the fairness of the consideration to be paid by General Mills in view of Merrill Lynch's broad investment banking experience in food industry transactions. Merrill Lynch's potential conflict of interest was resolved because its other client determined in early June to pursue a merger transaction with a party other than Pillsbury. Prior to its engagement, Merrill Lynch was not on a general consulting retainer to General Mills.

    On June 28, 2000, at a regularly scheduled meeting of the Diageo Board of Directors, members of Diageo's senior management and representatives of its financial advisors reviewed with the Diageo Board the transaction terms that had been discussed with General Mills. Following discussion and consideration, the Diageo Board of Directors authorized Diageo management to continue negotiations with General Mills on the terms discussed at the meeting.

    On June 29, 2000, General Mills commenced its due diligence review of Pillsbury and Diageo commenced its due diligence review of General Mills, which reviews continued through the week preceding announcement of the execution of the merger agreement. On June 30, 2000, Diageo and General Mills agreed in a letter agreement to negotiate exclusively with each other through the earlier of execution of a definitive transaction agreement or July 21, 2000.

    On July 7, 2000, General Mills' legal advisors delivered a draft merger agreement and a draft stockholders agreement to Diageo's legal advisors. On
July 8 and 9, 2000, representatives of senior management of General Mills met with members of Diageo and Pillsbury senior management to conduct a further business due diligence review of Pillsbury. On July 11, 2000, representatives of senior management of Diageo and Pillsbury met with members of General Mills senior management to conduct a further business due diligence review of General Mills.

    Throughout the week of July 10, 2000, representatives of senior management of General Mills and Diageo and their legal and financial advisors met to negotiate the terms of the merger agreement and the stockholders agreement. The parties negotiated the structure of the contingent payment arrangement in light of General Mills' desire to fix a maximum number of General Mills shares issuable as payment and Diageo's desire for transaction value certainty. The parties agreed that Pillsbury would have an aggregate of up to $5.142 billion of third party debt when General Mills acquired it. The parties further agreed that Diageo would establish a $642 million escrow fund at the time of closing, all or a portion of which would be paid to General Mills on the first anniversary of the transaction based on the trading price of the General Mills common stock around that time, with any remainder retained by Diageo. See "The Transaction--The Merger Agreement--Contingent Payment by Diageo to General Mills" for a detailed description of the terms of the contingent payment to be made by Diageo on the first anniversary of the transaction closing.

    The portion of General Mills' post-transaction equity represented by the fixed 141 million shares to be issued to Diageo, together with the cash that Diageo would receive from the proceeds of the new Pillsbury debt and the potential payment of escrow funds to Diageo following the first anniversary of the transaction, represented value for Pillsbury that Diageo was willing to accept. General Mills was also willing to accept these terms, which met its objectives regarding Diageo's post-transaction ownership level and General Mills' post-transaction debt level and would give General Mills credit for an increase in its stock price over the first year following completion of the transaction.

    On July 14, 2000, the Diageo Board of Directors received a presentation on the terms of the proposed transaction from representatives of Diageo senior management. Following discussion, the Diageo Board preliminarily authorized the proposed transaction on substantially the terms discussed at the meeting and delegated authority for final approval to a committee of the Diageo Board. On July 16, 2000, the committee of the Diageo Board of Directors approved the proposed transaction.

    On July 16, 2000, the General Mills Board of Directors met to consider the proposed transaction. Representatives of General Mills' senior management and General Mills' legal and financial advisors made presentations and reviewed, among other things, the matters discussed under "--Reasons for the Transaction" and "--Factors Considered by the General Mills Board of Directors," including the terms of the proposed transaction and the provisions of the draft merger agreement and stockholders agreement. Each of General Mills' financial advisors rendered an oral opinion, subsequently confirmed in writing as of July 16, 2000, that as of that date and considering the factors and assumptions set forth in the opinions, the consideration to be paid by General Mills in the transaction was fair from a financial point of view to General Mills. After discussion and consideration, the General Mills Board of Directors approved the merger agreement and the stockholders agreement and all of the related transactions.

    Following the meeting of the General Mills Board of Directors, General Mills and Diageo finalized the terms of the merger agreement and the form of stockholders agreement, and executed the merger agreement later that day. On July 17, 2000, Diageo and General Mills issued press releases announcing the execution of the merger agreement.

REASONS FOR THE TRANSACTION

    General Mills believes that combining General Mills with Pillsbury will create significant long-term value for General Mills stockholders by providing opportunities for accelerated sales and earnings growth. Giving effect to the transaction (and based on current industry structure), General Mills will be one of the largest publicly-traded U.S. food company based on market capitalization, will rank among the leaders in the food industry based on North American food sales and will rank about fifth based on global food sales. Our expanded business portfolio will focus on brands that hold leadership positions across a number of refrigerated, frozen and dry goods categories, including Pillsbury refrigerated baked goods, Yoplait yogurt, Hungry Jack frozen waffles, Totino's frozen pizza and snacks, Betty Crocker dessert, dinner and side mixes, and Big G cereals.

    Our growth strategies focus on the following four key elements:

    - PRODUCT INNOVATION--leading to unit volume growth and market share improvement,

    - CHANNEL EXPANSION--applying powerful brand equities in faster-growing outlets beyond the traditional grocery store,

    - INTERNATIONAL EXPANSION--extension of our brands in fast-growing global markets, and

    - MARGIN EXPANSION--increasing earnings faster than sales, primarily through productivity gains.

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
    We believe the Pillsbury acquisition will result in a more balanced product portfolio and will create a combined company with greater scale and scope, thereby enhancing our growth strategies through:

    - Addition of faster growth retail categories. Overall sales for Pillsbury's major retail categories have been growing at a 4% compound rate over the last three years, according to data from A.C. Nielsen. Sales for General Mills' major retail categories have been growing at a 1% compound rate. Therefore, we expect the overall growth rate across the combined company's retail categories to be greater than for General Mills today. Adding Pillsbury's portfolio of quick-to-prepare foods (e.g., refrigerated dough, ready-to-serve soups and frozen snacks) to our ready-to-eat lines (e.g., cereals and yogurt) will result in approximately 80% of the combined company's pro forma retail sales being generated in these convenience categories. Today, approximately 70% of General Mills retail sales come from quick-prep or ready-to-eat lines.

    - Opportunities for accelerated sales growth through product and marketing innovation. Virtually all of Pillsbury's leadership brands compete in growing market categories. We believe there exist significant opportunities to build Pillsbury's product lines with the same mix of product and marketing innovation that has contributed to General Mills' growth, particularly for Pillsbury's refrigerated dough and dough-based products as well as its frozen food and shelf stable lines.

    - Opportunities for growth in the foodservice channel. Based on various industry sources, General Mills projects food service industry sales to grow at a 6% compound rate over the next decade, which is twice the rate of growth projected for retail channel food sales. We expect Pillsbury's capabilities and experience in the growing foodservice channel will provide not only growth opportunities for Pillsbury's brands but also expanded opportunities for General Mills' brands through the significantly broader scale and capabilities of the combined company in this channel. In addition, we believe good opportunities exist to extend Pillsbury's brands to the foodservice channels where General Mills has built a strong presence, such as schools and colleges.

    - Expanded opportunities in international markets. The Pillsbury acquisition will add manufacturing, distribution and sales infrastructure in a number of global markets, including the United Kingdom, Western Europe, Latin America and Australia.

    We also expect to generate significant opportunities for cost savings by combining General Mills and Pillsbury. Management expects to realize pre-tax cost savings of approximately $25 million in fiscal 2001, $220 million in fiscal 2002 and $400 million annually by fiscal 2003.

    We expect approximately 40% of the projected $400 million in annual cost savings by fiscal 2003 to come from the supply chain, through consolidation of activities and application of best practices, such as consolidating raw material purchases to buy in greater quantities at better prices; modernizing manufacturing equipment and eliminating system bottlenecks to improve production throughput and reduce system downtime; and consolidating warehousing space across our retail grocery and foodservice activities. From fiscal 1991 through 2000, we lowered General Mills' cost to manufacture and distribute a case of product by 9 percent (despite increases in input costs averaging 3% per year over the same time period) through application of similar continuous productivity initiatives across our supply chain. We believe we can apply these and similar initiatives to realize significant cost savings as we consolidate Pillsbury's supply chain with our own, though we cannot assure that we will achieve these or any of the other cost savings described below.

    We expect approximately 30% of the projected $400 million in annual savings by fiscal 2003 to come from efficiencies realized by combining Pillsbury's selling, merchandising and marketing activities with our own. Examples of these potential efficiencies include reduction in the number of field sales offices, cross-category in-store merchandising programs funded at lower combined rates, and reductions in manufacturers' coupon circulation costs.

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
    We expect the remaining 30% of the projected $400 million in annual savings by fiscal 2003 to come from streamlining of general administrative functions, including elimination of duplicate jobs and optimization of the combined companies' information systems.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    THE GENERAL MILLS BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT (WITH TWO DIRECTORS, WHO EACH LATER CONCURRED IN THE BOARD'S RECOMMENDATION TO STOCKHOLDERS, UNABLE TO ATTEND FOR THE VOTE), HAS APPROVED THE MERGER AGREEMENT, THE ISSUANCE OF THE GENERAL MILLS COMMON STOCK TO THE DIAGEO STOCKHOLDER GROUP AND THE AMENDMENT TO ELIMINATE ARTICLE V OF GENERAL MILLS' RESTATED CERTIFICATE OF INCORPORATION. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF GENERAL MILLS COMMON STOCK VOTE FOR EACH OF THE TRANSACTION PROPOSALS DESCRIBED IN THIS PROXY STATEMENT. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

    On June 26 and July 16, 2000, the General Mills Board of Directors met to review and evaluate the terms of a potential acquisition of Pillsbury from Diageo. On July 16, 2000, the General Mills Board of Directors determined by the unanimous vote of those directors present that it is advisable and in the best interests of General Mills and its stockholders to acquire Pillsbury on the terms and subject to the conditions in the merger agreement. In the course of its deliberations, and in reaching its decision regarding the transaction, the General Mills Board of Directors reviewed and considered, in addition to their view and belief in the matters described above under "--Reasons for the Transaction," the following factors:

    - information concerning General Mills' and Pillsbury's financial performance, financial condition and operations;

    - the results of the due diligence investigation of Pillsbury performed by General Mills management, assisted by General Mills' legal and financial advisors;

    - the analysis by General Mills' management and General Mills' financial advisors of the financial information of Pillsbury and the combined company, which included financial information relating to Pillsbury's sales, earnings and cash flows, the amount and timing of the cost savings expected to result from the transaction and the expected costs to achieve those savings, and the impact of the transaction on General Mills' capital structure and expected debt rating, as well as the cash flow which General Mills expects to generate to reduce its initial debt level;

    - the expected impact of the transaction on General Mills' earnings per share. By accounting for this transaction as a purchase, General Mills will record a non-cash charge for goodwill amortization estimated at $225 million per year. As a result of this non-cash accounting entry, the transaction will reduce General Mills' reported annual earnings per share through fiscal 2003. However, our acquisition of Pillsbury is expected to add to General Mills' diluted earnings per share excluding amortization of goodwill and intangibles (often called cash earnings per share), beginning in fiscal 2002;

    - consolidation among retail participants in the food industry, which the General Mills Board of Directors believes has in part driven recent accelerated consolidation among suppliers seeking means to reduce costs through greater scale and opportunities for productivity improvements;

    - the belief that the transaction provides the opportunity for General Mills stockholders to participate in a larger and stronger company;

    - the terms and conditions of the merger agreement, including the consideration to be paid by General Mills, the obligation of Diageo to pay General Mills up to $642 million, with interest, on the first anniversary of the transaction if the average trading price of General Mills common stock is above $38.00 per share during a specified period prior to the first anniversary, the closing date operating working capital purchase price adjustment (including the requirement to issue additional shares of General Mills common stock to Diageo if closing date operating working capital exceeds specified thresholds), the indemnification provisions, the representations and warranties of the parties, the restrictions on General Mills' ability to participate in discussions regarding business combinations pending the closing and General Mills' obligation to seek regulatory approvals;

    - the terms of the stockholders agreement, including the provisions limiting the ability of Diageo and the Diageo stockholder group to increase their percentage ownership of General Mills for up to twenty years, Diageo's agreement to dispose of at least 75% of the shares received by the Diageo stockholder group in connection with the transaction by the tenth anniversary of the closing and the limitations on voting of the Diageo stockholder group's General Mills shares (see "Description of the Transaction--The Stockholders Agreement");

    - the proposed inclusion on the General Mills Board of Directors after the transaction of two Diageo designees;

    - the fact that Article V of General Mills' charter would require General Mills stockholder approval before General Mills and Diageo could effect various contractual obligations between them, such as General Mills' right under the stockholders agreement to buy back General Mills shares that the Diageo stockholder group would otherwise sell into the market, and the expense and delay resulting in the loss of flexibility that obtaining a stockholder approval would impose. The General Mills Board of Directors also considered that General Mills' shareholder rights plan and statutory provisions enacted since the adoption of Article V should provide the board flexibility to respond in the event of any two-tiered takeover tactics that provisions like Article V were designed to prevent;

    - the requirement that stockholders of General Mills must approve the issuance of shares in the transaction and the proposed charter amendment;

    - the requirement that Diageo's shareholders must approve the transaction;
      and

    - management's view that General Mills and Pillsbury have compatible corporate cultures arising from shared geographic and product roots, similar focuses on product innovation and a shared vision of corporate citizenship, which factors should speed integration efforts.

    In addition, the General Mills Board of Directors received independent presentations from each of Evercore and Merrill Lynch, including their separate oral opinions, which those firms subsequently confirmed in writing, that as of the date of the opinions and based upon and subject to the factors and assumptions set forth in the opinions, the consideration to be paid by General Mills in the transaction was fair from a financial point of view to General Mills. See "--Opinions of General Mills' Financial Advisors." Following its deliberations concerning these factors (including the impact of several potential negative factors such as the impact of increased debt, the near-term reduction of reported earnings per share and the restriction on General Mills' ability to participate without Diageo's consent in discussions regarding business combinations pending the closing of the transaction) and its review of the presentation and fairness opinions of Evercore Partners and Merrill Lynch, the General Mills Board of Directors concluded that the transaction was in the best interests of General Mills and its stockholders.

    In view of the wide variety of factors, both positive and negative, considered by the General Mills Board of Directors, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the General Mills Board of Directors may have given different weights to the various factors considered.

OPINIONS OF GENERAL MILLS' FINANCIAL ADVISORS

    EVERCORE PARTNERS

    General Mills retained Evercore to act as financial advisor to General Mills and to render a fairness opinion, from a financial point of view, in connection with the transaction. On July 16, 2000, Evercore delivered its oral opinion, which was subsequently confirmed in writing, to the General Mills Board of Directors that, as of that date, the consideration to be paid by General Mills in connection with the transaction was fair, from a financial point of view, to General Mills.

    The full text of Evercore's written opinion is attached as Appendix C to this document and describes the assumptions made, general procedures followed, matters considered and limits on the review undertaken. Evercore's opinion is directed only to whether the consideration to be paid by General Mills in connection with the transaction is fair, from a financial point of view, to General Mills and does not constitute a recommendation to any General Mills stockholder as to how such stockholder should vote with respect to the transaction proposals described in this proxy statement or any related matter. The summary of Evercore's written opinion below is qualified in its entirety by reference to the full text of the opinion, attached as Appendix C. GENERAL MILLS STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

    In connection with rendering its opinion, Evercore, among other things:

    - Analyzed certain publicly available financial statements and other information relating to General Mills and Pillsbury;

    - Analyzed certain internal financial statements and other non-public financial and operating data concerning General Mills and Pillsbury, including the amount of the new third-party indebtedness to be incurred by Pillsbury prior to and in connection with the transaction, proceeds of which will be paid to the direct stockholder of The Pillsbury Company and/or other affiliates of Diageo;

    - Analyzed certain financial projections concerning General Mills and Pillsbury furnished to Evercore or reviewed for Evercore by the managements of General Mills, Diageo and Pillsbury;

    - Discussed the past and current operation and financial condition and the prospects of Pillsbury with the management of Pillsbury;

    - Discussed the past and current operation and financial condition and the prospects of General Mills with the management of General Mills;

    - Compared the valuation of Pillsbury implied by the consideration to be received by the Diageo stockholder group, and the financial performance of Pillsbury, to that of certain comparable publicly-traded companies;

    - Reviewed the financial terms, to the extent available, of certain comparable acquisition transactions;

    - Reviewed the relevant historical stock prices of the General Mills common stock;

    - Participated in discussions and negotiations among representatives of General Mills, Diageo, Pillsbury and their financial and legal advisors;

    - Reviewed the merger agreement and the related exhibits and schedules in substantially final form and assumed that the final form of the merger agreement would not vary in any manner that is material to Evercore's analysis;

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
    - Reviewed certain financial information concerning cost savings and combination benefits (which we sometimes refer to as "synergies") expected to result from the transaction that was provided to Evercore or reviewed for Evercore by the managements of General Mills and Pillsbury; and

    - Performed such other analyses and examinations and considered such other factors as Evercore, in its sole judgment, deemed appropriate.

    For purposes of its analysis and opinion, Evercore did not assume responsibility for independently verifying the accuracy and completeness of the information reviewed by Evercore or reviewed for Evercore for purposes of the opinion. With respect to the financial projections of General Mills and Pillsbury and the underlying analysis concerning the potential synergies that were furnished to Evercore or reviewed for Evercore by the management of General Mills, Evercore assumed that they were reasonably prepared on a basis which reflects the best currently available estimates and good faith judgments of the managements of General Mills and Pillsbury of the future financial performance of General Mills and Pillsbury, and of the expected synergies. Evercore further assumed that, in all material respects, those financial projections and synergies will be realized in the amounts and in the time periods indicated. Evercore expressed no view as to such financial projections or synergies, or the assumptions upon which they were based. Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of General Mills or Pillsbury, nor was it furnished with any such appraisals. Evercore's opinion was necessarily based on economic, market and other conditions as in effect on, and the information and form of merger agreement made available to it as of, July 16, 2000. Evercore's opinion did not address General Mills' underlying business decision to effect the transaction. Furthermore, Evercore expressed no opinion as to the price or range of prices at which the shares of General Mills common stock would trade subsequent to the announcement or the consummation of the transaction.

    For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that all conditions to the consummation of the transaction would be satisfied without being waived.

    In connection with a presentation to the General Mills Board of Directors on July 16, 2000, Evercore advised General Mills' Board of Directors that, in evaluating the fairness of the consideration to be paid in connection with the transaction, Evercore had performed a variety of financial analyses with respect to General Mills and Pillsbury, each of which material analysis is summarized below.

    SELECTED COMPARABLE COMPANY ANALYSIS. Evercore compared selected financial, market and operating information of Pillsbury with corresponding data of selected publicly traded companies with operations Evercore deemed to be similar to those of Pillsbury, in order to compare the valuation implied by the consideration to be paid by General Mills in connection with the transaction to public companies with operations Evercore deemed to be similar to those of Pillsbury. In making this comparison, Evercore used the implied enterprise value for Pillsbury and the implied adjusted enterprise value for Pillsbury. Evercore defined implied enterprise value for Pillsbury as the equity market value of the General Mills common stock to be received by Diageo, plus $5.142 billion of debt on Pillsbury's balance sheet as of the closing and plus transaction expenses ($10.3 billion based on the closing stock price for General Mills as of July 14, 2000). In calculating the implied adjusted enterprise value, Evercore assumed that General Mills would receive a "notional amount" of the contingent payment, representing the expected value of the contingent payment to General Mills. Evercore calculated the notional amount as $642 million (the amount of the escrow fund established by Diageo as described in "The Transaction") minus
$396 million (the implied value of the escrow retention to Diageo). Evercore calculated the implied value of the escrow retention to Diageo, $396 million, using Black-Scholes valuation methodology. Based on this calculation, Evercore determined the notional amount to be $246 million. Evercore defined the implied adjusted enterprise value for Pillsbury as the equity market value of the General Mills common stock to be received by Diageo, plus $5.142 billion of debt on Pillsbury's balance sheet as of the closing, less the notional amount and plus transaction expenses ($10.0 billion based on the closing stock price for General Mills as of July 14, 2000). Evercore compared the implied enterprise value to EBITDA (earnings before interest, taxes, depreciation and amortization) multiples and EBIT (earnings before interest and taxes) multiples of Pillsbury (the "Pillsbury Multiples") and the implied adjusted enterprise value to EBITDA multiples and EBIT multiples of Pillsbury (the "Pillsbury Adjusted Multiples") to the enterprise value to EBITDA multiples and the enterprise value to EBIT multiples of a selected group of publicly traded food companies that Evercore deemed to be comparable to Pillsbury. Enterprise value for the selected comparable companies was defined as equity market value plus total debt and preferred stock, if any, less cash and cash equivalents, and plus the value of any minority stakes in consolidated businesses, if any. The selected group of publicly traded food companies used in this portion of Evercore's analysis ("Pillsbury Comparable Companies") was comprised of:

    - General Mills, Inc.

    - Campbell Soup Company

    - H.J. Heinz Co.

    - Kellogg Company

    - Quaker Oats Co.

    - Hershey Foods Corp.

    - Keebler Foods Co.

    - Unilever Group (pro forma for the pending acquisition of Bestfoods)

    - Groupe Danone

    - Nestle, S.A.

    - ConAgra Inc. (pro forma for the pending acquisition of International Home Foods)

    Evercore selected these food companies because Evercore considered them to have operations similar to the operations of Pillsbury in this business segment. All multiples were calculated based on closing stock prices on July 14, 2000. For Pillsbury, EBITDA and EBIT estimates and projections were based on General Mills' estimates and adjusted to reflect a calendar year end. For the Pillsbury Comparable Companies, EBITDA and EBIT estimates and projections were based on publicly available Wall Street research estimates and, where appropriate, were adjusted to reflect a calendar year end. Evercore noted that, based on the closing price of General Mills common stock on July 14, 2000, the Pillsbury Multiples and the Pillsbury Adjusted Multiples were all within the range found for the Pillsbury Comparable Companies.

    To illustrate, Evercore highlighted the following multiples of enterprise value to last twelve months (referred to as LTM), estimated 2000 and projected 2001 EBITDA and enterprise value to LTM, estimated 2000 and projected 2001 EBIT:

                                                ENTERPRISE VALUE TO:
                                    ---------------------------------------------
                                    LTM EBITDA   2000E EBITDA   2001 PROJ. EBITDA
                                    ----------   ------------   -----------------
Pillsbury.........................    10.8x         10.7x             10.2x
Pillsbury Adjusted................    10.5x         10.4x              9.9x
Food Companies
  Average.........................    10.1x          9.7x              8.9x
  High............................    12.7x         12.2x             11.4x
  Low.............................     9.1x          8.3x              6.4x

                                               ENTERPRISE VALUE TO:
                                    ------------------------------------------
                                     LTM EBIT    2000E EBIT    2001 PROJ. EBIT
                                    ----------   -----------   ---------------
Pillsbury.........................    12.4x         12.4x           12.0x
Pillsbury Adjusted................    12.1x         12.1x           11.8x
Food Companies
  Average.........................    12.9x         12.4x           11.3x
  High............................    15.5x         15.6x           14.7x
  Low.............................    10.8x         10.0x            8.4x

    Evercore also compared certain financial, market and operating information of General Mills with corresponding data of other selected publicly traded companies with operations Evercore deemed to be similar to those of General Mills. Evercore compared the enterprise value to EBITDA multiples, enterprise value to EBIT multiples and price to earnings multiples of General Mills to a selected list of publicly traded food companies that Evercore deemed to be comparable to General Mills. The selected group of publicly traded food companies used in this portion of Evercore's analysis ("General Mills Comparable Companies") was comprised of:

    - Campbell Soup Company

    - H.J. Heinz Co.

    - Kellogg Company

    - Quaker Oats Co.

    - Hershey Foods Corp.

    - Keebler Foods Co.

    - Unilever Group (pro forma for the pending acquisition of Bestfoods)

    - Groupe Danone

    - Nestle, S.A.

    - ConAgra Inc. (pro forma for the pending acquisition of International Home Foods)

    Evercore selected these food companies because Evercore considered them to have operations similar to the operations of General Mills in this business segment. All multiples were calculated based on closing prices on July 14, 2000. For General Mills and the General Mills Comparable Companies, EBITDA and EBIT estimates and projections were based on publicly available Wall Street research estimates and, where appropriate, were adjusted to reflect a calendar year end. Earnings estimates and projections were based on the Institutional Brokers Estimate System estimates and, where appropriate, were adjusted to reflect a calendar year end. Evercore noted that the closing price of General Mills common stock on July 14, 2000 of $36.31 represented multiples of EBITDA, EBIT and earnings that were in the range found for the General Mills Comparable Companies.

    To illustrate, Evercore highlighted the following multiples of enterprise value to LTM, estimated 2000 and projected 2001 EBITDA, enterprise value to LTM, estimated 2000 and projected 2001 EBIT and price to estimated 2000 and projected 2001 earnings:

                                                ENTERPRISE VALUE TO:
                                    ---------------------------------------------
                                    LTM EBITDA   2000E EBITDA   2001 PROJ. EBITDA
                                    ----------   ------------   -----------------
General Mills.....................    10.6x         10.3x              9.8x

Food Company Average..............    10.1x          9.7x              8.8x

                                               ENTERPRISE VALUE TO:
                                    ------------------------------------------
                                     LTM EBIT    2000E EBIT    2001 PROJ. EBIT
                                    ----------   -----------   ---------------
General Mills.....................    12.6x         12.2x           11.6x

Food Company Average..............    12.9x         12.4x           11.3x

                                                             PRICE TO:
                                                ------------------------------------
                                                2000E EARNINGS   2001 PROJ. EARNINGS
                                                --------------   -------------------
General Mills.................................       17.2x              15.6x

Food Company Average..........................       19.5x              17.1x

    Evercore noted that no Pillsbury Comparable Company reviewed was identical to Pillsbury and that no General Mills Comparable Company reviewed was identical to General Mills. Accordingly, any analysis of the fairness, to General Mills, of the consideration to be paid by General Mills in connection with the transaction involved complex considerations and judgments concerning differences in financial and operational characteristics of Pillsbury and General Mills that could affect their financial information and value relative to the companies to which they were being compared.

    SELECTED COMPARABLE TRANSACTION ANALYSIS. Evercore reviewed the implied transaction multiples (enterprise value to LTM EBITDA and enterprise value to LTM EBIT, where enterprise value was defined as the market value of the equity issued in the transaction plus total debt and preferred stock assumed, if any) paid in certain merger and acquisition transactions that Evercore deemed to be comparable to the transaction and compared these multiples to the multiples implied by the consideration to be paid by General Mills in the transaction. Evercore analyzed the Pillsbury Multiples and the Pillsbury Adjusted Multiples and compared these multiples to the multiples of LTM EBITDA and the multiples of LTM EBIT paid in selected mergers and acquisitions of food companies. The following selection of mergers and acquisitions of food companies was used for purposes of this analysis (target/acquiror):

    - Nabisco Holdings/Philip Morris

    - International Home Foods/ConAgra

    - Bestfoods/Unilever

    - Ben & Jerry's/Unilever

    - Arisco/Bestfoods

    - United Biscuits/Finalrealm

    - Hillsdown Holdings/Hicks, Muse, Tate & Furst

    - American Food Products/Hicks, Muse, Tate & Furst

    - Kraft Foods--Baking/CPC International

    - Pet Inc./Grand Metropolitan

    - Pace Foods/Campbell Soup

    - Borden/RJR Nabisco (KKR)

    - Kraft/Philip Morris

    - Pillsbury/Grand Metropolitan

    - Rowntree PLC/Nestle

    Evercore selected these transactions because they involved companies in business segments in which Pillsbury has operations. Evercore noted that, as of July 14, 2000, the Pillsbury Multiples and the Pillsbury Adjusted Multiples were within the range of multiples paid in comparable transactions.

                                                              ENTERPRISE VALUE TO   ENTERPRISE VALUE TO
                                                                  LTM EBITDA             LTM EBIT
                                                              -------------------   -------------------
The Pillsbury Transaction

  Pillsbury.................................................         10.8x                 12.4x

  Pillsbury Adjusted........................................         10.5x                 12.1x

Food Transactions

  Average...................................................         11.1x                 15.9x

  High......................................................         15.2x                 28.9x

  Low.......................................................          6.5x                  8.7x

    Evercore noted that no transaction used in the comparable transaction analysis summarized above is identical to the transaction. Accordingly, any analysis of the fairness, to General Mills, of the consideration to be paid by General Mills in connection with the transaction involves complex considerations and judgments concerning differences in financial and operational characteristics of Pillsbury that could affect the acquisition value relative to the transactions to which it was being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Primarily relying on General Mills' estimates, Evercore estimated the present value of the future stand-alone, unlevered free cash flows (EBITDA less capital expenditures, changes in working capital and taxes and before interest charges) that could be produced by Pillsbury. Such analysis is performed to determine the value that Pillsbury might be worth based on various assumptions, certain of which are set forth below. The net present value ranges were estimated by applying perpetual growth rates ranging from 3.0% to 4.0% to the projected 2005 free cash flow of Pillsbury and discount rates ranging from 9.25% to 9.75%. Perpetual growth rates were based on both current public and private market-based valuations. The discount rates were determined based on General Mills' estimates of the appropriate weighted average cost of capital. This analysis indicated a value for Pillsbury of between $8.4 billion and $10.5 billion as compared to the implied enterprise value of $10.3 billion (on July 14, 2000, the last trading day before the parties announced the execution of the merger agreement, 141 million shares of General Mills common stock had a market value, based on the closing per share price on the New York Stock Exchange on that day ($36.31), of approximately $5.1 billion). Evercore noted that, assuming a discount rate of 9.5% (the rate General Mills estimated was most appropriate for this analysis), the range of values for Pillsbury calculated by Evercore in this analysis was between $8.7 billion and $10.0 billion.

    Evercore also estimated the present value of the future, unlevered free cash flows that could be produced by Pillsbury, including the expected synergies as estimated by the managements of General Mills and Pillsbury. In estimating the net present value ranges for this analysis, Evercore used the same growth rates and discount rates as set forth in the prior paragraph. This analysis indicated a value for Pillsbury of between $11.3 billion and $14.2 billion as compared to the implied enterprise value of $10.3 billion (on July 14, 2000, the last trading day before the parties announced the execution of the merger agreement, 141 million shares of General Mills common stock had a market value, based on the closing per share price on the New York Stock Exchange on that day ($36.31), of approximately $5.1 billion). Evercore noted that, assuming a discount rate of 9.5% (the rate General Mills estimated was most appropriate for this analysis), the range of values for Pillsbury calculated by Evercore in this analysis was between $11.8 billion and $13.5 billion.

    Evercore also performed a discounted cash flow analysis for General Mills. Primarily relying on General Mills' estimates, Evercore estimated the present value of the future stand-alone, unlevered free cash flows that could be produced by General Mills. The net present value ranges were estimated by applying perpetual growth rates ranging from 3.5% to 4.5% to the projected 2005 free cash flow of General Mills and discount rates ranging from 9.25% to 9.75%. Perpetual growth rates were based on both current public and private market-based valuations. The discount rates were determined based on General Mills' estimates of its own weighted average cost of capital. This analysis indicated a value per share of General Mills common stock ranging from approximately $34.69 to $42.15, as compared to the per share price of General Mills common stock of $36.31 on July 14, 2000.

    PRO FORMA TRANSACTION ANALYSIS. Primarily relying on General Mills' estimates, Evercore analyzed the potential pro forma effects of the transaction on both General Mills' projected book earnings per share and General Mills' projected cash earnings per share based on various assumptions regarding the transaction. For the purposes of this analysis, cash earnings per share was defined as diluted earnings per share plus amortization of goodwill and intangibles. Evercore performed such analysis due to the fact that several Wall Street research analysts use projected book earnings per share and projected cash earnings per share, among other measurements, as valuation measurements. This analysis indicated that the transaction would generate book earnings dilution (i.e., have the effect of decreasing) of $0.47 per share, $0.42 per share and $0.17 per share in fiscal 2001, 2002 and 2003, respectively. The analysis indicated that the transaction would generate cash earnings dilution of $0.18 per share in fiscal 2001, but would generate cash earnings accretion (i.e., have the effect of increasing) of $0.05 per share and $0.31 per share in fiscal 2002 and fiscal 2003, respectively. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Evercore. In arriving at its fairness determination, Evercore considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in any of the above analyses as a comparison is directly comparable to Pillsbury or General Mills or the contemplated transaction. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Evercore's opinion to the General Mills Board of Directors was among the many factors taken into consideration by the General Mills Board of Directors in making its determination to approve the merger agreement. The parties to the merger agreement determined the amount of consideration to be paid pursuant to the merger agreement as the result of arms' length negotiations, and Evercore was not asked to, and did not, propose any amount to the General Mills Board of Directors.

    Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. General Mills retained Evercore based on these qualifications as well as its familiarity with General Mills and Pillsbury. Evercore has previously provided various investment banking and financial advisory services to General Mills, for which Evercore received customary fees for the rendering of those services.

    Under the terms of an engagement letter with Evercore entered into on June 12, 2000, General Mills agreed to pay Evercore a fee equal to $250,000 upon the signing of the engagement letter, $1,250,000 upon the public announcement of the transaction and $9,500,000 upon the closing of the transaction. Whether or not the transaction is completed, General Mills has agreed under the engagement letter to reimburse Evercore for all its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, incurred in connection with its engagement by General Mills, and to indemnify Evercore against liabilities and expenses in connection with its engagement.

    MERRILL LYNCH

    General Mills retained Merrill Lynch to act as its financial advisor in connection with the merger and subsidiary purchases (collectively referred to as the transaction). On July 16, 2000, Merrill Lynch rendered to the Board of Directors of General Mills its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by General Mills pursuant to the merger and by affiliates of General Mills pursuant to the subsidiary purchases, taken as a whole, was fair from a financial point of view to General Mills. For purposes of Merrill Lynch's opinion and analysis, the consideration to be paid by General Mills pursuant to the transaction consists of 141 million shares of General Mills common stock, as adjusted for any contingent payment (not to exceed $642 million) by Diageo to General Mills on the anniversary of the closing and a payment between the parties based on the level of operating working capital at closing compared to a baseline target. In addition, the opinion and analysis also reflect that, pursuant to the merger agreement, at the time of closing the acquired business is expected to have $5.142 billion of third-party indebtedness.

    The full text of Merrill Lynch's written opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix D to this proxy statement and is incorporated in this proxy statement by reference. The summary of the Merrill Lynch opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Merrill Lynch opinion. General Mills stockholders are urged to read the Merrill Lynch opinion in its entirety. The Merrill Lynch opinion was provided to the Board of Directors of General Mills for the Board's use and benefit and is directed only to the fairness from a financial point of view of the consideration to be paid by General Mills and its affiliates in the transaction, does not address the merits of the underlying decision by General Mills to engage in the transaction and does not constitute a recommendation to any General Mills stockholder as to how that stockholder should vote on the proposed transaction, or any other matters relating to the transaction. Merrill Lynch did not express any opinion as to the prices at which the shares of General Mills common stock would trade following the announcement or consummation of the transaction.

    The consideration to be paid by General Mills and its affiliates in the transaction was determined through negotiations between General Mills and Diageo.

    The summary set forth does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, General Mills and Diageo. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the Board of Directors of General Mills in making its determination to approve the transaction. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Board of Directors of General Mills or its management with respect to the fairness of the consideration to be paid by General Mills and its affiliates in the transaction.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to the acquired business (consisting of Diageo's food business other than its fast food business) and General Mills that Merrill Lynch deemed to be relevant;

    - reviewed certain information which was furnished to Merrill Lynch by General Mills, including financial forecasts, relating to the earnings, cash flow, assets, liabilities and prospects of the acquired business and General Mills, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the transaction;

    - participated in discussions with members of senior management and representatives of Diageo, the acquired business and General Mills concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects;

    - reviewed the market prices and valuation multiples for the General Mills common stock and the equity securities of companies with businesses that Merrill Lynch deemed to be comparable to the acquired business;

    - reviewed the results of operations of the acquired business and General Mills and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - reviewed the potential pro forma impact of the transaction;

    - reviewed a draft of the merger agreement and the stockholders agreement among General Mills, Diageo and certain subsidiaries of Diageo; and

    - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the acquired business or General Mills and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the acquired business or General Mills. With respect to the financial forecast information and the cost savings and related expenses and synergies expected to result from the transaction furnished to or discussed with Merrill Lynch by General Mills, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of General Mills' management as to the expected future financial performance of the acquired business or General Mills, as the case may be, and the cost savings and related expenses and synergies expected to result from the transaction. Merrill Lynch also assumed that the final form of the merger agreement and the stockholders agreement among General Mills, Diageo and certain subsidiaries of Diageo would be substantially similar to the last draft reviewed by Merrill Lynch.

    Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed in excess of the commitments of General Mills referred to under "Description of the Transaction--The Merger Agreement--Covenants of the Parties." Merrill Lynch also assumed that none of the indemnification payments referred to under "Description of the Transaction--The Merger Agreement--Indemnification" will be required to be made.

    Set forth below is a summary of the material analyses presented by Merrill Lynch to the Board of Directors of General Mills on July 16, 2000 in connection with the Merrill Lynch opinion.

    COMPARABLE COMPANY ANALYSIS. A comparable public company analysis reviews a business's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied market valuation. Using publicly available information and estimates of future financial results taken from selected Wall Street equity research reports, Merrill Lynch compared certain financial and other operating information related to the acquired business with that of a group of companies in the branded packaged food and beverage industry. For purposes of its analysis, Merrill Lynch identified the following seven companies in the branded packaged food and beverage industry:

    - Campbell Soup Company;

    - H.J. Heinz Co.;

    - Kellogg Company;

    - Quaker Oats Co.;

    - Groupe Danone;

    - Nestle, S.A.; and

    - Unilever Group.

    Merrill Lynch analyzed the adjusted market capitalization of each of the foregoing companies as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) for the last twelve months (referred to as LTM) ending as of the last public reporting period, and determined that the relevant multiples ranged from 9.0x to 11.0x for LTM EBITDA and 11.0x to 13.0x for LTM EBIT. The adjusted market capitalization of the selected companies was calculated as equity value plus total debt plus the face value of preferred stock, if any, plus the value of minority interests, if any, minus cash and marketable securities. The data was derived from publicly available information. Based upon the application of the relevant multiples, Merrill Lynch calculated a summary reference range for the enterprise value of the acquired business of $8.598 billion to $10.781 billion. Merrill Lynch noted that, based on the 141 million shares of General Mills common stock to be paid to Diageo (valued at $5.358 billion based on an assumed General Mills share price of $38.00), the $5.142 billion of third-party indebtedness that the acquired business would have at closing, estimated expensed transaction costs of $55 million and the contingent payment of up to $642 million from Diageo to General Mills on the anniversary of the closing, the value of the transaction ranged from a minimum of $9.913 billion (reflecting the present value of the receipt by General Mills of the full contingent payment) to a maximum of $10.555 billion (reflecting no receipt by General Mills of the contingent payment).

    No company in the group of comparable companies is identical to the acquired business. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial, trading and operating characteristics of the comparable companies and other factors that could affect the value of such companies and the acquired business.

    COMPARABLE ACQUISITION TRANSACTION ANALYSIS. A comparable acquisition transaction analysis provides an implied valuation range based upon financial information of companies which have been acquired in selected recent transactions and which are in the same or similar industries as the business being valued. Merrill Lynch reviewed the publicly available financial terms and financial statistics of nineteen selected acquisition transactions in the branded packaged food and beverage industry which were announced over an observation period beginning July 1988 and extending through June 2000. Merrill Lynch reviewed the following transactions (acquiror/target):

    - Campbell Soup/Arnotts;

    - Campbell Soup/Pace;

    - ConAgra/International Home Foods;

    - Groupe Danone/McKesson Water;

    - Finalrealm/United Biscuits;

    - Grand Metropolitan/Pet Inc.;

    - Grand Metropolitan/Pillsbury;

    - KKR/Borden;

    - KKR/RJR Nabisco;

    - PepsiCo/Tropicana;

    - Philip Morris/Kraft;

    - Philip Morris/Freia Maribou;

    - Philip Morris/Nabisco Holdings;

    - Philip Morris/Jacobs Suchard;

    - Procter & Gamble/Iams;

    - Quaker Oats/Snapple Beverage;

    - Sandoz/Gerber;

    - Unilever/Bestfoods; and

    - Unilever/Slimfast.

    For the selected acquisition transactions listed above, Merrill Lynch analyzed the transaction value as a multiple of LTM EBITDA and LTM EBIT of the target company for the year in which the transaction occurred (based on publicly available information and selected Wall Street equity research reports) and determined that the relevant multiplies ranged from 10.0x to 12.0x for LTM EBITDA and 12.0x to 15.0x for LTM EBIT. The transaction value of the selected acquisition transactions was calculated as offer value plus total debt plus the face value of preferred stock, if any, plus the value of minority interests, if any, minus cash and marketable securities. Based upon the application of the relevant multiples, Merrill Lynch calculated a summary reference range for the enterprise value of the acquired business of $9.553 billion to $12.440 billion. As discussed under "Comparable Company Analysis" above, Merrill Lynch noted that, based on the assumptions referred to in that discussion, the maximum value of the transaction ranged from $9.913 billion to $10.555 billion.

    No company utilized in the comparable acquisition transaction analysis was identical to the acquired business. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other acquisition transactions and the circumstances surrounding those transactions.

    DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent cash flows anticipated to be generated by the assets of the business. Merrill Lynch performed a discounted cash flow analysis by estimating the present value of the future streams of the stand-alone, unlevered, after-tax free cash flows that could be produced by the acquired business for fiscal years 2000 through 2010, based upon forecasts for those years prepared by the management of General Mills. Ranges of estimated terminal values were calculated for fiscal year 2010 based on estimated 2010 EBITDA exit multiples ranging from 8.5x to 10.5x. Merrill Lynch discounted the free cash flow streams and the estimated terminal values to a present value based upon an estimated discount rate of 9.5%. Based upon the discounted cash flow analysis, Merrill Lynch calculated a summary reference range for the enterprise value of the acquired business before taking into account estimated synergies anticipated by the management of General Mills to result from the transaction and a range after taking into account 68% of those synergies (68% representing the percentage of the outstanding General Mills common stock, on a fully diluted basis, that, on a pro forma basis for the transaction, would be owned by the pre-transaction stockholders of General Mills). The ranges were as follows:

                                                        ENTERPRISE VALUE
                                                ---------------------------------
                                                      LOW              HIGH
                                                ---------------   ---------------

Before synergies..............................  $ 9.828 billion   $11.204 billion

After 68% of synergies........................  $11.836 billion   $13.489 billion

    Merrill Lynch also performed a discounted cash flow analysis utilizing terminal values calculated by applying a perpetual growth rate ranging from 3.0% to 4.0% of the adjusted free cash flow of the acquired business for 2010. This analysis resulted in the following ranges:

                                                        ENTERPRISE VALUE
                                                ---------------------------------
                                                      LOW              HIGH
                                                ---------------   ---------------

Before synergies..............................  $ 9.184 billion   $10.190 billion

After 68% of synergies........................  $11.397 billion   $12.671 billion

    As discussed under "Comparable Company Analysis" above, Merrill Lynch noted that, based on the assumptions referred to in that discussion, the maximum value of the transaction ranged from $9.913 billion to $10.555 billion.

    PRO FORMA MERGER ANALYSIS. Merrill Lynch discussed with the Board of Directors of General Mills the potential pro forma impact of the transaction on General Mills' reported GAAP earnings per share and cash earnings per share (defined as diluted earnings per share before amortization of goodwill and intangibles), after taking into account estimated synergies anticipated by the management of General Mills to result from the transaction and assuming that the contingent anniversary payment is not required to be made by Diageo to General Mills. Based on financial information provided by the management of General Mills and based on the foregoing synergy and contingent payment assumptions, Merrill Lynch analyzed the potential pro forma effect on General Mills' projected reported GAAP earnings per share and cash earnings per share for the fiscal years 2001 through 2005, by comparing those projections to the projected GAAP earnings per share and cash earnings per share for General Mills on a pro forma basis giving effect to the transaction. The pro forma merger analysis indicated that the transaction would result in dilution (i.e., a decrease) to General Mills' reported GAAP earnings per share in fiscal 2001 of approximately $.44 and accretion (i.e., an increase) to reported GAAP earnings per share by fiscal 2005. The analysis further indicated that the transaction would result in dilution to General Mills' cash earnings per share in fiscal 2001 of approximately $.14 and accretion to cash earnings per share by fiscal 2002.

    REVIEW OF GENERAL MILLS. Merrill Lynch also reviewed with the Board of Directors of General Mills certain information and analyses regarding General Mills. Such review included:

    - the trading history of General Mills common stock from July 14, 1997 to July 14, 2000;

    - a comparison of the General Mills common stock price history for that three-year period to the S&P Food, S&P500 and NASDAQ indices; and

    - recent analyst research reports and target prices with respect to General Mills common stock.

    Merrill Lynch also performed a comparable company analysis with respect to General Mills. The analysis estimated an equity value per share for General Mills common stock by applying a range of multiples to the following financial data for General Mills supplied by its management:

    - LTM EBITDA;

    - LTM EBIT;

    - calendar year 2000 earnings per share; and

    - projected five-year growth in earnings per share.

The range of multiples was based on multiples applicable to the companies utilized in the comparable company analysis with respect to the acquired business. Data was derived from publicly available information and selected Wall Street equity research reports. Based on relevant multiples, the foregoing yielded a summary reference range for the implied per share value of General Mills common stock of approximately $31.75 to $42.25.

    Merrill Lynch also performed a discounted cash flow analysis with respect to General Mills based upon forecasts supplied by the management of General Mills. The analysis was based on:

    - an assumed terminal value ranging from 9.0x to 11.0x 2005 EBITDA; and

    - a discount rate of 9.5%.

The discounted cash flow analysis resulted in a summary reference range for the implied per share value of General Mills common stock of approximately $38.75 to $46.75.

    Merrill Lynch also performed a discounted cash show analysis utilizing terminal values calculated by applying a perpetual growth rate ranging from 3.0% to 4.0%. This analysis resulted in a summary reference range for the implied per share value of General Mills common stock of approximately $38.50 to $45.50.

    In reviewing the foregoing with the Board of Directors of General Mills, Merrill Lynch noted that the closing stock price of General Mills common stock on July 14, 2000 was $36.31. The General Mills stock price assumed by General Mills and Merrill Lynch in their analysis of the transaction was $38.00. As discussed under "Description of the Transaction--The Merger Agreement--Contingent Payment by Diageo to General Mills," the contingent payment from Diageo to General Mills must be paid in full if the General Mills common stock price averages $42.55 or above during the specified measurement period.

    As described above, Merrill Lynch's opinion and presentation to the Board of Directors of General Mills was one of many factors taken into consideration by the Board in making its determination to recommend the transaction. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board of Directors or management of General Mills with respect to the value of the acquired business or whether the Board would have been willing to recommend a transaction at a different level of consideration.

    General Mills retained Merrill Lynch to act as its financial advisor based on Merrill Lynch's qualifications, expertise and reputation, as well as Merrill Lynch's familiarity with General Mills. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Pursuant to an engagement letter dated June 28, 2000, General Mills engaged Merrill Lynch to render the Merrill Lynch opinion. Pursuant to the terms of the engagement letter, General Mills agreed to pay Merrill Lynch a fee of $3,000,000 upon the delivery of an opinion as to whether the consideration to be paid in the transaction is fair to General Mills from a financial point of view. General Mills has agreed to reimburse Merrill Lynch for its out-of-pocket expenses, including attorneys' fees, incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement.

    Merrill Lynch has, in the past, provided financial advisory and financing services to General Mills, Diageo and their affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Diageo, as well as shares of common stock and other securities of General Mills, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN PROJECTED BUSINESS INFORMATION

    In the course of discussions between representatives of General Mills and Diageo, Diageo provided General Mills' representatives with certain information regarding the operations of Pillsbury, including certain historical financial data and certain projections of future operating plans and financial information. Diageo and Pillsbury do not in the ordinary course make public financial forecasts or projections. Management of Diageo and Pillsbury prepared the projections appearing below in the regular course of their financial planning and not with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission. Pillsbury and Diageo management did not prepare the projections in accordance with guidelines established by the American Institute of Certified Public Accountants regarding forward looking information, generally accepted accounting principles in the United States or preparation and presentation of financial projections, and Diageo's and Pillsbury's independent accountants have not reviewed or reported on the projections. This information may differ in significant respects from the historical financial data, selected financial information and audited financial statements of Pillsbury included in this proxy statement, which Pillsbury and Diageo prepared in accordance with US GAAP.

    The projected financial information also necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters. Many of these assumptions are inherently uncertain or beyond Pillsbury's or General Mills' control, and do not take into account any changes in Pillsbury's operations or capital structure which may result from the proposed transaction. These assumptions also include the operations of businesses that may be divested, as described in "Financial and Business Information--General Mills' Integration and Divestiture Plans".

    General Mills understands that the projected financial information includes estimates, among other factors, of volume growth, cost inflation, competitive spending levels and administrative expense levels. Pillsbury management estimated that its volume would grow at a compound annual rate of approximately 6% from fiscal 2000 through fiscal 2005, gross margins would grow at a compound annual rate of approximately 9%, and selling, general and administrative costs would grow at compound annual rate of approximately 7%. Total "trading profit", which approximates earnings before interest and taxes, was projected to grow at a compound annual rate of approximately 12%. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. You should not regard the inclusion of this information as an indication that General Mills or any other person who received this information considered it a reliable predictor of future events, and you should not rely on this information as such. Neither General Mills nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Pillsbury projected financial information, and Diageo has not undertaken to update or revise such information and has not made any representations to General Mills regarding such information.

    In the course of discussions between representatives of General Mills and Diageo, General Mills also provided Diageo's representatives with certain information regarding its operations, including certain historical financial data and certain projections of future operating plans and financial information. General Mills does not in the ordinary course make public financial forecasts or projections. General Mills management prepared the projections appearing below in the regular course of their financial planning and not with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission. General Mills management did not prepare the projections in accordance with guidelines established by the American Institute of Certified Public Accountants regarding forward looking information or preparation and presentation of financial projections, and General Mills' independent accountants have not reviewed or reported on the projections.

    The projected financial information also necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters such as volume growth, cost inflation, competitive spending levels and administrative expense levels. Many of these assumptions are inherently uncertain or beyond General Mills' control, and do not take into account any changes in General Mills' operations or capital structure which may result from the proposed transaction. General Mills management estimated that earnings per share would grow at a compound annual rate of approximately 12% from fiscal 2000 through fiscal 2010. Management estimated the growth would result from core domestic business volume increases (four points of growth), productivity improvements (three points of growth), international business increases (two points of growth), new business ventures (one point of growth) and share repurchases (two points of growth). It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. You should not regard the inclusion of this information as an indication that Diageo or any other person who received this information considered it a reliable predictor of future events, and you should not rely on this information as such. Neither Diageo or Pillsbury nor any of their representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the General Mills projected financial information, and General Mills has not undertaken to update or revise such information and has not made any representations to Diageo regarding such information.

    In the course of discussions between representatives of General Mills and Diageo, Diageo also provided General Mills' representatives access to non-public business contracts and other customary due diligence information.

    See "The Transaction--Reasons for the Transaction" for a description of the cost savings that General Mills expects to achieve as a result of the combination of General Mills and Pillsbury.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    For U.S. federal income tax purposes, the stockholders of General Mills will not recognize any income, gain or loss in connection with the transaction.

ACCOUNTING TREATMENT

    In accordance with accounting principles generally accepted in the United States, we expect to account for the transaction as a purchase business combination with General Mills treated as the acquirer for accounting purposes in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations."

REGULATORY MATTERS

    UNITED STATES ANTITRUST COMPLIANCE

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that the Federal Trade Commission has promulgated under that Act, the parties to certain acquisition transactions may not consummate those transactions unless they have furnished certain information and documents to the Antitrust Division of the Department of Justice and the Federal Trade Commission and they satisfy certain waiting period requirements. The proposed acquisition of Pillsbury by General Mills is subject to these requirements.

    After submitting their required notification and report forms, General Mills and Diageo each received a request for more information from the Federal Trade Commission on August 31, 2000. As a result, the waiting period under the Hart-Scott-Rodino Act will expire at 11:59 p.m., New York City time, on the twentieth day after substantial compliance by General Mills and Diageo with the requests. Thereafter, only a court order can extend the waiting period.

    The Antitrust Division and the Federal Trade Commission scrutinize the legality under the antitrust laws of transactions such as the acquisition of Pillsbury by General Mills. At any time before or after the consummation of any such transaction, the Antitrust Division or the Federal Trade Commission could take any action under the antitrust laws of the United States it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of substantial assets of General Mills or Pillsbury. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. General Mills does not, and Diageo has advised General Mills that it does not, believe that the consummation of the transaction will result in a violation of any applicable antitrust laws. However, we cannot assure you that a governmental agency or private party will not challenge the transaction on antitrust grounds, or if they make a challenge, what the result will be. See "Description of the Transaction--The Merger Agreement" for a description of the obligations of General Mills and Diageo to seek required regulatory approvals and clearances and the conditions to the transaction regarding litigation and governmental actions.

    CANADIAN COMPETITION ACT

    The merger provisions of the Canadian Competition Act permit the Commissioner of Competition appointed under that Act to apply to the Competition Tribunal to seek relief in respect of a merger or proposed merger which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that the Competition Tribunal may order includes, in the case of a completed merger, ordering any party to the merger to (a) dissolve the merger,
(b) dispose of assets or shares designated by the Competition Tribunal, or
(c) with the consent of the Commissioner and the person against whom the action is taken, take any other action, and in the case of a proposed merger, ordering any party to the merger to (a) not proceed with the merger, (b) not proceed with a part of the merger, or (c) with the consent of the Commissioner and the person against whom the action is taken, take any other action.

    The Competition Act also requires parties to certain proposed mergers that exceed specified size thresholds to provide the Commissioner with prior notice of and information relating to the transaction and the parties to the transaction, and to await the expiration or earlier termination of the prescribed waiting periods, prior to completing the transaction. Notification must be made on the basis of either a short-form filing or a long-form filing. The parties submitted a short-form filing to the Competition Bureau on September 20, 2000, along with a letter requesting the issuance of an advance ruling certificate. The 14-day statutory waiting period expired on October 4, 2000 without objection from the Commissioner.

    INVESTMENT CANADA ACT

    The Investment Canada Act requires certain "non-Canadian" individuals, governments, corporations or other entities that wish to acquire a Canadian business to file either a notification or an application for review with a governmental agency known as "Industry Canada". Indirect acquisitions of most Canadian businesses by or from a World Trade Organization member (regardless of asset value), as well as direct acquisitions which do not exceed certain prescribed thresholds, are subject to the notification provisions of the Investment Canada Act, which require that the investor file a short notification with Industry Canada within 30 days after implementing the acquisition. Direct acquisitions of Canadian businesses which exceed certain prescribed thresholds are subject to the review provisions of the Investment Canada Act, which require that certain acquisitions of control of a Canadian business by a non-Canadian entity must be reviewed and approved by the minister of Industry on the basis that the minister is satisfied that the acquisition is "likely to be of net benefit to Canada", having regard to criteria set forth in the Investment Canada Act. In general, reviewable direct acquisitions of control may not be implemented before being approved by the minister. If the minister does not ultimately approve a reviewable acquisition which has been completed, the acquired Canadian business may have to be divested. Failure to comply with the review provisions of the Investment Canada Act could result in, among other things, an injunction or a court order directing disposition of assets or shares.

    Within 45 days after a completed application for review has been received, the minister must indicate whether the investment is likely to be of net benefit to Canada or extend the review period for a further 30 days, following which the minister must provide his decision regarding the likely net benefit to Canada. However, if the minister requires more time, the investor may be requested to consent to an extension of the review period. If the minister is not satisfied that the investment is likely to be of net benefit to Canada, the applicant has the right to make representations and submit undertakings within 30 days of the date of the notice of the minister's decision (or any longer period that may be negotiated).

    As part of the transaction, certain subsidiaries of General Mills will directly acquire Pillsbury's Canadian businesses. Since this portion of the transaction exceeds the thresholds prescribed by the Investment Canada Act, it is subject the Act's review provisions. General Mills filed an application for review with Industry Canada on September 26, 2000. The initial 45-day waiting period will therefore expire at 11:59 p.m. on November 10, 2000.

    EEA MERGER REGULATION

    General Mills and Pillsbury each conduct operations in the European Economic Area. Council Regulation (EEC) 4064/89, as amended, and Article 57 of the European Economic Area Agreement (together, the "European Regulation") require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. In these cases, the European Commission, as opposed to the individual countries within the European Economic Area, will, with certain exceptions, have exclusive jurisdiction to review the concentration and the transaction cannot be completed until clearance has been obtained.

    General Mills and Diageo have determined that the acquisition by General Mills of the Pillsbury businesses has a "Community dimension," and thus, General Mills and Diageo filed notification on September 13, 2000, in the prescribed form with the European Commission in accordance with the European Regulation. We received clearance from the European Commision on October 13, 2000.

    NATIONAL MERGER REGULATION IN THE EEA

    Although the European Commission will have exclusive jurisdiction over the acquisition by General Mills of the Pillsbury businesses, the acquisition by Diageo of shares in General Mills does not constitute a concentration with a Community dimension. Accordingly, General Mills and Diageo determined that pre-merger filings were required to be made with the relevant authorities in Germany and Austria in respect of this aspect of the transaction, and submitted the required filings in early October 2000. The parties received approval in Germany on October 26, 2000 and expect to receive approval in Austria as early as mid-November, 2000.

    OTHER FILINGS

    General Mills and Pillsbury each conduct operations in a number of foreign countries, and may have to make filing with foreign governments under their merger notification statutes. General Mills and Diageo are analyzing the filing requirements of various nations and, where necessary, the parties intend to make the required filings.

ABSENCE OF APPRAISAL RIGHTS

    General Mills is incorporated in the State of Delaware and, accordingly, the provisions of the Delaware General Corporation Law govern General Mills. The Delaware General Corporation Law does not provide General Mills' stockholders appraisal rights with respect to the transaction.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER AND EVALUATE THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE VOTING.

THE PRESENCE OF A SIGNIFICANT STOCKHOLDER MAY AFFECT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF GENERAL MILLS

    The Diageo stockholder group will own approximately 33% of the outstanding General Mills common stock at the time of closing of the transaction. These shares will be subject to the terms of a stockholders agreement between General Mills, Diageo and the Diageo stockholder group. See "Description of the Transaction--The Stockholders Agreement" and Appendix B. The stockholders agreement will generally entitle Diageo to nominate up to two directors for election to the General Mills Board of Directors so long as the Diageo stockholder group continues to own at least half of the General Mills shares that they receive in connection with the transaction, and one director so long as the Diageo Stockholder group holds at least 5% of the outstanding General Mills common stock. Although these directors will not constitute a majority of the Board of Directors, they may exercise influence over the decisions of the Board.

    The existence of a significant stockholder of General Mills may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding General Mills common stock in a tender offer or control of the General Mills Board of Directors through a proxy solicitation. In that regard, the Diageo stockholder group has agreed that it will not tender any shares of General Mills common stock pursuant to any tender or exchange offer that the General Mills Board of Directors has not recommended unless a majority of the shares of General Mills common stock outstanding have been tendered and all material conditions with respect to the offer have been satisfied or irrevocably waived by the offeror. The stockholders agreement permits the Diageo stockholder group to tender its shares in a tender offer or exchange offer recommended by the General Mills Board of Directors. So long as the Diageo stockholder group owns 5% or more of the outstanding General Mills common stock, the stockholders agreement requires the Diageo stockholder group to vote its shares in proportion to the votes cast by other General Mills stockholders on all matters submitted to stockholders for approval, other than the matters described under "Description of the Transaction--The Stockholders Agreement--Voting Restrictions," on which the Diageo stockholder group is permitted to vote its shares in its discretion if it owns less than 10% of the outstanding shares of General Mills common stock, and other than elections of directors. The stockholders agreement requires the Diageo stockholder group to vote its shares in favor of the director nominees recommended by the General Mills Board of Directors, so long as it owns 5% or more of the outstanding General Mills common stock.

EXISTING GENERAL MILLS STOCKHOLDERS WILL OWN A SMALLER SHARE OF GENERAL MILLS FOLLOWING COMPLETION OF THE TRANSACTION

    General Mills stockholders will continue to own the same number of shares of General Mills common stock that they owned immediately before the transaction. Each share of General Mills common stock, however, will represent a smaller ownership percentage of a significantly larger company. General Mills stockholders, who currently own 100% of the outstanding General Mills common stock, will, immediately following the transaction, own approximately 67% of the total outstanding General Mills common stock, with the Diageo stockholder group owning the rest.

GENERAL MILLS' INCREASED DEBT MAY IMPAIR ITS FINANCIAL AND OPERATING FLEXIBILITY

    General Mills will have, on a consolidated basis, substantially more debt than it currently has. At August 27, 2000, General Mills had total debt of $3.439 billion. Had we completed the acquisition of Pillsbury on that date, we would have had total pro forma debt of $8.581 billion as of that date, an increase of $5.142 billion. The following table shows important credit statistics and is presented assuming General Mills had completed the transaction on August 27, 2000.

                                                               AT AUGUST 27,
                                                                   2000
                                                              ---------------
                                                              ($ IN MILLIONS)
Total indebtedness..........................................       $8,581
Stockholders' equity........................................       $4,749
Debt to equity ratio........................................        1.81x

    The debt agreements of General Mills and its subsidiaries, including those that we expect Pillsbury to enter into in connection with the transaction, and possible refinancings thereof, have and are expected to contain various restrictive covenants. All of these restrictions, together with the increased level of indebtedness, could:

    - limit General Mills' ability to obtain additional financing to fund its growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

    - limit General Mills' ability to use operating cash flow in other areas of its business as it must use a portion of these funds to make principal and interest payments on its debt;

    - increase General Mills' vulnerability to interest rate fluctuations because a significant portion of the new debt will likely be at variable interest rates;

    - limit General Mills' ability to compete with its competitors who may have more flexibility as to the use of their cash flow; and

    - limit General Mills' ability to react to changing market conditions, changes in its industry and economic downturns.

    See "Description of the Transaction--The Merger Agreement--Pillsbury Debt."

    General Mills' debt securities are rated by rating organizations. Investors should note that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating agency, and that each rating should be evaluated independently of any other rating. In conjunction with our proposed acquisition of Pillsbury, the rating agencies have reviewed General Mills' financial condition and future plans. Standard and Poor's Corporation has issued new ratings of "A-" on our publicly issued long-term debt, and "A-2" on our commercial paper, which it had previously rated "A+" and "A-1," respectively. Moody's Investors Services, Inc. is currently reviewing our plans, but has not issued any change to our current ratings of "A2" for long-term debt and "P-1" for our commercial paper. Dominion Bond Rating Service in Canada has issued new ratings for General Mills' long-term debt at "A (low)" and for our commercial paper at "R-1 (low)," which it had previously rated "A" and "R-1 (mid)," respectively.

                         DESCRIPTION OF THE TRANSACTION

DESCRIPTION OF THE TRANSACTION

    General Mills intends to purchase Pillsbury's worldwide operations according to the terms of the merger agreement. This section of the proxy statement describes material provisions of the merger agreement and related agreements, including the stockholders agreement and the subsidiary purchase agreements. Because the descriptions contained in this proxy statement summarize these agreements, they do not contain all of the information that may be important to you. As mentioned previously, copies of the merger agreement and the stockholders agreement are attached as appendices to this proxy statement. You should carefully read these agreements before you decide how to vote.

THE MERGER AGREEMENT

    BUSINESSES TO BE ACQUIRED FROM DIAGEO

    Under the merger agreement, The Pillsbury Company and a newly formed acquisition subsidiary of General Mills will merge, with The Pillsbury Company surviving the merger as a wholly owned subsidiary of General Mills. At the same time, under separate subsidiary purchase agreements, subsidiaries of General Mills will purchase the stock and/or assets of the Diageo subsidiaries (and the equity interests owned by Diageo subsidiaries in other related entities) that conduct those non-U.S. Pillsbury businesses that The Pillsbury Company does not directly or indirectly own.

    CONSIDERATION TO BE PAID IN THE TRANSACTION

    If the transaction is completed, the Diageo stockholder group will receive an aggregate of 141 million shares of General Mills common stock (subject to adjustment in the event of a stock split, stock dividend, exchange of shares or similar transaction). On July 14, 2000, the last trading day before we announced the execution of the merger agreement, 141 million shares of General Mills common stock had a market value, based on the closing per share price on the New York Stock Exchange on that day ($36.31), of approximately $5.1 billion.

    PILLSBURY DEBT

    At the closing, Pillsbury will have an aggregate of up to $5.142 billion of debt, consisting of existing third party debt and new debt, the proceeds of which Pillsbury will distribute to Diageo prior to closing the transaction, at Pillsbury's election, either as a dividend and/or by repaying intercompany obligations. At the time we complete the transaction, Pillsbury and Diageo will settle all remaining intercompany obligations owed by any Pillsbury entity to a Diageo entity not being acquired by General Mills in the transaction, and any receivables of any Pillsbury entity owed by any such Diageo entity to a Pillsbury entity (by way of capital contribution or dividend in kind).

    General Mills must consent to the terms of the new debt. As of June 30, 2000, Pillsbury had approximately $200 million of third party debt. Pillsbury will incur new debt of up to approximately $4.9 billion. As described above, Pillsbury and Diageo will settle all intercompany debt before we acquire Pillsbury, so that Pillsbury's debt at the time we acquire it will consist of existing third party debt and the new debt and will not exceed $5.142 billion in total. Pillsbury is not permitted to incur new third party debt other than the debt described above, or prepay existing third party debt, before the closing without General Mills' consent.

    CONTINGENT PAYMENT BY DIAGEO TO GENERAL MILLS

    At the time we complete the transaction, Diageo will establish an escrow fund in the amount of $642 million, which the escrow agent will invest as we and Diageo agree. On the first anniversary of the closing of the transaction, Diageo may retain a portion of the escrow fund and General Mills will receive the remaining amount of the escrow fund as follows:

    - If the average of the daily high and low per share sales prices for General Mills common stock over the 20 full trading days preceding the first anniversary of the closing is $42.55 or more, General Mills will receive the entire amount of the escrow fund;

    - If the 20-trading-day average per share price described above is $38.00 or less, Diageo will retain $4.55 for each share (out of the 141 million shares received on the closing date) of General Mills common stock still held by the Diageo stockholder group or their permitted affiliate transferees as of the first anniversary of the closing, and General Mills will receive the remainder of the escrow fund; and

    - If the 20-trading-day average per share price described above is between $38.00 and $42.55, Diageo will retain the amount by which $42.55 exceeds the 20-trading-day average per share price for each share (out of the 141 million shares received on the closing date) of General Mills common stock still held by the Diageo stockholder group or their permitted affiliate transferees as of the first anniversary of the closing, and General Mills will receive the remainder of the escrow fund.

    Under all circumstances, General Mills will receive the full amount of interest earned on the escrow fund.

    The merger agreement adjusts the calculation of the amount of the escrow fund, if any, that Diageo will retain (and the timing of the payments) in the event that General Mills stockholders approve, before the first anniversary of the closing, certain mergers, consolidations or other business combinations involving General Mills or a disposition of all or substantially all of General Mills' assets. The value of the consideration to be received for shares of General Mills common stock in the business combination or sale would determine those adjustments.

    The calculations described above are also subject to adjustment in the event of any stock split, stock dividend, exchange of shares or similar transaction affecting the General Mills common stock that occurs before the first anniversary of the closing of the transaction.

    OPERATING WORKING CAPITAL PURCHASE PRICE ADJUSTMENT

    The aggregate purchase price for Pillsbury may be adjusted upward or downward after the closing, as described below, based on the "operating working capital" of Pillsbury as of the closing date. "Operating working capital" is defined in the merger agreement as a specific internal management report which includes inventories, receivables, prepaid expenses, certain other assets, accounts payable, accrued expenses and certain other liabilities. As of June 30, 2000, the "operating working capital" of Pillsbury was $194 million. Within
90 days after the closing date, General Mills will deliver to Diageo a calculation of the operating working capital of Pillsbury as of the closing date. General Mills will prepare the calculation of the closing date operating working capital in the same manner and based on the same line items as Diageo has historically prepared operating working capital for Pillsbury. The merger agreement contains procedures for resolving any objections that Diageo may have to General Mills' calculation, and provides for resolution by independent auditors or arbitrators of any disputes if the parties are unable to agree on the calculation.

    - If the closing date operating working capital is less than $100 million (or less than zero if the closing occurs between March 15 and April 15), Diageo will pay General Mills the amount of the shortfall, with interest from the closing date, in cash, as an adjustment to the purchase price.

    - If the closing date operating working capital is greater than $300 million (or greater than $400 million if the closing occurs between October 15 and November 15), General Mills will pay

      Diageo the amount of the excess, with interest from the closing date, in the form of shares of General Mills common stock, as an adjustment to the purchase price. The number of shares payable by General Mills will be based on the average of the daily high and low per share sales prices for the General Mills common stock over the 20 full trading days preceding the date of payment.

    - If the closing date operating working capital is between the specified thresholds, the parties will not make any adjustment to the purchase price based on operating working capital.

    SUBSIDIARY PURCHASES

    General Mills and Diageo agreed in the merger agreement to cooperate after the date of the merger agreement to determine an appropriate structure and form of agreement for each of the subsidiary purchases. Diageo and General Mills agreed to base the structure of the subsidiary purchases and the forms of agreement on compliance with the laws, regulations and other requirements of the applicable local jurisdictions, tax efficiency and other relevant considerations. Unless Diageo and General Mills otherwise agree, Diageo and General Mills will structure the subsidiary purchases as stock purchases.

    CLOSING

    Unless General Mills and Diageo otherwise agree, the transaction will close within five business days after satisfaction or waiver of all conditions contained in the merger agreement. The parties currently expect to close the transaction in late calendar 2000.

    REPRESENTATIONS AND WARRANTIES OF THE PARTIES

    The merger agreement contains various customary representations and warranties of Diageo and Pillsbury, including:

    - the Diageo stockholder group's good and valid title to the shares of The Pillsbury Company and the equity interests in the foreign subsidiaries and other entities to be acquired by General Mills;

    - corporate authorizations and approvals;

    - required governmental and third party approvals and consents;

    - preparation of financial statements and absence of undisclosed liabilities;

    - properties and sufficiency of assets;

    - absence of material adverse changes or events;

    - litigation;

    - intellectual property;

    - compliance with applicable laws;

    - environmental matters;

    - employee and labor matters;

    - insurance;

    - material contracts; and

    - tax matters.

    The merger agreement also contains various customary representations and warranties of General Mills, including:

    - capitalization;

    - corporate authorizations and approvals;

    - required governmental and third party approvals and consents;

    - filing of Securities and Exchange Commission documents, financial statements and absence of undisclosed liabilities;

    - absence of material adverse changes or events;

    - litigation;

    - intellectual property;

    - compliance with applicable laws;

    - labor matters;

    - insurance;

    - material contracts;

    - amendment of General Mills' shareholder rights plan;

    - exemptions under Delaware antitakeover laws; and

    - tax matters.

    COVENANTS OF THE PARTIES

    The merger agreement contains various mutual covenants of General Mills and Diageo, including covenants relating to:

    - using reasonable best efforts to obtain consents necessary to close the transaction. In this regard, in seeking to obtain required approvals and clearances under applicable antitrust laws, General Mills is not obligated to proceed with the transaction if it is required to hold separate or divest businesses or assets that accounted in the aggregate for more than $650 million in revenues for the fiscal year ended June 30, 1999;

    - providing continued access to corporate information;

    - using reasonable best efforts to ensure the Pillsbury entities acquired by General Mills have assets and liabilities relating only to the Pillsbury businesses, to convey any assets or rights of the Pillsbury businesses that remain in a Diageo entity not being acquired by General Mills and reaching equitable transition arrangements for properties, assets, rights and services shared between the Pillsbury businesses and the other businesses of Diageo;

    - agreeing upon and executing a strategic plan for certain Pillsbury joint ventures;

    - cooperating on public announcements regarding the transaction; and

    - preparing this proxy statement and a circular to be distributed to Diageo's shareholders, holding shareholder meetings and recommending the transaction to General Mills stockholders and Diageo shareholders.

The merger agreement also contains customary covenants of Diageo and Pillsbury, including:

    - conducting Pillsbury's businesses in an ordinary manner prior to the closing of the transaction; and

    - not soliciting or participating in discussions concerning any competing transaction involving Pillsbury.

The merger agreement also contains customary covenants of General Mills, including:

    - conducting General Mills' businesses in an ordinary manner prior to the closing of the transaction;

    - using reasonable best efforts to replace various Diageo guarantees of Pillsbury obligations;

    - not amending or terminating General Mills' shareholder rights plan;

    - electing Diageo's designees to the General Mills Board of Directors effective as of the closing date;

    - filing a supplementary listing application with the New York Stock Exchange covering the General Mills common stock that the Diageo stockholder group will receive in connection with the transaction; and

    - not soliciting or participating in takeover discussions involving General Mills.

    EMPLOYEE AND RELATED MATTERS

    In the merger agreement, General Mills has agreed to provide the United States employees of Pillsbury as of the closing date who continue to be employed following the closing date (excluding employees covered by collective bargaining agreements) with:

    - through the first anniversary of the closing date, base compensation no less than their base compensation in effect immediately before the closing date;

    - through the first anniversary of the closing date, employee benefit plans and arrangements that provide benefits no less favorable in the aggregate than those provided under applicable Pillsbury plans and arrangements in effect on the closing date or, at General Mills' election, than those provided to General Mills' similarly situated employees;

    - past service credit to the extent recognized by Pillsbury under its comparable employee benefit programs, for purposes of participation, eligibility and benefits, and for benefit accrual purposes under some circumstances;

    - credit for amounts paid or accrued toward deductibles and out-of-pocket maximums under Pillsbury's welfare benefit plans in the calendar year in which the closing occurs;

    - waivers of pre-existing condition requirements, evidence of insurability provisions, waiting period or similar requirements under General Mills welfare benefit plans, other than pre-existing conditions and evidence of insurability that would have applied under Pillsbury plans; and

    - through the first anniversary of the closing, severance pay and benefits to eligible employees that are at least equal to those that would have been paid under applicable Pillsbury severance plans.

General Mills also has agreed to:

    - maintain the special employee retention plan to be implemented by Pillsbury prior to the closing date;

    - pay the retention bonuses arising under Pillsbury's March 2000 reorganization retention program in accordance with its terms, upon the payment due dates or upon earlier termination of employment, other than for cause;

    - assume vacation obligations to continuing U.S. employees to the extent reflected in the closing date operating working capital calculation previously described;

    - comply with the provisions of Pillsbury's collective bargaining agreements; and

    - satisfy any continuation of benefits coverage obligations required by law as to any "qualifying event."

Diageo also has agreed to:

    - as of the closing date, subject to specified exceptions, vest equity awards held by employees of Pillsbury and thereafter honor those awards;

    - retain responsibility for the 1998 and 1999 grants under the Diageo Long Term Incentive Plan to employees of Pillsbury;

    - transfer to General Mills assets to cover projected pension obligations under Diageo sponsored pension plans and arrangements for which General Mills elects (on a plan-by-plan basis) to assume responsibility as to active participants employed by Pillsbury. Diageo will not, however, be required to transfer assets for unfunded plans to the extent the associated liabilities were reflected in the closing date operating working capital calculation;

    - except as described above, retain all responsibility under any benefit plans and arrangements that are not sponsored by the Pillsbury entities; and

    - indemnify General Mills and Pillsbury against liabilities under Diageo plans not relating to employees of Pillsbury based on "controlled group" liability under certain statutes.

    TAX MATTERS

    In the merger agreement, Diageo has agreed, subject to limitations, to indemnify and hold General Mills harmless from taxes imposed on or relating to Pillsbury for periods ending before or on the closing date, taxes imposed on or relating to Diageo and its continuing affiliates for any period, taxes relating to or resulting from the subsidiary purchases or any restructuring undertaken in contemplation of the merger or the subsidiary purchases and, subject to General Mills' indemnity obligation for breaches of tax representations described below, taxes relating to or resulting from the merger, the closing date operating working capital purchase price adjustment, and the contingent payments described above. General Mills has agreed to indemnify and hold Diageo harmless from taxes imposed on or relating to Pillsbury for periods beginning after the closing date and taxes imposed on the current stockholder of The Pillsbury Company on the merger if the taxes would not have arisen absent a breach by General Mills of certain representations and warranties relating to reorganization status of the merger.

    The merger agreement also:

    - permits General Mills to make certain tax elections relating to the subsidiary purchases and contains customary covenants of the parties relating to such elections;

    - specifies which party owns the right to tax refunds and tax credits relating to Pillsbury;

    - sets forth the obligations of the parties to prepare and file tax returns;

    - contains notice and procedural requirements in the event a taxing authority asserts a tax claim covered by the tax provisions of the merger agreement; and

    - provides for the termination of any tax sharing agreements or arrangements between Pillsbury, on the one hand, and Diageo and its continuing affiliates, on the other hand.

    CONDITIONS TO CLOSING

    The respective obligations of General Mills and Diageo to complete the transaction are subject to fulfillment, prior to the closing date, of the following conditions:

    - the truthfulness and accuracy of representations and warranties and the performance of the covenants and agreements made in the merger agreement and the subsidiary purchase agreements;

    - the absence of any law or order of a governmental authority prohibiting the merger or the subsidiary purchases;

    - the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

    - the receipt of the approval of the European Commission under applicable anticompetition laws, which we obtained on October 13, 2000;

    - the receipt of any additional material approvals or consents of governmental authorities;

    - the approval for listing on the New York Stock Exchange of the shares of General Mills common stock to be issued on the closing date in connection with the transaction;

    - execution and delivery of the stockholders agreement;

    - approval of the issuance of shares of General Mills common stock in connection with the transaction and of the amendment to eliminate
      Article V of General Mills' certificate of incorporation by General Mills' stockholders; and

    - approval of the transaction by Diageo's shareholders, which was obtained on October 2, 2000.

    In addition, General Mills' obligations under the merger agreement are subject to Pillsbury having no more than an aggregate of $5.142 billion of outstanding indebtedness as of the closing date.

    In addition, Diageo's obligations under the merger agreement are subject to the receipt of an opinion from its tax counsel as to the qualification of the merger as a "reorganization" for U.S. federal income tax purposes.

    INDEMNIFICATION

    The merger agreement includes customary indemnification agreements relating to breaches of representations, warranties and covenants of General Mills and Diageo. Except for the obligations of General Mills for tax indemnification payments relating to breaches of General Mills' tax representations and warranties, the obligations of General Mills and Diageo to indemnify each other for breaches of representations and warranties are subject to $100 million deductible amounts. In addition, their obligations to indemnify each other for breaches of representations and warranties (other than with respect to taxes) are subject to minimum threshold amounts of $5 million per claim or series of related claims. There are no minimum threshold requirements or deductibles for indemnification for breaches of covenants or with respect to tax matters.

    Diageo has also agreed to indemnify General Mills against losses resulting from any liability or obligation of Pillsbury that relates to any business other than Diageo's current food business (excluding the fast food business), and General Mills has agreed to indemnify Diageo from losses resulting from all other liabilities or obligations of Pillsbury.

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
    Diageo may elect to make any required indemnification payments either in cash or in the form of shares of General Mills common stock. General Mills will make any required indemnification payments in the form of shares of General Mills common stock. For payments in the form of common stock by either party, the value per share delivered in payment will be based on the average of the high and low daily per share sales prices of General Mills common stock during the 20 full trading days preceding the payment date.

    TERMINATION AND TERMINATION FEES

    The merger agreement may be terminated, and the transaction abandoned, at any time prior to the closing date:

    - by mutual written consent of Diageo and General Mills;

    - by either Diageo or General Mills if the transaction is not completed by March 31, 2001, so long as the failure to complete the transaction by that date was not caused by a failure by the party seeking to terminate to perform its obligations;

    - by either Diageo or General Mills if approval by General Mills' stockholders of the transaction proposals contained in this proxy statement is not obtained upon a vote taken or if approval by Diageo's shareholders of the transaction is not obtained upon a vote taken;

    - by Diageo, if General Mills' Board of Directors withdraws or adversely modifies its recommendation that General Mills' stockholders approve the transaction proposals contained in this proxy statement, or by General Mills, if the Diageo Board of Directors withdraws or adversely modifies its recommendation that Diageo's shareholders approve the transaction; or

    - by either Diageo or General Mills if any governmental authority takes any final and nonappealable action prohibiting the merger or the subsidiary purchases.

    If either party terminates the merger agreement due to the failure to obtain the requisite Diageo shareholder approval or the requisite General Mills stockholder approvals, the party whose stockholders failed to give the requisite approval will be required to pay the other party a termination fee of $105 million. However, if at the time of the stockholder vote triggering the termination fee, a takeover proposal involving General Mills was publicly announced or generally known (in the case of a failed General Mills vote) or a takeover proposal involving Diageo or a competing proposal involving Pillsbury was publicly announced or generally known (in the case of a failed Diageo vote), the fee payable will be increased to $315 million. Diageo or General Mills will also be required to pay a $315 million termination fee to the other party if that other party terminates the merger agreement based on a withdrawn or adversely modified recommendation of the non-terminating party's Board of Directors. Diageo's shareholders gave their required approval of the transaction at a shareholder meeting on October 2, 2000.

    EXPENSES

    Except as otherwise specifically provided in the merger agreement or the subsidiary purchase agreements, whether or not the transaction is consummated, the parties will bear their own transaction expenses (with Diageo bearing any pre-closing expenses incurred by Pillsbury, including any fees due to Diageo's and Pillsbury's financial advisors).

THE STOCKHOLDERS AGREEMENT

    At the closing, General Mills, Diageo and the members of the Diageo stockholder group will enter into a stockholders agreement in the form agreed to and attached to this proxy statement as Appendix B. In the stockholders agreement, the Diageo entities will agree to several restrictions on their actions including their right to acquire, vote or transfer General Mills common stock. Diageo will be entitled to representation on General Mills' Board of Directors and registration rights. The provisions of the stockholders agreement are described in more detail below.

    REPRESENTATION ON THE GENERAL MILLS BOARD OF DIRECTORS

    Paul S. Walsh and John M.J. Keenan are expected to join the General Mills Board of Directors at the time we close the transaction. See "Background Information Regarding Diageo Designees to the General Mills Board of Directors." So long as the Diageo stockholder group or their permitted affiliate transferees hold at least half of the shares of General Mills common stock issued to them (the "Original Shares") under the merger agreement or the subsidiary purchase agreements or issued in respect of those shares, these two individuals or their successors (one of whom will always be the Chief Executive Officer of Diageo and the other of whom will be mutually agreed by Diageo and General Mills) will be renominated annually for election as directors of General Mills. When the Diageo stockholder group or their permitted affiliate transferees dispose of more than half of the Original Shares, so long as they continue to hold over 5% of the outstanding General Mills shares, the Chief Executive Officer of Diageo will continue to be renominated annually for election as a director of General Mills. If General Mills increases its board size to 16 or more, Diageo's designees will increase to three, and at 20 or more will increase to four, subject to reduction as the Original Shares are sold.

    VOTING RESTRICTIONS

    During the twenty-year period after the closing of the transaction or, if earlier, until the date on which the Diageo stockholder group owns less than 5% of the shares of General Mills common stock outstanding, the Diageo stockholder group will (1) vote their General Mills stock in favor of the director nominees recommended by the General Mills Board of Directors (which will include any nominees that Diageo has the right to designate) and (2) on votes relating to other matters, vote all of their shares of General Mills stock in proportion to the votes cast by the holders of shares of General Mills common stock not owned by the Diageo stockholder group.

    Notwithstanding the above restrictions, at such time as Diageo and the Diageo stockholder group hold less than 10% of the shares of General Mills common stock outstanding, they may vote their General Mills common stock at their discretion on:

    - any amendments to General Mills' Restated Certificate of Incorporation;

    - any merger, consolidation or other business combination which results in the stockholders of General Mills prior to the transaction owning less than 80% of the voting securities of the surviving entity or its ultimate parent entity;

    - any acquisition by a third party of 20% or more of the outstanding voting securities of General Mills;

    - any sale or other disposition of 20% or more of the assets of General Mills and its subsidiaries as a whole; and

    - any transaction resulting in directors on the General Mills Board of Directors immediately prior to the transaction ceasing to represent two-thirds of the board of directors of the surviving entity or its ultimate parent entity.

    RESTRICTIONS ON DIAGEO STOCKHOLDER GROUP ACTIONS

    In the stockholders agreement, Diageo and the Diageo stockholder group will agree that, during the twenty-year period after the closing of the transaction or, if earlier, until the third anniversary of the date on which Diageo and the Diageo stockholder group own less than 5% of the outstanding shares of General Mills common stock, Diageo and the Diageo stockholder group will not:

    - acquire, offer to acquire or agree to acquire any voting securities of General Mills, except pursuant to stock splits, reverse stock splits, stock dividends or distributions, or combinations or similar recapitalizations;

    - acquire, offer to acquire or agree to acquire any business or material assets of General Mills or any of its subsidiaries;

    - initiate or propose any offer by any third party to acquire any voting securities of General Mills, other than in connection with permitted transfers as described below;

    - initiate or propose any merger, tender offer, business combination or other extraordinary transaction involving General Mills or any of its subsidiaries;

    - act, alone or in concert with others, to seek to affect or influence the control of the General Mills Board of Directors or the management of General Mills, or the business, operations, affairs or policies of General Mills;

    - deposit any General Mills voting securities in a voting trust or subject any such voting securities to any proxy or other voting arrangement or agreement;

    - initiate or propose any stockholder proposal or make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote, or seek to influence any person with respect to the voting of, any General Mills voting securities, or become a participant in a solicitation with respect to General Mills voting securities;

    - form, join or in any way participate in a group (other than the Diageo stockholder group) of persons acquiring, holding, voting or disposing of any General Mills voting securities which would be required to file a statement on Schedule 13D with the Securities and Exchange Commission;

    - propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any confidential information to, any third party concerning any of the above;

    - make any statement or disclosure inconsistent with the foregoing; or

    - propose or seek an amendment or waiver of any of the above provisions of the stockholders agreement.

    TRANSFER RESTRICTIONS

    In the stockholders agreement, Diageo and the Diageo stockholder group will agree that so long as the stockholders agreement remains in effect, they will not transfer any shares of General Mills common stock, except:

    - with the prior approval of the General Mills Board of Directors;

    - before the eight-month anniversary of the closing date or after the fourteen-month anniversary of the closing date, in connection with an underwritten public offering registered under the Securities Act of 1933 in a manner designed to result in a wide distribution;

    - before the eight-month anniversary of the closing date or after the fourteen-month anniversary of the closing date, in a private transaction to a person or group that would, after giving effect to the transfer, beneficially own General Mills voting stock representing in the aggregate less than 5% of the total voting power of the outstanding General Mills voting stock, or to a person or group that is permitted to file a
      Schedule 13G under the Securities Exchange Act of 1934 (generally including institutional investors and others who acquire shares without the purpose of changing or influencing the control of General Mills) and that, after giving effect to the transfer, would beneficially own General Mills voting stock representing in the aggregate less than 10% of the total voting power of the outstanding General Mills voting stock;

    - following the fourteen-month anniversary of the closing date, according to Rule 144 under the Securities Act of 1933;

    - in connection with a business combination, tender or exchange offer or other extraordinary transaction recommended by the General Mills Board of Directors, or in connection with any other tender or exchange offer after other General Mills stockholders have tendered more than 50% of the outstanding General Mills common stock and all material conditions to the offer have been satisfied or waived by the offeror;

    - to General Mills or its subsidiaries;

    - to a financial institution acting in the capacity of trustee with respect to an exchangeable or convertible security of Diageo, but only if the terms of the security and the powers of the trustee are consistent with the rights, restrictions and limitations in the stockholders agreement and the distribution of the security and the underlying shares of General Mills common stock otherwise comply with the transfer restrictions in the stockholders agreement; or

    - to Diageo or to any controlled affiliate of Diageo or to any new Diageo holding company so long as the transferee agrees to be bound by the provisions of the stockholders agreement.

    AGREEMENT TO DISPOSE OF SHARES

    Diageo and the Diageo stockholder group will agree in the stockholders agreement to dispose of at least 75% of the Original Shares by the tenth anniversary of the closing date.

    PARTICIPATION IN SHARE REPURCHASE PROGRAMS

    Under the stockholders agreement, the Diageo stockholder group will have the right to participate in General Mills' share repurchase programs. Until the twentieth anniversary of the closing date or, if earlier, the date on which Diageo and the Diageo stockholder group own less than 5% of the shares of General Mills common stock outstanding, following the end of each fiscal year, General Mills will notify Diageo of the number of shares of General Mills common stock, if any, repurchased by General Mills during that fiscal year through general repurchase programs and the average per share price paid in the repurchases. The Diageo stockholder group will have the right to sell a pro rata portion of their holdings of General Mills common stock to General Mills at that average price upon notice to General Mills within 15 days after Diageo receives General Mills' notice. This right will not be available to the Diageo stockholder group following the first fiscal year end occurring after the closing date. However, repurchases from the closing date through the end of the first-occurring fiscal year end will be included in the next cycle for purposes of determining the number of shares repurchased, the average purchase price and the percentage of outstanding shares repurchased.

    DEMAND AND PIGGY-BACK REGISTRATION RIGHTS

    The Diageo stockholder group will be entitled to demand that General Mills register the sale of their shares of General Mills common stock a total of twelve times (demand registration rights), with no more than one registration in any nine-month period. A demand registration must cover at least $300 million worth of General Mills common stock, measured on the date of demand, unless the Diageo stockholder group holds less than $300 million worth of shares, in which case a demand registration must cover all remaining shares held by the Diageo stockholder group. Upon a demand registration request, General Mills will have the right to elect to purchase some or all of the shares requested to be registered, at a per share price equal to the average high and low per share trading price of the General Mills common stock over the twenty trading days ending on the date of the demand registration. The stockholders agreement will contain customary provisions that limit the amount of General Mills common stock registered for the Diageo stockholder group if it is inadvisable to register the number of shares requested and permit General Mills to suspend or delay a demand registration. The Diageo stockholder group is also entitled to participate in registered offerings initiated by General Mills or a third party (piggyback registration rights). All expenses incurred in connection with each registration, excluding underwriters' discounts and commissions, agents' fees and commissions and fees of counsel and accountants for the Diageo stockholder group, will be paid by General Mills.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    The executive officers and directors of General Mills and their affiliates beneficially owned General Mills common stock and options to purchase General Mills common stock as set forth under "Security Ownership by Certain Beneficial Owners and Management." General Mills is not aware of any interests that any of those individuals has in the transaction that are different from or in addition to the interests of stockholders of General Mills generally.

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
                       FINANCIAL AND BUSINESS INFORMATION

PILLSBURY

    DESCRIPTION OF BUSINESS

    Pillsbury produces and distributes leading food brands including Pillsbury refrigerated dough and other dough based goods, Old El Paso Mexican foods, Progresso soups, Green Giant vegetables, and foodservice products.

    Pillsbury operates in one segment through three divisions: Pillsbury North America, Pillsbury Bakeries and Foodservice, and Pillsbury International. Pillsbury North America produces, markets and distributes a wide range of consumer food packaged goods in the United States and Canada. Pillsbury Bakeries and Foodservice manufactures and markets products to in-store/retail bakery and foodservice businesses in the United States and Canada, and to wholesale bakery businesses in the United States. Pillsbury International produces, markets, and distributes consumer food products principally in Europe, Asia Pacific, Latin America and South Africa.

    Pillsbury's principal brands include:

Pillsbury refrigerated baked goods                        Green Giant frozen and canned vegetables
Pillsbury Grands! refrigerated biscuits and sweet rolls   Green Giant Create a Meal! meal starters
Pillsbury Toaster breakfast pastries                      Totino's frozen pizza and snacks
Hungry Jack refrigerated baked goods, dehydrated          Old El Paso Mexican foods
  potatoes, frozen pancakes and pancake mixes,            Progresso soups and Italian ingredient
                                                          foods
  waffles and syrup                                       Martha White baking mixes
Pillsbury desserts and baking mixes                       Pet-Ritz frozen pie shells
                                                          Haagen-Dazs ice cream, frozen yogurt and
                                                          sorbet products

    The category information, given in the narrative below in respect of Pillsbury, is sourced from information supplied by ACNielsen.

    PILLSBURY NORTH AMERICA. Pillsbury North America ("PNA") is the largest division in Pillsbury and comprises a number of branded food products.

    DOUGH BASED PRODUCTS. Pillsbury manufactures refrigerated ready-to-bake dough products, frozen breakfast products and frozen pizza and snacks. The majority of volume is generated by products ranked number one or two in terms of US sales revenue in the sub-categories in which they compete. Pillsbury is the category leader in refrigerated baked goods in North America. In the US, Pillsbury ranks second in the principal frozen breakfast category in which Pillsbury competes, which comprises toaster pastries, frozen waffles, and frozen pancakes. Pillsbury's frozen pizza and hot snacks products are sold under the Totino's and Jeno's brand names. Pillsbury is the category leader in the United States in terms of sales volume in the combined frozen pizza and hot pizza snacks category.

    Refrigerated baked goods include regular and premium biscuits and specialty products, such as sweet rolls, breads, cookies, and refrigerated and frozen pie crusts, sold under brand names including Pillsbury, Hungry Jack and Pet-Ritz. Frozen breakfast products include pancakes, waffles, and Toaster Strudel and Scrambles pastries. These products are produced at plants in Illinois, Indiana, Tennessee, and Texas, and at a plant in Canada. Frozen pie shells are produced at a facility in Georgia. Pizza products and snacks are primarily manufactured at a facility in Ohio.

    DESSERT AND SPECIALTY PRODUCTS. Pillsbury is a major participant in the dessert and specialty product businesses in the United States. Dessert and baking mix products include cakes, frostings, brownies, specialty bread mix products, muffins, flour, cornmeal and grits. In the United States, Pillsbury ranks second in desserts and baking mixes, family flour, and pancake mixes and syrup. These products are made by Pillsbury in Tennessee and by third parties through contract manufacturing arrangements elsewhere. These products are marketed under the Pillsbury, Hungry Jack and Martha White brand names. Pillsbury participates in the dry side dish business, selling dehydrated potatoes under the Hungry Jack brand name. Pillsbury's potato products are produced under a contract manufacturing arrangement in Idaho.

    VEGETABLES. The vegetables business is a leading marketer of branded frozen and shelf stable vegetables in the United States. Pillsbury has focused on high quality premium-priced vegetables, which are marketed under the Green Giant brand name. In fiscal 2000, Pillsbury's vegetable products represented approximately 20% of the total US sales of frozen and canned vegetables, with Green Giant the sales leader in the combined frozen/canned vegetable segment. Pillsbury's other marketed brand names include B in B and LeSueur. Green Giant canned vegetables are processed by Seneca under a long term supply agreement. In addition to the United States, PNA is the sales leader in shelf stable and frozen vegetables in Canada, marketed primarily under the Green Giant brand name.

    MEXICAN FOODS. PNA is a leading US producer of a wide variety of Mexican food products marketed primarily under the Old El Paso brand name. Old El Paso participates in the shelf stable salsa, taco, dinner kit, canned refried beans and seasoning categories. In total, the division's Mexican sauces and shelf stable Mexican meal items are the US sales leader in the Mexican food category. Production of Mexican foods is primarily based in plants located in Missouri and Texas.

    SOUPS AND INGREDIENT FOODS. Pillsbury manufactures and markets soups and Italian ingredients. Progresso is a major participant in the ready-to-serve soup category and is the second leading brand in the US canned soup industry. Additionally, Progresso offers a number of specialty Italian ingredient products, including breadcrumbs, seafood pasta sauces, beans, tomatoes, olive oil, vinegar and specialty appetizers. Production of Progresso soups and ingredients is primarily based in plants located in Georgia, New Jersey and Missouri.

    SALES ORGANIZATION. In March 2000, PNA announced a major change in its method of selling all of its products. All Pillsbury businesses, including frozen products, are now handled by Pillsbury direct sales teams for its largest customers. Pillsbury's smaller customers and selling activities at all customers' retail stores are handled by Crossmark, Inc., a national broker.

    FROZEN DESSERTS JOINT VENTURE. The joint venture between Pillsbury and Nestle USA was formed in October 1999 for the manufacture, marketing and distribution of Haagen-Dazs and Nestle ice cream products in the United States. PNA also has approximately 220 Haagen-Dazs franchised retail outlets concentrated in the northeastern United States, Florida and California, which are operated separately from the ice cream joint venture with Nestle USA.

    COMPETITION. The branded food business in North America is highly competitive. The majority of PNA products are sold through various types of retail outlets, such as large supermarkets, medium-sized and small grocery stores and convenience stores. Although this division's products are generally either the category leader or a major participant, they face intense competition from other manufacturers' products. PNA competes mainly on the basis of quality, consumer loyalty and price. The division spends significant amounts on advertising, marketing and promotion to strengthen the appeal of its brands and to reinforce the quality image with which many of the products are associated.

    The division's major competitors in the branded foods business tend to be large national and international companies such as General Mills in dessert and baking mixes, Kellogg in breakfast products, Kraft Foods in frozen pizza, Del Monte and Dean Foods in vegetables, Nestle and Earthgrains in refrigerated dough, Campbell Soup in Mexican foods and soups, Ben & Jerry's, Mars and Unilever in frozen desserts, and, to a lesser extent, private label and regional companies. In addition to competition from other brands, PNA faces competition from generic food products. The division is also affected by consumer trends emphasizing healthy eating, convenience and eating away from home.

    PILLSBURY BAKERIES AND FOODSERVICE. Pillsbury Bakeries and Foodservice manufactures and markets bakery products to in-store/retail bakery, foodservice and wholesale bakery businesses in the United States and to the in-store/retail bakery and foodservice industry in Canada. Pillsbury Bakeries and Foodservice also manufactures and markets certain non-bakery branded products for foodservice businesses. Its products include a wide range of Pillsbury branded bakery products and baking mixes, as well as Old El Paso and Progresso branded non-bakery products. Recent acquisitions enhanced the position of the Pillsbury Bakeries and Foodservice division as a manufacturer and supplier of frozen unbaked and pre-baked dough products, as a manufacturer of variety and specialty bread concentrates for wholesale bakers, and as a leading manufacturer of high-quality frozen, partially baked breads and rolls for foodservice and in-store/retail bakery customers. The manufacturing facilities for the Pillsbury Bakeries and Foodservice division are located in Arizona, California, Florida, Georgia, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Ohio, New Jersey, New York, Pennsylvania, Oklahoma, and five locations in Canada.

    COMPETITION. The wholesale bakery, in-store/retail bakery and foodservice industries are highly competitive. The division's major competitors include International Multifoods and General Mills in the bakery mix business, Sara Lee and Rich Products in frozen bakery and Campbell Soup and Nestle in the non-bakery foodservice regions. The division competes on the basis of quality, technical support, innovation and price.

    PILLSBURY INTERNATIONAL. Pillsbury International operates through subsidiaries and joint ventures to manufacture and market the Pillsbury, Green Giant, Haagen-Dazs and Old El Paso brands and other local brands outside the United States and Canada. Pillsbury International also exports these major Pillsbury brands to regions outside the United States and Canada.

    LATIN AMERICA AND AFRICA. Pillsbury International operates through two subsidiaries in Argentina: La Saltena and Deli France. La Saltena manufactures and sells refrigerated dough products and fresh pasta, and Deli France is a bakery and foodservice company. In Brazil, Pillsbury manufactures and markets pasta primarily under the Frescarini brand. In Venezuela, canned meat spreads are produced and sold through the Diveca subsidiary. In Puerto Rico, refrigerated baked goods are manufactured and marketed under the Productos Kikuet brand. Elsewhere in the region, Pillsbury's brands are distributed in Mexico, Colombia, Caribbean Islands, Peru and other countries. Pillsbury baked goods are also manufactured and distributed throughout the southern part of Africa. Latin America and Africa accounted for approximately 4% of total Pillsbury sales for fiscal year 2000.

    ASIA PACIFIC. In Australia and New Zealand, Pillsbury manufactures and sells chilled pasta and Old El Paso Mexican food. Haagen-Dazs is marketed across the region through joint ventures in Japan, Taiwan, Korea, the Philippines and Thailand. Green Giant vegetables are marketed through a subsidiary in Taiwan and through distributors elsewhere in the region. Chinese dumplings are manufactured and marketed under the Wanchai Ferry brand in Hong Kong and China. In India, whole-wheat flour is produced and marketed under the Pillsbury brand through a joint venture. Asia Pacific accounted for approximately 4% of total Pillsbury sales for fiscal year 2000.

    EUROPE. Pillsbury International markets and manufactures Pillsbury, Haagen-Dazs, Green Giant and Old El Paso brands, together with the Jus-rol pastry brand in the United Kingdom and the Knack and Back refrigerated dough brand in Germany. Manufacturing facilities for Haagen-Dazs are located in France, for Green Giant in France and Spain and for Old El Paso in the Netherlands and Spain. This region also includes Israel and the Middle East countries where the Haagen-Dazs, Old El Paso,

Green Giant and Pillsbury brands are distributed. Europe accounted for approximately 6% of total Pillsbury sales for fiscal year 2000.

    COMPETITION. The competition to Pillsbury International varies by country, ranging from large international companies to smaller national and regional companies. The division competes mainly on the basis of brand, quality and price.

    ACQUISITIONS AND DISPOSALS. Pillsbury has made several acquisitions and dispositions during the last five years. In February 2000, Pillsbury acquired DCA Bakery, a manufacturer of bakery mixes, fillings, icings and glazes that sells to the bakery industry in both the United States and Canada. Also in fiscal 2000, Pillsbury acquired several businesses in the Asia Pacific and Latin America regions, including Forno de Minas, a cheese bread business in Brazil. In May 1999, Pillsbury acquired Hazelwood Farm Bakeries, one of the largest manufacturers in the United States of frozen unbaked and par-baked dough products for both in-store/retail businesses as well as the bakery foodservice industry. In October 1998, Pillsbury acquired the bakery products division of Heinz which provided the Pillsbury Bakeries and Foodservice division with two new product offerings, frozen unbaked bagels and frozen unbaked bread dough. Also in fiscal 1999, Pillsbury made three acquisitions outside of the United States including Productos Kikuet, Puerto Rico's largest refrigerated dough company, Haagen-Dazs Pinedale, a distributor of Haagen-Dazs ice cream in Hong Kong, and Pasta Fresca, a leading brand of chilled pasta and sauces in New Zealand. In fiscal 1997, Pillsbury acquired Deli France, a bakery and foodservice company in Argentina. In fiscal 1996, Pillsbury acquired Pasta House, the sales leader in Australia in fresh pasta and sauces, and Frescarini, Brazil's leading brand of refrigerated dough and fresh pasta.

    In recent years, Pillsbury has disposed of a number of its non-strategic businesses. In June 2000, Pillsbury sold its Pacific Star distribution business in Mexico. In March 1999, Pillsbury sold six regional branded businesses in the United States which included Underwood Meat Spreads, B&M Baked Beans, Ac'cent and Sa-son Ac'cent flavor enhancers, Las Palmas ethnic Mexican food and Joan of Arc canned beans. Also in fiscal 1999, Pillsbury sold the Jus-rol potato business in the United Kingdom. In fiscal 1997, Pillsbury sold Aunt Nellie's Farm Kitchens, a vegetables business in the United States. In fiscal 1996, Pillsbury sold the Dixie Lily rice and bean business, and the Primo Foods business in Canada.

    In October 1999, Pillsbury and Nestle USA formed a joint venture comprising the Nestle USA Novelty ice cream business and Pillsbury's US Haagen-Dazs frozen dessert business. The joint venture, Ice Cream Partners USA, LLC, merged the US assets of Haagen-Dazs and the assets of Nestle's USA Ice Cream Division. The parent companies retained ownership of the brands and applicable technology, and licensed them to the joint venture. The joint venture does not include either party's international operations or the Haagen-Dazs US retail shop system. The joint venture is governed primarily by limited liability company operating agreement, which provides for shared management and control of the joint venture by Pillsbury and Nestle.

    The Ice Cream Partners USA operating agreement gives Nestle the option to purchase Pillsbury's ownership interest in the joint venture upon the occurrence of certain events, including a change of control of Pillsbury. General Mills acquisition of Pillsbury may constitute such an event. If exercisable, the option is at a price equal to a premium over the fair market value of Pillsbury's ownership interest in Ice Cream Partners USA (as determined by an independent valuation) plus an additional US$150 million. In the event that Nestle exercises this option, Pillsbury has the right to sell to Nestle its international frozen dessert products business outside of the United States, including the Haagen-Dazs brand, for a price equal to a premium over its fair market value. Nestle also has exclusive negotiation rights for a period of 30 days to purchase Pillsbury's international frozen dessert products business prior to Pillsbury being able to sell those operations to a third party. In its negotiations with Diageo, General Mills did not assume that Nestle would exercise its option to purchase Pillsbury's ownership interest in the Ice Cream Partners joint venture, and the merger agreement does not provide for any adjustment of terms in the event Nestle exercises its option. In this regard, General Mills noted that, as described above, Nestle would be required to pay a premium over fair market value in the event it were to exercise the option, and would not in any event be able to exercise the option until after General Mills completes its acquisition of Pillsbury. The Ice Cream Partners joint venture is not material to Pillsbury's results of operations.

GENERAL MILLS' INTEGRATION AND DIVESTITURE PLANS

    General Mills expects to complete the acquisition of Pillsbury in late calendar 2000, following receipt of required regulatory clearances and stockholder approvals and satisfaction of the other conditions contained in the merger agreement. General Mills estimates that it will achieve cost savings of approximately $400 million annually by fiscal 2003 through streamlining of general and administrative functions, greater supply chain efficiencies, synergies in selling and marketing activities, and increased economies of scale.

    General Mills plans to divest the Pillsbury North American dessert mix business, as well as Pillsbury's United States Green Giant canned vegetable business. We expect to complete these divestitures by the end of fiscal 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    Pillsbury's principal business is its branded packaged food businesses in the United States with a business strategy to strengthen and increase consumer appeal for its branded products. Pillsbury's foodservice and bakery business strategy is to grow the business through organic growth and with tactical acquisitions to enable the business to become a major supplier to both the wholesale and retail food industries in the United States and Canada. Pillsbury's international business strategy is to pursue growth in other areas of the world by focusing on the Pillsbury key brands, as well as select local brands and foodservice opportunities.

    As a part of Diageo, the Pillsbury capital and debt structure has been determined principally by intercompany financing of the Pillsbury acquisition by Grand Metropolitan Public Limited Company (now a wholly owned subsidiary of Diageo) in 1989 and by Pillsbury's acquisition of Pet Incorporated in 1995 as well as other Pillsbury acquisitions. This structure is highly leveraged, resulting in significant interest expense for Pillsbury.

    The merger agreement provides that at the closing of the combination with General Mills, Pillsbury will have an aggregate of up to $5.142 billion of debt, consisting of existing third party debt and new debt. Pillsbury will distribute the proceeds of this new debt to Diageo prior to closing, at Pillsbury's election, either as a dividend and/or by repaying intercompany obligations. At the time the transaction is completed, Pillsbury and Diageo will settle all remaining intercompany obligations owed by any Pillsbury entity to any Diageo entity (other than those being acquired by General Mills), and any receivables of any Pillsbury entity owed by any such Diageo entity to a Pillsbury entity (by way of capital contribution or dividend in kind).

    In the discussion below, organic movement refers to the local currency movements excluding the impact of acquisitions and disposals.

YEAR ENDED JUNE 30, 2000 COMPARED WITH YEAR ENDED JUNE 30, 1999

                                                              YEAR ENDED JUNE 30
                                                              -------------------
SELECTED FINANCIAL INFORMATION                                  2000       1999
------------------------------                                --------   --------
                                                                ($ IN MILLIONS)
Net sales...................................................   6,078      6,137
Cost of sales...............................................   3,438      3,467
Selling, general and administrative.........................   1,853      1,930
Amortization of intangibles.................................     206        201
Unusual expense items.......................................      63         93
Earnings before interest, taxes and earnings from joint
  ventures..................................................     533        398
Interest expense, net, factoring and other charges from
  affiliated companies......................................     700        621
Net (loss)..................................................    (141)      (230)

    In fiscal 2000, reported sales for Pillsbury declined 1% as sales increases from acquisitions were more than offset by the absence of Haagen-Dazs sales due to the October 1999 formation of the ice cream joint venture with Nestle, the sales of which are not included in Pillsbury's net sales, and by lower sales from several product lines. Sales on an organic basis were flat. The fiscal 2000 net loss of $141 million improved from a fiscal 1999 net loss of $230 million due principally to a 4% decrease in selling, general and administrative expenses (principally from the absence of Haagen-Dazs selling, general and administrative expenses and lower selling and brokerage costs) and lower unusual expense items (restructuring and acquisition integration costs) that more than offset an increase in interest expense, net, factoring and other charges from affiliated companies.

    In the discussion below, consumer takeaway represents sales of Pillsbury products in the retail grocery channel, not net sales of Pillsbury. The percentage movements shown for consumer takeaway by category are given, as they are regarded as the most meaningful comparison to determine market performance because it provides an accurate basis of measurement for Pillsbury products within a particular category, compared to the growth of the overall category and to other competitors. The consumer takeaway and category information provided below is sourced from information supplied by ACNielsen.

    In PNA, volume and net sales declined 2% on an organic basis reflecting the strong competitive environment in refrigerated baked goods, frozen breakfast, frozen vegetables, and Mexican foods and reduced marketing spending on shelf stable vegetables. Marketing investment as a percentage of net sales rose
2 percentage points over last year as the decline in sales was greater than the decrease in marketing spending.

    Within dough based products, Refrigerated Baked Goods net sales and consumer takeaway declined 3% and 2% respectively while the category grew 1%. In Frozen Breakfast, net sales declined 7% while consumer takeaway was off 5% and the category declined 2%. In Frozen Pizza and Snacks, net sales increased 9% with consumer takeaway up 8% primarily driven by category growth of 9%.

    In non-dough products, Desserts and Specialty Products net sales increased 1% but consumer takeaway and the category declined 1%. In Green Giant Shelf Stable, net sales declined 15% and consumer takeaway was off 9% while the category declined 1%. In Green Giant Frozen, net sales and consumer takeaway declined 10% and 7% respectively and the category declined 2%. In Progresso, net sales of ready-to-serve soup were up 17% and consumer takeaway increased 14% driven by effective advertising and the total canned soup category was flat. Mexican net sales declined 7% with a 4% drop in consumer takeaway while the category grew 4%.

    In Bakeries and Foodservice, a 5% organic increase in volume was achieved due principally to continued growth in frozen dough from biscuits and cookies. Volume in absolute terms increased 35% over last year including a full year of Heinz bakery products (9 months previous year), a full year of

Hazelwood Farms Bakeries (versus one month in fiscal 1999) and approximately four months from the recent DCA Bakery acquisition. Net sales increased 30% to $1,245 million.

    Pillsbury International organic volume and net sales grew 1% and 4% respectively. International recorded strong growth in Europe and Asia Pacific regions while organic volume declined in Latin America from difficult economic conditions in Argentina and Brazil.

    Unusual expense items in the year ended June 30, 2000 amounted to $63 million before income tax benefits. Included were $38 million in restructuring costs for Pillsbury's March 2000 reorganization which included 400 employee terminations and transition payments to a new sales broker;
$17 million for integration costs related to the acquisitions of DCA Bakery, Hazelwood Farms Bakeries and the bakery products division of Heinz; and $8 million for costs incurred in connection with the creation of the ice cream joint venture with Nestle USA.

    Unusual expense items in the year ended June 30, 1999 amounted to $93 million before income tax benefits. Included were $28 million for integration costs related to the acquisitions of Hazelwood Farms Bakeries and the bakery products division of Heinz; and $65 million for the closure of a Haagen-Dazs production facility in New Jersey.

    CASH FLOW

    A summary of Pillsbury's cash flow for the two years ended June 30, 2000 is as follows:

                                                              YEAR ENDED JUNE 30
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                ($ IN MILLIONS)
From operations.............................................     128        235
Net capital expenditures....................................    (258)      (303)
Acquisitions of businesses..................................    (172)      (526)
Disposals of businesses.....................................       7        221
External debt, net..........................................       5       (117)
Net borrowings from affiliated companies....................     303        957
Dividends...................................................      (7)      (482)
Other.......................................................       5         14
                                                                ----       ----
Increase (decrease) in cash and cash equivalents............      11         (1)
                                                                ====       ====

    In fiscal 2000, cash requirements for capital expenditures of $258 million and acquisitions of businesses (principally foodservice and bakery acquisitions) for $172 million were met by cash inflow from operations of $128 million (net of $628 million for interest) and an increase ($303 million) in net borrowings from financing affiliated companies of Diageo under Diageo's centralized cash management system. In fiscal 1999, net cash flow was flat as cash inflows from operations ($235 million, net of $555 million for interest), disposals of businesses ($221 million), and net borrowings from affiliated companies
($957 million) were offset by capital expenditures ($303 million), acquisitions of foodservice and other businesses ($526 million), external debt repayments ($117 million), and dividends ($482 million).

YEAR ENDED JUNE 30, 1999 COMPARED WITH 9 MONTHS ENDED JUNE 30, 1998 (AND
  COMPARED WITH YEAR ENDED JUNE 30, 1998)

    In fiscal 1998, Pillsbury changed its year end from September 30 to June 30. The following discussion of sales for the year ended June 30, 1999 has been prepared based on a comparison to the unaudited results of Pillsbury for the year ended June 30, 1998.

                                                                           9 MONTHS   UNAUDITED
                                                              YEAR ENDED    ENDED     YEAR ENDED
                                                               JUNE 30     JUNE 30     JUNE 30
                                                              ----------   --------   ----------
SELECTED FINANCIAL INFORMATION                                   1999        1998        1998
------------------------------                                ----------   --------   ----------
                                                                       ($ IN MILLIONS)
Net sales...................................................     6,137      4,502       6,008
Cost of sales...............................................     3,467      2,550          (a)
Selling, general and administrative.........................     1,930      1,489          (a)
Amortization of intangibles.................................       201        150          (a)
Unusual expense items.......................................        93         60          (a)
Earnings before interest, taxes and earnings from joint
  ventures..................................................       398        272          (a)
Interest expense, net, factoring and other charges from
  affiliated companies......................................       621        459          (a)
Net (loss)..................................................      (230)      (164)         (a)

------------------------

(a) Not available

    Net sales for Pillsbury increased $129 million (2%) from $6,008 million in the year ended June 30, 1998 to $6,137 million in the year ended June 30, 1999. On an organic basis, net sales were up 2% compared to the year ended June 30, 1998 reflecting growth in all three divisions. Organic volume was up 1% for the year.

    In the discussion below, consumer takeaway represents sales of Pillsbury products in the retail grocery channel, not net sales of Pillsbury. The percentage movements shown for consumer takeaway by category are given, as they are regarded as the most meaningful comparison to determine share of total sales. The consumer takeaway information provided below is sourced from information supplied by ACNielsen.

    In PNA, volume for the year was flat. Organic net sales growth was 1% for the year. In Refrigerated Baked Goods, net sales and consumer takeaway were up 2%. In Frozen Breakfast, net sales were up 8% and consumer takeaway up 9% with consumer takeaway of toaster pastry up 19% following an increase in production capacity. In Desserts and Specialty Products, net sales and consumer takeaway declined 4%. In Green Giant Shelf Stable, volume and net sales increased 11% and 17% respectively. In Green Giant Frozen, volume was off 1% and net sales declined 4%. In Progresso, net sales of ready-to-serve soup increased 11% and consumer takeaway was up 10%. Mexican net sales in North America continued to decline and were 6% less than the prior year. Internationally, the Old El Paso brand continued to perform well with net sales in Europe up 35%.

    In Bakeries and Foodservice, a 5% organic increase in volume was achieved. Volume increased 29% including the acquisitions of the Heinz bakery products unit in October 1998 and of the Hazelwood Farms Bakeries business in May 1999. Net sales increased 17%.

    A number of tactical acquisitions were made in the International business, but weaker economic conditions in Japan, Brazil and Argentina depressed results. Volume on a comparable basis was in line with last year, however net sales were up 4% due to price increases and mix improvements.

    Unusual expense items in the 9 months ended June 30, 1998 were $60 million before income tax benefits and included $58 million arising from employee stock option plans where the performance criteria were waived following the merger of Grand Metropolitan Public Limited Company and Guinness PLC in December 1997.

    CASH FLOW

    A summary of the cash flow for the 9 months ended June 30, 1998 is as follows:

                                                              9 MONTHS ENDED
                                                                  JUNE 30
                                                              ---------------
                                                                   1998
                                                              ---------------
                                                              ($ IN MILLIONS)
From operations.............................................        (23)
Net capital expenditures....................................       (204)
Acquisitions of businesses..................................        (16)
Disposals of businesses.....................................         28
External debt, net..........................................        (12)
Net borrowings from affiliated companies....................        214
Dividends...................................................         (4)
Other.......................................................          3
                                                                   ----
Decrease in cash and cash equivalents.......................        (14)
                                                                   ====

    In the 9 months ended June 30, 1998, cash requirements for capital expenditures of $204 million were principally provided by an increase in net borrowings from affiliated companies as there was a cash outflow of $23 million from operations (of which $409 million was for interest).

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISKS

    RISK MANAGEMENT

    Pillsbury's funding, liquidity and exposure to interest rate and foreign exchange rate risks are managed by Diageo's treasury department on a group wide basis.

    COMMODITY PRICE RISK

    Certain raw materials used in the production/distribution of Pillsbury's products are exposed to price fluctuations. This risk is managed through an integrated set of financial instruments including purchase orders, non-cancellable contracts, futures contracts, futures options and swaps. Pillsbury uses these financial instruments to hedge anticipated purchases of wheat flour, soybean oil, corn flour and anticipated usage of diesel fuel. Commodity futures are then either sold at the time the raw material is purchased or they are exchanged with the company manufacturing the raw material to determine the contract price. Commodity contracts are held in the balance sheet at fair value but any gains or losses are deferred until the contracts are sold or exchanged. As of June 30, 2000, Pillsbury has unrealized losses of $2 million on open futures and options contracts for anticipated future purchases of wheat flour, soybean oil and corn flour and deferred losses of $2 million on closed contracts. Anticipated profits from the sale of the finished goods are expected to cover these losses. The estimated maximum potential one-day loss at fair value on the open futures and option contracts as of June 30, 2000 is approximately $700,000. The estimated maximum one-day loss was calculated using loss-limits in place at the exchanges in which Pillsbury does business (principally the Kansas City Board of Trade).

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined balance sheet of General Mills as of August 27, 2000 and the unaudited pro forma combined statements of earnings of General Mills for the 13 weeks ended August 27, 2000 and for the fiscal year ended May 28, 2000 have been prepared to illustrate the effects of the following transactions:

    - General Mills' purchase of Pillsbury. In the merger agreement, General Mills agreed to issue to the Diageo stockholder group 141 million shares of General Mills common stock as consideration for Pillsbury. See "Description of the Transaction--The Merger Agreement." In the stockholders agreement, Diageo will agree to certain voting, holding, transfer and disposal restrictions on these shares. See "Description of the Transaction--The Stockholders Agreement."

    - Pillsbury will have an aggregate of up to $5.142 billion of debt when we complete the transaction. This debt will consist of existing third party debt and new third party debt arranged prior to completing the transaction. Pillsbury will distribute the proceeds of the new debt to Diageo prior to that time (either as a dividend and/or by way of repayment of intercompany debt) and Diageo and Pillsbury will settle any remaining intercompany debt owing to Diageo and its continuing affiliates at the time we complete the transaction. See "Description of the Transaction--The Merger Agreement--Pillsbury Debt."

    The unaudited pro forma combined financial information does not include any transaction adjustment for existing Diageo equity plans for current Pillsbury employees. As more fully described under "Description of the Transaction--The Merger Agreement--Employee and Related Matters," Diageo has agreed to vest all current equity awards held by Pillsbury employees, and we have agreed, for employees not covered by collective bargaining agreements, to provide benefits no less favorable in the aggregate than current Pillsbury plans for the first year following the closing date.

    We prepared the unaudited pro forma combined financial information on the basis that the transaction is successfully completed. Therefore, this financial information does not reflect the termination fees that we describe under "Description of the Transaction--The Merger Agreement--Termination and Termination Fees."

    The unaudited pro forma combined balance sheet as of August 27, 2000 gives effect to the transaction and anticipated borrowings by Pillsbury as if they had occurred on August 27, 2000. The unaudited pro forma combined statements of earnings for the 13 weeks ended August 27, 2000 and for the fiscal year ended May 28, 2000 assume the transaction and anticipated borrowings were effected on May 31, 1999. We will account for the transaction under the purchase method. For purposes of preparing the General Mills' consolidated financial statements, General Mills will establish a new basis for Pillsbury's assets and liabilities based upon their fair values and the purchase price paid by General Mills for Pillsbury, including the costs of the transaction. General Mills has not yet made a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values. We have not yet made this determination because our access to relevant information required to complete such an evaluation has been limited by regulatory constraints and by time constraints. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and we have made them solely for purposes of developing the pro forma combined financial information. General Mills has begun a study to determine the fair value of certain of Pillsbury's assets and liabilities. We expect that this study will be completed within six months after the completion of the transaction and may provide a different valuation for items such as inventories, fixed assets, intangibles and deferred income taxes than we have assumed in the transaction adjustments. We would make appropriate changes to the purchase accounting adjustments. The final allocation may be different from the amounts reflected in this proxy statement; however, we do not expect that any material accruals would be needed in order to give recognition to any reasonably possible losses.

    The unaudited pro forma balance sheet does not give effect to any potential payment by Diageo to General Mills of all or a portion of the escrow fund established for a contingent payment. We describe this fund and the provisions under which General Mills may receive payments in detail under "Description of the Transaction--The Merger Agreement--Contingent Payment by Diageo to General Mills." We will account for any interest earned by the escrow fund as interest income. We will account for any remaining payments from the escrow fund as a reduction of the purchase price consideration.

    The unaudited pro forma combined statements of earnings do not include pro forma adjustments to reflect cost savings from synergies which may be achievable subsequent to the closing of the transaction or the impact of nonrecurring items directly related to the transaction. The unaudited pro forma combined balance sheet as of August 27, 2000 includes the estimated costs associated with the transaction.

    The accompanying notes to the unaudited pro forma combined financial statements describe the pro forma adjustments and the assumptions on which they are based.

    We are presenting the unaudited pro forma combined financial statements for illustrative purposes only to aid you in your analysis of the financial aspects of the transaction. You should not rely on the unaudited pro forma combined financial information as reflecting the combined financial position or results of operations that General Mills would have realized had General Mills and Pillsbury been a single entity during the periods presented. In addition, the unaudited pro forma combined financial information does not necessarily reflect the future results that the combined company will experience after the transaction. You should read the unaudited pro forma combined financial statements and related notes in conjunction with the historical financial statements of General Mills and Pillsbury. The annual reports and other information that we have filed with the Securities and Exchange Commission contain the historical financial statements and related notes of General Mills. See "Additional Information--Where You Can Find More Information." You can find the historical combined financial statements and related notes of Pillsbury on pages F-1 through F-24 in this proxy statement. See also "Selected Historical Financial Data of Pillsbury" and "Financial and Business Information-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                        PRO FORMA COMBINED BALANCE SHEET
                             AS OF AUGUST 27, 2000
                           (IN MILLIONS) (UNAUDITED)

                                                                                    PRO FORMA (A)
                                                     GENERAL                  --------------------------
                                                      MILLS      PILLSBURY    TRANSACTION
                                                    HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                                    ----------   ----------   -----------       --------
Cash and cash equivalents.........................    $    53     $    56                       $   109
Receivables, net..................................        556         441                           997
Inventories.......................................        558         468            10 (b)       1,036
Prepaids and other current assets.................         78         105                           183
Deferred income taxes.............................         66                                        66
                                                      -------     -------       -------         -------
    Total Current Assets..........................      1,311       1,070            10           2,391
                                                      -------     -------       -------         -------
Land, buildings and equipment at cost, net........      1,421       1,412               (c)       2,833
                                                                                 (6,648)(d)
Other assets (including intangibles)..............      2,037       6,982         8,739 (e)      11,110
                                                      -------     -------       -------         -------
    Total Assets..................................    $ 4,769     $ 9,464         2,101         $16,334
                                                      =======     =======       =======         =======
Accounts payable..................................    $   617     $   472            50 (f)     $ 1,139
Current portion of long-term debt.................        368          43           (43)(g)         368
Notes payable.....................................      1,153                                     1,153
Accrued taxes.....................................        178         129                           307
Accrued payroll...................................         99          99                           198
Other current liabilities.........................        165         244                           409
                                                      -------     -------       -------         -------
    Total Current Liabilities.....................      2,580         987             7           3,574
                                                      -------     -------       -------         -------
Long-term debt....................................      1,918       7,647        (2,505)(g)       7,060
Deferred income taxes.............................        302       1,036        (1,070)(h)         268
Deferred income taxes--tax leases.................         90                                        90
Other liabilities.................................        181         412                           593
                                                      -------     -------       -------         -------
    Total Liabilities.............................      5,071      10,082        (3,568)         11,585
                                                      -------     -------       -------         -------
Common stock......................................        696       3,169         1,882 (i)       5,747
Retained earnings.................................      2,195      (3,774)        3,774 (i)       2,195
Treasury stock....................................     (3,051)                                   (3,051)
Unearned compensation.............................        (63)                                      (63)
Accumulated other comprehensive income............        (79)        (13)           13 (i)         (79)
                                                      -------     -------       -------         -------
    Total Stockholders' Equity....................       (302)       (618)        5,669           4,749
                                                      -------     -------       -------         -------
    Total Liabilities and Equity..................    $ 4,769     $ 9,464         2,101         $16,334
                                                      =======     =======       =======         =======

NOTES TO PRO FORMA COMBINED BALANCE SHEET

(a) The accompanying pro forma combined balance sheet combines the General Mills balance sheet as of August 27, 2000 with the Pillsbury balance sheet as of June 30, 2000 as if the transaction had been consummated at August 27, 2000. The Pillsbury historical balance sheet includes those assets and liabilities either directly attributable to Pillsbury or that have been allocated to Pillsbury based upon methods considered reasonable by Diageo's management. This pro forma combined balance sheet includes the assets and liabilities of businesses which may be divested. We have not finally determined the businesses to be divested or the form of the dispositions. The process to identify the businesses to be disposed of includes (1) determining any actions to be taken in obtaining clearance from the Federal Trade Commission and other regulatory authorities and (2) fully assessing other minor businesses which may not be strategic fits within the combined entity. We expect this process to be completed within six months of closing of the transaction. We therefore cannot reflect the impact of any such divestitures on the pro forma combined balance sheet. We do not expect any adjustments to the pro forma combined balance sheet as a result of planned dispositions would be material. Also, the debt on this pro forma combined balance sheet does not reflect a reduction for any estimated proceeds associated with businesses which may be divested subsequent to the transaction.

(b) This estimated adjustment for inventories is to reflect the new book basis for the Pillsbury inventories, using the purchase method of accounting.

(c) It is assumed that the new book basis of the combined fixed assets from Pillsbury using the purchase method of accounting is substantially the same as the historical net book value to Pillsbury since Pillsbury completed valuations of land and buildings as the result of acquisitions in fiscal 2000, 1999, 1998, 1995 and 1989, and recent capital expenditures (aggregating $800 million in last three fiscal years) represent a significant portion of gross fixed assets at June 30, 2000
    ($2,166 million).

(d) This adjustment is to eliminate the book basis of intangible assets on the Pillsbury balance sheet as of the closing.

(e) This adjustment represents the difference between the estimated market valuation of the General Mills stock to be issued in the transaction ($5,051 million, based on the average closing price on the New York Stock Exchange for the trading days from July 12, 2000 through July 19, 2000) and the net value of the estimated amounts preliminarily assigned to identifiable assets acquired less liabilities assumed in the transaction. This estimated amount will ultimately be assigned to the identifiable assets acquired, less liabilities assumed in the transaction and then to identified intangible assets and goodwill as required by the application of the purchase method of accounting. Our valuation study discussed in the introduction to these pro forma financial statements may identify other intangible assets, other than goodwill, such as brands. We believe these other intangibles would have indefinite lives and therefore use of a 40-year maximum amortization period will be appropriate.

(f) This adjustment represents the estimated accrued transaction costs to be incurred as the transaction is completed. The costs are primarily General Mills' financial advisory, legal, accounting and similar expenses.

(g) These adjustments are to reduce the total debt (current and long-term) on the Pillsbury balance sheet to the $5,142 million external debt that should be on the Pillsbury balance sheet at closing pursuant to the merger agreement. Pillsbury and Diageo will settle all remaining long-term debt at the completion of the transaction.

(h) This estimated adjustment for deferred taxes is to eliminate the book basis of deferred income taxes on the Pillsbury balance sheet as of June 30, 2000 and reflect the tax effect on the difference between the new book basis and the tax basis of the combined assets and liabilities of Pillsbury, using the purchase method of accounting.

(i) These adjustments are to eliminate the Pillsbury stockholders' equity as of the closing and to record the estimated market valuation ($5,051 million, based on the average closing price on the New York Stock Exchange for the trading days from July 12, 2000 through July 19, 2000) of the General Mills stock to be issued in the transaction.

                   PRO FORMA COMBINED STATEMENTS OF EARNINGS
                (IN MILLIONS, EXCEPT PER SHARE DATA)(UNAUDITED)

                                                                                PRO FORMA(A)
                                                                           -----------------------
                                                   GENERAL
                                                    MILLS       PILLSBURY  TRANSACTION
13 WEEKS ENDED AUGUST 27, 2000                     HISTORICAL   HISTORICAL ADJUSTMENTS    COMBINED
-------------------------------------------------    ------      ------     -------       -------
Sales............................................    $1,675      $1,307             (c)   $ 2,982
  Cost of sales..................................       653         760                     1,413
  Selling, general and administrative............       726         411           4 (d)     1,141
  Interest, net..................................        55         193        (103)(e)       145
  Unusual items..................................                    46                        46
                                                     ------      ------     -------       -------
Earnings (loss) before taxes and earnings of
  joint ventures.................................       241        (103)         99           237
Income taxes (benefit)...........................        85         (18)         46 (f)       113
Earnings from joint ventures.....................         3          22                        25
                                                     ------      ------     -------       -------
Net earnings (loss)..............................    $  159      $  (63)         53       $   149
                                                     ======      ======     =======       =======
Earnings per share--basic........................    $ 0.56         N/A         N/A       $  0.35
Average number of common shares..................     283.7         N/A       141.0 (g)     424.7
Earnings per share--diluted......................    $ 0.55         N/A         N/A       $  0.35
Average number of common shares--assuming
  dilution.......................................     290.5         N/A       141.0 (g)     431.5

                                                                                      PRO FORMA (A)
                                                                                -------------------------
                                                   GENERAL MILLS   PILLSBURY    TRANSACTION
YEAR ENDED MAY 28, 2000                             HISTORICAL     HISTORICAL   ADJUSTMENTS      COMBINED
-----------------------                            -------------   ----------   -----------      --------
Sales............................................     $6,700         $6,078               (c)    $12,778
  Cost of sales..................................      2,697          3,438                        6,135
  Selling, general and administrative............      2,904          2,044            19 (d)      4,967
  Interest, net..................................        152            700          (340)(e)        512
  Unusual items..................................                        63 (b)                       63
                                                      ------         ------       -------        -------
Earnings (loss) before taxes and earnings of
  joint ventures.................................        947           (167)          321          1,101
Income taxes (benefit)...........................        336             (4)          156 (f)        488
Earnings from joint ventures.....................          3             22                           25
                                                      ------         ------       -------        -------
Net earnings (loss)..............................     $  614         $ (141)          165        $   638
                                                      ======         ======       =======        =======
Earnings per share--basic........................     $ 2.05            N/A           N/A        $  1.45
Average number of common shares..................      299.1            N/A         141.0 (g)      440.1
Earnings per share--diluted......................     $ 2.00            N/A           N/A        $  1.42
Average number of common shares--assuming
  dilution.......................................      307.3            N/A         141.0 (g)      448.3

------------------------

NOTES TO PRO FORMA COMBINED STATEMENTS OF EARNINGS

(a) The accompanying pro forma combined statement of earnings for the 13 weeks ended August 27, 2000 combines the General Mills statement of earnings for the 13 weeks ended August 27, 2000 with the Pillsbury statement of earnings for the 3 months ended June 30, 2000, as if the transaction had been consummated at May 31, 1999.

    The accompanying pro forma combined statement of earnings for the year ended May 28, 2000 combines the General Mills statement of earnings for the 52 weeks ended May 28, 2000 with the Pillsbury statement of earnings for the 12 months ended June 30, 2000, as if the transaction had been consummated at May 31, 1999.

    The Pillsbury historical statements of earnings include those revenues and expenses either directly attributable to Pillsbury or that have been allocated based upon methods considered reasonable by Diageo's management. This pro forma combined statements of earnings include the results of businesses which may be divested. We have not finally determined the businesses to be divested or the form of the dispositions. We therefore cannot reflect the impact of any such divestitures on the pro forma combined statements of earnings. We do not expect any adjustments to the pro forma combined statements of earnings as a result of planned dispositions would be material. (Revenues of businesses which may be divested represent approximately 5% of pro forma combined sales). The pro forma combined statements of earnings do not include pro forma adjustments to reflect cost savings from synergies which may be achievable subsequent to the closing of the transaction. One-time, nonrecurring transaction and integration costs associated with the transaction have not been reflected in these pro forma combined statements of earnings as we estimate the earnings impact of such costs will be less than $50 million and will be incurred over two fiscal years. A final determination of the required purchase accounting adjustments has not yet been made, and the earnings results will vary from these pro forma earnings shown.

(b) The unusual items are more fully described in footnote 4 of the Pillsbury financial statements on page F-11.

(c) Sales (and the implicit selling prices) are all as reported historically, and have not been adjusted for any price changes.

(d) The $4 million adjustment for the 13 weeks ended August 27, 2000 represents the elimination of Pillsbury amortization of intangibles ($52 million) and the addition of the estimated amount of intangibles amortization expense ($56 million) to be recorded, assuming straight-line amortization of an estimated $9.0 billion of intangibles (resulting from this transaction) over a life of 40 years.

    The $19 million adjustment for the year ended May 28, 2000 represents the elimination of Pillsbury amortization of intangibles ($206 million) and the addition of the estimated amount of intangibles amortization expense
    ($225 million) to be recorded, assuming straight-line amortization of an estimated $9.0 billion of intangibles (resulting from this transaction) over a life of 40 years.

(e) The interest adjustment for the 13 weeks ended August 27, 2000 of a reduction of $103 million when included with the $193 million of Pillsbury historical interest expense reflects 13 weeks' estimated interest expense (assuming a rate of 7% per annum) for the debt that should be on the Pillsbury balance sheet at closing pursuant to the merger agreement.

    The interest adjustment for the year ended May 28, 2000 of a reduction of $340 million when included with the $700 million of Pillsbury historical interest expense reflects one year's estimated interest expense (assuming a rate of 7% per annum) for the debt that should be on the Pillsbury balance sheet at closing pursuant to the merger agreement.

    The assumed interest rate is consistent with preliminary lending commitments for this debt. See note (g) to the pro forma combined balance sheet. A 1/8% increase (or decrease) in the assumed rate of interest would increase (or decrease) estimated annual interest expense by about $6 million.

(f) The adjustment to tax expense results from providing taxes at a 37% rate (net combined federal and state) against the pretax pro forma adjustments. The adjustment also includes elimination of a tax benefit recorded on a portion of Pillsbury's intangibles amortization. The amortization of the intangibles resulting from this transaction is not deductible and therefore receives no tax benefit. As a result of this and other factors discussed in note 14 to the Pillsbury combined financial statements on page F-17, the effective tax rate on the pro forma combined results is 48% for the 13 weeks ended August 27, 2000 and 44% for the year ended May 28, 2000.

(g) This adjustment reflects the 141 million shares of General Mills common stock to be issued in the transaction. For purposes of the pro forma information, such shares were deemed to be outstanding for the entire pro forma period.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of General Mills common stock beneficially owned as of September 30, 2000 by (1) each person who is known to General Mills to own beneficially more than 5% of the outstanding shares of General Mills common stock, (2) each director of General Mills,
(3) each of the five most highly compensated executive officers of General Mills and (4) all directors and executive officers of General Mills as a group. Amounts reflect the two-for-one common stock split effected in November 1999. No director or executive officer owns more than .74% of the total outstanding shares (including exercisable options). All directors and executive officers as a group own 2.71% of the total outstanding shares (including exercisable options).

                                                              DEFERRED STOCK                  EXERCISABLE
NAME                                             SHARES (A)     UNITS (B)      TOTAL SHARES   OPTIONS (C)
----                                             ----------   --------------   ------------   -----------
The Capital Research and Management Group (d)                                   25,687,500
  333 South Hope Street, 52nd Floor
  Los Angeles, CA 90071
          *        *        *        *

S. R. Demeritt (e).............................     85,270        63,532           148,802       457,791
L. D. DeSimone.................................     35,173            --            35,173        25,000
W. T. Esrey....................................     20,770            --            20,770        25,000
R. V. Gilmartin................................      7,728            --             7,728        20,000
J. R. Hope.....................................     18,873            --            18,873        25,000
R. L. Johnson..................................      3,031            --             3,031        15,000
J.A. Lawrence..................................     55,557            --            55,557        18,025
S. S. Marshall.................................     60,553            --            60,553       159,755
H. G. Miller...................................      2,231            --             2,231        10,000
S. W. Sanger...................................    106,747       178,680           285,427     1,808,759
A. M. Spence...................................     12,047            --            12,047        31,076
D. A. Terrell..................................      8,143            --             8,143        31,076
R. G. Viault...................................     40,120         2,826            42,946       186,865
All directors and executive
  officers as a group..........................                                  1,562,853     6,108,160

------------------------

(a) Amounts in this column include restricted stock and restricted stock units as well as shares allocated to participant accounts under the General Mills VIP 401(k).

(b) Amounts for Mr. Viault are share equivalents held in a deferred compensation account tracking the value of General Mills' common stock. Amounts for Mr. Demeritt and Mr. Sanger reflect the deferral of common stock to be issued upon a stock-for-stock exercise of a stock option and any reinvestment of dividend equivalents. These will be paid in General Mills common stock.

(c) These amounts include options that may become exercisable within 60 days of September 30, 2000.

(d) According to the Report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2000. Shares reported represent approximately 9.08% of the outstanding General Mills common stock as of September 30, 2000.

(e) Included in the shares for Mr. Demeritt are 1,840 shares owned by his spouse, in which he disclaims any beneficial interest.

               BACKGROUND INFORMATION REGARDING DIAGEO DESIGNEES
                    TO THE GENERAL MILLS BOARD OF DIRECTORS

    Under the merger agreement, Paul S. Walsh and John M. J. Keenan are expected to join the General Mills Board of Directors at the time we complete the transaction. See "Description of the Transaction--The Merger Agreement" and "--The Stockholders Agreement." Background information for Messrs. Walsh and Keenan is set forth below:

    PAUL S. WALSH, age 45, is currently Chief Operating Officer of Diageo. He joined the Brewing division of Grand Metropolitan ("GrandMet") PLC (a constituent corporation to the 1997 merger forming Diageo) in 1982 and became Finance Director in 1986. He held financial positions with Inter-Continental Hotels and the GrandMet Food sector from 1987 to 1989 and was appointed Division Chief Executive of The Pillsbury Company in 1990, becoming Chief Executive Officer of The Pillsbury Company in 1992. He was appointed to the GrandMet PLC board in October 1995 and to the Diageo board in December 1997. He became Chief Operating Officer of Diageo on January 1, 2000, and became Group Chief Executive of Diageo and Chief Executive of Guinness United Distillers and Vintners on September 1, 2000. He is a non-executive director of Ceridian Corporation and the Federal Express Corporation.

    JOHN M. J. KEENAN, age 63, is currently Chief Executive Officer of United Distillers and Vintners, Diageo's spirits and wine unit ("UDV"). He joined International Distillers and Vintners and was appointed to the board of GrandMet PLC in March 1996. Prior to this he spent over thirty years with the General Foods Group and Kraft Foods International, subsidiaries of the Philip Morris Companies. His final position was that of Chairman, Kraft Foods International. He was appointed to the Diageo board, and became Chief Executive of UDV, in December 1997. On September 1, 2000 he became Deputy Chief Executive of Guinness United Distillers and Vintners. He is also a director of Moet Hennessy and a non-executive director of The Body Shop International PLC.

                 DESCRIPTION OF CAPITAL STOCK OF GENERAL MILLS

CAPITAL STOCK

    The following description of certain terms of the capital stock of General Mills does not purport to be complete and is qualified in its entirety by reference to General Mills' Restated Certificate of Incorporation incorporated herein by reference. See "Additional Information--Where You Can Find More Information."

    General Mills' Restated Certificate of Incorporation currently authorizes the issuance of one billion shares of General Mills common stock, par value $0.10 per share, and five million shares of Cumulative Preference Stock, without par value, issuable in series (the "General Mills Preference Stock"). The General Mills Board of Directors is authorized to approve the issuance of one or more series of General Mills Preference Stock without further authorization of the stockholders of General Mills and to fix the number of shares, the designations, the relative rights and the limitations of any such series.

    No shares of General Mills Preference Stock are currently outstanding, but General Mills has reserved for issuance 2,000,000 shares of its Series B Participating Cumulative Preference Stock (the "Preference Shares") issuable upon exercise of the General Mills preference share purchase rights described below. The General Mills Board, without stockholder approval, could authorize the issuance of General Mills Preference Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of General Mills common stock or other series of General Mills Preference Stock or that could have the effect of delaying, deferring or preventing a change in control of General Mills. A summary of the General Mills preference share purchase rights, which are attached to and trade with the General Mills common stock, is set forth under "--Preference Share Purchase Rights."

    The holders of General Mills common stock are entitled to receive dividends when and as declared by the General Mills Board of Directors out of funds legally available therefor, provided that if any shares of General Mills Preference Stock are at the time outstanding, the payment of dividends on General Mills common stock or other distributions (including purchases of General Mills common stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding shares of General Mills Preference Stock.

    The holders of General Mills common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. The holders of General Mills common stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of General Mills, holders of General Mills common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of General Mills' indebtedness, and the aggregate liquidation preference of any General Mills Preference Stock then outstanding.

    All outstanding shares of General Mills common stock are fully paid and nonassessable.

    The transfer agent for the General Mills common stock is Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, P.O. Box 64854, St. Paul, Minnesota 55164. General Mills stockholders may contact Wells Fargo by telephone toll-free at (800) 870-4763 or through e-mail at stocktransfer@WellsFargo.com.

PREFERENCE SHARE PURCHASE RIGHTS

    On December 11, 1995, the Board of Directors of General Mills declared a dividend of one preference share purchase right (a "Right") for each outstanding share of General Mills common stock. The dividend was paid on February 1, 1996 to stockholders of record on January 10, 1996 (the "Record Date"). The following description of the Rights, issued pursuant to the Rights Agreement dated as of December 31, 1995 between General Mills and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.) (the "Rights Agent"), gives effect to the two-for-one common stock split paid on November 8, 1999 and separately describes Amendment No. 1 to the Rights Agreement (the "First Amendment"), which was entered into as of July 16, 2000 between General Mills and the Rights Agent in connection with the proposed acquisition of Pillsbury.

    RIGHTS AGREEMENT

    Each Right entitles the registered holder to purchase from General Mills one two-hundredth of a Preference Share at a price of $120 per one two-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment.

    Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of General Mills common stock or (2) 10 business days (or such later date as may be determined by action of the General Mills Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of General Mills common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common share certificates outstanding as of the Record Date, by such common share certificate with a copy of a Summary of Rights attached to the certificate.

    The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of General Mills common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common share certificates issued after the Record Date upon transfer or new issuance of shares of General Mills common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of General Mills common stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of General Mills common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of General Mills common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on February 1, 2006, unless that expiration date is extended or unless the Rights are earlier redeemed or exchanged by General Mills, in each case, as described below.

    The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (2) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (3) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one two-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of General Mills common stock or a stock dividend on the shares of General Mills common stock payable in common shares or subdivisions, consolidations or combinations of the shares of General Mills common stock occurring, in any such case, prior to the Distribution Date.

    Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 200 times the dividend declared per share of General Mills common stock. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 200 times the payment made per common share. Each Preference Share will have 200 votes, voting together with the shares of General Mills common stock. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 200 times the amount received per share of General Mills common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of the one two-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of General Mills common stock.

    In the event that General Mills is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the

Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of General Mills common stock having a market value at the time of such occurrence of two times the exercise price of the Right.

    At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of General Mills common stock, the General Mills Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of General Mills common stock, or one two-hundredth of a Preference Share, per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one two-hundredth of a Preference Share, which may, at the election of General Mills, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

    At any time prior to the time any person or group of affiliated or associated persons becomes an Acquiring Person, the General Mills Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the General Mills Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding shares of General Mills common stock then known to General Mills to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of General Mills, including, without limitation, the right to vote or to receive dividends.

    FIRST AMENDMENT TO RIGHTS AGREEMENT

    General Mills amended the Rights Agreement (which was evidenced in writing by the First Amendment) in connection with the merger agreement, providing, among other things, that neither Diageo nor any members of the Diageo stockholder group will become an Acquiring Person as a result of (1) the approval, execution, delivery or performance of the merger agreement, the subsidiary purchase agreements or the stockholders agreement, (2) the consummation of the merger or the subsidiary purchases or any other transaction contemplated by the merger agreement, the subsidiary purchase agreements or the stockholders agreement or (3) the acquisition by any of them of General Mills common stock at the time we close the transaction, additional shares of General Mills common stock, if any, issued pursuant to the operating working capital purchase price adjustment and indemnification provisions of the merger agreement, or any shares of General Mills common stock issued in respect thereof or into which any such shares shall be converted in connection with any stock splits, reverse stock splits, stock dividends or distributions, or combinations or similar recapitalizations on or after the date of the stockholders agreement.

    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to General Mills' Registration Statement on Form 8-A dated December 18, 1995. A copy of the First Amendment has been filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form 8-A/A dated July 25, 2000. General Mills stockholders can obtain a copy of each of the Rights Agreement and the First Amendment free of charge from General Mills upon request to the Corporate Secretary's office. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment, which are hereby incorporated herein by reference.

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this document that are subject to various risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company set forth under "Special Considerations" and "The Transaction--Background of the Transaction," "--Reasons for the Transaction" and "--Opinions of General Mills' Financial Advisors" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These statements reflect the current views of General Mills and/or Diageo with respect to future events. For those statements as they relate to General Mills or Pillsbury, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future results of General Mills, and could cause those results to differ materially from those expressed in our forward-looking statements: our predictions about the Pillsbury acquisition could be affected by regulatory and stockholder approvals; integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. In addition, our future results could be affected by a variety of factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuations in the cost and availability of supply-chain resources; and foreign economic conditions, including currency rate fluctuations. General Mills does not intend to update these forward-looking statements.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at General Mills' 2001 Annual Meeting of Stockholders must be received by General Mills on or before April 16, 2001, if the proposals are to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. Please address your proposal to: Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

    Under our bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2001 annual meeting without having your proposal included in our proxy statement:

    - You must notify the Secretary of General Mills in writing between May 28, 2001, and June 27, 2001; and

    - Your notice must contain the specific information required by our bylaws.

Please note that these two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

    If you would like a copy of our bylaws, we will send you one without charge. Please write to the Secretary of General Mills at the address shown above. Our By-laws are also on file with the SEC. See "Where You Can Find More Information" below.

WHERE YOU CAN FIND MORE INFORMATION

    General Mills files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission maintains an Internet web site that contains electronically filed reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about General Mills and its finances.

GENERAL MILLS SEC FILINGS (FILE NO. 1-1185)                       PERIOD
-------------------------------------------    ---------------------------------------------
General Mills Annual Report on Form 10-K, as
  amended by Form 10-K/A.....................  Fiscal year ended May 28, 2000

General Mills Quarterly Report on Form
  10-Q.......................................  Quarterly period ended August 27, 2000

General Mills Current Reports on Form 8-K....  Dated July 16, 2000, July 17, 2000,
                                               August 31, 2000 and October 26, 2000

    We are also incorporating by reference additional documents we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 from the date of this proxy statement to the date of the special meeting. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

    General Mills has supplied all information contained or incorporated by reference in this proxy statement relating to General Mills. Diageo has supplied all information relating to Diageo or Pillsbury, other than General Mills' plans for integrating Pillsbury with General Mills.

    If you are a stockholder, we may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through us, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone to us at the following address:

                              General Mills, Inc.
                                 P.O. Box 1113
                          Minneapolis, Minnesota 55440
                           Attn: Corporate Secretary
                                 (763) 764-3616

    If you would like to request documents from us, please do so by December 1, 2000 to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS ADDRESSED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 3, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF GENERAL MILLS COMMON STOCK IN THE TRANSACTION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
THE PILLSBURY COMPANY AND SUBSIDIARIES

Independent Auditors' Report................................    F-2

Combined Balance Sheets as of June 30, 2000 and 1999........    F-3

Combined Statements of Operations for the Years Ended
  June 30, 2000 and 1999 and the Nine Months Ended June 30,
  1998......................................................    F-4

Combined Statements of Stockholders' Deficit and
  Comprehensive Income (Loss) for the Years Ended June 30,
  2000 and 1999 and the Nine Months Ended June 30, 1998.....    F-5

Combined Statements of Cash Flows for the Years Ended
  June 30, 2000 and 1999 and the Nine Months Ended June 30,
  1998......................................................    F-6

Notes to Combined Financial Statements......................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Pillsbury Company:

    We have audited the accompanying combined balance sheets of The Pillsbury Company, its subsidiaries and its related entities (the Company), a Business of Diageo plc, as of June 30, 2000 and 1999, and the related combined statements of operations, stockholders' deficit and comprehensive income (loss), and cash flows for the years ended June 30, 2000 and 1999 and the nine months ended
June 30, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Pillsbury Company, its subsidiaries and its related entities, a Business of Diageo plc, as of June 30, 2000 and 1999, and the results of their operations and their cash flows for the years ended June 30, 2000 and 1999 and the nine months ended
June 30, 1998 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

August 10, 2000
Minneapolis, Minnesota

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

                            COMBINED BALANCE SHEETS

                             JUNE 30, 2000 AND 1999

                                                                2000        1999
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                               SHARE INFORMATION)
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................   $    56     $    45

  Receivables:
    Trade receivables, less allowance for returns, discounts
     and doubtful accounts of $14 in 2000 and $12 in 1999...       399         439
    Other accounts receivable...............................        42          51
  Inventories...............................................       468         452
  Prepaids and other assets.................................       105          98
                                                               -------     -------
      Total current assets..................................     1,070       1,085
                                                               -------     -------
Investment in joint ventures................................       136          36
Goodwill and other intangibles, net.........................     6,648       6,716
Property, plant and equipment, net..........................     1,412       1,375
Other long-term assets......................................       198         176
                                                               -------     -------
      Total assets..........................................   $ 9,464     $ 9,388
                                                               =======     =======
                       LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................   $   354         350
  Accrued advertising and promotions........................       118         134
  Accrued compensation and benefits.........................        99         155
  Accrued income taxes......................................       129         144
  Current portion of long-term debt.........................        43          38
  Other current liabilities.................................       244         274
                                                               -------     -------
      Total current liabilities.............................       987       1,095
                                                               -------     -------
  Payables to affiliated companies, net.....................     7,486       7,299
  Long-term debt............................................       161         161
  Deferred taxes............................................     1,036       1,012
  Other long-term liabilities...............................       412         416
                                                               -------     -------
      Total liabilities.....................................    10,082       9,983
                                                               -------     -------
Stockholders' deficit:
  Common stock and paid-in capital--par value $1 per share;
    1,000 shares authorized, issued and outstanding.........     3,169       3,053
  Accumulated deficit.......................................    (3,774)     (3,626)
  Accumulated other comprehensive loss......................       (13)        (22)
                                                               -------     -------
      Total stockholders' deficit...........................      (618)       (595)
                                                               -------     -------
      Total liabilities and stockholders' deficit...........   $ 9,464     $ 9,388
                                                               =======     =======

          See accompanying notes to the combined financial statements.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

                       COMBINED STATEMENTS OF OPERATIONS

 FOR THE YEARS ENDED JUNE 30, 2000 AND 1999 AND THE NINE MONTHS ENDED JUNE 30,
                                      1998

                                                       YEAR ENDED      YEAR ENDED     NINE MONTHS ENDED
                                                      JUNE 30, 2000   JUNE 30, 1999     JUNE 30, 1998
                                                      -------------   -------------   -----------------
                                                                        (IN MILLIONS)
Sales...............................................     $ 6,078         $ 6,137           $ 4,502

Costs and expenses:
  Cost of sales.....................................      (3,438)         (3,467)           (2,550)
  Selling, general and administrative...............      (1,853)         (1,930)           (1,489)
  Amortization of intangibles.......................        (206)           (201)             (150)
  Other income......................................          28              28                 7
  Unusual items.....................................         (63)            (93)              (60)
  Net interest expense--external....................         (14)            (11)              (13)
  Net interest expense--affiliated companies........        (616)           (540)             (398)
  Factoring and other charges from affiliated
    companies.......................................         (70)            (70)              (48)
  (Losses)/gains on disposal of businesses and
    tangible fixed assets...........................         (13)            (76)               12
                                                         -------         -------           -------
      Total costs, expenses and losses..............      (6,245)         (6,360)           (4,689)
                                                         -------         -------           -------
      Loss before taxes and earnings from joint
        ventures....................................        (167)           (223)             (187)
Income tax benefit (expense)........................           4             (17)               16
Earnings from joint ventures, net of income taxes...          22              10                 7
                                                         -------         -------           -------
Net loss............................................     $  (141)        $  (230)          $  (164)
                                                         =======         =======           =======

          See accompanying notes to the combined financial statements.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED JUNE 30, 2000 AND 1999 AND THE NINE MONTHS ENDED JUNE 30,
                                      1998

                                                      COMMON                    ACCUMULATED
                                                     STOCK AND                     OTHER
                                                      PAID-IN    ACCUMULATED   COMPREHENSIVE
                                                      CAPITAL      DEFICIT     INCOME (LOSS)    TOTAL
                                                     ---------   -----------   -------------   --------
                                                                       (IN MILLIONS)
Balance at September 30, 1997......................   $2,851       $(2,747)        $  (16)      $  88

Comprehensive income (loss):
  Net loss.........................................                   (164)                      (164)
  Other comprehensive income:
    Foreign currency translation...................                                     3           3
                                                                                   ------       -----

      Other comprehensive income...................                                     3           3
                                                                                   ------       -----

      Total comprehensive loss.....................                                              (161)
                                                                                                -----
Stock compensation plans...........................       58                                       58
Dividends declared to affiliated entities..........                     (4)                        (4)
                                                      ------       -------         ------       -----

Balance at June 30, 1998...........................    2,909        (2,915)           (13)        (19)

Comprehensive income (loss):
  Net loss.........................................                   (230)                      (230)
  Other comprehensive income (loss):
    Foreign currency translation...................                                    (9)         (9)
                                                                                   ------       -----

      Other comprehensive loss.....................                                    (9)         (9)
                                                                                   ------       -----

      Total comprehensive loss.....................                                              (239)
                                                                                                -----

Capital contributions from parent entity...........      144                                      144
Dividends declared to affiliated entities..........                   (481)                      (481)
                                                      ------       -------         ------       -----

Balance at June 30, 1999...........................    3,053        (3,626)           (22)       (595)

Comprehensive income (loss):
  Net loss.........................................                   (141)                      (141)
  Other comprehensive income:
    Foreign currency translation...................                                     9           9
                                                                                   ------       -----

      Other comprehensive income...................                                     9           9
                                                                                   ------       -----

      Total comprehensive loss.....................                                              (132)
                                                                                                -----

Capital contributions from parent entity...........      116                                      116
Dividends declared to affiliated entities..........                     (7)                        (7)
                                                      ------       -------         ------       -----

Balance at June 30, 2000...........................   $3,169       $(3,774)        $  (13)      $(618)
                                                      ======       =======         ======       =====

          See accompanying notes to the combined financial statements.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

                       COMBINED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED JUNE 30, 2000 AND 1999 AND THE NINE MONTHS ENDED JUNE 30,
                                      1998

                                                            YEAR ENDED      YEAR ENDED     NINE MONTHS ENDED
                                                           JUNE 30, 2000   JUNE 30, 1999     JUNE 30, 1998
                                                           -------------   -------------   -----------------
                                                                             (IN MILLIONS)
Cash flows--operating activities:
  Net loss...............................................      $(141)          $(230)            $(164)
  Adjustments to reconcile net loss to cash flow:
    Depreciation and amortization........................        363             340               241
    Deferred income taxes................................         67             (58)              (31)
    Write-downs of property, plant and equipment.........         --              43                 4
    Loss (gain) on disposals.............................         13              76               (12)
    Stock compensation charge............................         --              --                58
    Change in current assets and liabilities, net of
      effects from businesses acquired:
      Receivables........................................         26             (22)               84
      Inventories........................................        (47)              1                46
      Prepaids and other assets..........................        (37)            (25)               27
      Accounts payable...................................         17              35              (176)
      Accruals and other current liabilities.............       (133)             75              (100)
                                                               -----           -----             -----

        Net cash provided by (used in) operating
          activities.....................................        128             235               (23)
                                                               -----           -----             -----

Cash flows--investment activities:
  Purchases of property, plant and equipment.............       (262)           (333)             (205)
  Proceeds from disposal of property, plant and
    equipment............................................          4              30                 1
  Acquisitions of businesses.............................       (172)           (526)              (16)
  Proceeds from disposition of businesses................          7             221                28
                                                               -----           -----             -----

        Net cash used by investment activities...........       (423)           (608)             (192)
                                                               -----           -----             -----

Cash flows--financing activities:
  Proceeds from long-term debt...........................         29              11                 8
  Payment of long-term debt..............................        (24)           (128)              (20)
  Net borrowings from affiliated entities................        303             957               214
  Dividends paid.........................................         (7)           (482)               (4)
  Other, net.............................................          5              14                 3
                                                               -----           -----             -----

        Net cash provided by financing activities........        306             372               201
                                                               -----           -----             -----

        Increase (decrease) in cash and cash
          equivalents....................................         11              (1)              (14)

Cash and cash equivalents--beginning of period...........         45              46                60
                                                               -----           -----             -----

Cash and cash equivalents--end of period.................      $  56           $  45             $  46
                                                               =====           =====             =====

Supplemental cash flow information:

  Cash paid for interest.................................      $ 628           $ 555             $ 409
  Cash paid (received) for taxes.........................        (16)             10               104

          See accompanying notes to the combined financial statements.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  OWNERSHIP OF THE COMPANY

    The Pillsbury Company (hereafter "Pillsbury"), its subsidiaries and its related entities (hereafter "the Company") included in the combined financial statements is a wholly owned indirect subsidiary of Diageo plc ("Diageo"), a company incorporated under the laws of England and Wales.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

    (A) DESCRIPTION OF BUSINESS

       The Company operates in a single segment, the production, marketing and distribution of packaged food. Pillsbury operates through three divisions: Pillsbury North America, Pillsbury Bakeries and Foodservice, and Pillsbury International. Pillsbury North America produces, markets, and distributes a wide range of consumer food packaged goods in the United States and Canada. Pillsbury Bakeries and Foodservice manufactures and markets products to in-store/retail bakery and foodservice markets in the United States and Canada, and to wholesale bakery markets in the United States. Pillsbury International produces, markets, and distributes consumer food products principally in Europe, Asia Pacific, Latin America, and South Africa. Pillsbury's principal brands include:
       Pillsbury refrigerated baked goods, Pillsbury Grands! refrigerated biscuits and sweet rolls, Pillsbury Toaster breakfast pastries, Hungry Jack refrigerated baked goods, dehydrated potatoes, frozen pancakes and pancake mixes, waffles and syrup, Pillsbury desserts and baking mixes, Green Giant frozen and canned vegetables, Green Giant Create a Meal! meal starters, Totino's frozen pizza and snacks, Old El Paso Mexican foods, Progresso soups and Italian ingredient foods, frozen yogurt and sorbet products, Martha White baking mixes, Pet-Ritz frozen pie shells, and Haagen-Dazs ice cream through its joint venture with Nestle USA.

    (B) BASIS OF PRESENTATION--PRINCIPLES OF COMBINATION AND FISCAL YEAR END

       The combined financial statements include all entities managed and controlled by Pillsbury which are legally owned by Pillsbury, Diageo, or its affiliates. All material intercompany balances and transactions have been eliminated in combination. Effective October 1, 1997, the Company changed its fiscal year end from September 30 to June 30. Therefore, the combined financial statements include twelve months of results for 2000 and 1999 and nine months for 1998. All numbers in the accompanying footnote tables are presented in millions of dollars unless otherwise identified. Certain expenses of Diageo Inc., its U.S. parent, are allocated to Pillsbury and other Diageo Inc. U.S. companies based on revenues. Pillsbury's allocated costs were $10.8 million in 2000, $8.9 million in 1999 and $5.6 million in 1998. The Company believes this allocation method to be reasonable and estimates that on a stand-alone basis the Company would have incurred expenses of a similar amount. These costs are included in the Statement of Operations caption "Factoring and other charges from affiliated companies." The remainder of the charges in that line are principally factoring costs and are not allocated costs.

    (C) REVENUE RECOGNITION

       Revenue from product sales are recognized upon shipment of the product.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED)
    (D) FOREIGN CURRENCY TRANSLATION

       Foreign currency balance sheets are translated into U.S. dollars at the end of period exchange rates and operating statements are translated at the weighted average exchange rates for each period. Local currencies have been determined to be the functional currencies. The resulting translation gains or losses are included in "Accumulated Other Comprehensive Income (Loss)" within stockholders' deficit.

    (E) CASH EQUIVALENTS

       Cash and cash equivalents, include short-term highly liquid investments with original maturities of three months or less.

    (F) INVENTORIES

       Inventories are stated at the lower of cost or market. The Company generally uses LIFO as the preferred method of valuing inventory, as Pillsbury believes that it is a better match of current costs with current revenues. However, FIFO is used in most of Pillsbury's foreign operations, where LIFO is not recognized for income tax purposes and the operations often lack the staffs to accurately handle LIFO complexities.

    (G) FINANCIAL INSTRUMENTS

       The Company uses derivative financial instruments to manage its exposures to fluctuations in commodity prices. Derivative instruments are used for risk management purposes only within a framework of policies and guidelines authorized by the Pillsbury board of directors.

    (H) INVESTMENTS IN JOINT VENTURES

       Investments in the common stock of joint ventures are accounted for by the equity method.

    (I) PROPERTY, PLANT AND EQUIPMENT

       Owned property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

       Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets within the following ranges: buildings--10 to 50 years; machinery and equipment--5 to 20 years; and computer software--3 to 5 years. Plant and equipment held under capital leases and leasehold improvements are amortized straight line over the estimated useful life of the asset.

    (J) GOODWILL

       Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED) goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

    (K) RESEARCH AND DEVELOPMENT AND ADVERTISING COSTS

       Research and development and advertising costs are expensed as incurred. Research and development costs were $75 million, $82 million and $58 million in 2000, 1999 and 1998, respectively. Advertising costs were $192 million, $197 million and $183 million in 2000, 1999 and 1998, respectively.

    (L) INCOME TAXES

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred taxes are not provided on the unremitted earnings of foreign affiliates which management considers to be invested indefinitely.

    (M) STOCK OPTION PLANS

       Certain employees of the Company participate in stock based compensation plans of its parent entity, Diageo. The Company records compensation expense related to these plans based on a systematic allocation by Diageo. Diageo applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, in accounting for its fixed plan stock options.

    (N) PENSION AND OTHER POSTRETIREMENT PLANS

       The cost of providing pensions and other postretirement benefits is charged against income on a systematic basis, with pension surpluses and deficits allocated over the expected remaining lives of current employees. Differences between the amounts charged in the statements of operations and payments made to pension and other plans are treated as assets or liabilities. Deferred tax is provided for on these assets and liabilities. Unfunded postretirement medical benefit liabilities are included in other long term liabilities in the balance sheet.

    (O) SALE OF ACCOUNTS RECEIVABLE

       The Company entered into an agreement with Diageo to sell, on an ongoing basis and without recourse, trade accounts receivable to an affiliated entity issuer of receivable-backed paper. The Company is responsible for servicing the receivables.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED)
    (P) RECOVERABILITY OF LONG-LIVED ASSETS

       The Company reviews long-lived assets, including identifiable intangibles and associated goodwill, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount.

    (Q) NEW ACCOUNTING STANDARDS

       In June of 1998, Statement of Financial Accounting Standard ("SFAS")
       No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was issued. In June 2000, this statement was amended by SFAS No. 138. This statement establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities.

       The provisions for SFAS Nos. 133 and 138 are effective for fiscal 2001. The Company has not yet determined the impact, if any, this new standard may have on the Company's combined financial position or results of operations.

    (R) USE OF ESTIMATES

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)  ACQUISITIONS AND DISPOSITIONS

    (A) ACQUISITIONS

       In February 2000, the Company acquired DCA Bakery, for $100 million with resulting goodwill of $80 million. DCA Bakery makes and sells a variety of bakery mixes, fillings, icings, and glazes. During fiscal 2000, the Company acquired a Brazilian business and several other international businesses for a total of $71 million which resulted in $59 million of goodwill.

       In May 1999, the Company acquired Hazelwood Farms Bakeries, one of the country's largest manufacturers of frozen dough sold to stores for making their own bakery products, for $350 million with resulting goodwill of $307 million. In October 1998, the Company acquired the bakery products division of Heinz that makes frozen unbaked bagels and frozen unbaked bread dough, for $178 million with resulting goodwill of $111 million. During fiscal 1999, the Company acquired several international businesses for $10 million, which resulted in goodwill of $7 million.

       During fiscal 1998, the Company acquired several international businesses for $15 million resulting in goodwill of $10 million.

       All acquisitions have been accounted for using the purchase method of accounting and the resulting goodwill is being amortized over 40 years. The results of acquired businesses have been included in the combined financial statements since their respective acquisition dates. Financial results would not have been materially different if these acquisitions would have been made at the beginning of the fiscal year in which they were acquired.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(3)  ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    (B) DISPOSITIONS

       During fiscal 2000, the Company sold its Mexican distribution company and several other international businesses. These dispositions resulted in a loss of $13 million.

       In March 1999, the Company sold several non-core businesses involving six regional brands. This sale resulted in a loss of $50 million. Also, during fiscal 1999, the Company sold its foodservice and European dehydrated and frozen potato businesses, and other businesses and assets, respectively, resulting in a loss of $26 million.

       During fiscal 1998, the Company sold businesses in Japan and South Africa. Those disposals resulted in a gain of $12 million.

(4)  UNUSUAL ITEMS

       In fiscal 2000, the Company recorded restructuring charges of $38 million. The charges were principally related to reducing costs and restructuring the sales organization. The charges were principally for related employee termination costs (400 positions), and sales broker transition payments. At June 30, 2000, there was a remaining reserve of $17 million related primarily to the completion of the employee terminations and completion of the transition to brokers.

       In fiscal 2000, in connection with the creation of the ice cream joint venture with Nestle USA, the Company incurred $8 million in professional fees and severance costs.

       During fiscal 2000, the Company incurred $9 million of integration costs related to the February 2000 acquisition of DCA Bakery including the headquarters employee terminations and R&D product quality and consolidation costs. At June 30, 2000, there was a remaining reserve of $7 million related primarily to the completion of the headquarters closure in August 2000.

       During fiscal 2000, the Company recorded $8 million for the completion of the integration of the fiscal 1999 acquisitions of the bakery products division of Heinz and Hazelwood Farms Bakeries. At June 30, 2000, there was a remaining reserve of $4 million for completion of a plant closure and product consolidation costs.

       During fiscal 1999, the Company recorded $28 million of integration costs related to the 1999 acquisitions of the bakery products division of Heinz and Hazelwood Farms Bakeries. These charges were for employee terminations, plant closures including asset write-downs of $7 million, and other exit costs. At June 30, 2000, there was no remaining liability for these fiscal 1999 actions.

       During fiscal 1999, the Company incurred costs of $65 million for the closure of a Haagen-Dazs production facility. The costs were principally for employee terminations ($16 million) and asset write-downs
       ($36 million). At June 30, 2000, there was $1.5 million in reserves remaining for closed plant maintenance and security.

       During fiscal 1998, the Company recorded a $58 million charge arising from employee stock option plans where the performance criteria were waived following the merger of the Company's U.K. parent with another company.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(4)  UNUSUAL ITEMS (CONTINUED)
       During fiscal 1998, the Company incurred costs of $2 million for system changes resulting from the Company's change in fiscal year end from September to June.

       Substantially all actions will be completed by June, 2001.

(5)  INVENTORIES

       The components of inventories are as follows:

                                                                2000       1999
                                                              --------   --------
Raw materials, work in process and supplies.................    $117        113
Finished goods..............................................     351        342
                                                               -----      -----
                                                                 468        455
Reserve for LIFO valuation method...........................      --         (3)
                                                               -----      -----
                                                                $468        452
                                                               -----      -----
                                                               -----      -----

       At June 30, 2000 and 1999, respectively, inventories of $361 million and $348 million were valued at LIFO. There has not been any material liquidation of the Company's LIFO inventory layers. The LIFO reserve represents the difference between current cost and replacement value.

(6)  PROPERTY, PLANT AND EQUIPMENT

       The components of property, plant and equipment are as follows:

                                                               2000       1999
                                                             --------   --------
Land and improvements......................................  $    37         32
Building and improvements..................................      703        694
Machinery and equipment....................................    1,140      1,127
Computer software..........................................       37         28
Construction in process....................................      249        236
                                                              ------     ------
                                                               2,166      2,117
Less accumulated depreciation..............................     (754)      (742)
                                                              ------     ------
                                                             $ 1,412      1,375
                                                              ------     ------
                                                              ------     ------

       Included in gross property, plant and equipment is $27 million and $26 million as of June 30, 2000 and 1999, respectively, in respect of assets held under capital leases.

(7)  INTANGIBLE ASSETS

       Goodwill and other intangibles arise primarily from the acquisitions of Pet Incorporated in 1995 and The Pillsbury Company in 1989 and are being amortized principally over 40 years. Accumulated amortization included in goodwill and other intangible assets was $1,679 million and $1,476 million as of June 30, 2000 and 1999, respectively.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(8)  DERIVATIVE FINANCIAL INSTRUMENTS

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined commodity price risks.

    The Company uses purchased options and futures contracts to hedge anticipated purchases of wheat flour, soybean oil and corn flour. Heating oil options are used to hedge anticipated purchases of diesel fuel. Under the option contracts, the Company has the right, but not the obligation, to buy these commodities at an agreed-to price.

    The aggregate fair value of the Company's futures and option contracts were $8 million and $2 million at June 30, 2000 and 1999, respectively. These contracts covered 1 to 5 and 4 to 7 months of usage as of June 30, 2000 and 1999, respectively. The fair value is estimated using option pricing models that value the potential for the option to become in-the-money through changes in commodity prices during the remaining term of the agreement. Unrealized gains and losses are recorded monthly and deferred until the production flows through cost of sales. As of June 30, 2000, the Company had unrealized losses of $2 million on open futures and option contracts for anticipated future purchases of wheat flour, soybean oil, and corn flour, and deferred losses of $2 million on closed contracts. Expected profits on anticipated sales exceed the unrealized losses of $4 million on the futures and options agreements, based on sales prices for the Company's products at June 30, 2000. Unrealized gains and losses on unsettled contracts are reflected in inventory on the balance sheet. Realized gains and losses are reflected in cost of sales in the statement of operations.

    The Company is exposed to credit losses in the event of nonperformance by the counterparties to its futures and option contracts. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral to support financial instruments, but monitors the credit standing of the counterparties.

(9)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at June 30, 2000 and 1999. Note 8 presents the estimated fair values of derivative financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                              2000                  1999
                                                       -------------------   -------------------
                                                       CARRYING     FAIR     CARRYING     FAIR
                                                        AMOUNT     VALUE      AMOUNT     VALUE
                                                       --------   --------   --------   --------
Financial assets:
  Cash and cash equivalents..........................   $   56        56         45         45
  Trade accounts receivables.........................      399       399        439        439
  Other receivables..................................       42        42         51         51
  Other current assets...............................      105       105         98         98

Financial liabilities:
  Trade accounts payable.............................      354       354        350        350
  Accrued expenses...................................      346       346        433        433
  Other current liabilities (nonderivatives).........      242       242        272        272
  Long-term debt.....................................      204       202        199        201
  Due to affiliated companies........................    7,486     7,217      7,299      7,055

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(9)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts shown in the table are included in the combined balance sheets under the indicated captions.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    Cash and cash equivalents, trade accounts receivables, other receivables, other current assets, trade accounts payables, accrued expenses, and other current liabilities (nonderivatives): The carrying amounts approximate fair value because of the short maturity of these instruments.

    Long-term debt and due to affiliated companies: The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company's bankers.

(10) INVESTMENTS IN JOINT VENTURES

    The Company has a number of investments in joint ventures which are generally 50% owned and are carried in the combined balance sheet under the equity method. Royalty income is also received from most of these joint ventures, various expenses, primarily research and development, are incurred, and tax impacts of certain of the joint ventures are recorded by the Company since they are structured as partnerships.

    The investment in joint ventures was $136 million and $36 million at June 30, 2000 and 1999.

    Most of the joint ventures are for the manufacture and distribution of Haagen-Dazs ice cream products. The principal investment is Ice Cream Partners USA, LLC ("ICP"), a joint venture with Nestle USA formed during fiscal 2000 for the manufacture, marketing, and distribution of Haagen-Dazs and Nestle ice cream products in the United States.

(11) TRANSACTIONS WITH AFFILIATED COMPANIES

    The Company factors its domestically held and certain foreign held trade accounts receivable, without recourse, to Diageo Finance Ireland and Diageo Investments Ireland. Total receivables factored during the year ended June 30, 2000 amounted to $5,174 million. Factored receivables of $323 million and $382 million are included as a trade accounts receivable and a related payable to affiliate on the balance sheet at June 30, 2000 and 1999 respectively. Total factoring costs consist of discount and commission expense. The discount is based upon LIBOR interest rates over the average collection period. Commission expense is based upon a percentage of the factored receivables. Total factoring cost was $57.4 million in 2000, $57.6 million in 1999 and $42.9 million in 1998. The Company received a separate fee for servicing the receivables of $1.4 million in 2000, $2.0 million in 1999 and $1.5 million in 1998.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(12) LEASES

    The Company is obligated under various capital leases for property, plant and equipment. At June 30, 2000 and 1999, the gross amount of plant and equipment and related accumulated amortization recorded under capital leases were as follows:

                                                            2000       1999
                                                          --------   --------
Building and improvements...............................    $23         22
Machinery and equipment.................................      4          4
                                                            ---         --
                                                             27         26

Less accumulated amortization...........................     (8)        (7)
                                                            ---         --
                                                            $19         19
                                                          -----      -----
                                                          -----      -----

    Amortization of assets held under capital leases is included with depreciation expense.

    The Company also has several noncancelable operating leases, primarily for property plant and equipment. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ended June 30, 2000 and 1999 and for the nine months ended June 30, 1998 was $52 million, $52 million and $30 million, respectively.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2000 are:

                                                             CAPITAL    OPERATING
YEAR ENDING JUNE 30                                           LEASES     LEASES
-------------------                                          --------   ---------
2001.......................................................     $2          42
2002.......................................................      2          32
2003.......................................................      1          22
2004.......................................................      1          16
2005.......................................................      1          15
Thereafter.................................................      2          98
                                                                --        ----

      Total minimum lease payments.........................      9        $225
                                                                        ------
                                                                        ------

Less amount representing interest..........................      2
                                                                --

      Present value of net minimum capital lease
        payments...........................................      7

Less current installments of obligations under capital
  leases...................................................      1
                                                                --

      Obligations under capital leases, excluding current
        installments.......................................     $6
                                                              ----
                                                              ----

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(13) LONG-TERM DEBT

    Long-term debt at June 30, 2000 and 1999 consists of the following:

                                                               2000       1999
                                                             --------   --------
Unsecured debt to affiliate, Diageo Investment Corporation
  (DIC), at 9% due no later than June 2008.................  $ 4,249      4,248

Net unsecured debt to DIC, at various rates based on
  LIBOR....................................................    2,977      2,593

Unsecured debt outside the U.S., payable to Diageo
  affiliates...............................................      261        458

Third party debt in the U.S. (face amounts totaling $165.0
  million), primarily at a rate of 6.5%....................      161        161

Third party debt outside the U.S., at variable rates.......       42         38
                                                             -------     ------

      Total long-term debt.................................    7,690      7,498

Less current installments..................................      (43)       (38)
                                                             -------     ------

      Long-term debt, excluding current installments.......  $ 7,647      7,460
                                                              ------     ------
                                                              ------     ------

    Long-term debt to third parties is either guaranteed by Diageo or supported by a letter of credit that is guaranteed by Diageo. The debt agreements do not contain any significant covenants.

    The aggregate maturities of long-term debt for each of the five years subsequent to June 30, 2000 are as follows: 2001, $43 million; 2002, $1 million; 2003, $1 million; 2004, $88 million and 2005, $1 million. Thereafter, $7,556 million.

(14) INCOME TAXES

    The Company files a consolidated U.S. income tax return with Diageo Inc., its U.S. parent. Pursuant to a tax sharing arrangement with Diageo Inc., the Company calculates the financial statement expense, income tax provision and related balance sheet amounts, exclusive of certain reserves maintained by the parent, computed as if the Company filed a separate return.

    Losses from operations of the Company before income taxes comprised:

                                                          2000       1999       1998
                                                        --------   --------   --------
United States.........................................   $ (190)     (281)      (213)
Rest of the world.....................................       23        58         26
                                                          -----    ------     ------
                                                         $ (167)     (223)      (187)
                                                          -----    ------     ------
                                                          -----    ------     ------

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(14) INCOME TAXES (CONTINUED)
    Income tax (expense) benefit attributable to loss before taxes consists of:

                                                       CURRENT    DEFERRED    TOTAL
                                                       --------   --------   --------
Year ended June 30, 2000:
  U.S. federal.......................................   $  65        (18)        47
  State and local....................................      (9)        (4)       (13)
  Foreign............................................      15        (45)       (30)
                                                        -----      -----      -----
                                                        $  71        (67)         4
                                                        -----      -----      -----
                                                        -----      -----      -----
Year ended June 30, 1999:
  U.S. federal.......................................   $ (14)        57         43
  State and local....................................     (24)         5        (19)
  Foreign............................................     (37)        (4)       (41)
                                                        -----      -----      -----
                                                        $ (75)        58        (17)
                                                        -----      -----      -----
                                                        -----      -----      -----
Nine months ended June 30, 1998:
  U.S. federal.......................................   $  21         32         53
  State and local....................................      (8)        (2)       (10)
  Foreign............................................     (28)         1        (27)
                                                        -----      -----      -----
                                                        $ (15)        31         16
                                                        -----      -----      -----
                                                        -----      -----      -----

    The following table reconciles the U.S. statutory income tax rate with the effective income tax rate:

                                                             2000       1999       1998
                                                           --------   --------   --------
Expected tax benefit using the U.S. statutory rate at
  35%....................................................   $  58         78         65

Increase (reduction) in income taxes resulting from:
  Losses unable to be utilized...........................     (12)       (10)        (8)
  Effect of foreign taxes................................       7         (7)        (3)
  State and local income taxes, net of federal income tax
    benefit..............................................      (8)       (12)        (3)
  Difference in tax basis................................      (3)       (36)        --
  Intangible amortization................................     (37)       (33)       (27)
  Other, net.............................................      (1)         3         (8)
                                                            -----      -----      -----
      Tax benefit (expense) as recorded..................   $   4        (17)        16
                                                            -----      -----      -----
                                                            -----      -----      -----

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(14) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999 are presented below.

                                                              2000       1999
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforwards........................  $     33        21
  Restructuring and integration costs.....................        27        40
  Compensation and employee benefits......................       120       148
  Other...................................................        33        48
                                                              ------   -------
      Total gross deferred tax assets.....................       213       257

Less valuation allowance..................................       (33)      (21)
                                                              ------   -------
      Net deferred tax assets.............................       180       236
                                                              ------   -------
Deferred tax liabilities:
  Depreciation............................................      (134)     (137)
  Intangible assets.......................................    (1,074)   (1,104)
  Inventories.............................................        (8)       (7)
                                                              ------   -------
      Total gross deferred liabilities....................    (1,216)   (1,248)
                                                              ------   -------
      Net deferred tax asset (liability)..................  $ (1,036)   (1,012)
                                                              ------   -------
                                                              ------   -------

    The valuation allowance for deferred tax assets as of June 30, 2000 and 1999 was $33 million and $21 million, respectively. The net change in the total valuation allowance for the years ended June 30, 2000 and 1999 was an increase of $12 million and an increase of $10 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at June 30, 2000.

    At June 30, 2000, Pillsbury has net operating loss carryforwards in various foreign jurisdictions of $94 million which are available to offset future taxable income.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(15) STOCK OPTION PLANS

    DESCRIPTION OF THE PLANS

    Prior to the merger of Grand Metropolitan Public Limited Company (GrandMet) and Guinness PLC (Guinness) in December 1997 that formed Diageo (the Merger), Pillsbury participants in certain of the former GrandMet executive share option plans could only exercise options if a performance criteria was satisfied. In summary, this required that the company's ordinary share price outperformed the 'FTSE 100' Index over a five year rolling period. As a result of the merger, participants in these former GrandMet share option plans had a choice of exercising their options or exchanging their options in respect of GrandMet ordinary shares for options of an equivalent number of Diageo ordinary shares, in each case with no performance criteria applying.

    (A) EXECUTIVE PLANS (FIXED PLANS)

       U.S. SHARE OPTION PLAN (`USSOP')

       This is a long term incentive plan under which options to purchase Diageo's American Depository Shares (ADSs) are granted to senior U.S. executives. Under the plan senior executives are granted an option to purchase ADSs at the higher of the nominal value of the ADSs and the market price of the ADSs at the time the option is granted. Options granted prior to January 1, 1994 may normally only be exercised between three and seven years after their grant.

       UK EXECUTIVE SHARE OPTION PLANS (`ESOP')

       The Diageo group operates executive share option plans and a supplemental plan for senior executives. ESOP incorporates the former GrandMet plan. Options issued under these plans may normally be exercised between three and ten years after the date granted. No new awards have been made under this plan since 1997.

    (B) SAVINGS PLANS (FIXED PLANS)

       During the 1999 fiscal year, the Diageo group funded a trust to acquire
       14.6 million Diageo shares to meet obligations in respect of options previously granted to employees under savings-related share option plans; in the past, Diageo has issued new shares to employees upon their exercising such options.

       UK SAVINGS-RELATED SHARE OPTION PLAN (`SRSOP')

       The UK savings-related share option plan is an Inland Revenue approved plan available to all UK employees. The plan provides a long term savings opportunity for employees who have been with Diageo for at least one year and who work eight hours or more a week. The options may be exercised normally after three, five or seven years, according to the length of the option period chosen by the employee, at a price not less than 80% of the market value of the shares at the time of the option grant.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(15) STOCK OPTION PLANS (CONTINUED)
       INTERNATIONAL SAVINGS-RELATED SHARE OPTION PLAN (`INTERNATIONAL')

       The group also operates an international savings-related share option plan. The plan provides a long term savings opportunity for employees outside the United States and United Kingdom. The plan has employment and discount criteria devised in accordance with local conditions and practices. Options to buy shares are discounted by rates ranging from zero to 20%.

       U.S. EMPLOYEE STOCK PURCHASE PLAN (`USESPP')

       This plan provides a long term savings and investment opportunity for U.S. employees who have been with the company for at least one year and who work more than 20 hours a week. The options may normally be exercised 27 months after the grant of the option at a price equivalent to 85% of the market value of the ADSs at the time of the grant.

    (C) EXECUTIVE INCENTIVE PLANS (VARIABLE PLANS)

       Awards of shares were granted to senior executives under the GrandMet restricted share plan (`RSP'), with eventual transfer in the case of the RSP dependent on the performance of GrandMet's annualized total shareholder return (`TSR') against a comparator group of companies at the end of a minimum of three years after the date of grant.

    (D) EXPENSES OF THE PLANS

       As described previously, the Company records compensation expense on these plans as allocated to it by its parent entity, Diageo. Any liabilities associated with these plans are carried on Diageo's books and have not been reflected in the Company's combined financial statements. The allocated expense is based upon the number of Company participants in the respective plans. The allocated expense recorded by the Company for the years ended June 30, 2000 and 1999 and the nine months ended
       June 30, 1998 was $8 million, $12 million, and $1 million, respectively.

       Additionally in fiscal 1998, as a result of the Merger accelerating the vesting of certain stock options, the Company incurred an additional $58 million in compensation expense. This additional cost was directly funded by Diageo and has been treated as an additional contribution to paid in capital.

(16) PENSION AND OTHER POSTRETIREMENT BENEFITS

    The Company sponsors several noncontributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on years of credited service and benefit multipliers. Substantially all of the plans are funded by annual contributions to tax-exempt trusts. Plan assets consist principally of equity securities, corporate obligations and government bonds.

    In addition to the Company's defined benefit pension plan, the Company and its subsidiaries provide health care and other benefits to substantially all retired employees and covered dependents. Generally employees who have attained certain age and service requirements are eligible for these benefits.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(16) PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    The following table sets forth the plan's benefit obligations, fair value of plan assets, and funded status at June 30, 2000 and 1999.

                                                                    PENSION           POSTRETIREMENT
                                                                   BENEFITS              BENEFITS
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Projected benefit obligations at beginning of the year......   $ 886        885        206        212
Service cost................................................      23         23          3          4
Interest cost...............................................      62         60         14         14
Plan amendments.............................................      --          5         --         --
Actuarial gain..............................................     (98)       (36)       (13)        (9)
Benefits and expenses paid..................................     (54)       (51)       (15)       (15)
Other.......................................................      --         --          1         --
                                                               -----      -----       ----       ----
Projected benefit obligations at end of the year............     819        886        196        206
                                                               -----      -----       ----       ----
Plan assets at fair value at beginning of the year..........   1,253      1,225         12         13
Actual return on plan assets................................     285         78         --          1
Contributions by the Company................................       1          1         14         13
Benefits and expenses paid..................................     (54)       (51)       (15)       (15)
                                                               -----      -----       ----       ----
Plan assets at fair value at end of the year................   1,485      1,253         11         12
                                                               -----      -----       ----       ----
Excess (deficiency) of plan assets
over benefit obligations....................................     666        367       (185)      (194)
Unrecognized net transition obligation......................      (2)        (3)        --         --
Unrecognized prior service cost.............................      16         17         (3)        (4)
Unrecognized net gain.......................................    (585)      (315)       (67)       (57)
Other.......................................................      --         --          4          3
                                                               -----      -----       ----       ----
Net prepaid asset (accrued liability) at end of the year....   $  95         66       (251)      (252)
                                                               =====      =====       ====       ====

    The following weighted average assumptions were used to determine the Company's obligations under the plans:

                                                                    PENSION           POSTRETIREMENT
                                                                   BENEFITS              BENEFITS
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Weighted-average assumptions as of June 30:
  Discount rate.............................................    8.00%      7.25%      8.00%      7.25%
  Expected return on plan assets............................   10.00%     10.00%     10.00%     10.00%
  Rate of compensation increase.............................    6.25%      6.25%      6.00%      6.00%
  Annual decrease in cost of benefits.......................      --         --       1.00%      1.00%

    For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 (8% in 1999). The rate was assumed to decrease gradually to 5% for 2002 and remain at that level thereafter.

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(16) PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
    Components of pension net income for the years ended June 30, 2000 and 1999 and for the nine months ended June 30, 1998 are as follows:

                                                            2000       1999       1998
                                                          --------   --------   --------
Service cost............................................   $   23        23         14
Interest cost...........................................       62        60         44
Expected return on assets...............................     (108)      (96)       (65)
Amortization of:
  Unrecognized prior service cost.......................        1         1          1
  Unrecognized transitional obligation..................       (1)       (1)        (1)
  Unrecognized net gain.................................       (5)       --         --
                                                           ------      ----       ----
      Net periodic pension income.......................   $  (28)      (13)        (7)
                                                           ======      ====       ====

    Components of the postretirement medical and life insurance cost for the years ended June 30, 2000 and 1999 and for the nine months ended June 30, 1998 are as follows:

                                                              2000       1999       1998
                                                            --------   --------   --------
Service cost..............................................    $  3         4          3
Interest cost.............................................      14        14         12
Expected return on assets.................................      (1)       (1)        (1)
Amortization of:
  Unrecognized prior service cost.........................      --        (1)        (1)
  Unrecognized net gain...................................      (3)       (2)        (1)
Other.....................................................       1        --         --
                                                              ----       ---        ---
      Net periodic cost...................................    $ 14        14         12
                                                              ====       ===        ===

    The impact on the service and interest cost of the postretirement cost and accumulated postretirement benefit obligations of a 1% increase and a 1% decrease in future medical care inflation are as follows:

                                                                2000       1999       1998
                                                              --------   --------   --------
Impact of 1% increase in medical care inflation rates:
  Aggregate of service and interest cost....................    $ 1          1          2
  Accumulated postretirement benefit obligations
    at end of the period....................................     11         12         15
Impact of 1% decrease in medical care inflation rates:
  Aggregate of service and interest cost....................     (1)        (1)        (2)
  Accumulated postretirement benefit obligations
    at end of the period....................................    (10)       (12)       (15)

    The Company and certain of its subsidiaries sponsor various defined contribution profit sharing and capital accumulation plans. Charges to earnings for these plans were $10 million, $9 million and

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(16) PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)
$6 million for the years ended June 30, 2000 and 1999 and the nine months ended June 30, 1998, respectively.

(17) COMMITMENTS AND CONTINGENCIES

    (A) LEGAL PROCEEDINGS

       The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters, either individually or in the aggregate, will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

    (B) PURCHASE COMMITMENTS

       The Company has purchase commitments with a key alliance partner and its financing institution to purchase $127 million in raw material packaging products over the eighteen month period subsequent to the balance sheet date.

(18) GEOGRAPHICAL INFORMATION

    The following table presents sales (by destination) and total assets by geographical location:

                                                                    REST OF
                                               U.S.      EUROPE    THE WORLD    TOTAL
                                             --------   --------   ---------   --------
Year ended June 30, 2000:
  Sales....................................   $4,925      370         783       6,078
  Intangibles..............................    6,248       63         337       6,648
  Long lived assets........................    1,178       75         159       1,412
  Total assets.............................    8,654      278         532       9,464

Year ended June 30, 1999:
  Sales....................................    5,151      408         578       6,137
  Intangibles..............................    6,386       68         262       6,716
  Long lived assets........................    1,146       85         144       1,375
  Total assets.............................    8,665      302         421       9,388

Nine months ended June 30, 1998:
  Sales....................................    3,654      314         534       4,502
  Intangibles..............................    6,436       83         222       6,741
  Long lived assets........................      938       99         113       1,150
  Total assets.............................    8,471      334         325       9,130

                     THE PILLSBURY COMPANY AND SUBSIDIARIES
                          (WHOLLY OWNED BY DIAGEO PLC)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

(18) GEOGRAPHICAL INFORMATION (CONTINUED)
    The following table provides sales information for our three divisions (as described in note 2):

                                                     PILLSBURY
                                        PILLSBURY    BAKERIES
                                          NORTH         AND         PILLSBURY
                                         AMERICA    FOODSERVICE   INTERNATIONAL    TOTAL
                                        ---------   -----------   -------------   --------
Year ended June 30, 2000..............   $3,900        1,245           933         6,078
Year ended June 30, 1999..............    4,254          959           924         6,137
Nine months ended June 30, 1998.......    3,196          608           698         4,502

(19) SUBSEQUENT EVENT

    On July 16, 2000, Diageo and General Mills, Inc. ("General Mills") entered into an agreement whereby the Company will be acquired by General Mills in a transaction valued at $10.5 billion. General Mills will acquire the Company in a stock-for-stock exchange with Diageo to hold approximately one third of the basic common shares outstanding of General Mills. Prior to, and as part of, the transaction, the Company will borrow up to $5.1 billion from external lenders for repayment of intercompany debt to Diageo and its affiliates. The transaction is expected to close late in calendar 2000, but is subject to regulatory reviews and the approval of both Diageo and General Mills shareholders.

                                                                      APPENDIX A
                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JULY 16, 2000
                                  BY AND AMONG
                              GENERAL MILLS, INC.,
                 GENERAL MILLS NORTH AMERICAN BUSINESSES, INC.,
                                   DIAGEO PLC
                                      AND
                             THE PILLSBURY COMPANY

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
                                             ARTICLE I

Certain Definitions.............................................................     A-1

                                             ARTICLE II

The Merger; Closing.............................................................     A-8

Section 2.1.        Time and Place of Closing...................................     A-8
Section 2.2.        The Merger..................................................     A-8
Section 2.3.        Effective Time..............................................     A-8
Section 2.4.        Effects of the Merger.......................................     A-9
Section 2.5.        Certificate of Incorporation................................     A-9
Section 2.6.        By-Laws.....................................................     A-9
Section 2.7.        Officers and Directors of Surviving Corporation.............     A-9
Section 2.8.        Effect on Capital Stock.....................................     A-9
Section 2.9.        Subsidiary Purchases........................................     A-9
Section 2.10.       Aggregate Consideration.....................................     A-9
Section 2.11.       Deliveries by Diageo and the Selling Affiliates.............     A-9
Section 2.12.       Deliveries by General Mills and the Buying Affiliates.......    A-10
Section 2.13.       Contingent Purchase Price Adjustment........................    A-11
Section 2.14.       Operating Working Capital Purchase Price Adjustment.........    A-12

                                            ARTICLE III

Representations and Warranties of Diageo and Pillsbury..........................    A-13

Section 3.1.        Incorporation; Authorization; etc...........................    A-13
Section 3.2.        Capitalization; Structure...................................    A-15
Section 3.3.        Financial Statements........................................    A-15
Section 3.4.        No Undisclosed Liabilities..................................    A-16
Section 3.5.        Properties; Sufficiency.....................................    A-16
Section 3.6.        Absence of Certain Changes..................................    A-17
Section 3.7.        Litigation; Orders..........................................    A-17
Section 3.8.        Intellectual Property.......................................    A-17
Section 3.9.        Licenses, Approvals, Other Authorizations, Consents,            A-17
                    Reports, etc................................................
Section 3.10.       Labor Matters...............................................    A-18
Section 3.11.       Compliance with Laws........................................    A-18
Section 3.12.       Insurance...................................................    A-18
Section 3.13.       Material Contracts..........................................    A-18
Section 3.14.       Brokers, Finders, etc.......................................    A-19
Section 3.15.       Opinion of Diageo Financial Advisor.........................    A-19
Section 3.16.       Board Approval..............................................    A-19
Section 3.17.       Required Vote...............................................    A-19
Section 3.18.       Environmental Compliance....................................    A-19
Section 3.19.       Employee Benefit Plans......................................    A-20
Section 3.20.       Acquisition of Shares for Investment........................    A-22
Section 3.21.       Products....................................................    A-23

                                                                                    PAGE
                                                                                    ----
                                             ARTICLE IV

Representations and Warranties of General Mills and Merger Sub..................    A-23

Section 4.1.        Incorporation; Authorization; etc...........................    A-23
Section 4.2.        Capitalization; Structure...................................    A-24
Section 4.3.        Financial Statements........................................    A-25
Section 4.4.        No Undisclosed Liabilities..................................    A-25
Section 4.5.        Properties..................................................    A-25
Section 4.6.        Absence of Certain Changes..................................    A-26
Section 4.7.        Litigation; Orders..........................................    A-26
Section 4.8.        Intellectual Property.......................................    A-26
Section 4.9.        Licenses, Approvals, Other Authorizations, Consents,            A-26
                    Reports, etc................................................
Section 4.10.       Labor Matters...............................................    A-27
Section 4.11.       Compliance with Laws........................................    A-27
Section 4.12.       Insurance...................................................    A-27
Section 4.13.       Material Contracts..........................................    A-27
Section 4.14.       Brokers, Finders, etc.......................................    A-27
Section 4.15.       Opinions of General Mills Financial Advisors................    A-27
Section 4.16.       Board Approval; Rights Plan.................................    A-28
Section 4.17.       Required Vote...............................................    A-28
Section 4.18.       Antitakeover Statute........................................    A-28

                                             ARTICLE V

Covenants of the Parties........................................................    A-28

Section 5.1.        Investigation of Business; Access to Properties and             A-28
                    Records.....................................................
Section 5.2.        Filings; Other Actions; Notification........................    A-29
Section 5.3.        Further Assurances..........................................    A-31
Section 5.4.        Conduct of Business.........................................    A-31
Section 5.5.        Public Announcements........................................    A-35
Section 5.6.        Intercompany Accounts; Guaranties...........................    A-35
Section 5.7.        Subsidiary Purchase Agreements..............................    A-36
Section 5.8.        Allocation; Structure of Subsidiary Purchases...............    A-36
Section 5.9.        No Solicitation.............................................    A-36
Section 5.10.       Proxy Statement; Diageo Circular............................    A-37
Section 5.11.       Stockholder Meetings; Board Recommendations.................    A-38
Section 5.12.       General Mills Board of Directors............................    A-38
Section 5.13.       Stock Exchange Listing......................................    A-38
Section 5.14.       Delivery of Financial Statements and Other Information......    A-38
Section 5.15.       Closing Date Indebtedness...................................    A-39
Section 5.16.       Insurance...................................................    A-39

                                             ARTICLE VI

Post-Closing Employee Benefits Matters..........................................    A-40

Section 6.1         Employee Benefits Matters...................................    A-40

                                            ARTICLE VII

Tax Matters.....................................................................    A-43

Section 7.1.        Tax Representations of Diageo...............................    A-43
Section 7.2.        General Mills Reorganization-Related Representations........    A-43

                                                                                    PAGE
                                                                                    ----
Section 7.3.        Tax Indemnification.........................................    A-44
Section 7.4.        Section 338(g) Elections for Food Subsidiaries..............    A-45
Section 7.5.        Allocation of Certain Taxes.................................    A-45
Section 7.6.        Carryovers, Refunds and Related Matters.....................    A-46
Section 7.7.        Preparation and Filing of Tax Returns.......................    A-47
Section 7.8.        Tax Contests................................................    A-48
Section 7.9.        Cooperation.................................................    A-49
Section 7.10.       Termination of Tax Sharing Agreements.......................    A-49
Section 7.11.       General Mills Consolidated Returns..........................    A-50
Section 7.12.       Diageo Consolidated Returns.................................    A-50
Section 7.13.       Definitions.................................................    A-50
Section 7.14.       Survival....................................................    A-51
Section 7.15.       Adjustments.................................................    A-51
Section 7.16.       Tax Transactions............................................    A-51

                                            ARTICLE VIII

Conditions Precedent............................................................    A-51

Section 8.1.        Conditions to Each Party's Obligation.......................    A-51
Section 8.2.        Additional Conditions to General Mills' and Merger Sub's        A-52
                    Obligations.................................................
Section 8.3.        Additional Conditions to Pillsbury's Obligation.............    A-53

                                             ARTICLE IX

Survival; Indemnification.......................................................    A-53

Section 9.1.        Survival....................................................    A-53
Section 9.2.        Indemnification by Diageo...................................    A-53
Section 9.3.        Indemnification by General Mills............................    A-54
Section 9.4.        Indemnification Procedures..................................    A-54
Section 9.5.        Limitations on Indemnification..............................    A-56
Section 9.6.        Exclusive Tax Indemnification...............................    A-56

                                             ARTICLE X

Termination.....................................................................    A-57

Section 10.1.       Termination.................................................    A-57
Section 10.2.       Procedure and Effect of Termination.........................    A-57
Section 10.3.       Termination Fees............................................    A-57

                                             ARTICLE XI

Miscellaneous...................................................................    A-58

Section 11.1.       Counterparts................................................    A-58
Section 11.2.       Governing Law; Jurisdiction and Forum; Waiver of Jury           A-58
                    Trial.......................................................
Section 11.3.       Entire Agreement............................................    A-58
Section 11.4.       Expenses....................................................    A-59
Section 11.5.       Notices.....................................................    A-59
Section 11.6.       Successors and Assigns......................................    A-60
Section 11.7.       Headings; Definitions.......................................    A-60
Section 11.8.       Amendments and Waivers......................................    A-60
Section 11.9.       Specific Performance........................................    A-60

                                LIST OF EXHIBITS

Exhibit A1      Food Subsidiaries
Exhibit A2      Non-Controlled Foreign Entities
Exhibit B       Model Form of Subsidiary Purchase Agreement
Exhibit C       Form of Stockholders Agreement
Exhibit D       Selling Affiliates
Exhibit E       Business Financial Statements

                               LIST OF SCHEDULES

Schedule 2.14   Balance Sheet Report

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of July 16, 2000, is by and among General Mills, Inc., a Delaware corporation ("GENERAL MILLS"), General Mills North American Businesses, Inc., a Delaware corporation and wholly owned subsidiary of General Mills ("MERGER SUB"), Diageo plc, a public limited company incorporated under the laws of England and Wales ("DIAGEO"), and The Pillsbury Company, a Delaware corporation and indirect wholly owned subsidiary of Diageo ("PILLSBURY"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in Article I.

    WHEREAS, Pillsbury, its Subsidiaries, certain other Subsidiaries of Diageo and other Persons in which Diageo or its Affiliates own equity interests listed in EXHIBIT A1 hereto (such Subsidiaries and Persons listed on Exhibit A1, the "FOOD SUBSIDIARIES") and certain other Persons in which Diageo or its Affiliates own equity interests listed in Exhibit A2 hereto (the Persons listed on EXHIBIT A2 hereto, the "NON-CONTROLLED FOREIGN ENTITIES"), together with their respective Subsidiaries, conduct the entire food business (other than the fast food business) of Diageo. (The Food Subsidiaries and the Non-Controlled Foreign Entities collectively are referred to herein as the "PURCHASED ENTITIES");

    WHEREAS, General Mills and Diageo desire to combine the businesses of General Mills with the food business (other than the fast food business) of Diageo through (a) the merger (the "MERGER") of Merger Sub with and into Pillsbury, with Pillsbury as the surviving corporation in the Merger as a wholly owned subsidiary of General Mills upon the terms and subject to the conditions set forth in this Agreement and (b) the purchase by certain indirect Subsidiaries of General Mills (the "BUYING AFFILIATES") from the Selling Affiliates of all of the outstanding shares of capital stock or other equity interests of the Purchased Entities owned by the Selling Affiliates (the "PURCHASED INTERESTS") and/or the assets and liabilities of the Purchased Entities, upon the terms and subject to the conditions set forth herein and in the agreements relating to such purchases (collectively, the "SUBSIDIARY PURCHASES" and such agreements, collectively, the "SUBSIDIARY PURCHASE AGREEMENTS");

    WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization under Section 368 of the Code and the Subsidiary Purchases will not so qualify;

    WHEREAS, (a) the respective Boards of Directors of Pillsbury and Merger Sub have each determined that this Agreement is advisable, fair to and in the best interests of their respective stockholders and have approved and adopted this Agreement, (b) General Mills, as sole stockholder of Merger Sub, and Gramet Holdings Corporation (the "PILLSBURY STOCKHOLDER"), as sole stockholder of Pillsbury, have each approved this Agreement and (c) the respective Boards of Directors of General Mills and Diageo have each approved this Agreement and the Subsidiary Purchases; and

    WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, it is contemplated that General Mills, Diageo, the Pillsbury Stockholder and the Selling Affiliates will enter into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT" and collectively with the Subsidiary Purchase Agreements, the "ANCILLARY AGREEMENTS") in the form set forth as EXHIBIT C to this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

        (a) As used in this Agreement the following terms shall have the following respective meanings:

        "ACTION" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

        "ADDITIONAL SHARES" shall mean the shares of General Mills Common Stock, if any, issued pursuant to Section 2.14 hereof, and the shares of General Mills Common Stock, if any, issued pursuant to Section 9.4(d)(ii) hereof.

        "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, it being understood that Diageo and the Continuing Affiliates shall not be considered to be Affiliates of General Mills and its Subsidiaries after the Effective Time for purposes of Articles VII and IX. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "ANNIVERSARY DATE" means the first anniversary of the Effective Time (or if such date is not a Business Day, the next Business Day).

        "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by any Business Entity and (iii) covers any U.S. employee or former U.S. employee of any Business Entity employed in the United States.

        "BOOKS AND RECORDS" shall mean all of the books and records primarily related to the operations of the Business Entities, including, without limitation, (i) corporate minute books, (ii) books and records relating to employees, the purchase of materials, supplies and services, research and development, manufacture and sale of products and services, advertising, packaging, promotional materials and dealings with customers of the Business Entities, and (iii) historical and archival data.

        "BUSINESS COMBINATION PROPOSAL" shall mean, with respect to any Person,
    (i) any merger, consolidation or other business combination as a result of which the stockholders of such Person prior to such transaction would cease to hold at least 80% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof),
    (ii) the acquisition by another Person at least 20% of the outstanding voting securities of such Person, (iii) the sale, lease, exchange or other disposition of at least 20% of the assets of such Person and its Subsidiaries taken as a whole, or (iv) any transaction as a result of which the directors of such Person immediately prior to such transaction would cease to represent at least two-thirds of the members of the board of directors of such Person or the entity surviving or resulting from such transaction (or the ultimate parent entity thereof).

        "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City or London are authorized or required by Law to remain closed.

        "BUSINESS ENTITIES" shall mean Pillsbury, the Food Subsidiaries and their respective Subsidiaries.

        "BUSINESS INTELLECTUAL PROPERTY RIGHTS" means all material Intellectual Property Rights owned or licensed and used or held for use by any Business Entity.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

        "CONTINGENT SHARE VALUE" means the lesser of (i) the amount by which the Target Price exceeds the Market Value as of the Anniversary Date and
    (ii) the Maximum Contingent Share Value.

        "CONTINUING AFFILIATE" shall mean any Affiliate of Diageo, other than a Business Entity.

        "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 ET SEQ.of ERISA and
    Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Arrangements.

        "COVERED LOSSES" shall mean any and all losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

        "DGCL" shall mean the Delaware General Corporation Law.

        "DIAGEO DIRECTOR" shall mean a member of the Board of Directors of Diageo or of the Executive Committee of Diageo.

        "DIAGEO FINANCIAL ADVISORS" means UBS Warburg and Greenhill & Co. LLC.

        "DIAGEO SHAREHOLDERS APPROVAL" shall mean the approval of the Transactions by the shareholders of Diageo by the Required Diageo Vote.

        "DISPOSITION" means a merger, consolidation or other business combination involving General Mills as a result of which no shares of General Mills Common Stock shall remain outstanding and the stockholders of General Mills immediately prior to the merger, consolidation or other business combination shall not own a majority of the voting power of the common equity securities received in such merger, consolidation or other business combination, or a sale, transfer or other disposition of all or substantially all of the assets of General Mills.

        "DISPOSITION VALUE" means the lesser of (i) the Maximum Contingent Share Value and (ii) the amount, if any, by which the Target Price exceeds the lesser of (A) where the consideration to be received for each share of General Mills Common Stock by the holder thereof as a result of such Disposition is only cash, the amount of such cash per share (calculated as of the Stockholder Approval Date), or where any of the consideration to be received for each share of General Mills Common Stock by the holder thereof as a result of such Disposition (and assuming that such holder did not exercise any right of appraisal or right of election with respect to such Disposition) is other than cash, the fair market value of the consideration to be received for each such share (as determined in good faith by the Board of Directors of General Mills as of the Stockholder Approval Date) and
    (B) the Market Value as of the Stockholder Approval Date.

        "EMPLOYEE ARRANGEMENT" means any Benefit Arrangement, Employee Plan or International Plan.

        "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
    Section 3(3) of ERISA, that (i) is subject to any provision of ERISA,
    (ii) is entered into, participated in, maintained, administered or contributed to by any Business Entity and (iii) covers any employee or former employee of any Business Entity.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "GENERAL MILLS COMMON STOCK" shall mean the Common Stock, par value $.10 per share, of General Mills, and the associated Rights issued pursuant to the General Mills Rights Agreement.

        "GENERAL MILLS FINANCIAL ADVISORS" shall mean Evercore Partners Inc. and Merrill, Lynch & Co. Incorporated.

        "GENERAL MILLS INTELLECTUAL PROPERTY RIGHTS" means all material Intellectual Property Rights owned or licensed and used or held for use by General Mills or any of its Subsidiaries.

        "GENERAL MILLS RIGHTS AGREEMENT" shall mean the Rights Agreement, dated as of December 11, 1995, between General Mills and Norwest Bank Minnesota, as Rights Agent.

        "GENERAL MILLS SHARES HELD" means the number of shares of General Mills Common Stock issued to the Pillsbury Stockholder or the Selling Affiliates pursuant to this Agreement or the Subsidiary Purchase Agreements, as the case may be, and continued to be held by the Pillsbury Stockholder or the Selling Affiliates or their Permitted Transferees as of the Anniversary Date or the Disposition, as the case may be.

        "GENERAL MILLS STOCKHOLDERS APPROVAL" shall mean the approval of the General Mills Share Issuance and the Charter Amendment by the stockholders of General Mills by the Required General Mills Votes.

        "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, invention, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

        "INTERNATIONAL PLAN" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by any Business Entity and (iii) covers any employee or former employee of any Business Entity.

        "KNOWLEDGE" of any Person shall mean the actual knowledge of such Person's executive officers, without the conduct by any such Person of any independent investigation with respect to the facts or matters specified.

        "LAW" shall mean any United States federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, statute, law, rule or regulation.

        "LIEN" shall mean any imperfection of title, easement, encroachment, security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, proxy, voting trust or voting agreement.

        "MARKET VALUE" shall mean, as of any date, the average of the daily high and low sales prices per share of General Mills Common Stock during the regular trading sessions on the NYSE for each of the 20 full trading days immediately preceding (but not including) such date.

        "MAXIMUM CONTINGENT SHARE VALUE" means $4.55.

        "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
    Section 3(37) of ERISA.

        "NYSE" shall mean the New York Stock Exchange, Inc.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "PERMITTED LIENS" shall mean all Liens (i) which are reflected or reserved against in the Business Balance Sheet (up to the amounts so reflected or reserved against), (ii) which arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (iii) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) which relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (v) which do not materially impair the use of the asset subject thereof for the purposes for which currently used, and
    (vi) in the case of the Business Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, in the case of each of the agreements, conditions, restrictions or other matters referenced in this clause (vi) which do not materially impair the use, utility or value of the applicable property affected or encumbered thereby for the purposes for which currently used.

        "PERMITTED TRANSFEREE" shall mean Diageo or any direct or indirect wholly owned subsidiary of Diageo, in each case which becomes bound to the Stockholders Agreement.

        "PERSON" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "PILLSBURY COMMON STOCK" shall mean the shares of common stock, par value $1.00 per share, of Pillsbury.

        "PILLSBURY PURCHASE PRICE SHARES" shall mean the number of Purchase Price Shares allocated to the Merger as determined in accordance with
    Section 5.8(a).

        "PURCHASE PRICE SHARES" shall mean 141 million shares of General Mills Common Stock.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SELLING AFFILIATES" shall mean the entities listed on EXHIBIT D.

        "STOCKHOLDER APPROVAL DATE" means the date stockholders of General Mills approve a Disposition.

        "SUBSIDIARY" shall mean, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "SUBSIDIARY PURCHASE PRICE SHARES" shall mean the Purchase Price Shares other than the Pillsbury Purchase Price Shares.

        "TARGET PRICE" means $42.55.

        "TITLE IV PLAN" means a plan subject to Title IV of ERISA other than any Multiemployer Plan.

        "U.K. GAAP" shall mean United Kingdom generally accepted accounting principles.

        "U.S. GAAP" shall mean United States generally accepted accounting principles.

        "WITHDRAWAL LIABILITY" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV or ERISA.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ----------
Acquisition Proposal........................................  5.9(a)
Adjusted Closing Date Operating Working Capital
  Calculation...............................................  2.14(c)
Adjustment Payment Date.....................................  2.14(d)
ADSP........................................................  7.4
Agreement...................................................  Preamble
Ancillary Agreements........................................  Recitals
Business....................................................  3.5(b)
Business Balance Sheet......................................  3.3(a)
Business Financial Statements...............................  3.3(a)
Business Material Contracts.................................  3.13
Business Real Property......................................  3.5
Buying Affiliates...........................................  Recitals
Certificate of Merger.......................................  2.3
Charter Amendment...........................................  4.1(b)
Closing.....................................................  2.1
Closing Date................................................  2.1
Closing Date Operating Working Capital Calculation..........  2.14(a)
COBRA coverage..............................................  6.1(g)
Confidentiality Agreement...................................  5.1(b)
Controlling Party...........................................  7.8(c)
Determination...............................................  7.4
Diageo......................................................  Preamble
Diageo Circular.............................................  5.10(c)

TERM                                                           SECTION
----                                                          ----------
                                                              Article
Diageo Disclosure Schedule..................................  III
Diageo Group................................................  7.13
Diageo Indemnified Parties..................................  9.3(a)
Diageo Indemnifying Parties.................................  9.2(a)
Diageo Insurance Policies...................................  5.16(b)
Diageo Plan.................................................  6.1(l)
Diageo Representatives......................................  5.9(a)
Diageo Shareholders Meeting.................................  5.11
Diageo Tax Indemnitees......................................  7.13
Diageo Tax Indemnitors......................................  7.13
EC..........................................................  8.1(c)
Effective Time..............................................  2.3
Employees...................................................  6.1(a)
Environmental Laws..........................................  3.18(a)
Escrow Agent................................................  2.13(a)
Escrow Agreement............................................  2.13(a)
Escrow Fund.................................................  2.13(a)
FD&C Act....................................................  3.21(a)
Food Subsidiaries...........................................  Recitals
General Mills...............................................  Preamble
General Mills Balance Sheet.................................  4.4
General Mills Disclosure Schedule...........................  Article IV
General Mills Financial Statements..........................  4.3(b)
General Mills Group.........................................  7.13
General Mills Indemnified Parties...........................  9.2(a)
General Mills Indemnifying Parties..........................  9.3(a)
General Mills Material Adverse Effect.......................  4.1(a)
General Mills Material Contracts............................  4.13
General Mills Proxy Statement...............................  5.10(a)
General Mills Representatives...............................  5.9(b)
General Mills SEC Reports...................................  4.3(a)
General Mills Share Issuance................................  4.1(a)
General Mills Significant Subsidiaries......................  4.2(b)
General Mills Stockholders Meeting..........................  5.11
General Mills Tax Indemnitees...............................  7.13
General Mills Tax Indemnitors...............................  7.13
Governmental Antitrust Authority............................  5.2(e)
Insurance Claims............................................  5.16(b)
Joint Instruction...........................................  2.13(a)
Licenses....................................................  3.9(a)
Merger......................................................  Recitals
Merger Sub..................................................  Recitals
Neutral Auditors............................................  2.14(c)
Non-Controlled Foreign Entities.............................  Recitals
Non-controlling Party.......................................  7.8(c)
Notice of Claim.............................................  9.4
Operating Working Capital...................................  2.14(a)
Pillsbury...................................................  Preamble
Pillsbury Material Adverse Effect...........................  3.1(a)
Pillsbury Stockholder.......................................  Recitals

TERM                                                           SECTION
----                                                          ----------
Post-Closing Period.........................................  7.13
Pre-Closing Period..........................................  7.13
Products....................................................  3.21(a)
Purchased Entities..........................................  Recitals
Purchased Interests.........................................  Recitals
Purchase Price..............................................  2.10
Required Diageo Vote........................................  3.17
Required General Mills Votes................................  4.17
Resolution Period...........................................  2.14(b)
Returns.....................................................  7.13
Rights......................................................  4.2(a)
Stockholders Agreement......................................  Recitals
Straddle Period.............................................  7.7(c)
Straddle Period Return......................................  7.7(c)
Subsidiary Purchase Agreements..............................  Recitals
Subsidiary Purchases........................................  Recitals
Substantially All Action....................................  7.2(e)
Surviving Corporation.......................................  2.2
Tax.........................................................  7.13
Tax Claim...................................................  7.13
Tax Indemnitee..............................................  7.13
Tax Proceeding..............................................  7.8(b)
Tax Returns.................................................  7.13
Taxing Authority............................................  7.13
Termination Date............................................  10.1(b)
Transactions................................................  3.1(b)
U.S. Corporation............................................  3.1(a)
2000 Financial Statements...................................  5.14(a)
338 Election................................................  7.4
338 Election Allocations....................................  7.4
338 Election Subsidiaries...................................  7.4

                                   ARTICLE II
                              THE MERGER; CLOSING

    Section 2.1. TIME AND PLACE OF CLOSING. The closing of the Merger (the "CLOSING") shall take place (a) at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable (but no later than the fifth Business
Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as General Mills and Diageo shall agree (the date of the Closing, the "CLOSING DATE").

    Section 2.2. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into Pillsbury at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Pillsbury shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    Section 2.3. EFFECTIVE TIME. Upon the Closing, Merger Sub and Pillsbury shall (a) file with the Secretary of State of the State of Delaware a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as General Mills and Diageo shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

    Section 2.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Pillsbury and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Pillsbury and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 2.5. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Pillsbury, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    Section 2.6. BY-LAWS. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    Section 2.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of Pillsbury as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall become the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

    Section 2.8. EFFECT ON CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Diageo or the Pillsbury Stockholder, all of the shares of Pillsbury Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and shall collectively be converted into the right to receive the Pillsbury Purchase Price Shares.

        (b) At the Effective Time, by virtue of the Merger and without any action on the part of General Mills, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    Section 2.9. SUBSIDIARY PURCHASES. At the Closing, each of the Subsidiary Purchases will be consummated.

    Section 2.10. AGGREGATE CONSIDERATION. The aggregate consideration paid to the Pillsbury Stockholder pursuant to this Agreement in connection with the Merger and to the Selling Affiliates for the Subsidiary Purchases shall consist of (a) the Purchase Price Shares and (b) the Additional Shares, if any, issued pursuant to Section 2.14 or 9.4(d)(ii) (collectively, the "PURCHASE PRICE"), subject to any adjustment to the Purchase Price pursuant to Section 2.13, 2.14 or 9.4(d)(i).

    Section 2.11. DELIVERIES BY DIAGEO AND THE SELLING AFFILIATES. At the Closing, Diageo shall, or shall cause the Pillsbury Stockholder or one or more of the Selling Affiliates to, as the case may be, deliver the following to General Mills or, in the case of paragraph (a) below, the applicable Buying
Affiliate:

        (a) certificates or notarial assignment deed for, or such other instruments evidencing ownership under applicable law of, the Purchased Interests, which constitute and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of the Purchased Entities owned by the Selling Affiliates, in each case with appropriate stock powers or other instruments of transfer and requisite tax stamps attached and properly signed (or in the event any of the Subsidiary Purchases is in the form of an acquisition of assets and liabilities, such documentation as may be necessary to reflect the transfer of such assets and liabilities to the applicable Buying Affiliate);

        (b) all Books and Records in the possession of Diageo or any Continuing Affiliate, except as otherwise provided by Law;

        (c) the certificate required to be delivered by Diageo and Pillsbury pursuant to Section 8.2(d);

        (d) counterparts of the Stockholders Agreement duly executed by Diageo, the Pillsbury Stockholder and each of the Selling Affiliates;

        (e) certificates of the Secretary or an Assistant Secretary of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates, dated the Closing Date, (i) as to the incumbency and signatures of the officers or representatives of Diageo and Pillsbury executing this Agreement and of Diageo, the Pillsbury Stockholder and the Selling Affiliates executing the Stockholders Agreement and of the Selling Affiliates executing the Subsidiary Purchase Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary, and (ii) certifying attached resolutions of the respective Board of Directors of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates that authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be;

        (f) resignations, effective as of the Effective Time, of those directors of the Food Subsidiaries as General Mills may request; and

        (g) such other documents, instruments and certificates as General Mills may reasonably request in connection with the transactions contemplated by this Agreement.

    Section 2.12. DELIVERIES BY GENERAL MILLS AND THE BUYING AFFILIATES. At the Closing, General Mills shall deliver to Diageo, and, in the case of paragraph (b) below, shall cause each Buying Affiliate to deliver to the applicable Selling Affiliate:

        (a) a certificate for the Pillsbury Purchase Price Shares (which shares, when delivered, will be duly authorized, validly issued, fully paid and non-assessable), in definitive form, registered in the name of the Pillsbury Stockholder, bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Pillsbury Purchase Price Shares and any legends required by the Stockholders Agreement;

        (b) certificates for the Subsidiary Purchase Price Shares (which shares, when delivered, will be duly authorized, validly issued, fully paid and non-assessable), in definitive form, registered in the names of the Selling Affiliates in each case for the number of Subsidiary Purchase Price Shares as determined in accordance with Section 5.8(a), bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Subsidiary Purchase Price Shares and any legends required by the Stockholders Agreement;

        (c) the certificate required to be delivered by General Mills pursuant to Section 8.3(c);

        (d) a duly executed counterpart of the Stockholders Agreement executed by General Mills;

        (e) certificates of the Secretary or an Assistant Secretary of General Mills, Merger Sub and the Buying Affiliates, dated the Closing Date, (i) as to the incumbency and signatures of the officers or representatives of General Mills and Merger Sub executing this Agreement and of General Mills executing the Stockholders Agreement and of the officers or representatives of General Mills and the Buying Affiliates executing the Subsidiary Purchase Agreements, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (ii) certifying attached resolutions of the respective Boards of Directors of General Mills, Merger Sub and the Buying Affiliates, which authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be; and

        (f) such other documents, instruments and certificates as Diageo may reasonably request in connection with the transactions contemplated by this Agreement.

    Section 2.13. CONTINGENT PURCHASE PRICE ADJUSTMENT. (a) Immediately upon consummation of the Merger, Diageo shall cause Pillsbury Stockholder to deliver to a bank or financial institution in the United States mutually acceptable to General Mills and Diageo, as escrow agent (the "ESCROW AGENT"), $642 million in cash, by wire transfer of immediately available funds to be held by the Escrow Agent pursuant to a customary escrow agreement (the "ESCROW AGREEMENT"), in form and substance mutually acceptable to General Mills, Diageo and Pillsbury Stockholder. If mutually agreed by General Mills and Diageo, in lieu of delivery to the Escrow Agent of $642 million in cash, Diageo may cause Pillsbury Stockholder to deliver to the Escrow Agent $642 million of investments mutually selected by General Mills and Pillsbury Stockholder. In the event Pillsbury Stockholder delivers cash to the Escrow Agent, the Escrow Agent shall invest such funds as mutually directed by General Mills and Pillsbury Stockholder. The funds or investments delivered to the Escrow Agent, together with any interest or other proceeds with respect thereto, shall be the "ESCROW FUND." The Escrow Fund shall be released upon the giving of a joint instruction (the "JOINT INSTRUCTION") by General Mills and Pillsbury Stockholder pursuant to paragraph (b) or (c) below. All costs and expenses relating to the Escrow Agreement, including the fees and expenses of the Escrow Agent, shall be borne equally by General Mills and Pillsbury Stockholder.

        (b) Unless the stockholders of General Mills have approved a Disposition prior to the Anniversary Date, General Mills and Pillsbury Stockholder shall (and Diageo shall cause Pillsbury Stockholder to) give the Joint Instruction to the Escrow Agent on the Anniversary Date, instructing the payout of the Escrow Fund as follows. The Joint Instruction pursuant to this paragraph (b) shall instruct the Escrow Agent to pay to General Mills from the Escrow Fund, on or as promptly as practicable following the Anniversary Date, an amount, if any, equal to the total amount of the Escrow Fund less an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Contingent Share Value. The Joint Instruction pursuant to this paragraph (b) shall further instruct the Escrow Agent to return to Pillsbury Stockholder the remainder of the Escrow Fund, if any, promptly following payment of the amount, if any, set forth above to General Mills.

        (c) In the event the stockholders of General Mills approve a Disposition prior to the Anniversary Date, General Mills and Pillsbury Stockholder shall (and Diageo shall cause Pillsbury Stockholder to) give the Joint Instruction to the Escrow Agent no later than the date of the Disposition, instructing the payout of the Escrow Fund as follows. The Joint Instruction pursuant to this paragraph (c) shall instruct the Escrow Agent to pay to General Mills from the Escrow Fund, on or as promptly as practicable following the date of the Disposition, an amount, if any, equal to the total amount of the Escrow Fund less an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Disposition Value. The Joint Instruction pursuant to this paragraph (c) shall further instruct the Escrow Agent to return to Pillsbury Stockholder the remainder of the Escrow Fund, if any, promptly following payment of the amount, if any, set forth above to General Mills.

        (d) The number of shares of General Mills Common Stock or type of property or securities issuable in connection with the transactions contemplated by this Agreement and the Subsidiary Purchase Agreements, the Contingent Share Value, the Maximum Contingent Share Value, the Disposition Value, the Target Price, the General Mills Shares Held and the calculation of Market

    Value shall be appropriately and equitably adjusted to reflect (i) the payment of any extraordinary distribution or dividend on shares of General Mills Common Stock (other than regular quarterly cash dividends), (ii) any stock split, stock dividend or combination of such shares or (iii) any consolidation, merger or other event which results in the conversion or exchange of such shares.

        (e) All calculations and determinations pursuant to this Section 2.13 shall be mutually agreed upon by Diageo and General Mills in good faith, and shall be final and binding upon all of the parties to this Agreement and on the Pillsbury Stockholder. General Mills and Diageo agree to treat Pillsbury Stockholder as the owner of the Escrow Fund for U.S. federal income Tax purposes until the Escrow Fund is disbursed pursuant to the terms hereof and the Escrow Agreement, except to the extent otherwise required pursuant to a Determination.

    Section 2.14. OPERATING WORKING CAPITAL PURCHASE PRICE ADJUSTMENT. (a) As soon as practicable, but in no event later than 90 days following the Closing Date, General Mills shall prepare a calculation of the Operating Working Capital of the Business Entities as of the Closing Date (the "CLOSING DATE OPERATING WORKING CAPITAL CALCULATION"). For this purpose "OPERATING WORKING CAPITAL" shall mean the Operating Working Capital of the Business Entities determined as reflected in the line entitled "CR15297 Operating Working Capital" on the balance sheet report (in management format) attached hereto as Schedule 2.14. The Closing Date Operating Working Capital Calculation shall be prepared in the same manner, consistent with past practice, and based on the same items, as the Operating Working Capital of the Business Entities has historically been prepared. Between the date hereof and the Closing Date, the Business Entities shall, and Diageo shall cause the Business Entities to, manage Operating Working Capital in the ordinary course of business and consistent with past practice, and shall not take any action for the purpose of changing the calculation of Operating Working Capital.

        (b) General Mills shall deliver a copy of the Closing Date Operating Working Capital Calculation to Diageo promptly after it has been prepared. After receipt of the Closing Date Operating Working Capital Calculation, Diageo shall have 60 days to review the Closing Date Operating Working Capital Calculation, together with the workpapers used in the preparation thereof. Diageo and its authorized representatives shall have full access during normal business hours to all relevant books and records and employees of the Business Entities to the extent required to complete their review of the Closing Date Operating Working Capital Calculation; PROVIDED, HOWEVER, that such access shall not unreasonably disrupt the personnel and operations of the Business Entities. Unless Diageo delivers written notice to General Mills on or prior to the 60th day after Diageo's receipt of the Closing Date Operating Working Capital Calculation specifying in reasonable detail all disputed items and the basis therefor, Diageo shall be deemed to have accepted and agreed to the Closing Date Operating Working Capital Calculation. If Diageo so notifies General Mills of its objection to the Closing Date Operating Working Capital Calculation, General Mills and Diageo shall, within 30 days following such notice (the "RESOLUTION PERIOD"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

        (c) If at the conclusion of the Resolution Period amounts shall remain in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "NEUTRAL AUDITORS") selected by Diageo and General Mills within 10 days after the expiration of the Resolution Period. If Diageo and General Mills are unable to agree on the Neutral Auditors, then Diageo and General Mills shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Diageo, General Mills or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Diageo and General Mills. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The

    Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Diageo and General Mills and shall be final, binding and conclusive. The term "ADJUSTED CLOSING DATE OPERATING WORKING CAPITAL CALCULATION", as used herein, shall mean the definitive Closing Date Operating Working Capital Calculation agreed or deemed to have been agreed to by Diageo and General Mills in accordance with Section 2.14(b) or the definitive Closing Date Operating Working Capital Calculation resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.14(c) (in addition to those items theretofore agreed to by Diageo and General Mills).

        (d) The Purchase Price shall be reduced dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is less than $100 million or increased dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is greater than $300 million, PROVIDED, HOWEVER, that if the Closing Date is between October 15 and November 15, inclusive, the
    $300 million threshold shall be increased to $400 million, and if the Closing Date is between March 15 and April 15, inclusive, the $100 million threshold shall be reduced to zero; PROVIDED, FURTHER, that if there is a sale, divestiture or disposition of any plants, assets or businesses consummated prior to the Closing pursuant to Section 5.2, Diageo and General Mills shall mutually agree on an appropriate adjustment of the aforementioned thresholds to reflect such sale, divestiture or disposition. For the avoidance of doubt, in the event that the Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is not greater or less than the applicable threshold, no adjustment to the Purchase Price shall be made pursuant to this Section 2.14.

        (e) Any reduction in the Purchase Price made pursuant to
    Section 2.14(d) shall be paid by Diageo, by wire transfer in immediately available funds, to an account or accounts specified by General Mills, within five Business Days after the Adjusted Closing Date Operating Working Capital Calculation is agreed upon or deemed to have been agreed upon by General Mills and Diageo or the written statement of the Neutral Auditors setting forth their determination regarding any remaining disputed items is delivered to General Mills and Diageo (such fifth Business Day, the "ADJUSTMENT PAYMENT DATE"), and shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short-term commercial loans. Any increase in the Purchase Price made pursuant to Section 2.14(d) shall be paid by General Mills by delivery to the Pillsbury Stockholder on the Adjustment Payment Date of a number of shares of General Mills Common Stock equal to (i) the amount of the increase (which shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short-term commercial loans) divided by (ii) the Market Value on the Adjustment Payment Date.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF DIAGEO AND PILLSBURY

    Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to General Mills by Diageo on or prior to the date hereof (the "DIAGEO DISCLOSURE SCHEDULE"), each of Diageo and Pillsbury hereby represents and warrants to General Mills and Merger Sub as follows:

    Section 3.1. INCORPORATION; AUTHORIZATION; ETC. (a) Each Business Entity is duly organized and validly existing and, with respect to those corporations organized under the laws of one of the states of the United States of America (a "U.S. CORPORATION"), in good standing, under the laws of the jurisdiction of its organization. Each of the Business Entities (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) with respect to each U.S. Corporation, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business Entities, taken as a whole (a "PILLSBURY MATERIAL ADVERSE EFFECT"). Diageo is a public limited company duly incorporated and validly existing under the laws of England and Wales.

        (b) Each of Diageo and Pillsbury has the requisite corporate or similar power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Diageo, the Pillsbury Stockholder and the Selling Affiliates has the requisite corporate or similar power and authority to execute the Stockholders Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Diageo and Pillsbury of this Agreement, the performance by Diageo and Pillsbury of their obligations hereunder and the consummation by Diageo and Pillsbury of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Diageo and Pillsbury and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for obtaining the approval of the shareholders of Diageo of the disposition of the Business Entities contemplated hereby (the "TRANSACTIONS") by the Required Diageo Vote, no other corporate proceedings on the part of Diageo or Pillsbury, their respective Boards of Directors or shareholders are necessary therefor.

        (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) violate any provision of Diageo's, the Pillsbury Stockholder's, any Selling Affiliate's or any Business Entity's respective certificate of incorporation or by-laws (or equivalent organizational documents), (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any of the Purchased Interests, or any Business Entity's assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Diageo, any Continuing Affiliate or any Business Entity is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Diageo, any Continuing Affiliate or any Business Entity is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. This Agreement has been duly executed and delivered by Diageo and Pillsbury, and, assuming the due execution hereof by General Mills and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of Diageo and Pillsbury, enforceable against Diageo and Pillsbury in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, each of the Ancillary Agreements to which Diageo, the Pillsbury Stockholder or a Selling Affiliate is or will be a party will be duly executed and delivered by Diageo, the Pillsbury Stockholder and such Selling Affiliates, as applicable, and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of Diageo, the Pillsbury Stockholder and such Selling Affiliates, enforceable against Diageo, the Pillsbury

    Stockholder and such Selling Affiliates in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Diageo has delivered to General Mills a true and correct copy of the certificate of incorporation and by-laws, each as amended to date, of Pillsbury.

    Section 3.2. CAPITALIZATION; STRUCTURE. (a) The authorized capital stock of Pillsbury consists of 1,000 shares of Pillsbury Common Stock. As of the date hereof, one share of Pillsbury Common Stock is outstanding, which share is validly issued, fully paid and nonassessable, and free of preemptive rights and owned by the Pillsbury Stockholder free and clear of all Liens. Section 3.2(a) of the Diageo Disclosure Schedule sets forth the name of each Subsidiary of Pillsbury, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name of and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of Pillsbury's Subsidiaries have been validly issued, and are fully paid and nonassessable and free of preemptive rights.

        (b) Section 3.2(b)(i) of the Diageo Disclosure Schedule sets forth the name of each Purchased Entity, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of the material Purchased Entities have been validly issued, and are fully paid and nonassessable, are free of preemptive rights, and are owned directly by the Selling Affiliate as set forth on Section 3.2(b)(ii) of the Diageo Disclosure Schedule, free and clear of all Liens. Section 3.2(b)(ii) of the Diageo Disclosure Schedule sets forth the name of each Subsidiary of any Purchased Entity, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2(b)(ii) of the Diageo Disclosure Schedule, all of the outstanding shares of capital stock of the material Subsidiaries of the Purchased Entities have been validly issued, and are fully paid and nonassessable and are owned directly or indirectly by the Selling Affiliate as set forth on Section 3.2(b)(ii) of the Diageo Disclosure Schedule, free and clear of all Liens. Upon consummation of the Subsidiary Purchases at the Closing as contemplated by this Agreement, the Selling Affiliates will deliver to the Buying Affiliates good and valid title to all of the Purchased Interests.

        (c) There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Business Entity. None of the Business Entities owns any equity interest, directly or indirectly, in any Person other than the Subsidiaries of Pillsbury or of the Purchased Entities. There are no outstanding obligations of any Business Entity
    (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any Business Entity or (ii) to grant preemptive or antidilutive rights with respect to any such shares or interests.

    Section 3.3. FINANCIAL STATEMENTS. (a) Attached hereto as Exhibit E are true and complete copies of the unaudited consolidated statements of income, balance sheets and statements of cash flows of the Business Entities as of and for the nine months ended June 30, 1998, as of and for the twelve months ended June 30, 1999, and as of and for the six months ended December 31, 1999 (collectively, the "BUSINESS FINANCIAL STATEMENTS"). The Business Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Business Entities for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.K. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except for changes resulting from normal and recurring year-end adjustments). The Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the Business Entities. The balance sheet as of December 31, 1999 included in the Business Financial Statements is referred to herein as the "BUSINESS BALANCE SHEET."

        (b) The 2000 Financial Statements (including, in each case, any notes thereto), when delivered to General Mills pursuant to Section 5.14(a) and as of the Closing Date, (i) will present fairly in all material respects the combined financial position and results of operations and cash flows of the Business Entities for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of interim periods, for changes resulting from normal and recurring year-end adjustments), and (ii) will have been prepared from and in all material respects in accordance with the books and records of the Business Entities.

    Section 3.4. NO UNDISCLOSED LIABILITIES. Except for liabilities which are reflected or reserved against in the Business Balance Sheet or as set forth in
Section 3.4 of the Diageo Disclosure Schedule, none of the Business Entities has any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.K. GAAP or U.S. GAAP, except for
(a) liabilities or obligations arising in the ordinary course of business consistent with past practice since December 31, 1999, which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect and (b) with respect to liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, deferred income taxes, pension, and postretirement/employment liabilities.

    Section 3.5. PROPERTIES; SUFFICIENCY. (a) With the exception of properties disposed of since December 31, 1999 in the ordinary course of business, a Business Entity has good title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, each piece of real and personal property capitalized on or included in the Business Balance Sheet and each piece of real and personal property acquired by any Business Entity since the date of the Business Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the Business Balance Sheet, except where the failure to have such title or hold such lease or license would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Section 3.5 of the Diageo Disclosure Schedule sets forth a list of all the material real property owned or leased by the Business Entities (the "BUSINESS REAL PROPERTY"). Diageo has made available correct and complete copies of all material leases and subleases (including all material amendments, modifications and side letters thereto, and all notices of default and other material notices thereunder) relating to the Business Real Property to which any of the Business Entities is a party, of which all material leases and subleases are identified in Section 3.5 of the Diageo Disclosure Schedule, it being understood that for purposes of this sentence, "material" shall mean any lease or sublease with total future payments in excess of $5,000,000. There are no pending or, to Diageo's and Pillsbury's knowledge, threatened condemnation proceedings relating to any of the material Business Real Property. Except as disclosed in Section 3.5 of the Diageo Disclosure Schedule, none of the material properties owned or leased by any Business Entity or by Diageo or any of the Continuing Affiliates is shared by any Business Entity, on the one hand, and the other businesses, divisions or Subsidiaries of Diageo or any Continuing Affiliate, on the other hand.

        (b) The assets of the Business Entities and Non-Controlled Foreign Entities constitute all of the assets necessary in all material respects to own and operate the existing food business (other than the fast food business) of Diageo (including Pillsbury North America, International, and Food Service) (collectively, the "BUSINESS"), as reflected in the Business Financial Statements, in the manner currently being conducted. The Business Entities collectively own or lease, or otherwise have good and valid rights to, all material assets, properties and other rights related to the Business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

    Section 3.6. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has been no (a) change or development in or effect on the business or businesses of the Business Entities that has had, or would reasonably be expected to have, a Pillsbury Material Adverse Effect or (b) action taken by any Business Entity prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of the provisions of subsections (i), (ii), (iii),
(iv), (v), (xii)(A) and (xvii) of Section 5.4(a), provided that for the purposes of this clause (b), the reference in Section 5.4(a)(v)(A) to "a commitment period of one year or less" shall be deemed to be of no consequence for purposes of this Section 3.6 and the reference in Section 5.4(a)(v)(B) to "Pillsbury's 2001 Capital Expenditure Plan" shall be deemed to refer to "Pillsbury's 2000 Capital Expenditure Plan."

    Section 3.7. LITIGATION; ORDERS. There are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Diageo's or Pillsbury's knowledge, threatened against any Business Entity that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against any Business Entity or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date.

    Section 3.8. INTELLECTUAL PROPERTY. The Business Entities own, or are validly licensed or otherwise have the right to use, all Business Intellectual Property Rights used in the conduct of their businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Business Entities or restricting the licensing thereof by the Business Entities to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No Business Entity is infringing on any other Person's Intellectual Property Rights and to the knowledge of Diageo and Pillsbury no Person is infringing on any Business Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Except for such matters as would not have or reasonably be expected to have a Pillsbury Material Adverse
Effect: (i) no Business Entity is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) the Business Entities have no outstanding claim or suit for any continuing infringement by any other Person of any Business Intellectual Property Rights. Section 3.8 of the Diageo Disclosure Schedule sets forth a list of all United States and foreign patents and patent applications, trademark registrations and applications therefor, registered copyrights and applications therefor and trade names of any of the Business Entities that are material to the Business.

    Section 3.9. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. (a) All governmental licenses, permits, franchises and other authorizations of any Governmental Authority ("LICENSES") possessed by or granted to any of the Business Entities are in full force and effect, except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. No proceeding is pending or, to Diageo's or Pillsbury's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

        (b) Section 3.9(b) of the Diageo Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Diageo, the Pillsbury Stockholder, any Seller Affiliate or any Business Entity with, to or from any Persons or Governmental Authorities in connection with the consummation of the Merger or the Subsidiary Purchases, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

    Section 3.10. LABOR MATTERS. Section 3.10 of the Diageo Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing employees of any of the Business Entities that are material to the Business. Except as set forth in Section 3.10 of the Diageo Disclosure Schedule, none of the Business Entities is involved in or, to Diageo's or Pillsbury's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any Business Entity (excluding routine workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

    Section 3.11. COMPLIANCE WITH LAWS. The conduct of the business or businesses of each of the Business Entities complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect; it being understood that nothing set forth in this Section 3.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Sections 3.9, 3.18, 3.19 or 3.21, or in
Article VII.

    Section 3.12. INSURANCE. Each of the Business Entities is covered by valid and currently effective insurance policies issued for the benefit of the Business Entities that are customary for companies of similar size in the industry and locale in which the Business Entities, as the case may be, operate.

    Section 3.13. MATERIAL CONTRACTS. As of the date hereof, except as set forth in Section 3.13 of the Diageo Disclosure Schedule, none of the Business Entities is a party to or bound by any (a) employment or consulting agreement with an individual requiring payments of base compensation in excess of $250,000 per year; (b) distributor agreement which is not terminable on one year's (or less) notice; (c) material joint venture or similar contract or agreement;
(d) contract which is terminable by the other party or parties thereto upon a change of control of any of the Business Entities, other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect;
(e) contract or agreement that materially limits or purports to materially limit the ability of any of the Business Entities or any Affiliates of a Business Entity to compete in any material line of business or in any material geographic area; (f) any material contract or agreement between or among one or more Business Entities on the one hand and Diageo or any Continuing Affiliate or any officer or director of any of the Business Entities on the other hand; or
(g) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $1,000,000. The contracts required to be so listed are referred to herein as "BUSINESS MATERIAL CONTRACTS." With respect to all Business Material Contracts, (i) none of the Business Entities, Diageo or any Continuing Affiliate, nor, to Diageo's or Pillsbury's knowledge, any other party to any such Business Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Diageo and Pillsbury have made available to General Mills true and correct copies of all Business Material Contracts. Section 3.13 of the Diageo Disclosure Schedule lists, as of the date hereof, each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing (including assumed or guaranteed debt) of $10,000,000 or more effected by any Business Entity or to which any properties or assets of any of the Business Entities are subject.

    Section 3.14. BROKERS, FINDERS, ETC. Except for the services of the Diageo Financial Advisors, neither Diageo nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

    Section 3.15. OPINION OF DIAGEO FINANCIAL ADVISOR. The Board of Directors of Diageo has received consent as of the date hereof from each of the Diageo Financial Advisors to the inclusion of their respective names in any documents delivered to the shareholders of Diageo in connection with the transactions contemplated by this Agreement.

    Section 3.16. BOARD APPROVAL. The Board of Directors of Diageo, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that the Transactions are fair to and in the best interests of Diageo and its shareholders, (b) approved this Agreement and (c) determined to recommend to the shareholders of Diageo that such shareholders approve the Transactions.

    Section 3.17. REQUIRED VOTE. The affirmative vote of the holders of a majority of the outstanding common shares of Diageo is the only vote of the holders of any class of capital stock of Diageo necessary to approve the transactions contemplated by this Agreement (the "Required Diageo Vote").

    Section 3.18. ENVIRONMENTAL COMPLIANCE. (a) Each Business Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of the Business Entities as presently conducted under federal, state and local laws and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases or discharges of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (as such terms are currently defined at 42 U.S.C. Section 7602 and in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (the "ENVIRONMENTAL LAWS"), except for the failure to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

        (b) Each Business Entity as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is also in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such noncompliance which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Diageo or Pillsbury, proceeding, notice or demand letter pending relating to the property or business of any Business Entity or, to the knowledge of Diageo and Pillsbury, threatened against the business or property of any Business Entity under Environmental Laws or any code, plan, order, or decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, that would, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

        (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, to the knowledge of Diageo and Pillsbury none of the Business Entities nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup under Environmental Laws in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on or beneath, the property of any Business Entity, including, to the knowledge of Diageo and Pillsbury, properties formerly owned by any Business Entity for which any Business Entity has retained any material liability.

        (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, no cleanup has occurred at any property currently owned or operated by any Business Entity, which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

        (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect, none of the Business Entities has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or clean-up of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, stored, treated, disposed of or transported by any Business Entity, and no Business Entity has entered into any agreement for the clean-up of any Hazardous Substances, Oils, Pollutants or Contaminants.

        (f) Notwithstanding any other representation and warranty in this
    Article III, the representations and warranties contained in this
    Section 3.18 constitute the sole representations and warranties of Pillsbury or Diageo with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

    Section 3.19. EMPLOYEE BENEFIT PLANS. (a) Diageo has made available to General Mills copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto, summary plan description and any material modifications thereto, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 3.19(a) of the Diageo Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan,
(iii) maintained in connection with any trust described in Section 501(c)(9) of the Code or (iv) is funded through a welfare benefit fund within the meaning of
Section 419 of the Code.

        (b) Each Employee Plan that is intended to be qualified under
    Section 401(a) of the Code and each trust created under any such Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the IRS. Diageo has made available to General Mills the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

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
        (c) Diageo has made available to General Mills copies (or if there is no written plan document, any existing written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

        (d) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by Pillsbury or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Each such International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

        (e) Diageo's Disclosure Schedule contains a complete list of all material Employee Plans and material Benefit Arrangements. Except as specifically provided in the foregoing documents made available to General Mills, and except as set forth in Section 5.4 of the Diageo Disclosure Schedule, no amendments to any Employee Plan or Benefit Arrangement have been adopted or approved nor has any Business Entity undertaken to make any such amendments or to adopt or approve any new Employee Plan or Benefit Arrangement, except as would not materially increase the obligations of any Business Entity under such amendment or new Employee Arrangement.

        (f) With respect to each Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of
    Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the Business Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Diageo's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

        (g) None of the Business Entities nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect: (i) if any of the Business Entities or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the Business Entities, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

        (h) Diageo's Disclosure Schedule sets forth: (i) each Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any Business Entity, or for which any Business Entity could be liable in an amount which would be material, or would limit the right of any of the Business Entities to amend, merge, terminate or receive a reversion of assets from any Employee Arrangement or related trust; and
    (ii) estimates of the aggregate dollar amounts payable by the Business Entities pursuant to or with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby.

        (i) There are no pending or, to Pillsbury's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which would reasonably be expected to result in any liability of any Business Entity to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect. Without limiting the generality of the foregoing, none of the Business Entities has any actual or contingent liability under any such Employee Arrangement or under any applicable law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Business Entities, except as would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect.

    Section 3.20. ACQUISITION OF SHARES FOR INVESTMENT. Diageo, the Pillsbury Stockholder and the Selling Affiliates have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their acquisition of the Purchase Price Shares and the Additional Shares, if any, and have been provided access to personnel and books of General Mills and its Subsidiaries for purposes of making their evaluation. Diageo, the Pillsbury Stockholder and the Selling Affiliates are acquiring the Purchase Price Shares and the Additional Shares, if any, for investment and not with a view toward any distribution thereof, or with any present intention of distributing such shares. Diageo, the Pillsbury Stockholder and the Selling Affiliates agree that the Purchase Price Shares and the Additional Shares, if any, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

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    Section 3.21.  PRODUCTS.  Except as would not result in out-of-pocket costs and expenses to the Business Entities exceeding $1,500,000 in the aggregate, net of recovery or reimbursement from insurers or other third parties, since December 31, 1998:

        (a) no shipment or other delivery of products made by any of the Business Entities prior to the date hereof (the "PRODUCTS") is:

           (i) "adulterated" or "misbranded" within the meaning of Section 342 or Section 343, respectively, of the Federal Food, Drug and Cosmetic Act, as amended (the "FD&C ACT");

           (ii) an article which may not be introduced into interstate commerce under the provisions of Section 344 of the FD&C Act; or

           (iii) "adulterated" or "misbranded" within the meaning of any applicable material pure food law of any state in effect on the date hereof;

        (b) there have been no recalls or withdrawals related to the Products;
    and

        (c) there have been no tampering incidents relating to the Products.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF GENERAL MILLS AND MERGER SUB

    Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Diageo by General Mills on or prior to the date hereof (the "GENERAL MILLS DISCLOSURE SCHEDULE"), each of General Mills and Merger Sub hereby represents and warrants to Diageo and Pillsbury as follows:

    Section 4.1. INCORPORATION; AUTHORIZATION; ETC. (a) Each of General Mills and each of its Subsidiaries is duly organized and validly existing and, with respect to each U.S. Corporation, in good standing, under the laws of the jurisdiction of its organization. Each of General Mills and each of its Subsidiaries (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) with respect to each U.S. Corporation, is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of General Mills and its Subsidiaries, taken as a whole (a "GENERAL MILLS MATERIAL ADVERSE EFFECT").

        (b) General Mills and Merger Sub have the requisite corporate power to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. General Mills has the requisite corporate power and authority to execute the Stockholders Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by General Mills and Merger Sub of this Agreement, the performance by General Mills and Merger Sub of their obligations hereunder and the consummation by General Mills and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of General Mills and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing with such Secretary of Articles of Amendment to General Mills' certificate of incorporation to reflect the Charter Amendment, and except for obtaining the approval by the stockholders of General Mills of (i) an amendment to the Restated Certificate of Incorporation of General Mills, as amended, to eliminate Article V thereof

    (the "CHARTER AMENDMENT") and (ii) the issuance of the Purchase Price Shares and the Additional Shares, if any, pursuant to this Agreement (the "GENERAL MILLS SHARE ISSUANCE") by the Required General Mills Votes, no other corporate proceedings on the part of General Mills or Merger Sub, their respective Boards of Directors or stockholders are necessary therefor.

        (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) subject to effecting the Charter Amendment, violate any provision of General Mills' or any of its Subsidiaries' respective certificate of incorporation or by-laws (or equivalent organizational documents instruments), (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of General Mills or its Subsidiaries or any of General Mills' or any of its Subsidiaries' assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which General Mills or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which General Mills or any of its Subsidiaries is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. This Agreement has been duly executed and delivered by General Mills and Merger Sub, and, assuming the due execution hereof by Diageo and Pillsbury, this Agreement constitutes the legal, valid and binding obligations of General Mills and Merger Sub, enforceable against General Mills and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, each of the Ancillary Agreements to which General Mills or a Buying Affiliate is a party will be duly executed and delivered by General Mills and such Buying Affiliates, as applicable, and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of General Mills and such Buying Affiliates, enforceable against General Mills and such Buying Affiliates in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). General Mills has delivered to Diageo true and correct copies of the certificate of incorporation and by-laws, as amended to date, of General Mills.

    Section 4.2. CAPITALIZATION; STRUCTURE. (a) As of May 28, 2000, the authorized capital stock of General Mills consisted of (i) one billion shares of General Mills Common Stock, of which 285,422,376 were issued and outstanding and 122,884,288 were held in the treasury of General Mills, and (ii) five million shares of Cumulative Preference Stock, par value $.10 per share, of which none were outstanding and 2,000,000 have been designated Series B Participating Cumulative Preference Stock and reserved for issuance upon exercise of the rights (the "RIGHTS") distributed to the holders of shares of General Mills Common Stock pursuant to the General Mills Rights Agreement. Since May 28, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of General Mills other than issuances of shares (and the related Rights) pursuant to options or rights outstanding as of May 28, 2000 or granted since such time under General Mills' stock-based incentive plans in the ordinary course of business. All of the issued and outstanding shares of capital stock of General Mills are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

        (b) The General Mills Disclosure Schedule sets forth a list of all of the Subsidiaries of General Mills as of the date of this Agreement that are Significant Subsidiaries within the meaning

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
    of Rule 1-02 of Regulation S-X under the Exchange Act (the "GENERAL MILLS SIGNIFICANT SUBSIDIARIES"). All of the outstanding shares of capital stock or other equity interests of each of the General Mills Significant Subsidiaries have been validly issued, and are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by General Mills, free and clear of all Liens. Except as set forth in the General Mills SEC Reports, neither General Mills nor any of its Subsidiaries directly or indirectly owns any equity interest in any Person, other than the Subsidiaries of General Mills, that is or would be expected to be material to General Mills and its Subsidiaries taken as a whole. Except for
    (i) the Rights (ii) options and other stock-based awards covering up to 59,210,825 shares of General Mills Common Stock outstanding on May 28, 2000 and (iii) stock options granted in the ordinary course in June 2000 pursuant to General Mills' annual grant of stock options, as of the date hereof there are no outstanding options, warrants or other rights of any kind to acquire from General Mills or any of its Subsidiaries, or obligations of General Mills or its Subsidiaries to issue, shares of capital stock of any class of, or other equity interests in, General Mills.

        (c) All of the Pillsbury Purchase Price Shares, when issued in the Merger pursuant to this Agreement, all of the Subsidiary Purchase Price Shares, when delivered by the Buying Affiliates to the Selling Affiliates pursuant to this Agreement and the Subsidiary Purchase Agreements, and all of the Additional Shares, if any, delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

    Section 4.3. FINANCIAL STATEMENTS. (a) General Mills has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC since January 1, 1999, including any amendments or supplements thereto (collectively, the "GENERAL MILLS SEC REPORTS"). As of their respective dates, none of the General Mills SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The financial statements, including all related notes and schedules, contained in the General Mills SEC Reports (or incorporated therein by reference) (the "GENERAL MILLS FINANCIAL STATEMENTS") fairly present in all material respects the consolidated financial position and results of operations and cash flows of General Mills and its Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of unaudited General Mills Financial Statements, for changes resulting from normal and recurring year-end adjustments).

    Section 4.4. NO UNDISCLOSED LIABILITIES. Except as disclosed in the General Mills SEC Reports filed prior to the date hereof, and except for liabilities which are reflected or reserved against in the unaudited consolidated balance sheet of General Mills and its Subsidiaries as of February 27, 2000 included in the General Mills SEC Reports (the "GENERAL MILLS BALANCE SHEET"), none of General Mills and its Subsidiaries has any liabilities or obligations that would be required to be reflected on a consolidated balance sheet of General Mills and its Subsidiaries or in the footnotes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since
February 27, 2000, which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

    Section 4.5. PROPERTIES. With the exception of properties disposed of since the date of the General Mills Balance Sheet in the ordinary course of business and except as set forth in the General Mills SEC Reports filed prior to the date hereof, General Mills and its Subsidiaries have good title to, or hold by valid and existing lease or license, free and clear of all Liens other than Permitted Liens,

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
each piece of real and personal property capitalized on or included in the General Mills Balance Sheet and each piece of real and personal property acquired by General Mills or any of its Subsidiaries since the date of the General Mills Balance Sheet that would, had it been acquired prior to such date, be capitalized on or included in the General Mills Balance Sheet, except where the failure to have such title or hold such lease or license would not have or reasonably be expected to have a General Mills Material Adverse Effect.

    Section 4.6. ABSENCE OF CERTAIN CHANGES. Except in connection with this Agreement or the Subsidiary Purchase Agreements or as set forth in the General Mills SEC Reports filed prior to the date hereof, since the date of the General Mills Balance Sheet, there has been no (a) change or development in, or effect which has had, or would reasonably be expected to have, a General Mills Material Adverse Effect or (b) action taken by General Mills or any of its Subsidiaries prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of the provisions of subsections (i), (ii), (iii),
(iv) or (v) of Section 5.4(b).

    Section 4.7. LITIGATION; ORDERS. Except as set forth in the General Mills SEC Reports filed prior to the date hereof, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to General Mills' knowledge, threatened against General Mills or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against General Mills or any of its Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect or prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date.

    Section 4.8. INTELLECTUAL PROPERTY. General Mills and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all General Mills Intellectual Property Rights used in the conduct of their businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. No General Mills Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by General Mills or any of its Subsidiaries or restricting the licensing thereof by General Mills and its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. Neither General Mills nor any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of General Mills no Person is infringing on any General Mills Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect (i) neither General Mills nor any of its Subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and
(ii) General Mills and its Subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any General Mills Intellectual Property Rights.

    Section 4.9. LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. (a) Except as set forth in the General Mills SEC Reports filed prior to the date of this Agreement, all Licenses of General Mills and its Subsidiaries are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. No proceeding is pending or, to General Mills' knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation

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
would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

        (b) Section 4.9 (b) of the General Mills Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by General Mills or any of its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the consummation of the Merger or the Subsidiary Purchases, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

    Section 4.10. LABOR MATTERS. Neither General Mills nor any of its Subsidiaries is involved in or, to General Mills' knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of General Mills or any of its Subsidiaries (excluding routine workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect.

    Section 4.11. COMPLIANCE WITH LAWS. Except as set forth in the General Mills SEC Reports filed prior to the date hereof, the conduct of the businesses of General Mills and its Subsidiaries complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect; it being understood that nothing set forth in this Section 4.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 4.9 or in Article VII.

    Section 4.12. INSURANCE. General Mills and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of General Mills and its Subsidiaries that are customary for companies of similar size in the industry and locale in which General Mills and its Subsidiaries, as the case may be, operate.

    Section 4.13. MATERIAL CONTRACTS. As of the date hereof, except as set forth in the General Mills SEC Reports filed prior to the date hereof or as set forth on Section 4.13 of the General Mills Disclosure Schedule (such exceptions, the "GENERAL MILLS MATERIAL CONTRACTS"), neither General Mills nor any of its Subsidiaries is a party to or bound by any (a) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (b) contract or agreement that materially limits or purports to materially limit the ability of any of General Mills or any of its Affiliates to compete in any line of business or in any geographic area. With respect to all General Mills Material Contracts,
(i) neither General Mills nor any of its Subsidiaries nor, to General Mills' knowledge, any other party to any such General Mills Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a General Mills Material Adverse Effect. General Mills has made available to Diageo and Pillsbury true and correct copies of all General Mills Material Contracts.

    Section 4.14. BROKERS, FINDERS, ETC. Except for the services of the General Mills Financial Advisors, neither General Mills nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

    Section 4.15. OPINIONS OF GENERAL MILLS FINANCIAL ADVISORS. The Board of Directors of General Mills has received the opinions of each of the General Mills Financial Advisors, each dated the date of this Agreement, to the effect that the consideration to be paid by General Mills and the Buying Affiliates pursuant to this Agreement and the Subsidiary Purchase Agreements is fair from a financial

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
point of view to General Mills, each of which opinions contains the consent of the applicable General Mills Financial Advisor to the inclusion in full of the text of such opinion in any document delivered to the stockholders of General Mills in connection with the transactions contemplated by this Agreement.

    Section 4.16. BOARD APPROVAL; RIGHTS PLAN. (a) The Board of Directors of General Mills, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly
(i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of General Mills and its stockholders, (ii) approved this Agreement and (iii) determined to recommend to the stockholders of General Mills that such stockholders approve the Charter Amendment and the General Mills Share Issuance.

        (b) The Board of Directors of General Mills has taken or will take prior to the Closing the requisite action such that neither Diageo nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the General Mills Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

    Section 4.17. REQUIRED VOTE. The affirmative vote of (a) a majority of the votes cast by the holders of the outstanding shares of General Mills Common Stock, provided that the total vote cast represents over 50% in interest of all shares of General Mills Common Stock entitled to vote, is the only vote of the holders of any class of capital stock of General Mills necessary to approve the General Mills Share Issuance, and (b) the holders of 51% of the issued and outstanding shares of General Mills Common Stock is the only vote of the holders of any class of capital stock of General Mills necessary to approve the Charter Amendment (together, the "REQUIRED GENERAL MILLS VOTES").

    Section 4.18. ANTITAKEOVER STATUTE. General Mills has taken or will take prior to the Closing all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the provisions of
Section 203 of the DGCL.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

    Section 5.1.  INVESTIGATION OF BUSINESS; ACCESS TO PROPERTIES AND
RECORDS. (a) From the date hereof through the Closing, Pillsbury and Diageo shall, and shall cause their respective Subsidiaries to, afford to General Mills and General Mills' accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of the Business Entities and, to the extent related to the Business, Diageo and its other Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of the Business Entities with respect to plant visits, in order that General Mills may make reasonable investigations of the affairs of the Business and the Business Entities.

        (b) From the date hereof through the Closing, General Mills shall, and shall cause its Subsidiaries to, afford to Diageo and Diageo's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of General Mills and its Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of General Mills and its Subsidiaries with respect to plant visits, in order that Diageo may make reasonable investigations of the affairs of General Mills and its Subsidiaries.

        (c) Any information provided to General Mills or Diageo or their respective representatives pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement dated April 6, 2000 between Diageo and General Mills (the "CONFIDENTIALITY AGREEMENT").

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
        (d) Following the Closing, Diageo shall, and shall cause the Continuing Affiliates to, afford to General Mills and General Mills' accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to any books and records retained by Diageo or the Continuing Affiliates that relate in part to the operations of the Business Entities (but that do not relate primarily to the operations of the Business Entities and are therefore not Books and Records that must be delivered to General Mills and its Subsidiaries), but such access need be given only with respect to the portion of such books and records as are related to the operations of the Business Entities. Upon General Mills' request, Diageo shall, and shall cause the Continuing Affiliates to, provide General Mills with copies of the portions of such books and records that relate to the operations of the Business Entities.

        (e) Following the Closing, General Mills shall, and shall cause its Subsidiaries to, (i) retain, for a period of six years following the Closing, all Books and Records in the possession of the Business Entities as of the Closing or delivered pursuant to this Agreement and (ii) afford to Diageo and Diageo's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to any Books and Records in connection with matters that are the subject of indemnification under Section 9.2 or otherwise necessary for Diageo to comply with the terms of this Agreement or any applicable Law.

    Section 5.2. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) Each of the parties hereto shall use (and shall cause their respective Subsidiaries, officers and directors, and shall use reasonable best efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective reasonable best efforts as soon as practicable to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Ancillary Agreements and any applicable Law to consummate and make effective the Merger, the Subsidiary Purchases and any other transaction contemplated by this Agreement or the Ancillary Agreements, including (i) preparing and filing with the SEC the General Mills Proxy Statement and with the U.K. Listing Authority the Diageo Circular and all necessary amendments or supplements to those filings;
(ii) preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements;
(iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iv) avoid the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or delay the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; (v) commit to divest and, if divestiture is required prior to consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, divest such plants, assets or businesses of the Business Entities and/or of General Mills (including entering into customary ancillary agreements on commercially reasonable terms relating to any such divestiture of such plants, assets or businesses) as may be required in order to (x) avoid the issuance or entry of any decree, order, injunction, judgment, decision or determination or the initiation of any lawsuit, action or proceeding by any Governmental Authority seeking to, in whole or in part, enjoin, prevent or delay the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, or (y) effect the dissolution or termination of, any injunction, temporary restraining order, or other decree, order, judgment, decision or determination in any suit, action, inquiry, investigation or proceeding, that would otherwise have the effect of preventing or delaying, in whole or in part, the consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this

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Agreement or the Ancillary Agreements; PROVIDED, HOWEVER, that General Mills shall not be required to offer, take or agree to any actions in connection with, or agree to, any hold separate order, sale, divestiture or disposition of plants, assets or businesses that accounted in the aggregate for more than $650 million in revenues for the fiscal year ended June 30, 1999; and PROVIDED FURTHER that neither Pillsbury nor Diageo shall, nor shall they cause any of their Subsidiaries to, divest or dispose of any plants, assets or businesses pursuant to the obligations of this Section 5.2 without the prior consent of General Mills, which consent shall not be withheld unreasonably so long as the proposed divestiture or disposition is within the parameters contemplated by the immediately preceding proviso.

        (b) Subject to applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult the other parties on, all the information relating to the Business Entities or General Mills, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other Person in connection with the Merger, the Subsidiary Purchases and any other transaction contemplated by this Agreement or the Ancillary Agreements. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as is practicable.

        (c) The parties hereto shall keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Subsidiaries from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

        (d) General Mills and Diageo shall cooperate in obtaining the opinion of Diageo's tax counsel to satisfy the condition set forth in Section 8.3(d).

        (e) Without limiting the generality of the undertakings provided in this
    Section 5.2, the parties hereto agree to take or cause to be taken the following actions: (i) the prompt provision to any and all federal, state, local or foreign Governmental Authority with jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENTAL ANTITRUST AUTHORITY") of information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; (ii) subject to the provisos of
    Section 5.2(a), the proffer by the parties, or any of them, of their willingness to sell or otherwise dispose of, or to hold separate and agree to sell or otherwise dispose of, such plants, assets, categories of assets or businesses of the Business Entities and/or General Mills or their respective Subsidiaries (and to enter into agreements with the relevant Governmental Antitrust Authority giving effect thereto) if such action should be reasonably necessary or advisable to avoid the initiation of any action or proceeding, or the entry or issuance of any decree, order, injunction, judgment, decision, determination or other action, by any Governmental Antitrust Authority to delay, restrain, enjoin or otherwise prohibit, in whole or in part, consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements; and (iii) subject to the provisos of Section 5.2(a), use reasonable best efforts to take promptly, in the event that any permanent or preliminary injunction or other decree, order, judgment, decision or determination is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, investigation, inquiry, action or proceeding that would make consummation, in whole or in part, of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements unlawful or that would prevent or delay, in whole or in part, consummation of the Merger, the Subsidiary Purchases or any other transaction contemplated by this Agreement or the Ancillary Agreements, any and all steps (including the taking of any appeal, the posting of any bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction, decree, order, judgment,

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    decision or determination so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement and the Ancillary Agreements; PROVIDED, HOWEVER, that the obligations of this Section 5.2 may be modified or amended by written agreement signed by the respective duly authorized representatives of the parties hereto. The parties agree that none of the steps or actions required to be taken pursuant to this
    Section 5.2 shall be considered a Pillsbury Material Adverse Effect or General Mills Material Adverse Effect.

    Section 5.3. FURTHER ASSURANCES. The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement. Without limiting the generality of the foregoing, the parties hereto agree that:

        (a) Between the date hereof and the Closing, they will use their reasonable best efforts to ensure that the Business Entities hold all of the assets and liabilities of the Business and no other assets or liabilities.

        (b) Following the Closing, to the extent any assets or rights of the Business have been retained by Diageo and the Continuing Affiliates, Diageo shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to convey such assets or rights to the Business Entities as promptly as practicable (and pending such conveyance to provide the Business Entities with the benefit of such assets).

        (c) To the extent any real property or other assets or facilities, or any rights or services, are shared or used jointly by the Business, on the one hand, and the businesses of Diageo and its Subsidiaries other than the Business, on the other hand, the parties will use their reasonable best efforts to reach equitable arrangements under which such real property, assets, facilities, rights and services will cease to be shared at or prior to the Closing. To the extent this is not possible, the parties will mutually agree in good faith on reasonable transition arrangements that will allow such sharing to cease as soon as practicable following the Closing (except to the extent the parties agree on longer term sharing arrangements, which shall be agreed on an arm's-length basis).

    Section 5.4. CONDUCT OF BUSINESS. (a) CONDUCT OF THE BUSINESS ENTITIES. Pillsbury agrees, as to itself and its Subsidiaries, and Diageo agrees, as to each of the Business Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Diageo Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions (as to which Diageo has provided General Mills reasonable notice and opportunity to consult with Diageo in advance of consummation) incident to the Subsidiary Purchases, which transactions are not detrimental to General Mills or any of its Subsidiaries or Affiliates or to any of the Business Entities, or (iii) as required by applicable Law), or as otherwise agreed to in writing by General Mills, the Business of the Business Entities shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(a)), the Business Entities will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which the Business Entities as a group have significant business relations. Without limiting the foregoing, Pillsbury agrees, as to itself and its Subsidiaries, and Diageo agrees, as to each of the Business Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Diageo Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, (ii) transactions (as to which Diageo has provided General Mills reasonable notice and opportunity to consult with Diageo in advance of consummation) incident to the Subsidiary Purchases, which transactions are not detrimental to General Mills or any of its Subsidiaries or Affiliates or to any of the Business Entities or (iii) as required by applicable Law), or as otherwise agreed to in writing by General Mills, Pillsbury shall not and shall cause its Subsidiaries not to, and

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Diageo shall cause each of the Business Entities not to, directly or indirectly do, or commit to do, any of the following:

               (i) except for dividends or distributions paid between the date of this Agreement and the Closing Date to fund estimated income Tax liabilities of the Business Entities, which liabilities arise in connection with the net income of the Business Entities prior to the Closing Date, and except as otherwise provided in Section 5.15, declare or pay any dividend or other distribution with respect to any share of its capital stock other than dividends and other distributions paid by any Business Entity to its parent corporation if such parent is another Business Entity wholly owned, directly or indirectly, by Pillsbury or a Food Subsidiary and other than dividends and other distributions paid by a Food Subsidiary in the ordinary course of business consistent with past practice;

               (ii) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, any of the Business Entities;

               (iii) issue, deliver, pledge, encumber or sell any shares of capital stock of or other equity interests in any Business Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

               (iv) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of any Business Entity;

               (v) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than
           (A) in each case in the ordinary course of business consistent with past practice with a commitment period of one year or less, purchases of finished product, raw materials, property, plant and equipment, services and items used or consumed in the manufacturing process,
           (B) capital expenditures made pursuant to Pillsbury's 2001 Capital Expenditure Program, a copy of which has been provided to General Mills (provided that promptly following the date hereof, and in any event no later than 30 days after such date, Diageo and General Mills shall cause their respective responsible executives to meet and reasonably reprioritize such 2001 Capital Expenditure Plan, and thereafter this clause 5.4(a)(v)(B) shall apply to such reprioritized plan), or (C) other transactions not described in (A) or (B) that are in the ordinary course and not individually in excess of $5 million;

           (vi) sell, lease, license or otherwise dispose of any Business Entity or any assets, securities, rights or property of any Business Entity other than (A) sales of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million;

           (vii) except as set forth in Section 5.15, incur any indebtedness for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities;

           (viii) except as required under any collective bargaining agreement or in the ordinary course of business consistent with past practice, enter into or adopt any new, or amend or terminate any existing, Employee Arrangement (including any trust or other funding arrangement), other than as required by law, except that, in order to retain a current employee or recruit a new employee, in each case consistent with past practice, a Business Entity may amend or enter into Employee Arrangements with individual employees who are

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
       not executive officers who earn $100,000 or more or directors, in each case, of a Business Entity if such amendment or new arrangement will not materially increase the obligations of the Business Entities;

           (ix) except (A) as permitted under paragraph (viii) of this
       Section 5.4(a) or in Article VI of this Agreement (B) to the extent required under any collective bargaining agreement or by written employment agreements existing on the date of this Agreement, make any new grants or awards to, vest, accelerate or otherwise modify any grant, benefit or awards made to, or increase the compensation payable or to become payable to its officers, directors or employees or pay any severance or bonus not otherwise due to its officers, directors or employees, except for increases in compensation or new individual grants, awards, severance payments or bonus payments that are not part of any plan or program, in the ordinary course of business consistent with past practice to employees (who are not executive officers or directors of any Business Entity) that, in any event, do not result in aggregate increases in such compensation by more than 2% over the compensation in effect on the date of this Agreement (or, outside the United States, by more than 2% over the local rate of inflation or not in accord with the current financial plan for each respective country);

           (x) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Business Entities thereunder (net of inflation in the case of agreements outside the United States);

           (xi) contribute any material amount to any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement, by any written employment agreement existing on the date of this Agreement, or by applicable law;

           (xii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Business Entity;

           (xiii) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Business Entities, taken as a whole, or, after the Effective Time, of General Mills or its Subsidiaries, taken as a whole, other than license and distribution arrangements with franchisees in the ordinary course of business consistent with past practice;

           (xiv) (A) modify in any material respect, amend in any material respect or terminate any Business Material Contract set forth in subsection (d) or (g) of Section 3.13 or (B) enter into any Business Material Contract of the type set forth in subsection (d) or (g) of
       Section 3.13 or, except in the ordinary course, any other Business Material Contract;

           (xv) renew, enter into, amend or waive any material right under
       (A) any contract with or loan to any Affiliate of a Business Entity (other than another Business Entity), except with respect to certain employment matters as permitted under other covenants contained herein,
       (B) any distribution agreement that is not terminable without penalty on one years notice, other than any distribution agreement which involves or would be expected to involve monthly sales not in excess of $7.5 million and which is otherwise in the ordinary course of business consistent with past practice, (C) any brokerage arrangement that is not terminable on ninety days notice or less or (D) any joint venture agreement;

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
           (xvi) settle or compromise any material litigation, or waive, release or assign any material claims, including with respect to any Business Intellectual Property Rights;

           (xvii) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

           (xviii) sell, license, lease or otherwise dispose of any Business Intellectual Property or any brand or line of business;

           (xix) make any change in any method of accounting for Tax purposes, make any Tax election that is inconsistent with past practice or file any Tax Return other than in a manner consistent with past practice;

           (xx) other than in the ordinary course of business, consistent with past practice, take any action (A) to build inventory levels at the trade or factory level or (B) to permit factory inventory levels to fall below reasonably expected requirements;

           (xxi) fail to maintain advertising spending and support, trade incentives and broker incentives in the ordinary course of business, consistent with past practice over the past two fiscal years; or

           (xxii) agree or commit to do any of the foregoing.

        (b) CONDUCT BY GENERAL MILLS. General Mills agrees that from the date hereof until the Effective Time, except as set forth in Section 5.4 of the General Mills Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Diageo, the business of General Mills and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(b)), General Mills and its Subsidiaries will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which General Mills and its Subsidiaries as a group have significant business relations. Without limiting the foregoing, General Mills agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the General Mills Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Diageo, General Mills shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following:

               (i) in the case of General Mills only, amend or otherwise change its Certificate of Incorporation or By-Laws (other than the Charter Amendment), or amend, modify or terminate the General Mills Rights Agreement except as provided in Section 4.16;

               (ii) in the case of General Mills only, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly dividends consistent with past practices, including any increases consistent with past practice),
           (B) split, combine or reclassify its outstanding shares of capital stock, or (C) repurchase, redeem or otherwise acquire, except in connection with any employee benefit plans or arrangements and except pursuant to General Mills' ongoing stock repurchase program or hedging activities, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of General Mills' capital stock or any securities convertible into or exchangeable or exercisable for any shares of General Mills' capital stock;

               (iii) in the case of General Mills only, adopt a plan of complete or partial liquidation or dissolution;

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
               (iv) in the case of General Mills only, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or other equity interests, other than (A) issuable pursuant to any employee option or benefit plan or arrangement, (B) issued in connection with any merger, consolidation or acquisition permitted by clause (v) below, (C) issued in other issuances that do not, in the aggregate, represent more than 5% of the outstanding General Mills Common Stock and (D) in connection with General Mills' hedging activities;

               (v) acquire by merger, consolidation or acquisition of stock or assets (from any Person other than General Mills or a Subsidiary of General Mills) any corporation, partnership or other business organization or division thereof if (A) the aggregate consideration is in excess of $100 million for any individual transaction or $300 million for all such transactions or (B) such acquisition would be reasonably likely to prevent the Merger and the Subsidiary Purchases from occurring prior to the Termination Date; or

               (vi) agree or commit to do any of the foregoing.

        (c) CERTAIN JOINT VENTURES AND FRANCHISES. With respect to the joint ventures set forth in Section 5.4(c) of the Diageo Disclosure Schedule, within 45 days of the date hereof, General Mills and Diageo will discuss and mutually agree on a strategic plan for such joint ventures and thereafter will cooperate reasonably to implement such plan. With respect to the franchises described in Section 5.4 of the Diageo Disclosure Schedule, Diageo will pre-review with General Mills all new franchisees (but shall not be required to pre-review with General Mills new shops with existing franchisees).

    Section 5.5. PUBLIC ANNOUNCEMENTS. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), General Mills and Diageo will consult with each other before issuing, or permitting any agent or Affiliate to issue (and will use reasonable best efforts to agree upon the text of), any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

    Section 5.6. INTERCOMPANY ACCOUNTS; GUARANTIES. (a) Except as otherwise provided in Section 5.15, (i) prior to the Effective Time, no Business Entity shall repay (A) any indebtedness or other payable owing to Diageo or any Continuing Affiliate or (B) any other indebtedness except as required by the terms thereof and (ii) effective as of the Effective Time, all intercompany receivables, payables, loans and investments then existing between Diageo or any Continuing Affiliate, on the one hand, and the Business Entities, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to Diageo or any Continuing Affiliate) or by way of dividend in kind (with respect to receivables of any Business Entity owed by Diageo or any Continuing Affiliate).

        (b) General Mills shall use its reasonable best efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Diageo or any Continuing Affiliate, effective as of the Closing, in respect of all obligations of Diageo and any Continuing Affiliate under each of the material guaranties, bonding arrangements, letters of credit and letters of comfort given by Diageo or any of its Continuing Affiliates for the benefit of the Business Entities, which material guaranties, performance bonds, letters of credit and letters of comfort are set forth in Schedule 5.6 of the Diageo Disclosure Schedule. Diageo shall use its reasonable best efforts to cause itself or one or more of the Continuing Affiliates to be substituted in all respects for any Business Entity, effective as of the Closing, in respect of all obligations of any Business Entity under each material guaranty, bonding arrangement, letter of credit and letter of comfort given by any of the Business Entities for the benefit of Diageo or any of the Continuing Affiliates and not related to the Business.

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
    Section 5.7. SUBSIDIARY PURCHASE AGREEMENTS. As soon as reasonably practicable following the execution hereof, (a) Diageo will cause the Selling Affiliates to execute and deliver duly executed counterparts to the Subsidiary Purchase Agreements and (b) General Mills will notify Diageo of the identity of each of the Buying Affiliates and will cause each such Buying Affiliate to execute and deliver duly executed counterparts to the Subsidiary Purchase Agreements. Subject to the provisions of Section 5.8(b), the Subsidiary Purchase Agreements will be based on (and reflect the substantive terms contained in) the model form of stock purchase agreement attached hereto as Exhibit B, subject to such revisions that are mutually agreed to by Diageo and General Mills as necessary or appropriate to reflect the laws, regulations and other requirements of any jurisdiction in which the applicable Purchased Entity, Selling Affiliate or Buying Affiliate is incorporated or organized.

    Section 5.8. ALLOCATION; STRUCTURE OF SUBSIDIARY PURCHASES. (a) Promptly following the date of this Agreement, Diageo and General Mills shall mutually agree to a reasonable allocation of the Purchase Price Shares amongst the Merger and each of the Subsidiary Purchases.

        (b) General Mills and Diageo shall cooperate to determine whether the Subsidiary Purchases shall be consummated as stock purchases, acquisitions of assets and liabilities or alternative structures and shall consummate such acquisitions pursuant to the terms hereof according to such mutually agreed structures; PROVIDED that, unless otherwise agreed, the Subsidiary Purchases shall be consummated pursuant to the Subsidiary Purchase Agreements. The parties will agree on the final structure of the Subsidiary Purchases based on compliance with the laws, rules and regulations of the applicable local jurisdictions, tax efficiency and any other relevant considerations; PROVIDED that the economic terms of such Subsidiary Purchases shall be consistent with this Agreement and the model form of Subsidiary Purchase Agreement attached hereto as Exhibit B.

    Section 5.9. NO SOLICITATION. (a) Neither Diageo nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and Diageo shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (Diageo, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "DIAGEO REPRESENTATIVES") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to any direct or indirect acquisition or purchase of any capital stock of or other equity interest in, or any significant portion of the businesses of, any of the Business Entities or a merger, consolidation or other business combination transaction involving the Business Entities or a sale of any significant portion of the assets of the Business Entities, other than the transactions contemplated by this Agreement or as permitted by Section 5.4(a) or requested by General Mills in connection with any actions taken pursuant to Section 5.2.

        (b) Neither General Mills nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and General Mills shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (General Mills, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "GENERAL MILLS REPRESENTATIVES") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes a Business Combination Proposal with respect to General Mills (or would reasonably be expected to lead to such a Business Combination Proposal) or (ii) participate in any discussions or negotiations regarding a Business Combination Proposal with respect to General Mills.

        (c) In addition to the obligations of Diageo and General Mills set forth in paragraphs (a) and (b), respectively, of this Section 5.9, Diageo or General Mills, as the case may be, shall promptly (but in any event within one Business Day) notify the other orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal or, with respect to General Mills, any Business Combination Proposal or any inquiry regarding the making of any Business Combination Proposal, indicating, in connection with such notice, the name of the Person making such Acquisition Proposal or Business Combination Proposal or inquiry and the terms and conditions of any such Acquisition Proposal or Business Combination Proposal or inquiry. Each of Diageo and General Mills agrees that it shall take the necessary steps promptly to inform its Subsidiaries and the Diageo Representatives and General Mills Representatives, respectively, of the obligations undertaken by it in this Section 5.9.

    Section 5.10. PROXY STATEMENT; DIAGEO CIRCULAR. (a) Each of General Mills and Diageo shall cooperate and promptly prepare and General Mills shall file as promptly as practical a preliminary form of the proxy statement to be sent to General Mills stockholders in connection with the General Mills Stockholders Meeting (the "GENERAL MILLS PROXY STATEMENT"). General Mills and Diageo (with respect to information supplied by it or its Affiliates) will cause the General Mills Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of General Mills and Diageo shall use its respective reasonable best efforts to have the General Mills Proxy Statement cleared by the SEC as promptly as practicable after such filing. General Mills will advise Diageo, promptly after it receives notice thereof, of any request by the SEC for amendment of the General Mills Proxy Statement or comments thereon.

        (b) General Mills and Diageo each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the General Mills Proxy Statement, and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the General Mills Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the General Mills Stockholders Meeting any information relating to General Mills or Diageo, or any of their respective Affiliates, officers or directors, should be discovered by General Mills or Diageo which should be set forth in an amendment or supplement to the General Mills Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the General Mills stockholders.

        (c) Each of General Mills and Diageo shall cooperate and promptly prepare and Diageo shall file as promptly as practicable with the U.K. Listing Authority a circular to be sent to Diageo shareholders in connection with the Diageo Shareholders Meeting (the "DIAGEO CIRCULAR"), containing
    (i) a notice convening the Diageo Shareholders Meeting, (ii) such other information (if any) as may be required by the U.K. Listing Authority and the U.K. Listing Rules and (iii) such other information as Diageo and General Mills shall agree to include therein. Diageo and General Mills each agrees, as to itself and its Subsidiaries, that the Diageo Circular and any supplements thereto and any other circulars or documents issued to Diageo shareholders, will contain all particulars relating to Diageo and General Mills and their respective Subsidiaries required to comply in all material respects with all United Kingdom statutory and other legal provisions and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

        (d) Each of General Mills and Diageo will use its reasonable best efforts to cause the General Mills Proxy Statement and the Diageo Circular, respectively, to be mailed to its stockholders or shareholders as promptly as practicable after the date hereof.

    Section 5.11. STOCKHOLDER MEETINGS; BOARD RECOMMENDATIONS. General Mills will take all action necessary to convene a meeting of the stockholders of General Mills at which the stockholders of General Mills shall consider approval of the General Mills Share Issuance and the Charter Amendment (the "GENERAL MILLS STOCKHOLDERS MEETING") as promptly as practicable after the General Mills Proxy Statement has been cleared by the SEC. Diageo will take all action necessary to convene an extraordinary general meeting of Diageo shareholders at which resolutions will be proposed to approve the Transactions (the "DIAGEO SHAREHOLDERS MEETING") as promptly as practicable after the Diageo Circular is cleared by the U.K. Listing Authority; PROVIDED that Diageo shall not be required to hold the Diageo Shareholders Meeting earlier than September 8, 2000. Subject to fiduciary obligations and the requirements of applicable law, the Board of Directors of each of General Mills and Diageo shall recommend to its respective stockholders and shareholders the approval of the matters to be submitted to its stockholders or shareholders at the General Mills Stockholders Meeting and the Diageo Shareholders Meeting, respectively, which recommendations shall be set forth in the General Mills Proxy Statement and the Diageo Circular, respectively, and shall use reasonable best efforts to solicit such approval. The General Mills Stockholders Meeting and the Diageo Shareholders Meeting will be held regardless of any failure to make such recommendation or any change in such recommendation.

    Section 5.12. GENERAL MILLS BOARD OF DIRECTORS. At or prior to the Effective Time, General Mills' Board of Directors will take such action as may be necessary to elect Paul S. Walsh and John M.J. Keenan to the Board of Directors of General Mills effective as of the Effective Time (and, in the event Mr. Walsh or Mr. Keenan shall at the Effective Time be unable or unwilling to serve in such capacity, another individual in his stead mutually agreed upon by Diageo and General Mills from amongst a pool of the Diageo Directors, provided that Diageo and General Mills shall be entitled, should they agree, to select an individual not from amongst such pool).

    Section 5.13. STOCK EXCHANGE LISTING. General Mills shall use its reasonable best efforts to cause the shares of General Mills Common Stock to be issued in the Merger and delivered pursuant to the Subsidiary Purchase Agreements to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    Section 5.14.  DELIVERY OF FINANCIAL STATEMENTS AND OTHER
INFORMATION. (a) As promptly as practicable following the execution of this Agreement (but in any event no later than August 14, 2000), Diageo shall deliver to General Mills true and complete copies of the audited combined financial statements of the Business Entities containing balance sheets as of June 30, 1999 and June 30, 2000, and statements of operations and of cash flows for each of the three fiscal years in the three-year period ended June 30, 2000, in each case prepared in accordance with U.S. GAAP (the "2000 FINANCIAL STATEMENTS"). Diageo shall also deliver to General Mills as promptly as practicable such other financial statements or information relating to the Business Entities as General Mills may reasonably request in connection with the preparation of the General Mills Proxy Statement.

        (b) As promptly as practicable following execution of this Agreement, Diageo shall deliver to General Mills true and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents), each as amended to date, of each of the Business Entities other than Pillsbury.

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
    Section 5.15. CLOSING DATE INDEBTEDNESS. (a) Prior to the Effective Time, Diageo and General Mills shall agree in good faith on, and cooperate to implement, a plan for the incurrence (and prepayment) by Pillsbury of new third-party indebtedness in an amount equal to (i) $5.142 billion less (ii) the amount of aggregate outstanding indebtedness of the Business Entities as of the Closing Date (other than intercompany indebtedness owing to Diageo or one or more Continuing Affiliates, all of which intercompany indebtedness will be repaid and/or contributed to capital pursuant to paragraph (b) of this
Section 5.15 and Section 5.6(a)). Pillsbury shall not enter into any new debt facilities or otherwise incur any indebtedness pursuant to this Section 5.15(a) without General Mills' consent to the amount and terms thereof, which consent will not be unreasonably withheld.

        (b) Immediately prior to the Effective Time, Pillsbury will pay to Pillsbury Stockholder and/or another Continuing Affiliate all of the proceeds of the new third-party indebtedness incurred pursuant to paragraph (a) of this Section 5.15, either as a dividend or as a repayment of intercompany loans or payables, or a combination of dividend and repayment. Any intercompany loans or payables not repaid pursuant to this paragraph (b) will be contributed to capital at the Effective Time as contemplated by Section 5.6(a).

    Section 5.16. INSURANCE. (a) From the date hereof to the Effective Time, Diageo and General Mills will cooperate reasonably to develop and implement a transition plan with respect to insurance coverage for the Business Entities, with the goal of ensuring continuing insurance coverage and transfer at the Effective Time of the responsibility for risk management relating to the Business Entities from Diageo to General Mills (subject to the remaining provisions of this Section 5.16).

        (b) From and after the Effective Time, Diageo shall use its reasonable efforts, subject to the terms of the Diageo Insurance Policies, to retain the right to make claims and receive recoveries, subject to
    Section 5.16(f), for the benefit of the Business Entities, as well as for the benefit of Diageo and the Continuing Affiliates, under any insurance policies maintained at any time prior to the Closing by Diageo or a Continuing Affiliate or the predecessors of any of them that provide coverage on an "occurrence" rather than a "claims made" basis (collectively, the "DIAGEO INSURANCE POLICIES"), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of any of the Business Entities and their respective predecessors (in each case, in so far as they cover or otherwise relate to the Business or otherwise relate to losses, liabilities, claims, damages or expenses as to which any of the Business Entities could have responsibility) that relates to or arises out of occurrences prior to or at the Closing (an "INSURANCE CLAIM").

        (c) General Mills or the applicable Business Entity will pay, incur and bear all amounts relating to any self-retention or deductible and any gaps in or limits on coverage applicable to an Insurance Claim asserted at any time with respect to the applicable Diageo Insurance Policy and the coverage available with respect to any Insurance Claim shall be the actual coverage available under such Dover Insurance Policy at the time the Insurance Claim is made, taking into account the effect of any prior claim payments on any self-retention or deductible or in causing any gap or limits on coverage under the terms of such Diageo Insurance Policy, whether or not the applicable Diageo Insurance Policy solely covers claims of the Business Entities or covers claims of both Diageo and the Continuing Affiliates on the one hand, and the Business Entities on the other hand. In the event that any legal action, arbitration, negotiation or other proceedings are required for coverage to be asserted against any insurer in connection with the Diageo Insurance Policies or for an Insurance Claim to be perfected, in each case on behalf of any of the Business Entities, (i) General Mills shall, to the extent possible, do so at its own expense or at the expense of the applicable Business Entity or (ii) if General Mills is not permitted to assert coverage or perfect an Insurance Claim, Diageo or one of the Continuing Affiliates shall do so, and, in either event, General Mills or the applicable Business Entity shall reimburse Diageo and the Continuing

    Affiliates for any reasonable costs and expenses that they may incur because of such action (other than the incurrence of normal internal administrative expenses).

        (d) Each of Diageo, General Mills and the Business Entities shall use its reasonable best efforts (i) to cooperate fully and to cause its Affiliates to cooperate fully with the others in submitting good faith Insurance Claims on behalf of the Business Entities under the Diageo Insurance Policies and (ii) to pay promptly over to General Mills (or, at General Mills' request, to the applicable Business Entities) any and all amounts received by Diageo or the Continuing Affiliates under the Diageo Insurance Policies with respect to Insurance Claims.

        (e) Diageo and the Continuing Affiliates shall retain custody of the Diageo Insurance Policies and any and all service contracts, claim settlements and all other insurance records relating thereto; and General Mills and the Business Entities shall have access to and the right to make copies of all such documents and records upon reasonable request to Diageo or the Continuing Affiliates.

        (f) Nothing contained herein to the contrary shall prohibit Diageo from managing its risk management program with respect to post-Closing periods, including without limitation the cancellation or reduction of the amount or scope of insurance coverage with respect to post-Closing periods, in a manner consistent with their business judgment as applied to the operations of Diageo and the Continuing Affiliates. Nothing contained in this
    Section 5.16 shall affect the indemnification rights or obligations of the parties pursuant to this Agreement.

                                   ARTICLE VI

                           EMPLOYEE BENEFITS MATTERS

    Section 6.1.  EMPLOYEE BENEFITS MATTERS.

        (A) CONTINUED BENEFITS. For one year following the Closing, General Mills shall continue to provide all current U.S. employees of the Business Entities employed as of the Closing Date who continue to be employed following the Closing Date (the "EMPLOYEES") with base compensation no less than the base compensation in effect for such Employee immediately prior to the Closing. The term "Employees" shall not include any employees or former employees of the Business Entities who prior to the Closing Date have retired, or have otherwise terminated employment. For one year following the Closing, General Mills shall maintain employee benefit plans, programs, policies and arrangements which provide benefits that are no less favorable in the aggregate than those provided under the applicable employee benefit plans, programs, policies and arrangements of the Business Entities in effect on the Closing Date or, at the election of General Mills, shall be provided employee benefit plans, programs, policies and arrangements which provide benefits that are no less favorable in the aggregate than those provided to similarly situated employees of General Mills and its Affiliates; PROVIDED, HOWEVER, that the requirements of this paragraph shall not apply to Employees who are covered by a collective bargaining agreement.

        (B) SEVERANCE AND RETENTION. Notwithstanding the foregoing, (i) for a period of one year from the Closing Date, General Mills will provide or will cause to be provided severance pay and benefits to eligible Employees (other than Employees covered by a collective bargaining agreement) that are at least equal to those that would have been provided to such Employee by the Minneapolis Salaried Employees Severance Plan or the Executive Severance Plan, as amended, whichever is applicable, (ii) for a period of one year following the Closing Date, General Mills shall make reasonable efforts, which shall not require increases in payments or benefits, to include Diageo under any release of liability obtained from terminated Employees,
    (iii) General Mills shall maintain the July 2000 Completion and Performance Plan provided to General Mills prior to the date hereof implemented by Pillsbury prior to the Closing (for the position levels set forth in such plan), without amendment or modification that would result in any reduction of the benefits provided thereunder, and (iv) General Mills shall pay each retention bonus arising from the Pillsbury March, 2000 reorganization, pursuant to the terms of such retention program, upon the earlier of its payment date or the participating Employee's termination of employment by General Mills (other than a termination of employment for Cause); PROVIDED, that any payment under (iii) or (iv) above, shall be an offset to a later payment under (iii) or (iv), as applicable. Nothing in this Agreement shall require General Mills or its Affiliates to maintain the employment of any Employee.

        (c) COLLECTIVE BARGAINING AGREEMENTS. General Mills agrees to cause each Business Entity from and after the Closing to comply with the provisions of all collective bargaining agreements to which such Business Entity is a party. Between the date hereof and the Closing Date, Pillsbury shall consult with General Mills with respect to extension, modification, renewal or renegotiation of any collective bargaining agreement.

        (d) SERVICE CREDIT. To the extent permitted by law, Employees shall be given credit under each employee benefit plan, compensation program, policy or arrangement (including, but not limited to, pension, severance, vacation, health and welfare, incentive bonus and equity-based plans) of General Mills or any of its Affiliates in which the Employees are eligible to participate for all service with any Business Entity or its Affiliates (to the extent such credit was given by the Business Entity's applicable employee benefit plan, program, policy or arrangement) for purposes of participation, eligibility and vesting, and for benefit accrual for liabilities assumed under Section 6.1(l). The provisions in this paragraph (d) shall not be required with respect to Employees who are covered by a collective bargaining agreement.

        (e) EMPLOYEE BENEFIT TRANSITION. General Mills shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions for any Employees under any medical, dental, disability or life insurance plan maintained or sponsored by or contributed to by General Mills for such individuals after the Closing Date, other than pre-existing conditions and evidence of insurability that would have been applicable under the Employee Arrangements. General Mills shall also apply towards any deductible requirements and out-of-pocket maximum limits under such plans any amounts paid (or accrued) by each Employee under the Business Entity's comparable benefit plans during the calendar year in which the Closing occurs. The provisions in this paragraph (e) shall not be required with respect to Employees who are covered by a collective bargaining agreement

        (f) VACATION. As of the Closing Date, General Mills will assume all obligations to Employees for any vacation entitlement and vacation pay entitlement as of the Closing Date to the extent reflected on the Closing Date Operating Working Capital Calculation.

        (g) COBRA. General Mills will be responsible for satisfying obligations under Section 601 ET SEQ. of ERISA and Section 4980B of the Code ("COBRA COVERAGE") and any applicable similar state laws, to provide continuation coverage to or with respect to any Employee in accordance with law with respect to any "qualifying event," PROVIDED, that Diageo shall remain responsible for COBRA coverage with respect to any employee of a Business Entity who had a qualifying event prior to Closing under a welfare plan not sponsored by a Business Entity.

        (h) NO THIRD-PARTY BENEFICIARY RIGHTS. Nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements.

        (i)  PLANS NOT SPONSORED BY BUSINESS ENTITIES.  Except as provided in
    Section 6.1(l), Diageo (and its Affiliates other than the Business Entities) shall be responsible for all benefits and liabilities under any Employee Arrangement that is not sponsored by a Business Entity (each, a "DIAGEO PLAN"). Diageo shall take all actions necessary and appropriate to ensure that as of the Closing Date, except as provided in Section 6.1(j) below, all Employees shall cease to accrue benefits under Diageo Plans and the Business Entities shall withdraw from participation in any Diageo Plans. Except as provided in Section 6.1(j) below, Diageo shall vest, as of the Closing Date, all equity awards held by employees of the Business Entities, and shall be responsible for honoring such equity awards.

        (j) TSR PLAN. Until such time as all such payments or benefits have been provided, Diageo shall maintain the Diageo Long Term Incentive Plan, also known as the Total Shareholder Return Plan (and shall provide or cause to be provided in a timely manner all payments due with respect to 1998 and 1999 grants made thereunder) for Employees who provide services to Pillsbury and its Affiliates following the Closing (as if they were continuing to provide services for Diageo and its Affiliates (other than the Business Entities)) and who participated in such plans immediately prior to the Closing upon the terms provided in such plans, which terms shall be no less favorable than those applicable to other employees of Diageo or its Affiliates. General Mills and the Business Entities shall not be responsible for any payments or benefits under the Total Shareholder Return Plan.

        (k) CONTROLLED GROUP LIABILITY. Diageo shall indemnify and hold General Mills and the Business Entities harmless from any and all Controlled Group Liability (the occurrence of which is unrelated to the Business Entities).

        (l) ASSET TRANSFERS. At the election of General Mills, on a plan-by-plan basis, to the extent permitted by local law, General Mills will assume responsibility for pension liabilities for active participants employed by the Business Entities as of the Closing Date (subject to appropriate adjustment to reflect payments made following the Closing Date) under pension plans and arrangements that are Diageo Plans and Diageo will transfer or cause its applicable pension fund to transfer to General Mills' pension fund corresponding assets to cover such liabilities on a projected obligation basis based upon specified actuarial methods and assumptions mutually agreed upon by actuaries for Diageo and General Mills in accordance with local Law and practice; PROVIDED, that such transfer shall not be required for any unfunded plan, to the extent such liabilities were reflected on the Closing Date Operating Working Capital Calculation. If such actuaries cannot agree, such methods and assumptions shall be reasonable both individually and in the aggregate as determined by a mutually agreed upon third party actuary whose expenses shall be split by the parties. Where required, the parties hereto will use reasonable efforts to obtain any necessary consents to such transfer of assets and liabilities. Such transfers shall occur as soon as practicable following the Closing Date. To the extent permitted by Law and the terms of such contracts, Diageo shall transfer to General Mills or the relevant Business Entity the assets and insurance contracts, if any, used to fund liabilities under health, life and accident insurance plans sponsored by the Business Entities.

        (m) INTERNATIONAL PLAN DISCLOSURE. With respect to material International Plans, Diageo shall deliver to General Mills within 45 days following the date hereof, a list of each such plan, and a copy of the relevant plan document and trust agreement, the latest financial report and actuarial report, and insurance contracts and other funding vehicles, if applicable.

                                  ARTICLE VII

                                  TAX MATTERS

    Section 7.1. TAX REPRESENTATIONS OF DIAGEO. Each of Diageo and Pillsbury hereby represents and warrants to General Mills and Merger Sub as follows:

        (a) The Business Entities have duly filed or caused to be filed (or had filed on their behalf) all material federal, state, local and foreign Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by (or on behalf of) any of them. All of the foregoing Tax Returns are true and correct in all material respects, and the Business Entities have, within the time and manner prescribed by applicable law, paid all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority other than any Taxes the validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with U. S. GAAP have been provided. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities has requested or filed any document having the effect of causing any extension of time within which to file any material Tax Returns in respect of any fiscal year which have not since been filed. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, no deficiencies for any material Tax have been proposed, asserted or assessed in writing, in each case, by any Taxing Authority, against any of the Business Entities. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities is the subject of any currently ongoing material Tax audit. Except as set forth in Section 7.1(a) of the Diageo Disclosure Schedule, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made. Except as set forth in
    Section 7.1(a) of the Diageo Disclosure Schedule, none of the Business Entities has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of any of the Business Entities (other than liens for Taxes not yet due). No material claim has ever been made in writing by a Taxing Authority in a jurisdiction where a Business Entity does not file Tax Returns that such Business Entity is or may be subject to taxation by that jurisdiction. None of the Business Entities has filed an election under Section 341(f) of the Code to be treated as a "consenting corporation" within the meaning of such Code Section.

        (b) The Business Entities have withheld and paid or have caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (c) None of the Business Entities has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

    Section 7.2. GENERAL MILLS REORGANIZATION-RELATED REPRESENTATIONS. Each of General Mills and Merger Sub hereby represents and warrants to Diageo and Pillsbury as follows:

        (a) Following the Merger, General Mills, or a member of its qualified group of corporations (as defined in Treasury Regulation
    Section 1.368-1(d)(4)(ii)), will continue the historic business of Pillsbury or will use a significant portion of Pillsbury's historic business assets in a business. For purposes of this representation, General Mills and such members (i) shall be deemed to own that portion of the assets of a partnership reflecting their interest therein and
    (ii) shall be treated as conducting the business of a partnership of which they are members, provided that (x) they own in the aggregate at least a 33 1/3% interest in the partnership or (y) they own in the aggregate at least a 20% interest in such partnership and perform active and substantial managerial functions with respect thereto.

        (b) General Mills has no plan or intention to cause Pillsbury to issue additional shares of its stock that would result in General Mills not having "control" of Pillsbury. For purposes of this Section 7.2(b), "control" of a corporation means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of such corporation.

        (c) Merger Sub was formed by General Mills for purposes of consummating the Merger, will have nominal assets at the time of the Merger, has no liabilities and will have no liabilities at the time of the Merger (other than pursuant to this Agreement), and will not transfer to Pillsbury any assets subject to liabilities. Merger Sub has not conducted and will not conduct any business activities or other operations of any kind prior to the consummation of the Merger, other than the issuance of its stock to General Mills.

        (d) General Mills has no plan or intention to liquidate Pillsbury, to merge Pillsbury with or into another corporation (other than merging Merger Sub into Pillsbury in the Merger), or to sell or otherwise dispose of the stock of Pillsbury except for transfers of stock described in Code
    Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(2).

        (e) General Mills shall not cause Pillsbury to take any Substantially All Action. A "Substantially All Action" is a distribution by Pillsbury of assets to a shareholder, the incurrence of indebtedness by Pillsbury (other than any refinancing of indebtedness that exists at the time of the Merger) or the repayment of Pillsbury indebtedness that exists at the time of the Merger (other than any refinancing of such indebtedness), which distribution, incurrence or repayment (i) occurs after the Merger and prior to the one year anniversary thereof and (ii) (A) causes Pillsbury to fail to hold at least 90 percent of the fair market value of its net assets held immediately prior to the Merger, (B) causes Pillsbury to fail to hold at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, (C) causes Pillsbury to fail to hold at least 90 percent of the fair market value of Merger Sub's net assets held immediately prior to the Merger or (D) causes Pillsbury to fail to hold at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Pillsbury or Merger Sub to shareholders who receive cash or other property, amounts used by Pillsbury or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Pillsbury or Merger Sub in connection with the Merger will be included (to the extent that General Mills has knowledge thereof) as assets of Pillsbury or Merger Sub, respectively, held immediately prior to the Merger, and shares of General Mills Common Stock issued in the Merger will not be so included.

    Section 7.3. TAX INDEMNIFICATION. (a) From and after the Closing Date, the Diageo Tax Indemnitors shall pay or cause to be paid, and jointly and severally shall indemnify each General Mills Tax Indemnitee and protect, save and hold each General Mills Tax Indemnitee harmless from and against the following Taxes:

           (i) Any Tax imposed upon or relating to Diageo or any of the Continuing Affiliates for any period, including any such Tax for which any of the Business Entities (or any Non-Controlled Foreign Entity or Subsidiary thereof) may be liable (w) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract or
       (z) otherwise;

           (ii) Any Tax imposed upon or relating to any of the Business Entities for any Pre-Closing Period; and

           (iii) Any Tax imposed upon, relating to or resulting from (x) the Merger or the provisions of Section 2.13 or 2.14 hereof (except, in each case, to the extent set forth in Section 7.3(b)(ii) below), (y) any of the Subsidiary Purchases or (z) any restructuring undertaken in contemplation of the Merger or any of the Subsidiary Purchases.

        (b) From and after the Closing Date, the General Mills Tax Indemnitors shall pay or cause to be paid, and jointly and severally shall indemnify each Diageo Tax Indemnitee and protect, save and hold each Diageo Tax Indemnitee harmless from and against the following Taxes:

           (i) Any Tax imposed upon or relating to any of the Business Entities for any Post-Closing Period; and

           (ii) Any Tax imposed upon the Pillsbury Stockholder on the Merger that would not have arisen but for a breach by General Mills of any of the representations set forth in Section 7.2.

        (c) Except as otherwise provided in Section 7.7, payment in full of any amount due to a Tax Indemnitee under this Section 7.3 shall be made to the affected Tax Indemnitee in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due.

    Section 7.4. SECTION 338(G) ELECTIONS FOR PURCHASED ENTITIES. General Mills may, at its option, cause a timely and irrevocable election (a "338 ELECTION") under Section 338(g) of the Code (and any corresponding provisions of state or local Tax law) to be made with respect to any or all of the Purchased Entities or any of their respective Subsidiaries which, in each case, is not, as of the date hereof, owned directly or indirectly, by a U.S. corporation (the "338 ELECTION SUBSIDIARIES"). If General Mills causes such elections to be made, each of General Mills and Diageo shall, and shall cause their respective Subsidiaries and Affiliates to, (i) treat the 338 Elections as valid, (ii) file all Tax Returns in a manner consistent with such 338 Elections and the 338 Election Allocations (as defined below) and (iii) take no position contrary thereto, except to the extent required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local Tax provision) (a "DETERMINATION"). With respect to each 338 Election, General Mills shall prepare and submit to Diageo for Diageo's consent and agreement (i) the aggregate deemed sale price (as defined in Treasury Regulation Section 1.338-4T) (the "ADSP") and
(ii) the allocation of the ADSP among the assets of each of the 338 Election Subsidiaries (collectively, the "338 ELECTION ALLOCATIONS"). The 338 Election Allocations shall be reasonable and shall be determined in accordance with
Section 338 of the Code and the applicable Treasury Regulations thereunder. Diageo shall provide General Mills such assistance as General Mills may reasonably request in connection with the preparation of any form or document required to effect a valid and timely 338 Election. Diageo shall not be responsible for any failure of an attempted 338 Election to be valid, except to the extent that such failure results from a failure by Diageo to comply with its obligations under this Section 7.4.

    Section 7.5. ALLOCATION OF CERTAIN TAXES. (a) If any of the Business Entities is permitted but not required under applicable state, local or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall cause such Business Entity to treat that day as the last day of a taxable period.

        (b) In the case of Taxes arising in a taxable period of any of the Business Entities that includes but does not end on the Closing Date, except as provided in Section 7.5(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For purposes of this Article VII, (i) any Tax on gain or income resulting from the triggering into income of deferred intercompany transactions under
    Section 1.1502-13 of the Treasury Regulations or excess loss

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
    accounts under Section 1.1502-19 of the Treasury Regulations that occurs as a result of the Merger shall be considered to be attributable to the Pre-Closing Period and (ii) each partnership or "flowthrough" entity in which any of the Business Entities holds an interest shall be treated as if its taxable year ended at the close of business on the Closing Date and Taxes attributable to the income and gain of such entities through the close of business on the Closing Date (as determined in a reasonably practicable manner) shall be considered to be attributable to the Pre-Closing Period.

        (c) In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either case attributable to a Straddle Period (as defined below), the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Period; PROVIDED, HOWEVER, that if any property, asset or other right of any of the Business Entities is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

    Section 7.6. CARRYOVERS, REFUNDS AND RELATED MATTERS. (a) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities and that is a refund or credit of Taxes with respect to a Pre-Closing Period shall be the property of Diageo or its designee and shall be retained by Diageo or its designee (or promptly reimbursed to Diageo or such designee by the Business Entity if any such refund or credit (or interest thereon) is received by General Mills, a Business Entity or any of their respective Subsidiaries or Affiliates); PROVIDED, HOWEVER, that any refund, credit or other benefit actually received or realized in cash by Diageo, any Continuing Affiliate or any Business Entity with respect to a Pre-Closing Period that results from, and would not have resulted but for, the carryback of any Tax attribute of General Mills, any Business Entity or any of their respective Subsidiaries or Affiliates arising in a Post-Closing Period (to the extent that such carryback does not preclude or delay utilization of a Diageo Group Tax attribute or Business Entity Pre-Closing Period Tax attribute) shall be the property of and retained by the Business Entity (or paid by Diageo to the Business Entity promptly after actual receipt or realization in cash of such refund, credit or other benefit by Diageo or any of its Subsidiaries or Affiliates).

        (b) Any refund or credit of Taxes (including any interest thereon) that relates to any of the Business Entities and that is a refund or credit of Taxes with respect to a Post-Closing Period shall be the property of General Mills or the Business Entity and shall be retained by General Mills or the Business Entity (or promptly paid by Diageo to General Mills or the Business Entity if any such refund or credit (or interest thereon) is received by Diageo or any of its Subsidiaries or Affiliates); PROVIDED, HOWEVER, that any refund, credit or other benefit actually received or realized in cash by General Mills or any Business Entity with respect to a Post-Closing Period that results from, and would not have resulted but for, the carryover of any Business Entity Tax attribute arising in a Pre-Closing Period (to the extent that such carryover does not preclude or delay utilization of a General Mills Group Tax attribute or Business Entity Post-Closing Period Tax attribute) shall be the property of Diageo or its designee and shall be paid by the Business Entity to Diageo or its designee promptly after actual receipt or realization in cash of such refund, credit or other benefit by General Mills or a Business Entity.

        (c) In applying Section 7.6(a) and Section 7.6(b), (i) any refund or credit of Taxes (including any interest thereon) for a Straddle Period (as defined below) shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 7.5 and (ii) any foreign tax that is deemed paid by a Business Entity in a taxable period pursuant to
    Section 902 of the

    Code shall be considered to be "with respect to" such taxable period, regardless of when the underlying foreign tax was actually paid or accrued.

        (d) In the event of any adjustment of a Pre-Closing Period Tax deduction or income item of a Business Entity by a Taxing Authority pursuant to a Determination (or otherwise in a Tax Proceeding), which adjustment results in a Tax benefit (determined for purposes of this Section 7.6(d) after taking into account any preclusion or delay in the utilization of any General Mills Group Tax attribute or any Business Entity Post-Closing Period Tax attribute) actually received or realized in cash by General Mills or any Business Entity and such Tax benefit would not have been so received or realized but for such adjustment, then to the extent such Tax benefit arises with respect to (the Post-Closing Period portion of) a taxable period of a Business Entity ending on or prior to the second anniversary of the Closing Date and would otherwise have been for the account of General Mills hereunder, the Business Entity shall pay Diageo or its designee the amount of such Tax benefit promptly after actual receipt or realization in cash of such Tax benefit by General Mills or the Business Entity.

        (e) In the event of any adjustment of a Post-Closing Period Tax deduction or income item of a Business Entity by a Taxing Authority pursuant to a Determination (or otherwise in a Tax Proceeding), which adjustment results in a Tax benefit (determined for purposes of this Section 7.6(e) after taking into account any preclusion or delay in the utilization of any Diageo Group Tax attribute or any Business Entity Pre-Closing Period Tax attribute) actually received or realized in cash by Diageo, any Continuing Affiliate or any Business Entity and such Tax benefit would not have been so received or realized but for such adjustment, then to the extent such Tax benefit arises with respect to the Pre-Closing Period and would otherwise have been for the account of Diageo hereunder, the Business Entity shall retain such Tax benefit (or Diageo or its designee shall pay such Business Entity the amount of such Tax benefit promptly after actual receipt or realization in cash of such Tax benefit by Diageo or any of its Subsidiaries or Affiliates).

    Section 7.7. PREPARATION AND FILING OF TAX RETURNS. (a) Diageo shall file or cause to be filed (i) any combined, consolidated or unitary Return that includes Diageo, the Pillsbury Stockholder or any Continuing Affiliate and
(ii) any other Return of any of the Business Entities for any taxable period that ends on or before the Closing Date. All such Returns shall be filed in a manner consistent with past practice, shall not include any change in any method of accounting and shall not include any Tax election that is inconsistent with past practice (except for the 338 Elections). Diageo shall, reasonably promptly after the filing of a Return described in clause (i) or (ii) above, provide General Mills a copy of such Return (or a copy of a pro forma separate Return in the case of a Return described in clause (i)). Diageo shall remit to the relevant Taxing Authority all Taxes shown by such Returns to be due. General Mills shall cause the Business Entities to furnish information to Diageo in connection with any such Return, at Diageo's expense, in accordance with the past procedures, customs and practices of Diageo.

        (b) Except to the extent set forth in Section 7.7(a), General Mills shall file or cause to be filed all Returns of, or that include, any of the Business Entities.

        (c) With respect to any Return of any of the Business Entities for a taxable period that, with respect to such Business Entity, begins on or before and ends after the Closing Date (such a Return, a "STRADDLE PERIOD RETURN" and such a taxable period, a "STRADDLE PERIOD"), General Mills shall deliver a copy of such Return to Diageo at least 40 Business Days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Return. Such Return and allocation shall be final and binding on Diageo, unless, within 10 Business Days after the date of receipt by Diageo of such Return and allocation, Diageo delivers to General Mills a written request for changes to such Return or allocation. If Diageo delivers such a request, then General

    Mills and Diageo shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Return. If General Mills and Diageo are unable to resolve any issue within 10 Business Days from the date of receipt by General Mills of the request for changes, then Diageo and General Mills jointly shall engage the Neutral Auditors to determine the correct treatment of the item or items in dispute. Each of Diageo and General Mills shall bear and pay one-half of the fees and other costs charged by the Neutral Auditors. The determination of the Neutral Auditors shall be final and binding on the parties hereto.

        (d) In the case of each Straddle Period Return, not later than two Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Return, Diageo shall pay to General Mills or the relevant Business Entity the portion of the Taxes in connection with such Return for which Diageo is responsible pursuant to Section 7.3.

    Section 7.8. TAX CONTESTS. (a) Notices. If any Taxing Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; PROVIDED, HOWEVER, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this
Article VII, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

        (b) PRE-CLOSING TAXABLE PERIODS. Diageo shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a "TAX PROCEEDING")
    (A) in respect of a Business Entity for any taxable period that ends on or before the Closing Date or (B) involving a challenge to the qualification of the Merger as a tax-free "reorganization" within the meaning of Code
    Section 368; PROVIDED, HOWEVER, that (i) insofar as any such Tax Proceeding relates to the matters set forth in clause (A) or (B) above, Diageo shall provide General Mills with a timely and reasonably detailed account of each stage of such Tax Proceeding and (ii) in the case of any Tax Proceeding involving a challenge to the qualification of the Merger as a tax-free "reorganization" within the meaning of Code Section 368 on the basis (in whole or in part) of the inaccuracy of any of the representations made by General Mills and Merger Sub in Section 7.2, (I) Diageo shall consult with General Mills before taking any significant action in connection with such Tax Proceeding, (II) Diageo shall consult with General Mills and offer General Mills an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding,
    (III) Diageo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (IV) General Mills shall be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority or other Governmental Authority, and (V) Diageo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of General Mills. Notwithstanding any other provision, none of the General Mills Tax Indemnitors shall have any obligation whatsoever pursuant to Section 7.3(b)(ii) arising from a Tax Proceeding described in clause (B) above, if Diageo fails to comply with the covenant set forth in clause (i) above in connection with such Tax Proceeding, fails to consult with General Mills before taking any significant action in connection with such Tax Proceeding, fails to consult with General Mills and offer General Mills an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, fails to defend such Tax Proceeding diligently and in good faith as if Diageo were the only party in interest in connection with such Tax Proceeding, fails to provide General Mills with an opportunity to participate in such Tax Proceeding or fails to provide General Mills with copies of any written materials relating to such Tax Proceeding that are received from the relevant Taxing

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
    Authority or other Governmental Authority or if Diageo settles, compromises or abandons any such Tax Proceeding without obtaining the prior written consent (except to the extent such consent is unreasonably withheld) of General Mills.

        (c) STRADDLE PERIODS. In the case of a Tax Proceeding for a Straddle Period of a Business Entity (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-controlling Party shall be entitled to participate in such Tax Proceeding if such Tax Proceeding could have an adverse impact on the Non-controlling Party or any of its affiliated Tax Indemnitees and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its affiliated Tax Indemnitees. "CONTROLLING PARTY" shall mean whichever of Diageo and General Mills is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and "NON-CONTROLLING PARTY" shall mean whichever of Diageo and General Mills is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

        (d) POST-CLOSING TAXABLE PERIODS. General Mills shall have the right to control any Tax Proceeding involving any of the Business Entities, Non-Controlled Foreign Entities or any Subsidiary thereof (other than any Tax Proceeding which Diageo is entitled to control under Section 7.8(b) or
    (c)).

    Section 7.9. COOPERATION. Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation, documentation and information as any of them reasonably may request in (i) filing any Return, amended Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (iii) conducting any Tax Proceeding or (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party will retain all Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Business Entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Returns and other documents relate or (y) eight years following the due date (without extension) for such Returns. Thereafter, the party holding such Returns or other documents may dispose of them, PROVIDED that such party shall give to the other party written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Each party required to file Returns pursuant to this Article VII shall bear all costs of filing such Returns.

    Section 7.10. TERMINATION OF TAX SHARING AGREEMENTS. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any of the Business Entities (or Non-Controlled Foreign Entities or Subsidiaries thereof) on the one hand and Diageo, Pillsbury Stockholder or any Continuing Affiliate on the other hand shall be terminated with respect to each of the Business Entities (and the Non-Controlled Foreign Entities and Subsidiaries thereof) as of

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
the day before the Closing Date and, from and after the Closing Date, the Business Entities (and the Non-Controlled Foreign Entities and Subsidiaries thereof) shall not have any rights or obligations thereunder for any past or future period.

    Section 7.11. GENERAL MILLS CONSOLIDATED RETURNS. Notwithstanding any other provision, (a) General Mills shall be entitled to control in all respects, and neither Diageo, Pillsbury Stockholder nor any Subsidiary or Affiliate of any of them shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes General Mills or any other member of the General Mills Group and (b) General Mills and its Subsidiaries and Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes General Mills or any other member of the General Mills Group (PROVIDED, HOWEVER, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.11(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

    Section 7.12. DIAGEO CONSOLIDATED RETURNS. Notwithstanding any other provision, (a) except to the extent set forth in Section 7.8, Diageo shall be entitled to control in all respects, and neither General Mills nor any of its Subsidiaries or Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Diageo, Pillsbury Stockholder or any Continuing Affiliate and
(b) Diageo and its Subsidiaries and Affiliates shall not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Diageo, Pillsbury Stockholder or any other Continuing Affiliate (PROVIDED, HOWEVER, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.12(b), the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Business Entities).

    Section 7.13. DEFINITIONS. The following terms shall have the meanings set forth as follows:

        (a) "DIAGEO GROUP" shall mean Diageo and each of its Subsidiaries and Affiliates, other than the Business Entities.

        (b) "DIAGEO TAX INDEMNITEES" means Diageo, the Pillsbury Stockholder and each of the Continuing Affiliates.

        (c) "DIAGEO TAX INDEMNITORS" means Diageo, the Pillsbury Stockholder and each of the Selling Affiliates.

        (d) "GENERAL MILLS GROUP" shall mean General Mills and each of its Subsidiaries and Affiliates, other than the Business Entities.

        (e) "GENERAL MILLS TAX INDEMNITEES" means General Mills and each of its Subsidiaries and Affiliates, including the Business Entities.

        (f) "GENERAL MILLS TAX INDEMNITORS" shall mean General Mills and the Buying Affiliates.

        (g) "POST-CLOSING PERIOD" means any taxable period or portion thereof beginning, with respect to the Business Entities, after the Closing Date or, as the context may require, all such periods and portions.

        (h) "PRE-CLOSING PERIOD" means any taxable period or portion thereof ending, with respect to the Business Entities, on or before the Closing Date or, as the context may require, all such periods and portions.

        (i) "RETURNS" or "TAX RETURNS" means any returns, reports or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

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
        (j) "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

        (k) "TAX CLAIM" means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification of a Tax Indemnitee under this Article VII.

        (l) "TAX INDEMNITEE" shall mean a Diageo Tax Indemnitee or a General Mills Tax Indemnitee.

        (m) "TAXING AUTHORITY" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

    Section 7.14. SURVIVAL. The representations and warranties of Diageo set forth in Section 7.1 shall not survive the Effective Time. The representations and warranties of General Mills set forth in Section 7.2 shall survive the Effective Time until the expiration of the applicable statute of limitations.

    Section 7.15. ADJUSTMENTS. Any indemnification payment hereunder and any payment made pursuant to Section 2.13 or 2.14 shall be treated for U.S. federal income Tax purposes as an adjustment to purchase price, except to the extent otherwise required pursuant to a Determination.

    Section 7.16. TAX TRANSACTIONS. From and after the date hereof through the Closing Date, none of the Business Entities shall enter into any contract, agreement or other arrangement relating to (i) Tax indemnification, (ii) the transfer to, or utilization by, a Person of Tax credits, deductions or other benefits of another Person or (iii) the transfer or assignment to a Person of income or revenues of another Person. None of the Business Entities shall become required to include in income any adjustment pursuant to Section 481 of the Code (or a comparable provision of state, local or foreign Tax law) by reason of a voluntary change, on or after the date hereof, in accounting method made by or at the direction of Diageo. From and after the date hereof through the Closing Date, none of the Business Entities shall become a party to a transaction being accounted for as an installment obligation under Section 453 of the Code, a "reportable transaction" within the meaning of Treasury Regulation
Section 1.6011-4T (without regard to the effective date provisions of such Regulation) or any other transaction pursuant to which income is economically received in one taxable period and intended to be reported in a later period.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of Pillsbury, Merger Sub and General Mills to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

        (a) RECEIPT OF STOCKHOLDER APPROVALS. (i) General Mills shall have obtained the Required General Mills Votes in connection with the approval of the General Mills Share Issuance and the Charter Amendment by the stockholders of General Mills and (ii) Diageo shall have obtained the Required Diageo Vote in connection with the approval of the Transactions by the shareholders of Diageo.

        (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the

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
    effect of making the Merger or the Subsidiary Purchases illegal or otherwise prohibiting consummation of the Merger or the Subsidiary Purchases.

        (c) HSR ACT AND EU APPROVAL. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the notification of and approval by the European Commission (the "EC") under EU Council Regulation 4064/89, as amended, shall have been received, if required.

        (d) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filings pursuant to the HSR Act and with the EC, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of General Mills, Diageo or any of their Subsidiaries to consummate the Merger and the Subsidiary Purchases and the other transactions contemplated hereby, the failure of which to be obtained or made would have or would reasonably be expected to have a Pillsbury Material Adverse Effect or a General Mills Material Adverse Effect shall have been obtained or made.

        (e) NYSE LISTING. The shares of General Mills Common Stock to be issued in the Merger and delivered pursuant to the Subsidiary Purchases shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (f) SUBSIDIARY PURCHASES. The Subsidiary Purchases shall be consummated concurrently with consummation of the Merger.

    Section 8.2. ADDITIONAL CONDITIONS TO GENERAL MILLS' AND MERGER SUB'S OBLIGATIONS. The obligations of General Mills and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

        (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS OF DIAGEO AND
    PILLSBURY. (i) Each of the representations and warranties of Diageo and Pillsbury set forth in this Agreement that is qualified as to Pillsbury Material Adverse Effect shall be true and correct, and each of the representations and warranties of Diageo and Pillsbury set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and (ii) each of the representations and warranties of the Selling Affiliates in the Subsidiary Purchase Agreements shall be true and correct in all material respects, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

        (b) PERFORMANCE OF OBLIGATIONS OF DIAGEO AND PILLSBURY. Each of Diageo and Pillsbury shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) INDEBTEDNESS. The aggregate outstanding indebtedness of the Business Entities as of the Closing Date (excluding off balance sheet financing and operating and capitalized finance leases that are reflected in the profits and losses statement of the Business Entities in the ordinary course consistent with past practice) shall not exceed $5.142 billion.

        (d) CERTIFICATE. General Mills shall have received at the Closing a certificate dated the Closing Date and validly executed by the chief executive officer and the chief financial officer of each of Diageo and Pillsbury to the effect that the conditions specified in paragraphs (a),
    (b) and (c) of this Section 8.2 have been satisfied.

        (e) DELIVERIES. Diageo or the Selling Affiliates shall have delivered all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.11.

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    Section 8.3.  ADDITIONAL CONDITIONS TO PILLSBURY'S OBLIGATION.  Pillsbury's
obligation to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENERAL MILLS AND MERGER SUB. (i) Each of the representations and warranties of General Mills and Merger Sub set forth in this Agreement that is qualified as to General Mills Material Adverse Effect shall be true and correct, and each of the representations and warranties of General Mills and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and (ii) each of the representations and warranties of the Buying Affiliates in the Subsidiary Purchase Agreements shall be true and correct in all material respects, in each case when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date).

        (b) PERFORMANCE OF OBLIGATIONS OF GENERAL MILLS AND MERGER SUB. Each of General Mills and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) CERTIFICATE. Diageo shall have received at the Closing a certificate dated the Closing Date and validly executed by the chief executive officer and the chief financial officer of General Mills to the effect that the conditions specified in paragraphs (a) and (b) of this
    Section 8.3 have been satisfied.

        (d) TAX OPINION OF DIAGEO'S COUNSEL. Diageo shall have received from Sullivan & Cromwell, special tax counsel to Diageo, a written opinion dated as of the Closing Date to the effect that the Merger will qualify as a "reorganization" within the meaning of Code Section 368. In rendering such opinion, counsel to Diageo shall be entitled to rely upon information, representations and assumptions provided by General Mills in an officer's certificate containing solely the representations set forth in Section 7.2 and by Diageo in an officer's certificate.

        (e) DELIVERIES. General Mills or the Buying Affiliates shall have delivered to Diageo all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.12.

                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

    Section 9.1. SURVIVAL. (a) The representations and warranties of Diageo and Pillsbury contained in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time, except the representations and warranties set forth (i) in Section 3.18 which shall survive the Effective Time until the second anniversary of the Effective Time and (ii) in Article VII, whose survival shall be as set forth in Article VII. The representations and warranties of General Mills and Merger Sub contained in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time, except the representations and warranties set forth in Article VII, whose survival shall be as set forth in Article VII.

        (b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX shall survive the Effective Time.

    Section 9.2. INDEMNIFICATION BY DIAGEO. (a) Subject to Section 9.5(a) hereof, from and after the Closing Date, Diageo, the Pillsbury Stockholder and the Selling Affiliates (the "DIAGEO INDEMNIFYING PARTIES") shall indemnify and hold harmless General Mills and its Subsidiaries (including the Business

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Entities) and their respective officers, directors and Affiliates (collectively, the "GENERAL MILLS INDEMNIFIED PARTIES") from and against any and all Covered Losses suffered by such General Mills Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect to any materiality qualifiers contained therein) (A) of Diageo or Pillsbury in this Agreement (other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII) and (B) of the Selling Affiliates in the Subsidiary Purchase Agreements, in each case when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by Diageo or Pillsbury herein or by the Selling Affiliates in the Subsidiary Purchase Agreements and (iii) any liability or obligation of any of the Business Entities arising from or relating to any business other than the Business.

        (b) The General Mills Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.2(a):
    (i) after the second anniversary of the Closing Date, with respect to such inaccuracies in or breaches of the representations and warranties contained in Section 3.18 hereof, or (ii) after the first anniversary of the Closing Date, with respect to all other inaccuracies in or breaches of the representations and warranties of Diageo or Pillsbury contained in any other Section hereof or of the Selling Affiliates contained in the Subsidiary Purchase Agreements; PROVIDED that if on or prior to such first or second anniversary of the Closing Date, as the case may be, a Notice of Claim shall have been given to Diageo pursuant to Section 9.4 hereof for such indemnification, the General Mills Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

    Section 9.3.  INDEMNIFICATION BY GENERAL MILLS.  (a) Subject to
Section 9.5(b) hereof, from and after the Closing Date, General Mills and the Buying Affiliates (the "GENERAL MILLS INDEMNIFYING PARTIES") shall indemnify and hold harmless Diageo and its Subsidiaries (excluding the Business Entities) and their respective officers, directors and Affiliates (collectively, the "DIAGEO INDEMNIFIED PARTIES") from and against any and all Covered Losses suffered by such Diageo Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties (without giving effect to any materiality qualifiers contained therein) (A) of General Mills or Merger Sub in this Agreement (other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII) and (B) of the Buying Affiliates in the Subsidiary Purchase Agreements, in each case when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by General Mills or Merger Sub herein or by the Buying Affiliates in the Subsidiary Purchase Agreements and (iii) any liability or obligation of any of the Business Entities other than those for which the Diageo Indemnified Parties have indemnified the General Mills Indemnified Parties pursuant to Section 9.2.

        (b) The Diageo Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.3(a) after the first anniversary of the Closing Date; PROVIDED that if on or prior to such first anniversary of the Closing Date a Notice of Claim shall have been given to General Mills pursuant to Section 9.4 hereof for such indemnification, the Diageo Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this
    Article IX

    Section 9.4. INDEMNIFICATION PROCEDURES. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, General Mills or Diageo, as the case may be, shall give written notice ("NOTICE OF CLAIM") of such claim or demand to the other. The party giving such Notice of Claim shall furnish to the other party in reasonable detail such information as the General Mills Indemnified Parties or the Diageo Indemnified Parties, as the case may be, may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 9.2(b) and 9.3(b) hereof, no failure or delay by General Mills or Diageo in the performance of the foregoing shall reduce or otherwise affect the obligation of the Diageo Indemnifying Parties or the General Mills Indemnifying Parties, respectively, to indemnify and hold the General Mills Indemnified Parties or the Diageo Indemnified Parties, respectively, harmless, except to the extent that such failure or delay shall have actually adversely affected the General Mills Indemnifying Parties' or Diageo Indemnifying Parties', as the case may be, ability to defend against, settle or satisfy any Covered Losses for which the party seeking indemnification is entitled to indemnification hereunder.

        (b) If the claim or demand set forth in the Notice of Claim given pursuant to Section 9.4(a) hereof is a claim or demand asserted by a third party, the party receiving such Notice of Claim shall have 15 days after the date on which Notice of Claim is given to notify the party giving such Notice of Claim in writing of its election to defend such third party claim or demand on behalf of the party seeking indemnification. If the party receiving such Notice of Claim elects, on behalf of the General Mills Indemnifying Parties or Diageo Indemnifying Parties, as the case may be, to defend such third party claim or demand, the party seeking indemnification shall make available to the indemnifying party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third party claim or demand, and so long as Diageo or General Mills, as the case may be, is defending such third party claim in good faith, the General Mills Indemnified Parties or Diageo Indemnified Parties, as applicable, shall not pay, settle or compromise such third party claim or demand. In such case, the General Mills Indemnifying Parties or the Diageo Indemnifying Parties, as the case may be, may pay, settle or compromise such third party claim or demand (i) with the written consent of Diageo or General Mills, on behalf of the Diageo Indemnified Parties or the General Mills Indemnified Parties, as the case may be, or (ii) without such consent, so long as such settlement includes (A) an unconditional release of the Diageo Indemnified Parties or the General Mills Indemnified Parties, as the case may be, from all liability in respect of such claim or litigation,
    (B) does not subject the indemnified parties to any material injunctive relief or other material equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party. If the party receiving such Notice of Claim elects to defend such third party claim or demand, the General Mills Indemnified Party or the Diageo Indemnified Party, as the case may be, shall have the right to participate in the defense of such third party claim or demand, at such indemnified party's own expense. In the event, however, that such indemnified party reasonably determines that representation by counsel to the indemnifying parties of both such indemnifying parties and the indemnified party could reasonably be expected to present such counsel with a conflict of interest, then the indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying parties will pay the fees and expenses of such counsel; PROVIDED, that the Diageo Indemnifying Parties or the General Mills Indemnifying Parties, as the case may be, shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be. If the party receiving such Notice of Claim does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, shall have the right, in addition to any other right or remedy they may have hereunder, at the Diageo Indemnifying Parties' or General Mills

    Indemnifying Parties', as the case may be, expense, to defend such third party claim or demand; PROVIDED, HOWEVER, that (i) such General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such General Mills Indemnified Parties' or Diageo Indemnified Parties', as the case may be, defense of or participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Diageo Indemnifying Parties or General Mills Indemnifying Parties, as applicable, under the agreements of indemnification set forth in this Article IX; and (iii) such General Mills Indemnified Parties or Diageo Indemnified Parties, as the case may be, may not settle any claim without the consent of Diageo or General Mills, respectively, on behalf of the Diageo Indemnifying Parties or General Mills Indemnifying Parties, respectively (which consent shall not be unreasonably withheld or delayed).

        (c) Diageo and General Mills shall cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be available to the other with respect to such defense.

        (d) Except for third party claims being defended in good faith,
    (i) Diageo shall satisfy the Diageo Indemnifying Parties' obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Diageo in good faith, at its election, either
    (A) in cash or (B) by payment in the form of a number of shares of General Mills Common Stock equal to (x) the amount of such obligation divided by
    (y) Market Value on the date of delivery of such shares, in either case within 30 days after the date on which Notice of Claim is given and
    (ii) General Mills shall satisfy the General Mills Indemnifying Parties' obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by General Mills in good faith within 30 days after the date on which Notice of Claim is given by payment in the form of a number of shares of General Mills Common Stock equal to (A) the amount of such obligation divided by (B) the Market Value on the date of delivery of such shares.

    Section 9.5. LIMITATIONS ON INDEMNIFICATION. (a) The Diageo Indemnifying Parties shall have no liability for indemnification pursuant to clause (i) of
Section 9.2(a) with respect to Covered Losses for which indemnification is provided thereunder, unless such Covered Losses exceed in the aggregate
$100 million, in which case the Diageo Indemnifying Parties shall be liable for all such Covered Losses in excess of such amount; PROVIDED, that the Diageo Indemnifying Parties shall have no liability for such Covered Losses (and such Covered Losses will not be aggregated for purposes of such $100 million) in connection with any individual claim or series of related claims unless the aggregate amount of Covered Losses associated with such claim or series of related claims exceeds $5 million.

        (b) The General Mills Indemnifying Parties shall have no liability for indemnification pursuant to clause (i) of Section 9.3(a) with respect to Covered Losses for which indemnification is provided thereunder, unless such Covered Losses exceed in the aggregate $100 million, in which case the General Mills Indemnifying Parties shall be liable for all such Covered Losses in excess of such amount; PROVIDED, that the General Mills Indemnifying Parties shall have no liability for such Covered Losses (and such Covered Losses will not be aggregated for purposes of such $100 million) in connection with any individual claim or any series of related claims unless the aggregate amount of Covered Losses associated with such claim or series of related claims exceeds $5 million.

    Section 9.6. EXCLUSIVE TAX INDEMNIFICATION. Notwithstanding anything to the contrary in this Article IX, the above provisions of this Article IX shall not apply to Tax indemnification matters, which matters shall instead be governed by Article VII.

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                                   ARTICLE X

                                  TERMINATION

    Section 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

        (a)  General Mills and Diageo by mutual written consent;

        (b) either General Mills or Diageo if the Effective Time shall not have occurred by the close of business on March 31, 2001 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to (i) General Mills, if its or Merger Sub's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date or (ii) Diageo, if its or Pillsbury's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

        (c) either General Mills or Diageo if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Merger or the Subsidiary Purchases, and such order, decree, ruling or other action shall have become final and nonappealable;

        (d) by either General Mills or Diageo if (i) the General Mills Stockholders Approval shall not have been obtained by reason of the failure to obtain the Required General Mills Votes in connection with the approval of the General Mills Share Issuance and the Charter Amendment or (ii) the Diageo Shareholders Approval shall not have been obtained by reason of the failure to obtain the Required Diageo Vote in connection with the approval of the Transactions, in each case upon the taking of such vote(s) at a duly held meeting of stockholders or shareholders of General Mills or Diageo, as the case may be, or at any adjournment thereof; or

        (e) (i) by General Mills, prior to the Diageo Shareholders Meeting, if the Board of Directors of Diageo shall have withdrawn or modified in any manner adverse to General Mills its recommendation that the shareholders of Diageo approve the Transactions or shall have resolved to take any such action, or (ii) by Diageo, prior to the General Mills Stockholders Meeting, if the Board of Directors of General Mills shall have withdrawn or modified in any manner adverse to Diageo its recommendation that the stockholders of General Mills approve the General Mills Share Issuance and the Charter Amendment or shall have resolved to take any such action.

    Section 10.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both of Diageo and General Mills pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 10.3 and Article XI shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

    Section 10.3. TERMINATION FEES. (a) FEE PAYABLE BY GENERAL MILLS. In the event that this Agreement is terminated by General Mills or Diageo pursuant to
Section 10.1(d)(i), General Mills shall pay to Diageo a termination fee of $105 million; provided that in the event that at the time of the General Mills Stockholders Meeting a Business Combination Proposal with respect to General Mills shall have been publicly announced or otherwise become known to the stockholders of General Mills generally, the fee payable by General Mills to Diageo pursuant to this sentence shall be increased to

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$315 million. In the event that this Agreement is terminated by Diageo pursuant to Section 10.1(e)(ii), General Mills shall pay to Diageo a termination fee of $315 million.

        (b) FEE PAYABLE BY DIAGEO. In the event that this Agreement is terminated by General Mills or Diageo pursuant to Section 10.1(d)(ii), Diageo shall pay to General Mills a termination fee of $105 million; provided that in the event that at the time of the Diageo Shareholders Meeting an Acquisition Proposal or a Business Combination Proposal with respect to Diageo shall have been publicly announced or otherwise become known to the shareholders of Diageo generally, the fee payable by Diageo to General Mills pursuant to this sentence shall be increased to $315 million. In the event that General Mills terminates this Agreement pursuant to
    Section 10.1(e)(i), Diageo shall pay to General Mills a termination fee of $315 million.

        (c) MAKING OF PAYMENTS. Any payments required to be made by General Mills or Diageo pursuant to this Section 10.3 shall be made promptly following the termination of this Agreement, by wire transfer in immediately available funds, to the account specified by the other party.

                                   ARTICLE XI

                                 MISCELLANEOUS

    Section 11.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 11.2.  GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY
TRIAL. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

        (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any Action arising out of or relating to this Agreement or the Subsidiary Purchase Agreements, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

    Section 11.3. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Section 7.3, which is intended to benefit, and to be enforceable by, the General

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Mills Tax Indemnitees and the Diageo Tax Indemnitees, Section 9.2 which is intended to benefit, and be enforceable by, the General Mills Indemnified Parties, and Section 9.3 which is intended to benefit, and be enforceable by, the Diageo Indemnified Parties, this Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns permitted by Section 11.6) any rights or remedies hereunder.

    Section 11.4. EXPENSES. Except as set forth in this Agreement and the Subsidiary Purchase Agreements, whether the Merger is or is not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with the Agreement and the transactions contemplated hereby by Diageo and its Subsidiaries (including Pillsbury, the Purchased Entities and their respective Subsidiaries) prior to the Closing, including any arrangements referred to in Section 3.14 with respect to the Diageo Financial Advisors (including any indemnity obligations to the Diageo Financial Advisors), shall be deemed incurred by Diageo or one or more of the Continuing Affiliates, and not by any of the Business Entities.

    Section 11.5. NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Diageo or Pillsbury shall be addressed to:

       Diageo plc
       8 Henrietta Place
       London England W1M9AG
       Attn.: Group General Counsel
       Telecopy No.: 011-44207-927-4864
       with a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attn.: Francis J. Aquila, Esq.
       Telecopy No.: (212) 558-3588

or at such other address and to the attention of such other person as Diageo may designate by written notice to General Mills. Notices to General Mills or Merger Sub shall be addressed to:

       General Mills, Inc.
       Number One General Mills Blvd.
       Minneapolis, Minnesota 55426
       Attn.: General Counsel
       Telecopy No.: (763) 764-3302

       with a copy to:
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attn.: Steven A. Rosenblum, Esq.
       Telecopy No.: (212) 403-2000

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
or at such other address and to the attention of such other person as General Mills may designate by written notice to Diageo.

    Section 11.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto.

    Section 11.7. HEADINGS; DEFINITIONS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

    Section 11.8. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

    Section 11.9. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy or law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                                       GENERAL MILLS, INC.

                                                       By:  /s/ STEPHEN W. SANGER
                                                            -----------------------------------------
                                                            Name: Stephen W. Sanger
                                                            Title:  Chairman and Chief Executive
                                                            Officer

                                                       GENERAL MILLS NORTH AMERICAN BUSINESSES, INC.

                                                       By:  /s/ JAMES A. LAWRENCE
                                                            -----------------------------------------
                                                            Name: James A. Lawrence
                                                            Title:  Executive Vice President

                                                       DIAGEO plc

                                                       By:  /s/ PAUL S. WALSH
                                                            -----------------------------------------
                                                            Name: Paul S. Walsh
                                                            Title:  Group Chief Operating Officer

                                                       THE PILLSBURY COMPANY

                                                       By:  /s/ PAUL S. WALSH
                                                            -----------------------------------------
                                                            Name: Paul S. Walsh
                                                            Title:  Chairman of the Board

                                                                      APPENDIX B

                                      FORM OF
                             STOCKHOLDERS AGREEMENT
                                  BY AND AMONG
                              GENERAL MILLS, INC.,
                       [LIST DIAGEO SUBS HOLDING SHARES]
                                      AND
                                   DIAGEO PLC
                           DATED AS OF [            ]

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE I
                                     CERTAIN DEFINITIONS

Section 1.1.            Certain Definitions.........................................     B-1

                                          ARTICLE II
                                REPRESENTATIONS AND WARRANTIES

Section 2.1.            Representations and Warranties of the Company...............     B-4
Section 2.2.            Representations and Warranties of the Shareholder Group.....     B-4

                                         ARTICLE III
                           STANDSTILL; VOTING; BOARD REPRESENTATION

Section 3.1.            Standstill Restrictions.....................................     B-4
Section 3.2.            Termination of the Standstill Restrictions..................     B-5
Section 3.3.            Voting......................................................     B-5
Section 3.4.            Board of Directors..........................................     B-5
Section 3.5.            Provision of Information....................................     B-7

                                          ARTICLE IV
                               TRANSFER RESTRICTIONS; LIQUIDITY

Section 4.1.            Transfer Restrictions.......................................     B-7
Section 4.2.            Company Repurchase..........................................     B-8
Section 4.3.            Obligation to Dispose of Shareholder Group Shares...........     B-9

                                          ARTICLE V
                                     REGISTRATION RIGHTS

Section 5.1.            Demand Registrations........................................     B-9
Section 5.2.            Piggy-Back Registration.....................................    B-11
Section 5.3.            Termination of Registration Obligation......................    B-11
Section 5.4.            Registration Procedures.....................................    B-11
Section 5.5.            Registration Expenses.......................................    B-15
Section 5.6.            Indemnification; Contribution...............................    B-16
Section 5.7.            Purchase Right..............................................    B-18

                                          ARTICLE VI
                                EFFECTIVENESS AND TERMINATION

Section 6.1.            Effectiveness...............................................    B-18
Section 6.2.            Termination.................................................    B-19

                                         ARTICLE VII
                                        MISCELLANEOUS

Section 7.1.            Injunctive Relief...........................................    B-19
Section 7.2.            Successors and Assigns......................................    B-19
Section 7.3.            Amendments; Waiver..........................................    B-19
Section 7.4.            Notices.....................................................    B-19
Section 7.5.            Applicable Law..............................................    B-20

                                                                                        PAGE
                                                                                      --------
Section 7.6.            Headings....................................................    B-20
Section 7.7.            Integration.................................................    B-20
Section 7.8.            Severability................................................    B-20
Section 7.9.            Shareholder Group Representative............................    B-20
Section 7.10.           Consent to Jurisdiction.....................................    B-20
Section 7.11.           Counterparts................................................    B-20

    STOCKHOLDERS AGREEMENT, dated as of [      ] (this "AGREEMENT"), by and
among General Mills, Inc., a Delaware corporation (the "COMPANY"), Diageo plc, a public limited company incorporated under the laws of England and Wales ("PARENT"), [list Diageo subs holding shares] (Parent and such subsidiaries, collectively, the "SHAREHOLDER GROUP").

                              W I T N E S S E T H:

    WHEREAS, the Company, Parent, The Pillsbury Company, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("PILLSBURY"), and General Mills North American Businesses, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("MERGER SUB"), have entered into an Agreement and Plan of Merger, dated as of July 16, 2000 (as it may be amended from time to time, the "MERGER AGREEMENT"), pursuant to which, among other things, Merger Sub will merge with and into Pillsbury, with Pillsbury as the surviving corporation, and shares of Pillsbury held by Gramet Holdings Corporation, the sole stockholder of Pillsbury, will be converted into shares of Common Stock, par value $0.10 per share (including the related preferred share purchase rights, the "Common Stock"), of the Company (the "MERGER");

    WHEREAS, the execution of this Agreement is a condition to the obligation of the parties to consummate the Merger (the "CLOSING"); and

    WHEREAS, the Company, certain subsidiaries of the Company, and certain subsidiaries of Parent have entered into Subsidiary Purchase Agreements, pursuant to which, among other things, certain subsidiaries of the Company will acquire shares and/or assets of certain subsidiaries of Parent and certain other entities in which Parent and its affiliates own equity interests, in exchange for shares of Common Stock (collectively, the "SUBSIDIARY PURCHASE AGREEMENTS");

    WHEREAS, the Company and the Shareholder Group desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of the shares of Common Stock issued to the Shareholder Group pursuant to the Merger Agreement and the Subsidiary Purchase Agreements, and related provisions concerning the Shareholder Group's relationship with and investment in the Company following the Closing;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    Section 1.1 CERTAIN DEFINITIONS. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

    "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

    "AGREEMENT" shall have the meaning assigned to such term in the preamble hereto.

    "BENEFICIALLY OWN" shall mean, with respect to any securities, having "beneficial ownership" of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and "Beneficial Ownership" shall have the corresponding meaning.

    "BLACKOUT PERIOD" shall have the meaning assigned in Section 5.1(b).

    "BOARD" shall mean the Board of Directors of the Company in office at the applicable time.

    "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City or London are authorized or required by law to remain closed.

    "CLAIMS" shall have the meaning assigned in Section 5.6(a).

    "CLOSING" shall have the meaning assigned in the recitals hereto.

    "COMMON STOCK" shall have the meaning assigned in the recitals hereto.

    "COMPANY" shall have the meaning assigned in the preamble hereto.

    "COMPANY RIGHTS PLAN" shall mean the Rights Agreement, dated as of December 11, 1995, between the Company and Norwest Bank Minnesota, as Rights Agent, as it may be amended from time to time.

    "DEMAND REGISTRATION" shall have the meaning assigned in Section 5.1(a).

    "DEMAND REQUEST" shall have the meaning assigned in Section 5.1(a).

    "DEMAND SHARES" shall have the meaning assigned in Section 5.1(a).

    "DIRECTOR" shall mean any member of the Board.

    "EFFECTIVE PERIOD" shall have the meaning assigned in Section 5.4(a)(iii).

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "MARKET VALUE" shall mean, as of any date, the average of the daily high and low sales prices per share of Common Stock during the regular trading sessions on the NYSE for each of the 20 full trading days immediately preceding (but not including) such date.

    "MAXIMUM NUMBER" shall have the meaning assigned in Section 5.2(b).

    "MERGER" shall have the meaning assigned in the recitals hereto.

    "MERGER AGREEMENT" shall have the meaning assigned in the recitals hereto.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "ORIGINAL ISSUED SHARES" shall mean the Purchase Price Shares and the Additional Shares, if any (as such terms are defined in the Merger Agreement), and any shares of Common Stock issued in respect thereof or into which such shares of Common Stock shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, or combinations or any similar recapitalization, on or after the date hereof.

    "OTHER HOLDER" shall have the meaning assigned in Section 5.2(b).

    "PARENT" shall have the meaning assigned in the preamble hereto.

    "PARENT DIRECTOR" shall have the meaning assigned in Section 3.4(a).

    "PARENT BOARD MEMBER" shall mean a member of the Board of Directors of Parent or of the Executive Committee of Parent.

    "PERSON" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "PIGGY-BACK REGISTRATION" shall have the meaning assigned in
Section 5.2(a).

    "PIGGY-BACK REQUEST" shall have the meaning assigned in Section 5.2(a).

    "PUBLIC SHARES" shall have the meaning assigned in Section 4.2(a)

    "REGISTRABLE SHARES" shall mean the Shareholder Group Shares.

    "REPURCHASE" shall have the meaning assigned in Section 4.2(a).

    "REPURCHASE OFFER" shall have the meaning assigned in Section 4.2(a).

    "SEC" shall mean the United States Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SECURITY" shall have the meaning assigned in Section 4.1(e).

    "SELECT VOTING MATTER" shall mean any proposed (a) amendment to the certificate of incorporation of the Company or (b) (i) merger, consolidation or other business combination as a result of which the stockholders of the Company prior to such transaction would cease to hold at least 80% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) the acquisition by any Person of at least 20% of the outstanding voting securities of the Company, (iii) the sale, lease, exchange or other disposition of at least 20% of the assets of the Company and its Subsidiaries taken as a whole or (iv) any transaction as a result of which the Directors immediately prior to such transaction would cease to represent two-thirds of the directors comprising the Board or the board of directors of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof).

    "SHAREHOLDER GROUP" shall have the meaning assigned in the preamble hereto, it being understood that such term shall also include any transferee pursuant to a Transfer pursuant to Section 4.1(f) hereof.

    "SHAREHOLDER GROUP DIRECTOR" shall mean either of the Directors elected to the Board at the effective time of the Merger pursuant to Section 5.12 of the Merger Agreement, or any replacement therefor or additional Director elected pursuant to Section 3.4 of this Agreement.

    "SHAREHOLDER GROUP SHARES" shall mean, at any time, the Original Issued Shares that are Beneficially Owned by the Shareholder Group.

    "SUBSIDIARY" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

    "SUBSIDIARY PURCHASE AGREEMENTS" shall have the meaning assigned in the recitals hereto.

    "TRANSFER" shall mean any sale (including forward sale), transfer, pledge, encumbrance or other disposition to any Person.

    "TRUSTEE" shall have the meaning assigned in Section 4.1(e).

    "VOTES" shall mean votes entitled to be cast generally in the election of Directors, assuming the conversion of any securities of the Company then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors.

    "VOTING POWER" shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to
(b) the aggregate Votes represented by all then outstanding Voting Securities.

    "VOTING SECURITIES" shall mean (i) the Common Stock, (ii) shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors and (iii) any securities of the Company then convertible into shares of any class of capital stock of the Company then entitled to vote generally in the election of Directors.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

    Section 2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Shareholder Group as of the date hereof as follows:

        (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

        (b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

        (c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by the members of the Shareholder Group, is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

    Section 2.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER GROUP. Each member of the Shareholder Group represents and warrants to the Company as of the date hereof as follows:

        (a) Such member (i) has been duly incorporated and is validly existing and, with respect to those corporations organized under the laws of one of the States of the United States of America, in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

        (b) This Agreement has been duly and validly authorized by each such member and all necessary and appropriate action has been taken by such member to execute and deliver this Agreement and to perform its obligations hereunder.

        (c) This Agreement has been duly executed and delivered by such member and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of such member, enforceable against it in accordance with its terms.

                                  ARTICLE III
                    STANDSTILL; VOTING; BOARD REPRESENTATION

    Section 3.1 STANDSTILL RESTRICTIONS. Subject to Section 3.2, until the twentieth anniversary of the Closing, the members of the Shareholder Group shall not, and shall cause each of their respective Affiliates not to, directly or indirectly:

        (a) acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities, except pursuant to stock splits, reverse stock splits, stock dividends or distributions, or combinations or any similar recapitalization, on or after the date hereof;

        (b) acquire, offer to acquire or agree to acquire any business or material assets of the Company or any of its Subsidiaries;

        (c) initiate or propose any offer by any third party to acquire Beneficial Ownership of Voting Securities, other than an acquisition of Shareholder Group Shares permitted in accordance with Section 4.1;

        (d) initiate or propose any merger, tender offer, business combination or other extraordinary transaction involving the Company or any of its Subsidiaries;

        (e) act, alone or in concert with others, to seek to affect or influence the control of the Board or the management of the Company, or the business, operations, affairs or policies of the

    Company; PROVIDED that this subsection shall not be deemed to restrict the Shareholder Group Directors from participating as members of the Board in their capacity as such;

        (f) deposit any Voting Securities in a voting trust or subject any Voting Securities to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, except as provided in Section 3.3;

        (g) initiate or propose any stockholder proposal or make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any Voting Securities, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to Voting Securities;

        (h) form, join or in any way participate in a group (other than a group comprised exclusively of the members of the Shareholder Group) of Persons acquiring, holding, voting or disposing of any Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act (or any successor statute or regulation);

        (i) propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any confidential information to, any third party with respect to any of the foregoing;

        (j) make any statement or disclosure inconsistent with the foregoing; or

        (k) propose or seek an amendment or waiver of any of the provisions of this Section 3.1.

    Section 3.2 TERMINATION OF THE STANDSTILL RESTRICTIONS. The restrictions set forth in Section 3.1 shall terminate three years following such time as the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock.

    Section 3.3 VOTING. Until the twentieth anniversary of the Closing or, if earlier, such time as the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock, each member of the Shareholder Group shall (i) vote at any stockholder meeting or in connection with any action by written consent at or in which Voting Securities are entitled to vote, on any matter that may be presented, all of its Shareholder Group Shares in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the members of the Shareholder Group; PROVIDED that, notwithstanding the above, (A) in connection with any election of Directors by the stockholders of the Company, the Shareholder Group members shall vote all of the Shareholder Group Shares in favor of the election of the full slate of Director nominees recommended by the Board to the stockholders of the Company, which slate shall include the individual(s) nominated pursuant to Section 3.4, and (B) at any time when the Shareholder Group Shares represent less than 10% of the then outstanding shares of Common Stock, the Shareholder Group members shall be entitled to vote the Shareholder Group Shares in their discretion on any Select Voting Matter that may be presented to the stockholders of the Company and
(ii) be present in person or represented by proxy, at all meetings of stockholders of the Company so that all Shareholder Group Shares shall be counted for the purpose of determining the presence of a quorum at such meetings. For the avoidance of doubt, it is understood and agreed that nothing contained in Section 3.1 shall limit any Shareholder Group member from exercising its voting rights as permitted under this Section 3.3 with respect to Director elections and Select Voting Matters.

    Section 3.4 BOARD OF DIRECTORS. (a)(i) For so long as the Shareholder Group Shares represent 50% or more of the Original Issued Shares, the original Shareholder Group Directors or any replacements therefor (one of whom shall be the Chief Executive Officer of Parent and one of whom shall be an individual mutually agreed upon by Parent and the Company from amongst a pool of the Parent Board Members (a "PARENT DIRECTOR"), provided that Parent and the Company shall be entitled, should they agree, to select a nominee not from amongst such pool in lieu of such Parent Director) shall be included in the slate of nominees recommended by the Board to stockholders for election as

Directors at each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Closing, (ii) for so long as the Shareholder Group Shares represent 5% or more of the then outstanding shares of Common Stock but less than 50% of the Original Issued Shares, the Chief Executive Officer of Parent shall be included in the slate of nominees recommended by the Board to stockholders for election as a Director at each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Closing and (iii) if the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock, Parent shall not be entitled to participate in the selection of any nominees for election to the Board; PROVIDED, that in the event the size of the Board shall be increased to at least 16 but fewer than 20 individuals, (A) under the circumstances set forth in clause (i) above, such slate of nominees shall include, in addition to the nominees contemplated by such clause (i), one additional Parent Director (or in lieu of such Parent Director another individual not from amongst the pool of Parent Board Members if mutually agreed upon by Parent and the Company) and (B) for so long as the Shareholder Group Shares represent 10% or more of the then outstanding shares of Common Stock but less than 50% of the Original Issued Shares, such slate of nominees shall include the Chief Executive Officer of Parent and one Parent Director (or in lieu of such Parent Director another individual not from amongst the pool of Parent Board Members if Parent and the Company so mutually agree); and provided, further, that in the event the size of the Board is increased to at least 20 individuals, (A) under the circumstances set forth in clause (i) above, such slate of nominees shall include, in addition to the nominees contemplated by such clause (i), two additional Parent Directors (or in lieu of either of such Parent Directors another individual or individuals not from amongst the pool of Parent Board Members if mutually agreed to by Parent and the Company) and
(B) under the circumstances set forth in clause (ii) above, such slate of nominees shall include, in addition to the Chief Executive Officer of Parent, one Parent Director (or in lieu of such Parent Director another individual not from amongst the pool of Parent Board Members if Parent and the Company so mutually agree). Parent shall provide in a timely manner all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such nominee.

        (b) In the event that any Shareholder Group Director shall cease to serve as a Director for any reason other than the fact that Parent no longer has a right to participate in the selection of nominees to the Board (i) if the vacancy is created by a change in the Chief Executive Officer of Parent, the vacancy created thereby shall be filled by the new Chief Executive Officer of Parent, (ii) if the vacancy is created by the departure of a Parent Director, the vacancy created thereby shall be filled by a Parent Director (or in lieu of such Parent Director another individual not from amongst the pool of Parent Board Members if Parent and the Company shall so mutually agree) or (iii) otherwise, the vacancy created thereby shall be filled by a Parent Director (or in lieu of a Parent Director another individual not from amongst the pool of Parent Board Members if mutually agreed upon by Parent and the Company).

        (c) Notwithstanding anything in this Agreement to the contrary,
    (i) upon the first date that the Shareholder Group Shares represent 5% or more of the then outstanding Shares of Common Stock but less than 50% of the Original Issued Shares (A) at such time when there are 15 or fewer Directors serving on the Board, the Shareholder Group members shall use their reasonable best efforts to cause the Shareholder Group Director who is not the Chief Executive Officer of Parent to resign immediately and (B) at such time when there are 20 or more Directors serving on the Board, the Shareholder Group members shall use their reasonable best efforts to cause the Shareholder Group Directors other than the Chief Executive Officer and one other Shareholder Group Director to resign immediately, (ii) upon the first date that the Shareholder Group Shares represent 10% or more of the then outstanding Shares of Common Stock but less than 50% of the Original Issued Shares at such time when there are at least 16 but fewer than 20 Directors serving on the Board, the Shareholder Group members shall use their reasonable best efforts to cause one Shareholder Group Director other than the Chief Executive Officer of Parent to resign immediately, (iii) upon the first date that the Shareholder Group Shares represent 5% or more but less than 10% of the then outstanding Shares of Common Stock at such time when there are at least 16 but fewer than 20 Directors serving on the Board, the Shareholder Group members shall use their reasonable best efforts to cause the Shareholder Group Director other than the Chief Executive Officer of Parent to resign immediately and
    (iv) upon the first date that the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock, the Shareholder Group members shall use their reasonable best efforts to cause any Shareholder Group Director(s) then serving on the Board to resign immediately.

        (d) Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Group Directors shall be permitted to provide to Parent information concerning the Company and its Subsidiaries that such individuals receive in their capacity as Directors, provided that with respect to any such information provided, Parent shall, and it hereby agrees to, be bound by the same restrictions on disclosure and use of confidential information as apply to such Shareholder Group Directors in their capacity as Directors.

    Section 3.5 PROVISION OF INFORMATION. The Company shall provide to Parent in a reasonably timely manner such information regarding the Company and its Subsidiaries as Parent requests and which is necessary in order for Parent to prepare (a) the reports and accounts of Parent required under applicable stock exchange rules and regulations or (b) the reports of Parent required to be filed under the Exchange Act, provided that with respect to such information provided, Parent shall, and it hereby agrees to, be bound by the same restrictions on disclosure and use of confidential information as apply to a Shareholder Group Director in its capacity as a Director, it being understood and agreed that nothing contained in this Section 3.5 shall prohibit Parent from including any such information in such reports under applicable stock exchange rules and regulations or under the Exchange Act as and to the extent required to be so included.

                                   ARTICLE IV
                        TRANSFER RESTRICTIONS; LIQUIDITY

    Section 4.1 TRANSFER RESTRICTIONS. Without the prior consent of the Board, the members of the Shareholder Group shall not Transfer any Shareholder Group Shares except for:

        (a) Transfers made prior to the eight-month anniversary of the Closing or following the fourteen-month anniversary of the Closing (i) in an underwritten public offering in a manner designed to result in a wide distribution or (ii) in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act; PROVIDED that in each case no Transfer under this clause (a) is made, to the knowledge of the Shareholder Group (without inquiry in the case of a Transfer pursuant to clause (i)), to any Person or group that, after giving effect to such Transfer, would Beneficially Own Voting Securities representing more than 5% of the Voting Power, except that in the case of a Transfer to a Person specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act that would be eligible based on such Person's status and passive intent with respect to the ownership, holding and voting of such Voting Securities to report such Person's ownership of Voting Securities on Schedule 13G (assuming such Person owned a sufficient number of such Voting Securities to require such filing), no Transfer under this clause (a) is made to any such Person that, after giving effect to such Transfer, would Beneficially Own Voting Securities representing 10% or more of the Voting Power; AND PROVIDED FURTHER, that in the case of a Transfer pursuant to clause (i), the members of the Shareholder Group shall use their reasonable best efforts to cause the underwriter(s) of such offering to agree to use their reasonable efforts to prevent any purchase of shares in such offering by any Person or group that would, upon such purchase, exceed either of the foregoing thresholds;

        (b) Transfers made following the fourteen-month anniversary of the Closing pursuant to Rule 144 under the Securities Act;

        (c) Transfers pursuant to any business combination, tender or exchange offer to acquire Common Stock or other extraordinary transaction that the Board has recommended, or pursuant to a tender or exchange offer that the Board has not recommended but only after such time as a majority of the shares of Common Stock outstanding have been tendered into such offer and after all material conditions with respect to such offer (including any financing condition, any minimum condition with respect to number of shares tendered and any condition with respect to removal of the Company Rights Plan or any other takeover protections) have been satisfied or irrevocably waived by the offeror; PROVIDED that no Shareholder Group Shares shall be tendered into any tender offer or exchange offer not recommended by the Board prior to the time all such material conditions (other than any such condition that can be satisfied only at the closing of such offer) have been satisfied or irrevocably waived by the offeror;

        (d) Transfers to the Company or a Subsidiary of the Company;

        (e) Transfers to a bona fide financial institution acting in the capacity of trustee ("TRUSTEE") with respect to an exchangeable or convertible security of Parent (the "SECURITY"); provided, that the terms of the Security shall be consistent with the rights, restrictions and limitations set forth in this Agreement and the powers of the Trustee shall be consistent therewith; and PROVIDED FURTHER that the distribution by Parent of the Security and the underlying Shareholder Group Shares otherwise complies with the restrictions on Transfer contained in this Section 4.1; and

        (f) Transfers by a member of the Shareholder Group to Parent or to any controlled Affiliate of Parent or to any new holding company of the Shareholder Group, PROVIDED that prior thereto such transferee agrees in writing to acquire and hold such transferred shares subject to all the provisions of this Agreement as if such transferee were an original member of the Shareholder Group.

    Any certificates for shares of Common Stock issued in respect of any Transfer pursuant to Section 4.1(a)(ii) or Section 4.1(f) shall bear a legend or legends referencing restrictions under the Securities Act on transfer of such shares and, in the case of a Transfer under Section 4.1(f), under this Agreement; PROVIDED, that the holder of any certificate(s) bearing any such legend referencing restrictions under the Securities Act shall be entitled to receive from the Company new certificates for a like number of shares of Common Stock not bearing such legend upon the request of such holder and upon delivery to the Company of an opinion of counsel to such holder, which opinion is reasonably satisfactory, in form and substance, to the Company and its counsel, that the restriction referenced in such legend is no longer required in order to ensure compliance with the Securities Act.

    Prior to the fourteen-month anniversary of the Closing Date, no Shareholder Group member nor any of their respective directors and officers shall, and each Shareholder Group member shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries not to, make any public statement or announcement regarding, or cause to be known by the public or the investment community generally, any plan or intention of any Shareholder Group member to sell or otherwise dispose of, prior to such fourteen-month anniversary of the Closing, any Registrable Shares (or any securities convertible into or exchangeable for any Registrable Shares) to the public or any third party, other than sales or dispositions that are intended to be consummated prior to the eight-month anniversary of the Closing Date.

    Section 4.2 COMPANY REPURCHASE. (a) Until the twentieth anniversary of the Closing or, if earlier, such time as the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock, if the Company purchases, during any fiscal year of the Company, shares of Common Stock whether by open market repurchase or otherwise, other than by tender offer or in connection with the Company's employee benefit plans (a "REPURCHASE"), the Company shall, within 30 days after the end of such fiscal year (other than the first fiscal year end occurring after the Closing Date), deliver to Parent, on behalf of the Shareholder Group, a written offer to purchase Shareholder

Group Shares from the members of the Shareholder Group on the terms set forth below (a "REPURCHASE OFFER"). Each Repurchase Offer shall offer to purchase a percentage of the Shareholder Group Shares as of the end of such fiscal year equal to the percentage that the shares of Common Stock repurchased from the Beneficial Owners of shares of Common Stock other than the Shareholder Group (the "PUBLIC SHARES") during such fiscal year (or, in the case of the Repurchase Offer made in respect of the first full fiscal year of the Company occurring after the Closing Date, during the period beginning on the day following the Closing Date and ending on the fiscal year end of the first full fiscal year occurring after the Closing Date) represents of the total average outstanding Public Shares during such fiscal year or period, at a price per share equal to the weighted average per share purchase price paid for Repurchases during such fiscal year or period. Each Repurchase Offer shall set forth the calculation of such percentage, average number of shares outstanding and the weighted average per share purchase price. Parent shall provide notice to the Company within 15 days of receipt of a Repurchase Offer of whether the Shareholder Group accepts such Repurchase Offer, which notice shall specify the total number of Shareholder Group Shares as to which the Repurchase Offer is accepted, the name or names of the selling Shareholder Group members and the number of Shareholder Group Shares to be sold by each such member.

        (b) Any purchase of Shareholder Group Shares by the Company pursuant to this Section 4.2 shall be on a mutually determined closing date which shall not be more than 20 Business Days after Parent delivers the notice of acceptance pursuant to Section 4.2(a). On the closing date, the selling members of the Shareholder Group shall deliver the shares of Common Stock being sold and documentation reasonably satisfactory to the Company evidencing the transfer of such Common Stock. The purchase price shall be paid by wire transfer of immediately available funds to an account or accounts specified by Parent by notice given no less than two Business Days prior to the closing date.

        (c) The Company may assign any of its purchase rights under this
    Section 4.2 to any Subsidiary of the Company without the consent of the Shareholder Group, provided, however, that no such assignment shall relieve the Company of any of its obligations thereunder.

    Section 4.3 OBLIGATION TO DISPOSE OF SHAREHOLDER GROUP SHARES. The members of the Shareholder Group shall, and hereby agree to, prior to the tenth anniversary of the Closing Date, sell, transfer or otherwise dispose of Shareholder Group Shares, in each case in accordance with Section 4.1, such that on and as of such tenth anniversary of the Closing Date the Shareholder Group Shares held by the Shareholder Group members shall represent less than 25% of the Original Issued Shares.

                                   ARTICLE V
                              REGISTRATION RIGHTS

    Section 5.1 DEMAND REGISTRATIONS. (a) Subject to Section 5.3, at any time prior to the six-month anniversary of the Closing or following the fourteen-month anniversary of the Closing, Parent, on behalf of the Shareholder Group, may, on not more than twelve (12) separate occasions in the aggregate and not more frequently than once during any nine-month period, require the Company to file a registration statement under the Securities Act in respect of all or a portion of the Registrable Shares (so long as such request covers Registrable Shares with a Market Value on the date of the Demand Request of at least
$300 million if the aggregate Market Value of all Registrable Shares on such date is at least $300 million or, if such Market Value is less than $300 million, so long as such request covers all Registrable Shares), by delivering to the Company written notice stating that such right is being exercised, specifying the number of shares of Common Stock to be included in such registration (the shares subject to such request, the "DEMAND SHARES") and describing the intended method of distribution thereof, which may include an underwritten offering (a "DEMAND REQUEST"). Subject to Section 5.7, upon receiving a Demand Request, the Company shall (i) use reasonable best efforts to file as promptly as reasonably practicable a registration statement on such form as the

Company may reasonably deem appropriate (provided that the Company shall not be obligated to register any securities on a "shelf" registration statement or otherwise to register securities for offer or sale on a continuous or delayed basis) providing for the registration of the sale of such Demand Shares pursuant to the intended method of distribution (a "DEMAND REGISTRATION") and (ii) after the filing of an initial version of the registration statement, use reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the date of filing of such registration statement.

        (b) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for reasonable periods of time, but in no event more than an aggregate of 60 days during any 12-month period (a "BLACKOUT PERIOD"), the filing or effectiveness of any Demand Registration if the Company shall determine that any such filing or the offering of any Registrable Shares would (i) in the good faith judgment of the Board, impede, delay or otherwise interfere with any pending or contemplated material acquisition, corporate reorganization or other similar material transaction involving the Company, (ii) based upon advice from the Company's investment banker or financial advisor, adversely affect any pending or contemplated financing, offering or sale of any class of securities by the Company or (iii) in the good faith judgment of the Board, require disclosure of material non-public information (other than information relating to an event described in clauses (i) or (ii) above) which, if disclosed at such time, would be harmful to the best interests of the Company and its stockholders; PROVIDED, HOWEVER, that the Company shall give written notice to Parent of its determination to postpone or delay the filing of any Demand Registration; and PROVIDED, FURTHER, that in the event that the Company proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, the Shareholder Group shall have the right to exercise its rights under Section 5.2 of this Agreement with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights. Upon notice by the Company to Parent of any such determination, the members of the Shareholder Group shall keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration, each prospectus included therein, and any amendment or supplement thereto by it for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in its possession of the prospectus covering such Registrable Shares.

        (c) In connection with an underwritten offering, if the managing underwriter or co-managing underwriter reasonably and in good faith shall have advised the Company or Parent that, in its opinion, the number of Demand Shares subject to a Demand Request exceeds the number which can be sold in such offering, the Company shall include in such registration the number of Demand Shares that, in the opinion of such managing underwriter or underwriters, can be sold in such offering; PROVIDED that if as a result of any reduction pursuant to this paragraph (c) the aggregate Market Value of the Demand Shares to be so included is less than $300 million, the Shareholder Group may withdraw such Demand Request with respect to all Demand Shares covered thereby and such registration shall not count for the purposes of determining the number of Demand Registrations to which the Shareholder Group is entitled under Section 5.1(a).

        (d) In connection with any underwritten offering, the managing underwriter for such Demand Registration shall be selected by Parent, PROVIDED that such managing underwriter shall be a nationally recognized investment banking firm and shall be reasonably acceptable to the Company. The Company may, at its option, select a nationally recognized investment banking firm reasonably acceptable to Parent to act as co-managing underwriter.

        (e) Nothing in this Article V shall affect or supersede any of the transfer restrictions set forth in Article IV hereof or any of the other provisions of this Agreement.

    Section 5.2 PIGGY-BACK REGISTRATION. (a) If, at any time following the Closing, the Company proposes to register any Common Stock under the Securities Act on its behalf or on behalf of any of its stockholders, on a form and in a manner that would permit registration of the Registrable Shares (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Company shall give reasonably prompt written notice to Parent, on behalf of the Shareholder Group, of its intention to do so, which notice shall be given to Parent not less than 15 Business Days prior to the contemplated filing date for such registration statement. Upon the written election of Parent, on behalf of the Shareholder Group (a "PIGGY-BACK REQUEST"), given within 10 Business Days following the receipt by Parent of any such written notice (which election shall specify the number of the Registrable Shares intended to be disposed of by the Shareholder Group), the Company shall include in such registration statement (a "PIGGY-BACK REGISTRATION"), subject to the provisions of this Section 5.2 and, in the case of a registration on behalf of any of the Company's stockholders, subject to the rights of such stockholders, such number of the Registrable Shares as shall be set forth in such Piggy-Back Request. No registration effected under this Section 5.2 shall relieve the Company of its obligations to effect a Demand Registration required under Section 5.1.

        (b) In the event that the Company proposes to register Common Stock in connection with an underwritten offering and a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof reasonably and in good faith shall have advised the Company, a member of the Shareholder Group, or any other holder of Common Stock intending to offer Common Stock in the offering (each, an "OTHER HOLDER") that, in its opinion, the inclusion in the registration statement of some or all of the Registrable Shares sought to be registered by the Shareholder Group would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Common Stock as the Company is advised can be sold in such offering without such an effect (the "MAXIMUM NUMBER") as follows and in the following order of priority: (A) FIRST, such number of shares of Common Stock as the Company intended to be registered and sold by the Company if such registration was initiated by the Company or, if such registration is on behalf of any Other Holders, such number of shares of Common Stock as such Other Holders intended to be registered and sold, and
    (B) SECOND, if and to the extent that the number of shares of Common Stock to be registered under clause (A) is less than the Maximum Number, such number of shares of Common Stock as the Shareholder Group, the Company (if such registration was not initiated by the Company) and any Other Holders (or additional Other Holders) shall have intended to register which, when added to the number of shares of Common Stock to be registered under clause (A), is less than or equal to the Maximum Number, on a PRO RATA basis according to the total number of shares of Common Stock intended to be registered by each such Person.

    Section 5.3 TERMINATION OF REGISTRATION OBLIGATION. Notwithstanding anything in this Agreement to the contrary, if at any time the Company shall obtain a written opinion of legal counsel reasonably satisfactory to Parent to the effect that the Registrable Shares may be publicly offered for sale in the United States by the Shareholder Group without restriction as to manner of sale and amount of securities sold and without registration under the Securities Act, the Company shall no longer be obligated to file or maintain a registration statement with respect to the Registrable Shares pursuant to this Agreement, unless at a later date Parent delivers to the Company an opinion of counsel to Parent, which opinion is reasonably satisfactory in form and substance to counsel to the Company, that registration is then required as a result of a change in applicable law.

    Section 5.4 REGISTRATION PROCEDURES. (a) In connection with each registration statement prepared pursuant to this Article V, and in accordance with the intended method or methods of distribution of the Registrable Shares as described in such registration statement, the Company shall, as soon as reasonably practicable and to the extent practicable:

           (i) prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and use reasonable efforts to cause such registration statement to become and remain effective promptly, which registration statement shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; PROVIDED that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by Parent, on behalf of the Shareholder Group, draft copies of all such documents proposed to be filed at least ten Business Days (in the case of a Demand Registration) or seven days (in the case of any other registration) prior to such filing, which documents will be subject to the reasonable review and comment of Parent and its agents and representatives and the underwriters, if any, and the Company shall not file any registration statement in respect of a Demand Registration or amendment or supplement thereto to which Parent or the underwriters, if any, shall reasonably object;

           (ii) furnish without charge to the members of the Shareholder Group, and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by Parent, on behalf of the Shareholder Group, or an underwriter) and such number of copies of the registration statement and each amendment or supplement thereto and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as Parent or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold by the Shareholder Group (the Company hereby consents to the use in accordance with the U.S. securities laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by each member of the Shareholder Group and the underwriters, if any, in connection with the offering and sale of the Registrable Shares covered by such registration statement or prospectus);

           (iii) use reasonable best efforts to keep such registration statement effective for the earlier of (A) 60 days and (B) such time as all of the securities covered by the registration statement have been disposed (the "EFFECTIVE PERIOD"); prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period and to cause the prospectus (and any amendments or supplements thereto) to be filed;

           (iv) use reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable the Shareholder Group or any underwriter to consummate the disposition of the Registrable Shares in such jurisdictions; PROVIDED, HOWEVER, that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified; to execute or file any general consent to service of process under the laws of any jurisdiction; to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement; or to subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this paragraph (iv);

           (v) use reasonable best efforts to cause the Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Shareholder Group to consummate the disposition of the Registrable Shares;

           (vi) use reasonable best efforts to cause all Registrable Shares covered by such registration statement to be listed on the NYSE or on the principal securities exchange on which the Common Stock is then listed, or if no similar securities are then so listed, cause all such Registrable Shares to be listed on a United States national securities exchange or secure designation of each such Registrable Share as a Nasdaq National Market "national market system security" within the meaning of Rule 11 Aa2-1 of the SEC or secure National Association of Securities Dealers Automated Quotation authorization for such shares and, without limiting the generality of the foregoing, use reasonable best efforts to take such actions as may be required by the Company as the issuer of such Registrable Shares in order to facilitate the registration of at least two market makers as such with respect to such shares with the National Association of Securities Dealers, Inc.;

           (vii) promptly notify Parent and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information,
       (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

           (viii) during the Effective Period, use its reasonable best efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction;

           (ix) deliver promptly to Parent and the managing underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit Parent to do such investigation, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting customary due diligence with respect to the Company, PROVIDED any such investigation shall not interfere unreasonably with the Company's business;

           (x) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all such Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

           (xi) cooperate with the Shareholder Group and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Shareholder Group, in each case at least two Business Days prior to any sale of Registrable Shares;

           (xii) in the case of an underwritten offering, use reasonable best efforts to enter into an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable registration statement;

           (xiii) use reasonable best efforts to obtain an opinion from the Company's counsel and a "cold comfort" letter from the Company's independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters in connection with an offering of the nature contemplated by the applicable registration statement;

           (xiv) not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Shares;

           (xv) in connection with any underwritten offering of Registrable Shares having a Market Value on the date of the applicable Demand Request of at least $500 million, provide reasonable assistance to the underwriters in the marketing of such Registrable Shares, including by making reasonably available its employees and personnel and by participating reasonably in road shows; and

           (xvi) use reasonable best efforts to provide to counsel to Parent and to the managing underwriters, if any, no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document.

        (b) In the event that the Company would be required, pursuant to
    Section 5.4(a)(vii)(E) above, to notify Parent or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to the provisions of Section 5.1(b) hereof, as promptly as practicable, prepare and furnish to the Shareholder Group and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent, on behalf of the Shareholder Group, agrees that, upon receipt of any notice from the Company pursuant to
    Section 5.4(a)(vii)(E) hereof, Parent shall, and shall use its reasonable best efforts to cause any sales or placement agent or agents for the Registrable Shares and the underwriters, if any, to forthwith discontinue disposition of the Registrable Shares until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy or to deliver to the Company all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after Parent's receipt of such notice.

        (c) Parent shall furnish to the Company in writing such information regarding the Shareholder Group and its intended method of distribution of the Registrable Shares as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Parent shall notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by Parent to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (d) (i) The members of the Shareholder Group agree not to effect any public sale or distribution of any Registrable Shares, including any sale pursuant to Rule 144 under the Securities Act, and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the 10 days prior to, and during the 60 day period (or such longer period as Parent agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering of the Registrable Shares covered by a registration statement referred to in Section 5.2 to the extent the Shareholder Group's Registrable Shares are being sold thereunder.

           (ii) The Company hereby agrees that if it shall previously have received a request pursuant to Section 5.1 or 5.2 for registration of Registrable Shares in an underwritten offering, and if such previous registration shall not have been withdrawn or abandoned, the Company shall not sell, transfer, or otherwise dispose of, any Common Stock, or any other equity security of the Company or any security convertible into or exchangeable for any equity security of the Company until the earlier of (A) 60 days after the effective date of such registration statement and (B) such time as all of the Registrable Shares covered by such registration statement have been distributed, other than (x) as part of such underwritten offering, (y) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form or (z) in one or more private transactions that would not interfere with the method of distribution contemplated by such registration statement.

        (e) In the case of any registration under Section 5.1 pursuant to an underwritten offering, or in the case of a registration under Section 5.2 if the Company has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such registration shall be subject to the applicable underwriting agreement and no Person may participate in such registration unless such Person agrees to sell such Person's securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to register such Person's Common Stock.

    Section 5.5 REGISTRATION EXPENSES. The members of the Shareholder Group shall bear all agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of their counsel and accountants, in connection with any registration of any Registrable Shares pursuant to

Section 5.1 or 5.2. The Company shall bear all other fees and expenses in connection with any registration statement pursuant to Section 5.1 or 5.2, including all registration and filing fees, all printing costs, and all fees and expenses of counsel and accountants for the Company.

    Section 5.6 INDEMNIFICATION; CONTRIBUTION. (a) The Company shall, and it hereby agrees to, indemnify and hold harmless each member of the Shareholder Group and its respective directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, directors, officers, employees and controlling Persons, if any, in any offering or sale of the Registrable Shares, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, "CLAIMS") to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically Parent or any such underwriter for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; PROVIDED, HOWEVER, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company by the Shareholder Group or any underwriter or representative of the Shareholder Group expressly for use therein, or by the Shareholder Group's failure to furnish the Company, upon request, with the information with respect to the Shareholder Group, or any underwriter or representative of the Shareholder Group, or the Shareholder Group's intended method of distribution, that is the subject of the untrue statement or omission or if the Company shall sustain the burden of proving that the Shareholder Group or such underwriter sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable prospectus (excluding any documents incorporated by reference therein) or of the applicable prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Shareholder Group or such underwriter, and such prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement.

        (b) The members of the Shareholder Group shall, and hereby agree, severally and not jointly, to (i) indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Shares, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Shareholder Group expressly for use therein, and (ii) reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.

        (c) Promptly after receipt by an indemnified party under Section 5.6(a) or Section 5.6(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 5.6(a) or Section 5.6(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED, HOWEVER, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel's fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under
    Section 5.6(a) or Section 5.6(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, does not subject the indemnified party to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

        (d) The members of the Shareholder Group and the Company agree that if, for any reason, the indemnification provisions contemplated by Sections 5.6(a) or 5.6(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of, the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.6(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this
    Section 5.6(d). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.6(c) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

    Section 5.7 PURCHASE RIGHT. (a) Notwithstanding anything to the contrary contained in this Agreement, within five Business Days after receipt by the Company of a Demand Request from Parent, the Company may elect, by delivery of written notice (the "PURCHASE NOTICE") to Parent, on behalf of the Shareholder Group, to purchase all or any of the Demand Shares specified therein (the number of shares elected to be purchased, the "PURCHASE SHARES") at a price per share equal to the Market Value on the date of the Demand Request. Any purchase of the Demand Shares shall be allocated PRO RATA among the members of the Shareholder Group according to each member's portion of the Demand Shares. Any Demand Shares that are not purchased pursuant to this Section 5.7, either because the Company has elected not to purchase any Demand Shares (or fails to make the required election within the relevant time period) or because the Company elects to purchase some but not all of the Demand Shares, shall be subject to the registration obligations of the Company under this Article V. In the event that the Company elects to purchase some but not all of the Demand Shares, Parent, on behalf of the Shareholder Group, may withdraw the Demand Request with respect to the remaining shares, which shall not constitute a Demand Request for the purposes of determining the number of Demand Requests to which the Shareholder Group is entitled under Section 5.1(a).

        (b) Any purchase of Demand Shares by the Company pursuant to this
    Section 5.7 shall be on a mutually determined closing date which shall not be more than 20 Business Days after the Purchase Notice is given. On the closing date, the members of the Shareholder Group shall deliver the shares of Common Stock being sold and documentation satisfactory to the Company evidencing the transfer of such Common Stock. The purchase price shall be paid by wire transfer of immediately available funds to an account or accounts specified by Parent by notice given no less than two Business Days prior to the closing date.

        (c) The Company may assign any of its purchase rights under this
    Section 5.7 to any Subsidiary of the Company without the consent of the Shareholder Group, PROVIDED, HOWEVER, that no such assignment shall relieve the Company of any of its obligations thereunder.

                                   ARTICLE VI
                         EFFECTIVENESS AND TERMINATION

    Section 6.1 EFFECTIVENESS. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to
Section 6.2 hereof.

    Section 6.2 TERMINATION. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate upon the earliest to occur of the following:

        (a) The twentieth anniversary of the Closing; or

        (b) Mutual written agreement of the Company and Parent, on behalf of the Shareholder Group, at any time to terminate this Agreement.

                                  ARTICLE VII
                                 MISCELLANEOUS

    Section 7.1 INJUNCTIVE RELIEF. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

    Section 7.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by Parent and the members of the Shareholder Group and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except as otherwise specifically provided in this Agreement. Except as expressly provided in Sections 4.1(f), 4.2(c) and 5.7(c), neither this Agreement nor any rights or obligations hereunder shall be assignable without the consent of the other party.

    Section 7.3 AMENDMENTS; WAIVER. This Agreement may be amended only by an agreement in writing executed by the parties hereto. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

    Section 7.4 NOTICES. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the U.S. mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by telephone, as follows:

    If to any member of the Shareholder Group:

    Diageo plc
    8 Henrietta Place
    London England W1M9AG
    Attention: Group General Counsel
    Fax: 011-44207-927-4864
    with a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, NY 10004
    Attention: Francis J. Aquila, Esq.
    Fax: (212) 558-3588

    If to the Company:

    General Mills, Inc.
    Number One General Mills Boulevard
    Minneapolis, Minnesota 55426
    Attention: General Counsel
    Fax: (763) 764-3302

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Steven A. Rosenblum, Esq.
    Fax: (212) 403-2000

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

    Section 7.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

    Section 7.6 HEADINGS. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

    Section 7.7 INTEGRATION. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

    Section 7.8 SEVERABILITY. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

    Section 7.9 SHAREHOLDER GROUP REPRESENTATIVE. Parent shall act on behalf of the Shareholder Group to receive notices and take any other actions hereunder.

    Section 7.10 CONSENT TO JURISDICTION. In connection with any suit, claim, action or proceeding arising out of this Agreement, the parties each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in the State of Delaware; Parent and the Company each agree that service in the manner set forth in Section 7.4 hereof shall be valid and sufficient for all purposes; and the parties each agree to, and irrevocably waive any objection based on forum non conveniens or venue to, appear in any United States federal court or state court located in the State of Delaware.

    Section 7.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

                                                       GENERAL MILLS, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       DIAGEO plc

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       GRAMET HOLDINGS CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       [ADD DIAGEO SUBS]

                                                                      APPENDIX C

E V E R C O R E  G R O U P

                                                                   July 16, 2000

Board of Directors
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55440

Members of the Board of Directors;

    You have informed us that General Mills, Inc. ("General Mills" or the "Company"), General Mills North American Businesses, Inc., a wholly owned subsidiary of General Mills ("Merger Sub"), Diageo plc ("Diageo") and The Pillsbury Company, an indirect wholly owned subsidiary of Diageo ("Pillsbury"), propose to enter into an Agreement and Plan of Merger (the "Agreement") which provides for the acquisition by the Company and certain of its subsidiaries of the worldwide food business (other than the fast food business) of Diageo (the "Business"), through (i) the merger of Merger Sub with and into Pillsbury with Pillsbury becoming a wholly owned subsidiary of General Mills (the "Merger") in which all of the shares of common stock, par value $1.00 per share, of Pillsbury shall be converted into the right to receive shares of General Mills Common Stock, par value $0.10 per share ("General Mills Common Stock") and (ii) the purchase by certain subsidiaries of the Company (the "Subsidiary Purchases") of the capital stock and/or assets and liabilities of the Diageo subsidiaries comprising the non-U.S. Business, with an aggregate of 141 million shares of General Mills Common Stock being paid as consideration pursuant to the Merger and Subsidiary Purchases. We understand that at the effective time of the Merger, Pillsbury will have an aggregate indebtedness of $5.142 billion, and that Diageo will pay to General Mills on the first anniversary of the Merger, up to $642 million plus interest, based on the 20-day average trading price of the General Mills Common Stock at such first anniversary, as more fully set forth in the Agreement. The foregoing transactions are collectively referred to as the "Transaction."

    You have asked us whether, in our opinion, the consideration to be paid by General Mills in connection with the Transaction is fair, from a financial point of view, to General Mills.

    In connection with rendering our opinion, we have, among other things:

    (i) Analyzed certain publicly available financial statements and other information relating to General Mills and the Business;

    (ii) Analyzed certain internal financial statements and other non-public financial and operating data concerning General Mills and the Business, including the amount of the new third-party indebtedness to be incurred by Pillsbury prior to and in connection with the Transaction, proceeds of which will be paid to stockholders of Pillsbury and/or affiliates of Diageo;

   (iii) Analyzed certain financial projections concerning General Mills and the Business furnished to us and reviewed for us by the managements of General Mills, Diageo and the Business;

    (iv) Discussed the past and current operation and financial condition and the prospects of the Business with the management of the Business;

    (v) Discussed the past and current operation and financial condition and the prospects of General Mills with the management of General Mills;

    (vi) Compared the valuation of the Business implied by the consideration to be received by stockholders of Pillsbury and the sellers of the subsidiaries comprising the non-U.S. Business,

June 16, 2000
Page 2

         and the financial performance of the Business, to that of certain comparable publicly-traded companies;

   (vii) Reviewed the financial terms, to the extent available, of certain comparable acquisition transactions;

  (viii) Reviewed the relevant historical stock prices of the General Mills Common Stock;

    (ix) Participated in discussions and negotiations among representatives of General Mills, Diageo and their financial and legal advisors;

    (x) Reviewed the Agreement and the related exhibits and schedules in substantially final form and have assumed that the final form of the Agreement will not vary in any manner that is material to our analysis;

    (xi) Reviewed certain financial information concerning cost savings and combination benefits ("Synergies") expected to result from the Transaction that was provided to us or reviewed for us by the managements of General Mills and the Business; and

   (xii) Performed such other analyses and examinations and considered such other factors as we have in our sole judgement deemed appropriate.

    For purposes of our analysis and opinion, we have not assumed responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us for purposes of this opinion. With respect to the financial projections of General Mills and the Business and the underlying analysis concerning the potential Synergies which were furnished to us or reviewed for us by the management of General Mills, we have assumed that they have been reasonably prepared on a basis which reflects the best currently available estimates and good faith judgements of the managements of General Mills and the Business of the future financial performance of General Mills and the Business, and of the expected Synergies. We have further assumed that, in all material respects, such financial projections and Synergies will be realized in the amounts and times indicated thereby. We express no view as to such financial projections or Synergies, or the assumptions upon which they are based. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of General Mills or the Business, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and form of Agreement made available to us as of, the date hereof. Our opinion does not address General Mills' underlying business decision to effect the Transaction nor constitute a recommendation to any General Mills shareholder as to how such holder should vote with respect to the matters to be submitted to such shareholders in connection with the Transaction. Furthermore, we express no opinion as to the price or range of prices at which the shares of General Mills Common Stock will trade subsequent to the announcement or the consummation of the Transaction.

    For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof.

    We have acted as financial advisor to the Board of Directors of General Mills in connection with the Transaction and will receive a fee for our services, including for rendering this opinion, payment of a significant portion of which is contingent upon the consummation of the Transaction. In the past, Evercore Group Inc. and its affiliates have provided financial advisory services to General Mills.

June 16, 2000
Page 3

    It is understood that this letter and the opinion expressed herein is for the information of the Board of Directors of General Mills only and may not be quoted or referred to or relied upon or used for any other purpose without our prior written consent except as we and our affiliates have otherwise agreed with General Mills in writing, provided that we hereby consent to the inclusion in full of the text of this opinion in any document delivered to the stockholders of General Mills in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any employee, creditor or shareholder of General Mills or any other party.

    Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the consideration proposed to be paid by General Mills in connection with the Transaction is fair, from a financial point of view, to General Mills.

                                          Very truly yours,

                                          EVERCORE GROUP INC.

                                          By:  /s/ DAVID G. OFFENSEND
                                               -------------------------
                                               David G. Offensend
                                               VICE CHAIRMAN

                                                                      APPENDIX D

[MERRILL LYNCH LOGO]

                                            WILLIAM D. RIFKIN
                                             Vice Chairman
                                             Investment Banking

                                            Corporate and Institutional
                                            Client Group

                                            World Financial Center
                                            North Tower
                                            New York, New York 10281-1330
                                            212 449 7021

                                            July 16, 2000

Board of Directors
General Mills, Inc.
Number One Geneva Boulevard
Minneapolis, MN 55426

Members of the Board of Directors:

    Diageo plc (the "Parent"), The Pillsbury Company, an indirect wholly owned subsidiary of the Parent (the "Company"), General Mills, Inc. (the "Acquiror") and General Mills North American Businesses, Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, to be dated as of July 16, 2000 (the "Merger Agreement"), pursuant to which (a) the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which all of the outstanding shares of the Company's common stock, par value $1.00 per share (the "Company Shares"), will be converted into the right to receive shares of the common stock of the Acquiror, par value $.10 per share (the "Acquiror Shares"), and (b) certain purchase agreements will be entered into by certain affiliates of the Acquiror (the "Acquiror Affiliates") and certain affiliates of the Parent providing for the acquisition by the Acquiror Affiliates of all of the outstanding shares of capital stock of certain subsidiaries of the Parent (the "Subsidiaries") and/or the assets and liabilities of the Subsidiaries (collectively, the "Subsidiary Purchases" and, together with the Merger, the "Transaction"), with an aggregate of 141 million Acquiror Shares being paid pursuant to the Transaction. The Agreement also contemplates that, prior to the consummation of the Transaction, the Company will incur new third-party indebtedness in an amount specified in the Agreement and pay the proceeds therefrom to one or more affiliates of the Parent. The consideration proposed to be paid by the Acquiror pursuant to the Merger and by the Acquiror Affiliates pursuant to the Subsidiary Purchases, taken as a whole, shall consist of the Acquiror Shares to be issued upon conversion of the Company Shares and pursuant to the Subsidiary Purchases, as adjusted pursuant to Sections 2.13, 2.14 and 9.4(d) of the Merger Agreement.

    You have asked us whether, in our opinion, the consideration to be paid by the Acquiror pursuant to the Merger and by the Acquiror Affiliates pursuant to the Subsidiary Purchases, taken as a whole, is fair from a financial point of view to the Acquiror.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Parent's food business, other than the fast food business (the "Acquired Business"), and the Acquiror that we deemed to be relevant;

Board of Directors
July 16, 2000
Page 2

    (2) Reviewed certain information, including financial forecasts, relating to the earnings, cash flow, assets, liabilities and prospects of the Acquired Business and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Acquiror;

    (3) Participated in discussions with members of senior management and representatives of the Parent, the Acquired Business and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects;

    (4) Reviewed the market prices and valuation multiples for the Acquiror Shares and the equity securities of companies with businesses that we deemed to be comparable to the Acquired Business;

    (5) Reviewed the results of operations of the Acquired Business and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Reviewed the potential pro forma impact of the Transaction;

    (8) Reviewed a draft dated July 16, 2000 of the Merger Agreement;

    (9) Reviewed a draft dated July 15, 2000 of the Stockholders Agreement (the "Stockholders Agreement"), proposed to be entered into among the Acquiror, the Parent and certain subsidiaries of the Parent and relating to the Merger Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquired Business or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquired Business or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's management as to the expected future financial performance of the Acquired Business or the Acquiror, as the case may be, and the Expected Synergies. We have also assumed that the final form of each of the Merger Agreement and the Stockholders Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed in excess of the commitments of the Acquiror set forth in Section 5.2 of the Merger Agreement. We have also assumed that none of the payments contemplated by Section 9.4(d) of the Merger Agreement will be required to be made.

Board of Directors
July 16, 2000
Page 3

    We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing services, as a prospective underwriter, to the Parent and/or its affiliates in connection with certain prospective public offerings of debt and equity securities, and have, in the past, provided financial advisory and financing services to the Acquiror and the Parent and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Parent, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Transaction.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by the Acquiror pursuant to the Merger and by the Acquiror Affiliates pursuant to the Subsidiary Purchases, taken as a whole, is fair from a financial point of view to the Acquiror.

                                          Very truly yours,
                                          /s/ Merrill Lynch, Pierce, Fenner &
                                          Smith Incorporated
                                          --------------------------------------
                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                            [FORM OF PROXY CARD]


                            [GENERAL MILLS LOGO]

                             GENERAL MILLS, INC.

                       SPECIAL MEETING OF STOCKHOLDERS

                               DECEMBER 8, 2000
                            8:00 A.M. (LOCAL TIME)

                                  THE GRAND HOTEL
                             615 SECOND AVENUE SOUTH
                                 MINNEAPOLIS, MN








                             GENERAL MILLS, INC.

[LOGO]                                                                   SPECIAL
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS    MEETING
                                                                         PROXY


I appoint Stephen W. Sanger, Stephen R. Demeritt and Raymond G. Viault, together and separately, as proxies to vote all shares of common stock which I have power to vote at the special meeting of stockholders to be held on December 8, 2000 at Minneapolis, Minnesota, and at any adjournment thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

            (continued, and to be signed and dated on reverse side)

                                                     ---------------------------
                                                     COMPANY #
                                                     CONTROL #
                                                     ---------------------------

                   THERE ARE THREE WAYS TO VOTE YOUR PROXY

         VOTE BY PHONE                    VOTE VIA INTERNET
         1-800-240-6326                   http://www.eproxy.com/gis/          VOTE BY MAIL
                                          -----------
Use any touch-tone telephone to     Use the Internet to vote your      Mark, sign and date your proxy
vote your proxy 24 hours a day,     proxy 24 hours a day, 7 days a     card and return it in the postage-
7 days a week. Have your proxy      week. Have your proxy card in      paid envelope we have provided.
card in hand when you call. You     hand when you access the web
will be prompted to enter your 3-   site. You will be prompted to
digit company number and a 7-digit  enter your 3-digit company number
control number, which are located   and a 7-digit control number,
above, and then follow the simple   which are located above, to create
instructions.                       an electronic ballot.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. The deadline for telephone or Internet voting is noon EST, Thursday, December 7, 2000.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                                Please detach here
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           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

1.     To approve the issuance of shares of General Mills               |_|  For     |_|  Against      |_|  Abstain
       common stock to subsidiaries of Diageo plc under the
       Agreement and Plan of Merger, dated as of July 16, 2000,
       among General Mills, General Mills North American
       Businesses, Inc., Diageo and The Pillsbury Company.

2.     To approve an amendment to the Restated Certificate              |_|  For     |_|  Against      |_|  Abstain
       of Incorporation of General Mills to eliminate Article V.

3. Transact such other business as may properly come before the special meeting or any adjournment.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEMS 1 AND 2.


Address Change? Mark Box   |_|    Dated
                                        ---------------------------------------
Indicate changes below:

                                        ---------------------------------------
                                        |                                     |
                                        |                                     |
                                        |                                     |
                                        |                                     |
                                        ---------------------------------------
                                         Signature(s) of Stockholder(s) in Box

                                         PLEASE SIGN exactly as name appears at
                                         left. Joint owners should each sign.
                                         Executors, administrators, trustees,
                                         etc. should so indicate when signing.
                                         If signer is a corporation, please sign
                                         full name by duly authorized officer.

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